As filed with the Securities and Exchange Commission on February 14, 2012
Registration No. 333-176293

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

PEMBROOK REALTY CAPITAL LLC
(Exact Name of Registrant as Specified in Governing Instruments)

767 Third Avenue, 18th Floor
New York, NY 10017
(646) 388-5906
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stuart J. Boesky
Chief Executive Officer
767 Third Avenue, 18th Floor
New York, NY 10017
(646) 388-5906
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael L. Lehr, Esq.
Dianne Coady Fisher, Esq.
Jason T. Simon, Esq.
Greenberg Traurig, LLP
2700 Two Commerce Square
2001 Market Street
Philadelphia, PA 19103
Phone: (215) 988-7800
Facsimile: (215) 988-7801	Edward F. Petrosky, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 7th Avenue New York, NY 10019 Phone: (212) 839-5300 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed Maximum
	Aggregate	Amount of
Title of Securities	Offering	Registration
Being Registered	Price (1)(2)	Fee (1)
Common Shares Representing Limited Liability Company Interests, no par value	$100,000,000	$11,610(3)

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Includes the offering price of common shares that may be purchased by the underwriters upon exercise of their overallotment option.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 14, 2012
Pembrook Realty Capital LLC

          Common Shares

Pembrook Realty Capital LLC is a newly formed Delaware limited liability company that will focus primarily on investing in target assets on both a taxable and U.S. federally tax-exempt basis. Our target assets include taxable commercial real estate investments, such as commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and preferred equity issued by entities that own commercial real estate, as well as U.S. federally tax-exempt multifamily mortgage revenue bonds. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets. As of September 30, 2011, these assets consisted of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months.

We will be externally managed and advised by Pembrook Realty Capital Management LLC, or our Manager. Our Manager is an affiliate of Pembrook Capital Management, LLC, a private real estate investment firm that provides financing solutions to commercial real estate participants. The Pembrook Capital Management, LLC team that was primarily responsible for sourcing, underwriting, acquiring (through direct origination and secondary market opportunities), arranging for the financing of and managing our initial assets prior to this offering will be responsible, on behalf of our Manager, for performing similar functions for us in the future.

As a result of our formation transactions, each of the investors that is an owner of common or preferred interests in Pembrook Community Investors LLC (“PCI I”) or PCI Investors Fund II LLC (“PCI II,” and together with PCI I, the “Pembrook Funds”), including certain affiliates and related parties of Pembrook Capital Management, LLC, will exchange all of their interests in the Pembrook Funds for an aggregate of        of our common shares and           of our preferred shares. Each of the Pembrook Funds is advised by an affiliate of Pembrook Capital Management, LLC and will be merged into our company through our formation transactions.

This is our initial public offering and no public market currently exists for our common shares. We currently expect that the initial public offering price will be between $      and $      per share. We are offering common shares, as described in this prospectus. We intend to apply to list our common shares on the New York Stock Exchange (“NYSE”) under the symbol “PRC.”

We intend to be treated as a partnership for U.S. federal income tax purposes; accordingly, we do not expect to be subject to U.S. federal income tax. Instead, our common shareholders will be required to take into account their allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of various risks you should consider in evaluating an investment in our common shares.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Pembrook Realty Capital LLC	$	$

The underwriters may purchase up to an additional           common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities or other commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common shares will be ready for delivery on or about          , 2012.

Deutsche Bank Securities

The date of this prospectus is          , 2012

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common shares. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus, including our historical and pro forma financial statements and related notes.

Except where the context suggests otherwise, the terms “our company,” “we,” “us” and “our” refer to Pembrook Realty Capital LLC, a newly formed Delaware limited liability company, together with its consolidated subsidiaries; “our Manager” refers to Pembrook Realty Capital Management LLC, a Delaware limited liability company, our external manager; “Pembrook Capital” refers to Pembrook Capital Management, LLC, together with its affiliates, including our Manager, but excluding us; “our predecessor” collectively refers to Pembrook Community Investors LLC, or PCI I, and PCI Investors Fund II LLC, or PCI II, and together with PCI I, the “Pembrook Funds;” and “our initial assets” and “our initial portfolio” refer to the 16 investments owned by the Pembrook Funds that we will acquire in connection with our formation transactions.

Unless indicated otherwise, the information in this prospectus assumes (1) our common shares to be sold in this offering are sold at $      per share, which is the mid-point of the price range set forth on the cover page of this prospectus, (2) the completion of our formation transactions described in this prospectus concurrently with the completion of this offering and (3) the underwriters do not exercise their overallotment option to purchase up to an additional          common shares.

Our Company

Our company is a newly formed Delaware limited liability company that will focus primarily on investing in target assets on both a taxable and U.S. federally tax-exempt basis. Our target assets include taxable commercial real estate investments, such as commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and preferred equity issued by entities that own commercial real estate, as well as U.S. federally tax-exempt multifamily mortgage revenue bonds. For a description of our target assets, see “—Our Target Assets” below. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets currently owned by the Pembrook Funds. As of September 30, 2011, these assets consisted of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months. “Yield to maturity” refers to the rate of return anticipated on a bond or other investment if it is held until its stated maturity date (assuming no prepayments), taking into account the current fair value, par value, coupon interest rate and time to maturity; “weighted average yield to maturity” means the weighted average of the yield to maturity of all assets as of the applicable date, using as a weighting factor for each asset the ratio of the outstanding balance of that asset to the aggregate outstanding balance of all assets as of that date; and “weighted average maturity” means the weighted average of the stated maturity dates of all assets as of the applicable date, using the same weighting factor as in the calculation of weighted average yield to maturity. The information regarding our initial portfolio is as of September 30, 2011, and does not reflect the fair value and other information regarding the assets in our initial portfolio as of the completion of this offering and our formation transactions. In particular, the yield to maturity of the assets in our initial portfolio will be determined at the completion of our formation transactions, based on the fair value of the assets at that time.

We will be externally managed and advised by Pembrook Realty Capital Management LLC, or our Manager, pursuant to the terms of a management agreement between us and our

Manager. Our Manager is an affiliate of Pembrook Capital, a private real estate investment firm that provides financing solutions to commercial real estate participants. Through an origination and advisory agreement between our Manager and Pembrook Capital Management, LLC, our Manager will be able to draw upon the experience and expertise of Pembrook Capital’s management team. The Pembrook Capital team that was primarily responsible for sourcing, underwriting, acquiring (through direct origination and secondary market opportunities), arranging for the financing of and managing our initial assets prior to this offering will be responsible, on behalf of our Manager, for performing similar functions for us in the future.

Pembrook Capital was formed in 2006 by Stuart Boesky, our Chairman and Chief Executive Officer, with additional financial sponsorship from an affiliate of Mariner Partners, Inc., or collectively Mariner Partners, an alternative asset management firm. Mr. Boesky has more than 32 years of experience in the commercial real estate industry, including 17 years as a former principal of Related Capital Company, eight years as Chief Executive Officer of Centerline Holding Company, or Centerline, which was formerly known as Charter Municipal Mortgage Acceptance Company, and more than six years as Chief Executive Officer of American Mortgage Acceptance Company, or AMAC, a real estate investment trust that specialized in commercial real estate finance. During Mr. Boesky’s tenure as Chief Executive Officer of Centerline from October 1997 to November 2005, Centerline generated a compound annual total pre-tax return to shareholders (including share price appreciation and distributions) of approximately 16.9%. By comparison, the National Association of Real Estate Investment Trusts, or NAREIT, index of equity REITs, the Standard & Poor’s S&P 500 Index and the Standard & Poor’s S&P SmallCap 600 Index had compound annual total pre-tax returns of approximately 12.0%, 5.5% and 9.7%, respectively, for the same period. At the time of Mr. Boesky’s departure from Centerline in November 2005, Centerline had approximately $19 billion of taxable and U.S. federally tax-exempt commercial real estate assets under management. During Mr. Boesky’s tenure as Chief Executive Officer of AMAC from July 1999 to November 2005, AMAC generated a compound annual total pre-tax return to shareholders (including share price appreciation and distributions) of approximately 17.4%.

Pembrook Capital has 13 experienced investment professionals located in New York, Boston and Los Angeles. Members of the Pembrook Capital management team have significant experience and expertise in the major classes of commercial real estate, including multifamily, retail, office (including medical office buildings), hospitality and student housing. Through the Pembrook Funds, Pembrook Capital invests at various levels of the capital structure (including senior debt, mezzanine debt and preferred equity) of entities holding various types of commercial real estate and has employed investment strategies similar to those that we intend to employ in the future. Since 2007, Pembrook Capital has sourced and reviewed over $9 billion of commercial real estate investment opportunities, resulting in the acquisition by the Pembrook Funds of 31 investments with an aggregate purchase price of approximately $390.6 million, of which the 19 investments that had not been subsequently disposed of as of September 30, 2011 (including three assets in which both Pembrook Funds invested) will be acquired by us in our formation transactions, as described under “—Our Structure and Formation” below.

•	PCI I commenced operations in March 2007. As of September 30, 2011, PCI I had made 21 investments with an aggregate purchase price of approximately $290.1 million, of which 11 investments with an aggregate fair value of approximately $122.6 million remained outstanding as of September 30, 2011. As of September 30, 2011, PCI I had approximately $34.6 million of outstanding indebtedness. From inception through September 30, 2011, PCI I generated an average annualized return to holders of common interests (net of fees) of approximately 9.0%.

•	PCI II commenced operations in January 2010. As of September 30, 2011, PCI II had made ten investments with an aggregate purchase price of approximately $100.5 million, of which eight investments with an aggregate fair value of approximately $82.3 million remained outstanding as of September 30, 2011. As of September 30, 2011, PCI II had approximately $11.0 million of outstanding indebtedness. From inception through September 30, 2011, PCI II generated an average annualized return to holders of common interests (net of fees) of approximately 10.1%.

The performance information for each of the Pembrook Funds represents each fund’s past performance. Past performance does not guarantee future results, and it may not be indicative of the future performance of our company.

In addition to common interests, the Pembrook Funds have issued three classes of perpetual preferred interests with an aggregate liquidation preference of approximately $99.0 million that are entitled to receive cumulative distributions at an effective annual floating rate equal to the three-month London interbank offered rate (“LIBOR”) plus a weighted average spread of 2.72%. Upon completion of our formation transactions, the common and preferred interests in the Pembrook Funds will be converted into common shares and three series of preferred shares, respectively, in our company. Currently, Pembrook Capital is paid an annual management fee by PCI I and PCI II equal to 2.0% and 1.5%, respectively, of the balance of the capital accounts of members holding common or preferred interests in the Pembrook Funds. In addition, Pembrook Capital is entitled to receive an annual incentive allocation equal to 20% of any capital appreciation attributable to the common interests of PCI I, subject to a “high water mark” (meaning that any capital losses from prior years must be recovered before the incentive allocation is payable), and 20% of any realized capital appreciation attributable to the common interests of PCI II, subject to a cumulative preferred return to the common interests of 8%. Pursuant to the management agreement, we will pay our manager a base management fee equal to     % of our shareholders’ equity per annum, which is lower than the base management fees currently paid to Pembrook Capital by the Pembrook Funds combined. In addition, our Manager will be entitled to receive an incentive fee only if a specified return is achieved, whereas Pembrook Capital is entitled to receive an annual incentive allocation with respect to any capital appreciation attributable to the common interests of PCI I, subject only to a “high water mark.” See “—Management Agreement” below for a discussion of the fees that will be payable under the management agreement.

Our investment objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through quarterly distributions (a portion of which we expect will be excluded from gross income for U.S. federal income tax purposes) and, secondarily, through capital appreciation. We intend to achieve this objective by growing our initial portfolio through the selective acquisition of target assets designed to produce attractive returns across a variety of market conditions and economic cycles. When investing our capital, we will focus on the relative value of the various types of investments included within our target assets. We will also seek to capitalize on Pembrook Capital’s relationships within the commercial real estate industry and ability to source, analyze and originate financing for segments of the commercial real estate industry that we believe are underserved in the current credit market and capabilities for originating investments that generate taxable and U.S. federally tax-exempt income. Based on prevailing market conditions, our current expectation is that we will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income and approximately 50% to acquire target assets that produce income that is excludable from gross income for U.S. federal income tax purposes. However, the actual composition of the assets that we acquire with the net proceeds from this offering will depend upon prevailing market conditions at the time such net proceeds are invested.

We will commence investment operations upon completion of this offering. We intend to be treated as a partnership for U.S. federal income tax purposes. Partnerships are treated as pass-through entities for purposes of U.S. federal income taxation, and accordingly we do not expect to be subject to U.S. federal income taxation. Instead, our common shareholders will be required to take into account their allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We also intend to operate our business in a manner that will exempt us from registration under the Investment Company Act of 1940, or the Investment Company Act.

Our Manager and Pembrook Capital

We will be externally managed and advised by our Manager. We expect to benefit from the relationships and experience of our Manager’s executive team and Pembrook Capital’s management team. Pursuant to the terms of a management agreement between our Manager and us, our Manager will provide us with our management team and appropriate support personnel. Pursuant to an origination and advisory agreement between our Manager and Pembrook Capital Management, LLC, our Manager will have access to the personnel and resources of Pembrook Capital necessary for the implementation and execution of our business strategy.

Our Chief Executive Officer and our other officers (other than          , our Chief Financial Officer) are executives of Pembrook Capital. We do not expect to have any employees other than our Chief Financial Officer. Pembrook Capital is not obligated to dedicate any of its executives or other personnel exclusively to us. In addition, none of Pembrook Capital, its executives or other personnel, including our executive officers supplied to us by Pembrook Capital, is obligated to dedicate any specific portion of its or their time to our business. Our Manager will at all times be subject to the supervision and oversight of our Board of Managers and has only such functions and authority as we delegate to it in the management agreement.

Pembrook Capital Management, LLC is a privately owned private equity firm controlled by Stuart Boesky. Pembrook Capital Management, LLC was founded in 2006 as a joint venture between Mr. Boesky and an affiliate of Mariner Partners to capitalize on Mr. Boesky’s 32 years of commercial real estate experience, including 17 years as a former principal of Related Capital Company and eight years as Chief Executive Officer of Centerline. During his career at Related Capital Company, Mr. Boesky was responsible for launching and directing the investment and management activities of a series of privately and publicly-owned entities that focused on investments that included, but were not limited to, our target assets. During his eight year tenure at Centerline from October 1997 to November 2005, Mr. Boesky oversaw the growth and transformation of Centerline from a tax-exempt multifamily construction and permanent portfolio lender to a full service commercial real estate financial services firm. At the time of his departure in 2005, Centerline was originating and acquiring approximately $4 billion of commercial real estate debt and equity assets annually. The majority of the assets that Centerline originated during Mr. Boesky’s tenure are similar to our target assets. Centerline had approximately $19 billion of assets under management as of September 30, 2005, just prior to Mr. Boesky’s departure.

Market Opportunities

We believe that the next several years will offer significant opportunities to invest in our target assets and participate in the ongoing recapitalization of the commercial real estate industry, due to a limited amount of capital available for investment in commercial real estate debt, a significant need to refinance maturing or defaulted debt and attractive fundamentals in the multifamily rental housing market.

We believe, based on data compiled by the Mortgage Bankers Association for the third quarter of 2011, that many investors that historically supplied capital to the commercial real estate industry, such as banks, finance companies and private investment funds, have failed to return to the market for investment in commercial real estate following the severe decline in such investment that began in 2008. Furthermore, we believe the current sentiment among many commercial banks, as indicated by The Federal Reserve Board October 2011 Senior Loan Officer Opinion Survey on Bank Lending Practices, suggests that tight lending standards for commercial estate will likely continue. In addition, many private firms that traditionally invested in, or provided credit enhancement supporting the issuance of, federally tax-exempt multifamily mortgage revenue bonds are no longer active. In particular, we believe that uncertainty regarding the commercial real estate market, the reduced size of the securitization market, increased regulation (such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the ““Dodd-Frank Act”) and the financial challenges faced by many real estate investors who are addressing legacy investment issues created by the recessionary environment over the last several years have resulted in a shortage of capital available to invest in commercial real estate. Additionally, under the Dodd-Frank Act and the Basel II international finance accord (as well as the proposed Basel III accord), many regulated investors, such as banks and insurance companies, face more stringent capital requirements to support non-investment grade investments and have new limitations on their ability to engage in certain types of principal investing. Accordingly, we believe that the experience and expertise of Pembrook Capital’s management team in originating investments across the major commercial real estate classes will allow us to take advantage of a variety of potential market opportunities throughout the United States.

We expect that investing in new taxable and tax-exempt loans issued to refinance outstanding loans will be a significant component of our investment strategy, and that we will be able to acquire investments with attractive risk-adjusted yields and prudent underwriting standards that finance high-quality properties for experienced owners and developers.

Summary Risk Factors

An investment in our common shares involves risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 26 of this prospectus before making a decision to invest in our common shares. If any of these risks are realized, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make or sustain distributions to our shareholders, could be materially and adversely affected. In that case, the market price of our common shares could decline, and you may lose some or all of your investment.

•	We are dependent on Pembrook Capital, including our Manager, and its key personnel, especially Mr. Boesky, who provide services to us through the management agreement and the origination and advisory agreement, and we may not find a suitable replacement for our Manager and/or Pembrook Capital if the management agreement and/or the origination and advisory agreement are terminated, or for these key personnel if they leave Pembrook Capital or otherwise become unavailable to us. Neither our Manager nor Pembrook Capital is required to make available any particular individual to us.

•	There are various conflicts of interest in our relationship with Pembrook Capital, including our Manager, which could result in investment and other decisions that are not in the best interests of our shareholders.

•	The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	The incentive fee payable to our Manager under the management agreement is payable quarterly and is based on our Core Earnings (as defined herein) and, therefore, may cause our Manager to select riskier investments to increase its incentive compensation.

•	Our Board of Managers will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

•	Although we will own our initial assets because of our mergers with the Pembrook Funds, we have no prior independent operating history and may not be able to operate our business successfully or implement our investment strategies and guidelines and may encounter difficulty successfully complying with U.S. tax rules and other regulatory requirements, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and NYSE rules, that will be applicable to us as a public company.

•	Our public accounting firm recently identified material weaknesses in our predecessor’s internal control over financial reporting. If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected and the market price of our common shares could be negatively and substantially impacted.

•	Our Board of Managers may generally change our investment strategies or guidelines, financing strategy or leverage or other policies without shareholder approval (other than the provision in our operating agreement that the aggregate liquidation preference of all of our outstanding preferred shares will not exceed the total book value of our outstanding common shares at the time of issuance of any preferred shares).

•	Although we will own our initial assets because of our mergers with the Pembrook Funds, we have not yet identified any specific new investments for our portfolio and, therefore, we may allocate the net proceeds from this offering to investments with which you may not agree.

•	If our Manager overestimates the yields or incorrectly prices the risks of our investments, we may experience losses.

•	In addition to the indebtedness we will acquire in connection with our formation transactions, we intend to incur additional debt in the future, which will subject us to increased risk of loss and may reduce cash available for distribution to our shareholders, and our governing documents contain no limitation on the amount of debt we may incur.

•	Interest rate fluctuations could significantly harm our results of operations and cash flows and the market value of our investments.

•	Hedging against interest rate exposure may fail to protect or could adversely affect us.

•	Maintenance of our exemption from registration under the Investment Company Act imposes significant limits on our operations.

•	Our failure to be treated as a publicly traded limited liability company taxed as a partnership would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the cash available for distribution to our shareholders.

Our Competitive Strengths

Substantial Underwriting, Origination and Asset Management Experience, Expertise and Adaptability

We expect to benefit from the substantial experience of Pembrook Capital’s management team. Led by Stuart Boesky, our Chairman and Chief Executive Officer, five members of Pembrook Capital’s management team have worked or collaborated together for over ten years. Our Manager will provide us with access to origination, underwriting and asset management expertise that has been gained and developed over multiple real estate cycles. Pembrook Capital’s management team has successfully underwritten, originated, arranged financing for and managed various types of commercial real estate investments relating to the major classes of commercial real estate throughout a variety of interest rate, economic and credit environments.

Broad Base of Industry Relationships

Members of Pembrook Capital’s management team have actively invested in numerous types of real estate investments in the major commercial real estate classes over many years and have numerous long-standing relationships with developers and owners of commercial real estate, the real estate brokerage community, real estate service providers, and major commercial and investment banks, as well as federal, state and local governmental agencies, including Fannie Mae, Freddie Mac, the Department of Housing and Urban Development, or HUD, and the Federal Housing Administration, or FHA. We believe that these relationships will support the origination, management and financing activities undertaken by our Manager on our behalf.

Leaders in Federally Tax-Exempt Multifamily Mortgage Revenue Bonds

Our target assets include federally tax-exempt multifamily mortgage revenue bonds that finance the acquisition, construction or improvement of multifamily rental apartments. Members of Pembrook Capital’s management team have extensive experience in the federally tax-exempt multifamily mortgage revenue bond industry and have played leadership roles in the industry over the last two decades. From 1997 to 2006, members of Pembrook Capital’s management team, while at Centerline, originated and acquired approximately $2.9 billion of federally tax-exempt multifamily mortgage revenue bonds secured by approximately 400 properties, containing approximately 60,000 units of multifamily rental housing.

Diverse, Yield-Generating Initial Portfolio

Upon completion of our formation transactions and this offering, we will own a yield-generating initial portfolio consisting of 16 assets, including first mortgage loans, which are mortgage loans secured by a first lien position on the underlying property, bridge loans, mezzanine loans, preferred equity and other commercial real estate finance instruments. The terms of most of our assets do not permit prepayment by borrowers; those assets that do allow for prepayment are subject to yield maintenance protections. As of September 30, 2011, these assets had an aggregate outstanding principal amount of $206.8 million, a fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3%, a weighted average loan-to-value ratio, or LTV ratio, at the time of loan origination of approximately 70.6% (excluding investments not directly secured by real estate), and a weighted average maturity of approximately 20.9 months. “Loan-to-value ratio” refers to the ratio as of its origination date of the principal amount of a mortgage or other loan secured by real estate to the value of the underlying property, and “weighted average loan-to-value ratio” means the weighted average of the LTV ratio for each of our mortgages and other secured loans as of their respective origination dates, using as a weighting factor for each mortgage or other secured loan the ratio of the principal amount of that mortgage or other secured loan to the aggregate of all such mortgages and other secured loans as of a specific date.

Favorable Capital Structure and Strong Balance Sheet

Upon completion of this offering and our formation transactions, we will have approximately $45.6 million of long-term indebtedness outstanding, representing approximately 0.23 times our total book value as of September 30, 2011. In addition, we will have perpetual preferred shares outstanding with an aggregate liquidation preference of $99.0 million. Our preferred shares will pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%, will not be mandatorily redeemable at any time and will remain outstanding indefinitely unless redeemed or otherwise purchased by us at our election. In addition, our Board of Managers has adopted a policy limiting the amount of our outstanding indebtedness to not more than two times the total book value of our outstanding equity (including our perpetual preferred shares); however, our actual indebtedness at any given time will vary.

Alignment of Our Manager’s Interests

In connection with our formation transactions, certain affiliates and related parties of Pembrook Capital will receive an aggregate of           of our common shares upon the exchange of their membership interests in the Pembrook Funds. Pembrook Capital and each other party receiving common shares in connection with our formation transactions will agree not to sell or otherwise transfer any of our common shares, subject to certain exceptions, for a period of 365 days after the date of this prospectus (subject to extension under certain circumstances), without the prior written consent of Deutsche Bank Securities Inc., or Deutsche Bank. In addition, upon completion of this offering, we will grant our Manager           restricted units exchangeable for our common shares upon vesting on a quarterly basis over a three-year period on a one-for-one basis. Upon completion of our formation transactions and this offering, Pembrook Capital, including our Manager, and certain of its affiliates and employees will beneficially own approximately     % of our common shares on a fully diluted basis, assuming vesting of all restricted units.

Our Investment Strategies

Our investment objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through quarterly distributions (a portion of which we expect will be excluded from gross income for U.S. federal income tax purposes) and, secondarily, through capital appreciation, by investing in our target assets. Our investment strategies may include, without limitation, the following:

•	originating and acquiring whole mortgage loans, bridge loans, mezzanine loans and preferred equity;

•	originating and acquiring federally tax-exempt multifamily mortgage revenue bonds issued to finance the acquisition, improvement or construction of multifamily rental apartments;

•	utilizing the asset level underwriting experience and market knowledge of Pembrook Capital’s management team to purchase assets at prices that we believe represent a discount to their realizable value;

•	investing in assets secured by properties, especially those located in markets with high barriers to entry, such as high density urban locations, and/or markets with projected job growth and favorable supply and demand characteristics; and

•	structuring investments with appropriate amounts of leverage that reflects the risk of the underlying asset’s cash flows, and attempting to match the rate and maturity of the financing with that of the investment itself.

Our Target Assets

We intend to invest primarily in mortgage loans and other debt instruments secured by commercial real estate located in the United States that are either originated by Pembrook Capital or purchased in the secondary market. We will seek to invest in assets where we believe that the value of the underlying real estate collateral exceeds the amount of our investment in the asset. We may invest in performing and non-performing assets, and, on a select basis, we may invest in assets with the goal of acquiring the underlying property. We will seek to invest in assets secured by types of commercial real estate with which Pembrook Capital’s management team has experience and that are located in markets that our Manager believes have favorable real estate fundamentals. We may also invest in preferred equity issued by entities that own commercial real estate.

Based on prevailing market conditions, our current expectation is that we will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income, such as first mortgage loans, bridge loans, mezzanine loans and preferred equity issued by entities that own commercial real estate, and approximately 50% to acquire federally tax-exempt multifamily mortgage revenue bonds, issued to acquire, construct or improve multifamily rental apartments, which produce income that is excludable from gross income for U.S. federal income tax purposes and will primarily not be an item of tax preference for purposes of the alternative minimum tax. However, there is no assurance that upon the completion of this offering we will not allocate the net proceeds in a different manner among our target assets. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments.

Our target assets will include the following types of instruments, which we refer to collectively as our “target assets”:

Taxable Commercial Loans, Other Commercial Real Estate Debt Investments and Preferred Equity

•	Whole mortgage loans: Loans that are secured by first mortgage liens on commercial real estate with maturities of generally three to ten years. Typically, these loans provide financing to commercial property developers and owners. Some whole mortgage loans are “participating,” and bear a stated rate of interest and entitle the holder to receive a percentage of the underlying property’s cash flow and/or a portion of any remaining sale or refinancing proceeds after payment of indebtedness.

•	Bridge loans: Loans that are secured by first mortgage liens on commercial real estate with maturities generally shorter than three years. Typically, these loans provide interim financing for the acquisition or repositioning of real estate, and the expectation is that they will be repaid with the proceeds from a conventional mortgage loan or other financing source.

•	B-Notes: Loans that are typically secured by a first mortgage lien on a commercial real estate asset or a group of related properties and subordinated to an A-Note that is secured by the same first mortgage lien on the same collateral. The subordination of the B-Note is typically accomplished through an inter-creditor agreement among the holders of the A-Notes and B-Notes.

•	Mezzanine loans: Loans that are typically made to a borrower and secured by a pledge of the borrower’s ownership interest in the property and/or the property-owning entity. Mezzanine loans are subordinate to mortgage loans secured by first or second mortgage liens on the property and are senior to the borrower’s equity in the property.

•	Construction or rehabilitation loans: Loans that are secured by first mortgage liens on commercial real estate with maturities of generally one to two years for the construction or rehabilitation of a property.

•	CMBS: CMBS are debt instruments secured by a mortgage loan on a single property or a pool of mortgage loans. We may invest in senior or subordinated CMBS. We may invest in investment grade and non-investment grade CMBS, as well as unrated CMBS.

•	Preferred equity: Preferred equity interests issued by entities that own commercial real estate that are junior to debt secured by the real estate or a pledge of the ownership interests of either the entity owning the property or the ownership interests of the entity that owns the interest in the entity owning the property (including mezzanine loans) but senior to common equity interests. In general, preferred equity interests, while having payment positions similar to subordinate debt, contain covenants and voting and control rights to protect their preferred equity status.

Federally Tax-Exempt Multifamily Mortgage Revenue Bonds

Federally tax-exempt multifamily mortgage revenue bonds, or revenue bonds, are bonds that are secured by first mortgage liens on multifamily rental apartments with maturities of generally three to 15 years. These bonds are typically issued by HFAs to finance the acquisition, improvement or construction of multifamily rental apartments, and the interest payments to investors may be excluded from gross income for U.S. federal income tax purposes and are not items of tax preference for purposes of the federal alternative minimum tax. However, these bonds are not an obligation of any state or local government, agency or authority, and no state or local government, agency or authority is obligated to make any payment of principal or interest due on such bonds, nor is the taxing power of any state or local government pledged to secure the payment of principal or interest on such bonds. Each federally tax-exempt multifamily mortgage revenue bond, however, is generally secured by a first mortgage on all real and personal property included in the related property and an assignment of rents, and has limited recourse to the borrowers themselves. Interest payable on federally tax-exempt multifamily mortgage revenue bonds may bear interest at a fixed or floating rate and, in some instances, provide for the payment of additional contingent interest that is payable solely from available net cash flow generated by the financed property or the proceeds from any sale or refinancing of such property.

For a more detailed description of our target assets, see “Business-Our Target Assets” below.

Our Financing Strategy

We plan to finance our investments using diverse sources, including commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, equity and debt issuances (including issuances of common shares and perpetual preferred shares), repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements, in each case to the extent available to us. “Securitization” is the creation of a financial instrument collateralized by underlying financial assets that is marketed in one or more classes to investors. A “total return swap” is a financial transaction in which one party agrees to make payments to a counterparty based on a set rate, which may be fixed or variable, and the counterparty agrees to make payments to that party based on the total return of a specified asset. “Match term financing” refers to financing, typically supplied by commercial banks, in which the maturities, interest rate indices and re-pricing dates of the financing are matched with those of the asset being financed. “Warehouse facilities” are typically loans made to borrowers to acquire securities, which are then pledged to the warehouse lender as collateral.

We intend to finance a portion of our federally tax-exempt multifamily mortgage revenue bond investments through tax-exempt portfolio financing programs that are currently provided by government-sponsored enterprises and certain banks. Through these programs, we intend to seek non-recourse financing that is predominately match funded with the financed assets and offers limited or no mark-to-market risk, such that changes in the market value of the financed assets due to changes in the credit markets will not result in margin calls for additional collateral or put rights on the part of the party providing the financing. However, we intend to use alternative forms of financing, which may be on less advantageous terms, until such time as we accumulate a sufficient amount, diversification and type of investments to execute a portfolio financing. These alternative forms of financing may include securities lending arrangements and total return swaps, which generate taxable income (notwithstanding the tax characteristics of interest on the underlying federally tax-exempt multifamily mortgage revenue bonds).

Our Leverage Policies

We intend to prudently use debt and preferred equity to finance our investment activities. Under our operating agreement, the aggregate liquidation preference of our outstanding preferred shares, including the three series of preferred shares that we will issue to holders of preferred interests in the Pembrook Funds in our formation transactions, may not exceed the total book value of our outstanding common shares at the time of issuance of any preferred shares. In addition, our Board of Managers has adopted a policy limiting the amount of our outstanding indebtedness to not more than two times the total book value of our outstanding equity (including our perpetual preferred shares); however, our actual indebtedness at any given time will vary. Our operating agreement will not contain any limit on the amount of indebtedness that we may incur, and we may change our leverage policy at any time in response to market conditions without the approval of our shareholders. As of September 30, 2011, our debt-to-equity ratio was approximately 0.23, and our pro forma debt-to-equity ratio as of September 30, 2011, assuming the consummation of this offering and our receipt of an estimated $      in net proceeds, was approximately          .

Initial Portfolio

The following tables set forth certain information about our initial portfolio, after giving effect to our formation transactions, organized separately by geographic region, asset class and asset type, as of September 30, 2011:

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal Amount	Principal Amount

Geographic Region
New York	$73,740,471	36%
Mid-Atlantic	$48,839,815	24%
Southwest	$19,778,366	10%
Southeast/Caribbean	$17,435,126	8%
California	$16,392,525	8%
Rocky Mountain	$12,400,000	6%
Other (investments in securities)	$18,204,197	9%

Total	$206,790,500	100%*

* Percentages do not add up to 100% due to rounding.

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal Amount	Principal Amount

Asset Class
Multifamily	$65,175,537	32%
Office	$61,502,602	30%
Retail	$27,295,928	13%
Hospitality	$21,392,525	10%
Mixed Use	$15,961,398	8%
Student Housing	$9,250,000	4%
Other (investments in securities)	$6,212,510	3%

Total	$206,790,500	100%

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal Amount	Principal Amount

Asset Type
Bridge	$87,312,581	42%
Mezzanine*	$63,352,602	31%
First Mortgage	$40,012,807	19%
Other (investments in securities)	$16,112,510	8%

Total	$206,790,500	100%

*	Includes one preferred equity investment of $5,000,000.

Our Investment Guidelines

Our Board of Managers has adopted the following investment guidelines:

•	our investments will be in our target assets;

•	no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	no investment shall be made that would cause us to be treated as an association or a publicly traded partnership taxable as a corporation, rather than a partnership, for purposes of federal income taxation;

•	not more than 50% of our assets will be invested in any geographic region, as determined by our Board of Managers from time to time;

•	not more than 50% of our assets will be invested in a single class of commercial real estate (excluding federally tax-exempt multifamily mortgage revenue bonds);

•	not more than 25% of our assets will be invested with a single borrower;

•	not more than 15% of our assets will be invested in any individual asset;

•	until appropriate target assets are acquired, we may invest the net proceeds from this offering in interest-bearing, short-term securities that are rated investment grade and money market funds; and

•	each investment requires the approval of a majority of our Manager’s Investment Committee; any investment in excess of $50 million requires the approval of a majority of our Board of Managers’ Investment Committee and a majority of our Manager’s Investment Committee; and any investment in excess of $100 million requires the approval of a majority of our Board of Managers, a majority of our Board of Managers’ Investment Committee and a majority of our Manager’s Investment Committee.

Each of these investment guidelines will be applied and tested at the time of an investment and subsequent changes will not result in a violation of the above guidelines. These investment guidelines may be changed from time to time or waived by our Board of Managers without the approval of our shareholders. In addition, both our Manager and a majority of our Board of Managers must approve any change in our investment guidelines that would modify or expand our target assets.

Investment Committees of Our Manager and Board of Managers

Our Manager has an Investment Committee which will initially be comprised of Mr. Boesky, the chairman of the committee, and the following other executive officers, Robert

Hellman, John Garth, Patrick Martin and Eugene Venanzi. Our Manager’s Investment Committee will meet periodically, at least every quarter, to discuss investment opportunities. Each of our investments will be proposed by the committee’s chairman and will require the approval of a majority of our Manager’s Investment Committee. Our Manager’s Investment Committee will review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Upon completion of this offering, our Board of Managers will form an Investment Committee that will be responsible for the supervision of our Manager’s compliance with our investment guidelines and the periodic review of our investment portfolio. Any investment in excess of $50 million requires the approval of a majority of this committee in addition to a majority of our Manager’s Investment Committee. Initially, this committee will consist of Stuart Boesky, Robert Hellman and          .

Our Structure and Formation

Structure

We were formed as a Delaware limited liability company on July 21, 2011 to focus primarily on investing in our target assets on both a taxable and U.S. federally tax-exempt basis. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets consisting of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months as of September 30, 2011. We will be externally managed and advised by our Manager, pursuant to the terms of a management agreement between us and our Manager. We believe that we have been organized and intend to operate so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

Formation Transactions

Immediately prior to the completion of this offering, we will engage in certain formation transactions which are designed to consolidate the ownership of our initial assets, facilitate this offering, acquire long-term indebtedness that financed certain of our initial assets and replicate the economic terms of preferred equity financing obtained by the Pembrook Funds. These formation transactions include the mergers of each of the Pembrook Funds into our company, pursuant to which all of the existing investors in the Pembrook Funds will receive equity interests in our company. We believe that the ongoing equity ownership in us by investors in the Pembrook Funds demonstrates their continued support of Pembrook Capital’s management team and our investment and growth strategies.

The significant elements of our formation transactions include:

•	Pembrook Realty Capital LLC was formed as a Delaware limited liability company on July 21, 2011.

•	PCI I will merge with and into Pembrook Realty Capital LLC. At the effective time of such merger, (i) each common interest in PCI I, including those held by entities in which members of Pembrook Capital’s management team own interests, will be converted into common shares of our company, (ii) each Series A Preferred CRA Interest in PCI I will be converted into shares of our Series A CRA Preferred Shares and (iii) and each Series B Preferred CRA Interest in PCI I will be converted into shares of our Series B CRA Preferred Shares.

•	PCI II will merge with and into Pembrook Realty Capital LLC. At the effective time of such merger, (i) each common interest in PCI II, including those held by entities in which members of Pembrook Capital’s management team own equity interests, will be converted into common shares of our company, and (ii) each Series A Preferred CRA Interest in PCI II will be converted into shares of our Series C CRA Preferred Shares.

In connection with the mergers described above, we will issue three series of preferred shares with an aggregate liquidation preference of $99.0 million that will replicate the economic terms of the preferred equity financing obtained by the Pembrook Funds. These preferred shares will pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%, will not be mandatorily redeemable at any time and will remain outstanding indefinitely unless redeemed or otherwise purchased by us at our election.

The following chart shows our anticipated structure after giving effect to this offering and our formation transactions, and it assumes no exercise of the underwriters’ overallotment option and vesting of all restricted units granted to our Manager in our formation transactions:

As part of our formation transactions, we will acquire approximately $45.6 million of long-term indebtedness. Of this amount, approximately $16.0 million is comprised of term loans that bear interest at a weighted average annual rate of 1-month LIBOR plus 3.375% as of September 30, 2011 and had a weighted average maturity of approximately 14.2 months. The remaining $29.6 million is comprised of repurchase agreements that bear interest at variable rates that reset weekly; as of September 30, 2011 this debt had a weighted average annual interest rate of 2.05% and a weighted average maturity of approximately 22.2 months.

Management Agreement

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our Board of Managers. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategies and guidelines and financing strategy in conjunction with our Board of Managers, (3) sourcing, analyzing and executing investments, arranging for financings and asset sales, and (4) performing asset management duties. Our Manager will generally rely upon Pembrook Capital in the performance of these responsibilities. In addition, our Manager has an Investment Committee that will vote on each of our investment opportunities and that will oversee compliance with our investment strategies and guidelines and financing strategy.

The initial term of the management agreement will end      years after the closing of this offering, with automatic     -year renewal terms. Our independent managers will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent managers based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent managers. We will provide our Manager with     days prior written notice of such a termination. Upon such a termination, we will pay our Manager a termination fee equal to           times the sum of the average annual base management fee and incentive fee earned by our Manager during the     -month period prior to termination, calculated as of the end of the most recently completed calendar quarter, each as described in the table below. We may also terminate the management agreement at any time, including during the initial term, for cause, as defined in the management agreement, without payment of any termination fee. During the initial     -year term of the management agreement, we may not terminate the management agreement except for cause. Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay our Manager a termination fee. Our Manager may also decline to renew the management agreement by providing us with      days prior written notice, in which case we would not be required to pay a termination fee. Our Manager is entitled to a termination fee upon termination of the management agreement by us without cause or termination by our Manager if we materially breach the management agreement.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Base management fee	% of our shareholders’ equity per annum and calculated and payable quarterly in arrears. For purposes of calculating the management fee, our shareholders’ equity means: (a) the sum of (1) the net proceeds from all issuances of our equity securities since inception (including the common shares issued pursuant to our formation transactions), allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) (1) any amount that we pay to repurchase any of our equity securities since inception, (2) any unrealized gains and losses and other non-cash items that have impacted shareholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (3) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent managers and approval by a majority of our independent managers. As a result, our shareholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of shareholders’ equity shown on our financial statements. The base management fee is payable quarterly in cash.

Incentive fee	Our Manager will be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) % and (y) the difference between (i) our Core Earnings for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per common share of all of our public offerings and the common shares issued pursuant to our formation transactions multiplied by the weighted average number of all common shares outstanding (including any restricted units, any restricted common shares and other common shares underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B) %, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

“Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains or losses or other non-cash items recorded in net income for the period in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss or in net income. For purposes of computing Core Earnings, tax-exempt interest received on our target assets, including federally tax-exempt multifamily mortgage revenue bonds, shall be grossed up to a taxable equivalent yield by dividing the interest received by (1-X), where “X” is equal to the then current highest marginal individual federal income tax rate. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent managers and after approval by a majority of our independent managers.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on an annualized basis.

Partial payment of incentive fee in our common shares	% of each quarterly installment of the incentive fee will be payable in common shares and the remainder of the incentive fee will be payable in cash.

The number of common shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in common shares divided by the average of the closing prices of our common shares on the NYSE for the five trading days prior to the date on which such quarterly installment is paid.

Expense reimbursement	We will be required to reimburse our Manager in cash on a monthly basis for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation.

We will not reimburse our Manager for the salaries and other compensation of its personnel.

Termination fee	A termination fee will be payable upon termination of the management agreement (i) by us without cause or, following our Manager’s initial term, for its materially detrimental performance or determination that its management fees are not fair, or (ii) by our Manager if we materially breach the management agreement.

The termination fee will be equal to times the sum of the average annual base management fee and incentive fee earned by our Manager during the -month period prior to termination, calculated as of the end of the most recently completed calendar quarter.

Equity incentive plans	Our equity incentive plans include provisions for grants of restricted common shares and other equity based awards to our officers, our Manager and any officers or personnel of Pembrook Capital who provide services to us. Concurrently with the completion of this offering, we will grant our Manager restricted units. This award of restricted units will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, the restricted units will be settled in common shares. Our Manager will be entitled to receive “distribution equivalents” with respect to these restricted units, whether or not vested, at the same time as any distributions are paid to our common shareholders.

Origination and Advisory Agreement

Our Manager will enter into an origination and advisory agreement with Pembrook Capital Management, LLC effective upon the closing of this offering. Pursuant to this agreement, our Manager will be provided with access to, among other things, Pembrook Capital’s origination, underwriting, portfolio management, asset valuation, risk management, asset management and investment and other advisory services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing our Manager’s allocable cost for these services. Although the fee paid by our Manager pursuant to this agreement shall not constitute a reimbursable expense under the management agreement, the expenses incurred by Pembrook Capital (other than salaries of its employees) in providing such services shall be a reimbursable expense.

Conflicts of Interest and Related Policies

Management.  We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees other than our Chief Financial Officer. Each of our executive officers other than our Chief Financial Officer is also an executive of Pembrook Capital. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, each of our executive officers other than our Chief Financial Officer may in the future have significant responsibilities for other investment vehicles managed by Pembrook Capital. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Manager’s personnel and our officers and the resources of Pembrook Capital may also be required by the other investment vehicles managed by Pembrook Capital. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

Future Investment Opportunity Allocation Provisions.  Pursuant to a co-investment and allocation agreement among our Manager, Pembrook Capital Management, LLC and us, our Manager and Pembrook Capital Management, LLC have agreed that neither they nor any entity controlled by Pembrook Capital will sponsor or manage any publicly traded investment vehicle that invests primarily in our target assets described in “Business—Our Target Assets” other than us for so long as the management agreement is in effect. For the avoidance of doubt, Pembrook Capital (including our Manager) may sponsor or manage another publicly traded investment vehicle that invests generally in real estate assets but not primarily in our target assets, as well as a private investment vehicle that invests primarily in our target assets. Our Manager and Pembrook Capital Management, LLC have also agreed that for so long as the management agreement is in effect no entity controlled by Pembrook Capital will sponsor or manage a potential public competing vehicle or a private investment vehicle unless Pembrook Capital adopts a policy that either (i) provides for the fair and equitable allocation of investment opportunities among all such vehicles and us, or (ii) provides us the right to co-invest with such vehicles, in each case subject to the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of cash for investment.

Exclusivity Provisions.  Pembrook Capital, including our Manager, is not currently subject to any exclusivity arrangements that would affect our Manager’s ability to perform its obligations under the management agreement or Pembrook Capital Management, LLC’s ability to perform its obligations under the origination and advisory agreement.

Policy Regarding Investments Related to Properties That Are Owned By Affiliates Of Pembrook Capital or our Manager.  We expect our Board of Managers will adopt a policy that, among other things, permits us to (i) make investments in an entity in which Pembrook Capital is simultaneously making another debt or equity investment or (ii) acquire loans and investments with respect to properties owned by unaffiliated parties that may be managed by, or leased in whole or part to, Pembrook Capital or with respect to which an unaffiliated owner may have engaged Pembrook Capital to provide certain other services with respect to the property. In addition, we expect this policy to permit us to make loans and investments with respect to properties owned by unaffiliated parties for which Pembrook Capital may concurrently be engaged by the property owner to manage it or provide other services with respect to the property or which may concurrently agree to lease such property to it in whole or in part. Furthermore, to the extent that we have rights as a lender pursuant to the terms of any of our loans or investments to consent to an unaffiliated property owner’s engagement of a property manager or any other service provider, or to lease the property, this policy would permit us to provide consent to such a property owner seeking to engage, or lease property to, Pembrook Capital.

Transactions with Other Funds.  Upon completion of this offering and our formation transactions, Pembrook Capital, including our Manager, will not provide management, advisory or other services to funds or other entities other than us; however, in order to avoid any future actual or perceived conflicts of interest between us, Pembrook Capital (including our Manager), or any fund or other entity to be sponsored or managed by Pembrook Capital (including our Manager), which we refer to collectively as the Pembrook parties, the approval of a majority of our independent managers will be required to approve (i) any purchase of our assets by any of the Pembrook parties and (ii) any purchase by us of any assets of any of the Pembrook parties.

Limitations on Personal Investments.  Shortly after the consummation of this offering, we expect that our Board of Managers will adopt a policy with respect to any proposed investments by our managers or officers or the officers of our Manager or Pembrook Capital, which we refer to as the covered persons, in any of our target assets. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target assets will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total shareholder’s equity as of the most recent month end, which we refer to as the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our Board of Managers will permit the covered person to make the investment only (i) upon the approval of a majority of our independent managers, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our Board of Managers may adopt in the future.

Our Tax Status

We believe that we have been organized and intend to operate so that we will qualify, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. In general, an entity that is treated as a partnership for U.S. federal income tax purposes is not subject to U.S. federal income tax at the entity level. Consequently, as a common shareholder, you will be required to take into account your allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether we make cash distributions on a current basis with which to pay any resulting tax. We believe that we will be treated as a publicly traded partnership. Publicly traded partnerships are generally treated as partnerships for U.S. federal income tax purposes as long as they satisfy certain income and other tests on an ongoing basis. We believe that we will satisfy those requirements and that we will be treated as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction and credit.

Our Exemption Under Investment Company Act

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. We expect to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our or our subsidiaries’ assets, as applicable, must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the Investment Company Act. We expect to rely on guidance published by the Securities and Exchange Commission (“SEC”) staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

There can be no assurance that the laws and regulations governing our Investment Company Act status, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be (i) required to change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) required to effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, (iii) required to register as an investment company, (iv) subject to monetary penalties and injunctive relief in an action brought by the SEC or (v) unable to enforce contracts with third parties and subject to third parties potentially seeking to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company any of which could negatively affect the value of our common shares, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our common shares.

See “Business—Operating and Regulatory Structure—Investment Company Act Exemption” for a further discussion of the specific exemptions from registration under the Investment Company Act that our subsidiaries are expected to rely on and the treatment of certain of our targeted asset classes for purposes of such exemptions.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. See “Risk Factors—Risks Related to Our Organization and Structure—Maintenance of our exemption from registration under the Investment Company Act imposes significant limits on our operations.”

Our Corporate Information

Our principal executive offices are located at 767 Third Avenue, New York, New York. Our telephone number is (646) 388-5906. Our website is www.pembrookfinancial.com. The information on our website is not a part of, and is not intended to form a part of or be incorporated by reference into, this prospectus.

The Offering

Issuer	Pembrook Realty Capital LLC, a newly formed Delaware limited liability company.

Common shares offered by us	shares (plus up to an additional common shares that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common shares to be outstanding upon completion of this offering and our formation transactions	shares.[1]

Use of proceeds	We intend to invest the net proceeds from this offering in our target assets. We expect that our initial focus will be on investing in whole mortgage loans, federally tax-exempt multifamily mortgage revenue bonds, mezzanine loans, bridge loans and preferred equity. Based on prevailing market conditions, our current expectation is that we will invest the net proceeds from this offering over a 6-to 12-month period, and will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income and approximately 50% to acquire target assets that produce income that is excludable from gross income for U.S. federal income tax purposes. See “Use of Proceeds.”

Distribution policy	We intend to make regular quarterly distributions to our common shareholders. Our intention is to make quarterly distributions to our common shareholders of at least 90% of our Core Earnings, less any incentive fee payable

1 Includes (a) an aggregate of           common shares to be issued to investors in the Pembrook Funds as part of our formation transactions, (b) an aggregate of           common shares to be granted to our four independent managers concurrently with the completion of this offering, and (c)          common shares that are issuable upon the vesting of the restricted units to be granted to our Manager concurrently with the completion of this offering. Excludes (i) an aggregate of           common shares currently reserved for issuance under our equity incentive plans in addition to our common shares underlying the aforementioned restricted units, and (ii) up to          common shares that we may issue and sell upon the exercise of the underwriters’ overallotment option.

and without any gross-up for tax-exempt interest received, or “Adjusted Core Earnings,” over time. We plan to make our first distribution in respect of the period from the closing of this offering through , 2012, which may be prior to the time that we have fully invested the net proceeds from this offering in our target assets. Although our initial assets only generate payments of taxable income, we expect that our investment portfolio in the future will generate both payments of taxable income and payments that are excludable from gross income for U.S. federal income tax purposes and are not items of tax preference for purposes of the federal alternative minimum tax. Accordingly, since we intend to be treated as a partnership for U.S. federal income tax purposes, we expect that, over time, a portion of our allocations of income to our common shareholders will be excludable from gross income for U.S. federal tax purposes.

Any distributions we make to our common shareholders will be at the discretion of our Board of Managers and will depend upon, among other things, our actual and projected results of operations, liquidity and financial condition, the net interest and other income from our portfolio, our operating expenses, our financing and refinancing requirements, our working capital needs, the distribution requirements of our outstanding preferred shares, new investment opportunities, financing covenants and applicable law. For more information, see “Distribution Policy.”

Proposed NYSE symbol	“PRC”

Risk factors	Investing in our common shares involves risks. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before making a decision to invest in our common shares.

Summary Selected Historical Financial Data

The following table sets forth summary selected financial and operating data on a historical combined basis for our predecessor. We have not presented historical information for Pembrook Realty Capital LLC because we have not had any activity since our formation, other than the issuance of common shares in connection with our formation and activity in connection with this offering, and because we believe that a discussion of the results of Pembrook Realty Capital LLC would not be meaningful.

You should read the following summary selected historical financial and operating data in conjunction with our predecessor’s historical combined financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet data as of December 31, 2010 and 2009 of our predecessor and the combined statements of operations data for each of the three years in the period ended December 31, 2010 of our predecessor have been derived from the historical audited combined financial statements of our predecessor included elsewhere in this prospectus. The historical combined balance sheet data as of September 30, 2011 and the combined statements of operations data for the nine months ended September 30, 2011 and 2010 of our predecessor have been derived from the historical unaudited combined financial statements of our predecessor included elsewhere in this prospectus. In the opinion of the management of our company, the historical combined balance sheet data as of September 30, 2011 and the historical combined statements of operations data for the nine months ended September 30, 2011 and 2010 include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. Such interim financial data are not necessarily reflective of our financial condition or results of operations at December 31, 2011 or for the year ending December 31, 2011 or for any subsequent date or period, as applicable.

	Pembrook Realty Capital Predecessor
	Nine	Nine
	Months	Months
	Ended	Ended
	September 30,	September 30,	Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)	(Unaudited)

Statement of Operations Data:
Revenue
Interest	$14,131,039	$7,171,892	$10,869,589	$9,430,448	$14,075,609
Other	77,149	—	—	—	116,450

Total revenue	14,208,188	7,171,892	10,869,589	9,430,448	14,192,059

Expenses
Interest	1,270,422	1,289,298	1,789,489	2,060,819	6,000,825
Management fees	3,034,691	1,714,719	2,388,677	1,741,883	1,382,710
Professional fees	544,406	326,766	506,274	296,205	298,239
Other	367,157	261,923	323,427	457,520	343,860

Total expenses	5,216,676	3,592,706	5,007,867	4,556,427	8,025,634

Net operating revenue	8,991,512	3,579,186	5,861,722	4,874,021	6,166,425

Net realized and unrealized gain/(loss)
Realized gain/(loss) on loans and swap contracts	27,788	101,272	560,876	9,863	(2,267,106)
Change in unrealized gain/(loss) on swap contracts	233,501	332,852	425,897	581,452	(106,214)

Total net realized and unrealized gain/(loss)	261,289	434,124	986,773	591,315	(2,373,320)

Net income before preferred interest distribution	$9,252,801	$4,013,310	$6,848,495	$5,465,336	$3,793,105

Preferred interest distribution	(2,211,446)	(1,977,771)	(2,726,934)	(2,735,112)	(3,150,708)

Net income allocable to common interests	$7,041,355	$2,035,539	$4,121,561	$2,730,224	$642,397

Balance Sheet Data (at period end):	(Unaudited)
Loans held for investment	$190,677,990		$177,929,684	$113,099,770
Securities held to maturity	6,212,510		7,620,161	10,253,306
Other equity securities	9,900,000		9,900,000	9,900,000
Total assets	246,741,013		226,014,000	157,151,408
Loans sold under agreements to repurchase	29,585,208		30,592,335	37,835,602
Loan payable	16,000,000		10,000,000	—
Payable for swap contracts	635,223		989,014	1,366,073
Total liabilities	47,901,246		42,322,272	41,310,258
Total members’ equity	198,839,767		183,691,728	115,841,150

RISK FACTORS

Investing in our common shares involves risks. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to purchase our common shares in this offering. If any of the following risks are realized, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make or sustain distributions to our shareholders, could be materially and adversely affected. In that case, the market price of our common shares could decline, and you may lose some or all of your investment.

Risks Related to Our Relationship with Pembrook Capital

We are dependent on Pembrook Capital, including our Manager, and its key personnel, especially Mr. Boesky, who provide services to us through the management agreement and the origination and advisory agreement, and we may not find a suitable replacement for our Manager and/or Pembrook Capital if the management agreement and/or the origination and advisory agreement are terminated, or for these key personnel if they leave Pembrook Capital or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on our Manager. Our Chief Executive Officer and our other executive officers, other than our Chief Financial Officer, are executives of Pembrook Capital. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and senior managers of Pembrook Capital. Through our Manager, the officers and senior managers of Pembrook Capital will source, evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any of the officers or senior managers of Pembrook Capital could have a material adverse effect on us.

Our Manager is not obligated to dedicate any specific personnel exclusively to us. In addition, none of our officers other than our Chief Financial Officer or the officers of Pembrook Capital are obligated to dedicate any specific portion of their time to our business. Each of our executive officers other than our Chief Financial Officer may in the future have significant responsibilities for other investment vehicles managed by Pembrook Capital. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Manager’s personnel and our officers and the resources of Pembrook Capital may also be required by the other investment vehicles managed by Pembrook Capital. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

We will rely on the resources of Pembrook Capital, including our Manager, in the implementation and execution of our business strategy and we will depend on Pembrook Capital’s established operational platform, including its sourcing capabilities, diligence, risk monitoring abilities and technology platforms, to execute our business strategy. We will also have access to, among other things, Pembrook Capital’s information technology, office space, legal, marketing and other back office functions. However, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to the officers and senior managers of Pembrook Capital, including our Manager, or to Pembrook Capital’s operational platform. The initial term of our management agreement with our Manager, and the origination and advisory agreement between our Manager and Pembrook Capital Management, LLC, only extends until the           anniversary of the closing of this

offering, with automatic     -year renewals thereafter. If the management agreement and the origination and advisory agreement are terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

There are various conflicts of interest in our relationship with Pembrook Capital, including our Manager, which could result in investment and other decisions that are not in the best interests of our shareholders.

We are subject to conflicts of interest arising out of our relationship with Pembrook Capital, including our Manager. Specifically, Mr. Boesky, our Chief Executive Officer and the Chairman of our Board of Managers, and each of our executive officers other than our Chief Financial Officer is also an executive of Pembrook Capital. Our Manager and executive officers may have conflicts between their duties to us and their duties to, and interests in, Pembrook Capital. Pursuant to a co-investment and allocation agreement among our Manager, Pembrook Capital Management, LLC and us, our Manager and Pembrook Capital Management, LLC have agreed that neither they nor any entity controlled by Pembrook Capital will sponsor or manage any publicly traded investment vehicle that invests primarily in our target assets other than us for so long as the management agreement is in effect. Pembrook Capital (including our Manager) may sponsor or manage another publicly traded investment vehicle that invests generally in real estate assets but not primarily in our target assets, as well as a private investment vehicle that invests primarily in our target assets. Our Manager and Pembrook Capital Management, LLC have also agreed that for so long as the management agreement is in effect no entity controlled by Pembrook Capital will sponsor or manage a potential public competing vehicle or a private investment vehicle unless Pembrook Capital adopts a policy that either (i) provides for the fair and equitable allocation of investment opportunities among all such vehicles and us, or (ii) provides us the right to co-invest with such vehicles, in each case subject to the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of cash for investment. If such a policy is adopted, our co-investment rights would likely be subject to, among other things, the determination by our Manager that the proposed investment is suitable for us. Since we would be subject to the judgment of our Manager in the application of our co-investment rights, we may not always be allocated a portion of each co-investment opportunity in our target assets. In addition, while we anticipate that our independent managers will periodically review the compliance of Pembrook Capital, including our Manager, with the co-investment provisions described above, if implemented, they will not approve each co-investment unless the amount of capital we invest in the proposed co-investment otherwise requires the review and approval of our independent managers pursuant to our investment guidelines To the extent that Pembrook Capital adopts an investment allocation policy in the future, we may nonetheless compete with these vehicles for investment opportunities sourced by Pembrook Capital. As a result, we may either not be presented with a particular opportunity or may have to compete with these vehicles to acquire a particular investment. Some or all of our executive officers, the members of the Investment Committee of our Manager and other key personnel of Pembrook Capital would likely be responsible for selecting investments for these vehicles and they may choose to allocate attractive investments to one or more of these vehicles instead of to us.

Shortly after the consummation of this offering, we expect that our Board of Managers will adopt a policy with respect to any proposed investments by the covered persons in any of our target assets. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target assets will be permitted if the capital required for the investment does not exceed the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our Board of Managers will only permit the covered person to make the investment (i) upon the approval of a majority of our independent managers, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our Board of Managers may adopt in the future. Subject to compliance with all applicable laws, these individuals may make investments for their own account in our target assets which may present certain conflicts of interest not addressed by our current policies.

We will pay our Manager substantial base management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This, in turn, could hurt both our ability to make or sustain distributions to our shareholders and the market price of our common shares.

In addition to the fees payable to our Manager under the management agreement, Pembrook Capital may benefit from other fees paid to it in respect of our investments. Pembrook Capital may act as servicer for our investments or, if we seek to securitize our investments, Pembrook Capital may act as collateral manager. In any of these or other capacities, Pembrook Capital may receive fees for its role, but only if approved by a majority of our independent managers based on prevailing market rates.

In connection with our formation transactions, (i) certain affiliates and related parties of Pembrook Capital will receive an aggregate of           of our common shares in exchange for their ownership interests in the Pembrook Funds, and (ii) we will grant our Manager           restricted units that will vest ratably in quarterly installments over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, the related restricted units will be settled in our common shares. Each party receiving common shares in connection with our formation transactions will agree that, for a period of 365 days after the date of this prospectus, they will not, without the prior written consent of Deutsche Bank, dispose of or hedge any of our common shares or securities convertible into or exchangeable or exercisable for our common shares, subject to certain exceptions and extension in certain circumstances. These parties, including our Manager, and such affiliates and related parties of Pembrook Capital, may sell any such common shares or securities at any time following the expiration of this lockup period. To the extent any affiliates or related parties of Pembrook Capital sells any such common shares or securities in the future, their interests may be less aligned with our interests.

The merger agreements between us and the Pembrook Funds were not negotiated on an arm’s length basis and their terms, including the number of common shares to be issued by us to investors in the Pembrook Funds, including affiliates of Pembrook Capital, in our formation transactions, may not be as favorable to us than if they were negotiated with an unaffiliated third party.

The merger agreements between us and the Pembrook Funds were negotiated between related parties, and we did not have the benefit of arm’s length negotiations of the type normally conducted with an unaffiliated third party and their terms, including the number of common shares to be issued by us to investors in the Pembrook Funds, including affiliates of Pembrook Capital, in our formation transactions, may not be as favorable to us. We have not obtained any independent third-party appraisals of our initial assets. As a result, the value of our common shares issued by us in our formation transactions in exchange for our initial assets may exceed their fair market value. In addition, the number of our common shares issued to the investors in the Pembrook Funds in our formation transactions will be based on a per share price equal to the mid-point of the price range set forth on the cover page of this prospectus; accordingly, such price may be less than the initial public offering price per share of our common shares, which would result in a greater number of common shares being issued to such investors than would have been the case if the initial public offering price per share was used.

The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Each of our executive officers other than our Chief Financial Officer is also an executive of Pembrook Capital. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager without cause is difficult and costly. In addition, our independent managers will review our Manager’s performance and the management fees annually and, following the initial     -year term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent managers based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent managers. Our Manager will be provided     days’ prior notice of any such termination. Additionally, upon such a termination, the management agreement provides that we will pay our Manager a termination fee equal to           times the sum of the average annual base management fee and incentive fee earned by our Manager during the  -month period prior to termination, calculated as of the end of the most recently completed calendar quarter. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.

During the initial     -year term of the management agreement, we may not terminate the management agreement except for cause.

Our Manager is only contractually committed to serve us until the           anniversary of the closing of this offering. Thereafter, the management agreement is renewable for     -year terms; provided, however, that our Manager may terminate the management agreement at the end of any term upon      days’ prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Managers in following or declining to follow its advice or recommendations. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us. Under the terms of the management agreement, our Manager, its officers, managers, members and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our managers, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to indemnify our Manager, its officers, managers, members and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with, and pursuant to, the management agreement.

The incentive fee payable to our Manager under the management agreement is payable quarterly and is based on our Core Earnings and, therefore, may cause our Manager to select riskier investments to increase its incentive compensation.

Our Manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Core Earnings. In evaluating investments and strategies, the opportunity to earn incentive compensation based on Core Earnings may lead our Manager to place undue emphasis on maximizing Core Earnings at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our investment portfolio.

The conflicts of interest policy we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

In order to avoid any actual or perceived conflicts of interest with Pembrook Capital, including our Manager, we will adopt a conflicts of interest policy prior to the closing of this offering to specifically address some of the conflicts relating to our investment opportunities. Although under this policy the approval of a majority of our independent managers will be required to approve (i) any purchase of our assets by Pembrook Capital and (ii) any purchase by us of any assets of Pembrook Capital, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. In addition, competing Pembrook Capital vehicles may in the future participate in some of our investments, possibly at a more senior level in the capital structure of the underlying borrower and related real estate than our investment. Our interests in such investments may also conflict with the interests of these vehicles in the event of a default or restructuring of the investment. Participating investments will not be the result of arm’s length negotiations and will involve potential conflicts between our interests and those of the other participating vehicles in obtaining favorable terms. Since our executive officers other than our Chief Financial Officer are also executives of Pembrook Capital, the same personnel may determine the price and terms for the investments for both us and these vehicles and there can be no assurance that any procedural protections, such as obtaining market price indications or other evidence of fair market value, will prevent the consideration we pay for these investments from exceeding their fair market value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.

Our Board of Managers will approve very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager will be authorized to follow very broad investment guidelines. Our Board of Managers will periodically review our investment guidelines and our investment portfolio but will not, and will not be required to, review all of our proposed investments, except any investment in excess of $100 million, although any investment in excess of $50 million requires the approval of a majority of our Board of Manager’s Investment Committee. In addition, in conducting periodic reviews, our Board of Managers may rely primarily on information provided to it by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our Board of Managers. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the types and amounts of target assets it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business, financial condition, liquidity, results of operations, prospects, the market price of our common shares and our ability to make or sustain distributions to our shareholders.

Risks Related to Our Company

We have no prior independent operating history and may not be able to operate our business successfully or implement our investment strategies and guidelines and may encounter difficulty successfully complying with U.S. tax rules and other regulatory requirements, including the Sarbanes-Oxley Act and NYSE rules, that will be applicable to us as a public company.

We were formed in July 2011 and have no prior independent operating history. We currently have no assets and will commence operations only upon completion of this offering, at which time our assets will consist of those assets currently held by the Pembrook Funds that will be merged with us in our formation transactions and the net proceeds from this offering. We cannot assure you that we will be able to operate our business successfully or implement our investment guidelines and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and general economic conditions.

In addition, as a public company, we will be required to comply with certain regulatory requirements, including the Sarbanes-Oxley Act and NYSE rules. We cannot assure you that we will be able to successfully execute our business strategies as a public company or comply with regulatory requirements applicable to public companies.

Because Pembrook Capital has no experience operating within the complex rules and regulations required for a publicly traded limited liability company to qualify to be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, we cannot assure you that we will be able to qualify or remain qualified as a partnership for U.S. federal income tax purposes. Our failure to qualify or remain qualified as a partnership for U.S. federal income tax purposes would result in a material reduction in cash flow and after-tax returns for our common shareholders and thus would result in a substantial reduction in the value of our common shares. See “-Risks Related to Federal Income Tax.”

Our public accounting firm recently identified material weaknesses in our predecessor’s internal control over financial reporting. If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected and the market price of our common shares could be negatively and substantially impacted.

In connection with the audit of our predecessor’s combined financial statements, Grant Thornton LLP, our independent registered public accounting firm, identified the following material weaknesses in our predecessor’s internal control over financial reporting: (i) a lack of the necessary resources and expertise in our predecessor’s accounting function, resulting in the use of inaccurate information in the preparation of our predecessor’s combined financial statements and related disclosures, and the failure to correct such inaccuracies during our predecessor’s review process; and (ii) incomplete and omitted disclosures in the notes to our predecessor’s combined financial statements, which are required by GAAP. Additionally, our auditor identified our predecessor’s lack of formal written policies and procedures relating to the analysis of its investments for impairment and the lack of an audit committee and an internal audit function as significant deficiencies.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis; a significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for our financial reporting.

We intend to design and implement additional controls in order to comply with the requirements of the Sarbanes-Oxley Act and to remediate our predecessor’s material weaknesses and significant deficiencies, which could require us to devote significant management time and incur significant expense. If we are unable to maintain adequate internal control over financial reporting in the future, or if our auditors are unable to express an opinion as to the effectiveness of our internal control over financial reporting as will be required pursuant to the Sarbanes-Oxley Act, our financial statements may include errors and may need to be restated, we may fail to meet our reporting obligations, investors may lose confidence in the accuracy of our financial statements and the market price of our common shares could be negatively and substantially impacted.

Our Board of Managers may generally change our investment strategies or guidelines, financing strategy or leverage or other policies without shareholder approval.

Our Board of Managers may change any of our investment strategies or guidelines, financing strategy or leverage policy with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without shareholder approval, which could result in an investment portfolio with a different risk profile than contemplated in this prospectus. A change in our investment strategies or guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in asset classes that are different from those described in this prospectus. These changes could materially and adversely affect our business, financial condition, liquidity, results of operations, prospects, the market price of our common shares and our ability to make or sustain distributions to our shareholders. We may not, however, change the provision of our operating agreement that limits the aggregate liquidation preference of our outstanding preferred shares to not more than the total book value of our outstanding common shares at the time of issuance of any preferred shares without the approval of at least a majority of our preferred shares.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common shares and our ability to make or sustain distributions to our shareholders.

Our business is highly dependent on communications and information systems of Pembrook Capital. Any failure or interruption of Pembrook Capital’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common shares and our ability to make or sustain distributions to our shareholders.

The past performance of the Pembrook Funds may not be representatives of our future results or returns to our common shareholders.

The performance information for each of the Pembrook Funds presented in this prospectus represents each Fund’s past performance. Past performance does not guarantee future results, and it may not be indicative of the future performance of our company or the returns to our common shareholders.

The increasing number of proposed U.S. federal, state and local laws may affect certain mortgage-related assets that we intend to acquire and could increase our cost of operations.

Legislation has been proposed which, among other provisions, could hinder the ability of a servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress or the various state and local legislatures may enact legislation affecting our operations. We will evaluate the potential impact of any initiatives which, if enacted, could affect our practices and results of operations. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future, and any such changes could materially and adversely affect our business, financial condition, liquidity, results of operations, prospects, the market price of our common shares and our ability to make or sustain distributions to our shareholders.

Compliance with changing regulations relating to corporate governance and public disclosure will result in increased compliance costs and pose challenges for us and our Manager.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act, SEC regulations and the NYSE rules, have created uncertainty for public companies and significantly increased the compliance requirements, costs and risks associated with operating as a public company. Our Manager will need to devote significant time and we will need to devote substantial financial resources for us to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could materially and adversely affect our business, financial condition, liquidity, results of operations, prospects, the market price of our common shares and our ability to make or sustain distributions to our shareholders.

Our risk management efforts may not be effective.

We could incur substantial losses and our operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk and other market-related risks, as well as operational risks related to our operations, assets and liabilities. Our risk management policies, procedures and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified or to identify additional risks to which we may become subject in the future.

If our reputation, the reputation of Pembrook Capital, or the reputation of counterparties with whom we associate is harmed, our business may be materially and adversely affected.

Our business is subject to significant reputational risks. If we fail, or appear to fail, to address various issues that may affect our reputation, our business could be materially and adversely affected. We may also be materially and adversely affected by reputational issues facing Pembrook Capital. Issues could include real or perceived legal, accounting or regulatory violations or be the result of a failure in governance, risk management, technology or operations. Similarly, market rumors and actual or perceived association with one or more counterparties whose reputation may be under question could materially and adversely affect our business. Claims of misconduct, wrongful termination, adverse publicity, conflict of interests, ethical issues or failure to protect private information could also cause significant reputational damage. Such reputational damage could result not only in an immediate financial loss, but could also result in a loss of business relationships, the ability to raise capital and the ability to execute our business plan.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could materially and adversely affect our target assets.

We believe the risks associated with our operations will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce the level of new bond originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers may also be less able to pay principal and interest on our investments if the value of real estate weakens. In addition, adverse changes in the real estate market increase the probability of default, as the incentive of the borrower to retain and protect equity in the property declines. Furthermore, declining real estate values significantly increase the likelihood that we will incur losses on our investments in the event of default because the value of our collateral may be insufficient to cover amounts owed by the related borrower or the cost of financing such investment. Any sustained period of increased payment delinquencies, foreclosures or losses could materially and adversely affect both our net interest income from our investments as well as our ability to acquire, finance and sell our target assets, which would have a material and adverse effect on our business, financial condition, liquidity, results of operations and prospects, our ability to make or sustain distributions to our shareholders, and the market price of our common shares.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition, liquidity, results of operations and prospects.

The economic impact of terrorist attacks and other acts of violence or war may disrupt the real estate capital markets and could also adversely affect the credit quality of some of our loans and securities and the properties underlying our investments.

We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market price of our common shares to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our business, financial condition, liquidity, results of operations and prospects, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We cannot predict the severity of the effect that actual or even potential future terrorist attacks would have on us. Losses resulting from these types of events may not be fully insurable.

In addition, the events of September 11th created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, or the TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended the TRIA through the end of 2014, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties underlying our investments are unable to obtain affordable insurance coverage, the value of our investments could decline, and in the event of an uninsured loss, we could lose all or a portion of an investment.

Risks Related to Our Investments

We have not yet identified any specific new investments for our portfolio and, therefore, we may allocate the net proceeds from this offering to investments with which you may not agree.

We have not yet identified any specific new investments for our portfolio and, thus, you will not be able to evaluate the manner in which the net proceeds from this offering will be invested or the economic merit of our future investments before making a decision to purchase our common shares in this offering. As a result, we may use the net proceeds from this offering to invest in investments with which you may not agree. Additionally, our investments will be selected by our Manager and our shareholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our common shares. The failure of our Manager to apply these net proceeds effectively or find attractive investments that meet our investment objective in a timely manner could result in unfavorable returns and could cause a material and adverse effect on our business, financial condition, liquidity, results of operations and prospects, our ability to make or sustain distributions to our shareholders, and the market price of our common shares.

Our Manager intends to conduct due diligence with respect to each investment opportunity and suitable investment opportunities may not be available within our contemplated time frame. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be consummated on attractive terms in a timely manner, or at all. Until appropriate target assets are acquired, we may invest the net proceeds from this offering in interest-bearing, short-term securities that are rated investment grade and money market funds. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets.

We cannot assure you that we will be able to identify target assets that meet our investment objective, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make using the net proceeds from this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing, or any delay in doing so, could result in unfavorable returns and could cause a material and adverse effect on our business, financial condition, liquidity, results of operations and prospects, our ability to make or sustain distributions to our shareholders, and the market price of our common shares.

The lack of liquidity in our investments may adversely affect us.

Many of the securities we purchase will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or their disposition except in a transaction that is exempt from, or not subject to, the registration requirements of those laws. In addition, certain investments such as B-Notes, mezzanine loans and bridge and other loans, although not covered by the securities laws, are also particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. As a result, we expect many of our investments will be illiquid, and if we seek to sell all or a portion of our portfolio quickly, we may realize significantly less than the price we paid for the relevant investments and any such sale could require an extended period of time. Further, we may face other restrictions on our ability to sell an investment in a business entity to the extent that we or our Manager has, or could be attributed with, material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could materially and adversely affect us.

Our investments may be concentrated and will be subject to risk of default.

While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as set forth in the investment guidelines adopted by our Board of Managers. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, be secured by properties concentrated in a limited number of geographic locations or be in properties owned by a few individuals or entities. For example, as of September 30, 2011 approximately 36%, 24% and 10% of the outstanding principal amount of our initial portfolio was secured by properties located in New York, the Mid-Atlantic region and the Southwest region, respectively. Downturns in the economy in these areas or any other area where properties related to a significant portion of our investments are located may result in defaults on a number of our investments within a short time period, which may materially and adversely affect our results of operations, liquidity and financial condition, our ability to make or sustain distributions to our shareholders and the market price of our common shares. Also, to the extent that our investments are concentrated in a few borrowers, the financial distress or failure of any single borrower could have a material adverse effect on us.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these assets.

We operate in a highly competitive market for investment opportunities. Our financial success depends, in large part, on our ability to acquire our target assets at attractive prices. In acquiring our target assets, we will compete with a variety of institutional investors, including real estate investment trusts (“REIT”), specialty finance companies, public and private funds (potentially including other vehicles managed by Pembrook Capital), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Some competitors may have a lower cost of funds than our cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with maintenance of an exemption from the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, competition for investments in our target assets may lead to an increase in the pricing of such assets, which may further limit our ability to generate attractive risk-adjusted returns. We cannot assure you that the competitive pressures we face will not have a material and adverse effect on our business, financial condition, liquidity, results of operations or prospects, the ability to make or sustain distributions to our shareholders or the market price of our common shares. Also, as a result of this competition, desirable investments in our target assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make attractive investments that are consistent with our investment objective.

If our Manager overestimates the yields or incorrectly prices the risks of our investments, we may experience losses.

Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on our investments and the underlying collateral, and the estimated impact of these losses on expected future cash flows and returns. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the asset level losses relative to the price we pay for a particular investment, we would likely experience losses with respect to such investment.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments will not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these investments typically result from the overall leverage, the lack of a strong operating history for the properties underlying the investments, the borrowers’ credit histories, the properties’ underlying cash flow or other factors. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio. As a result, these investments will have a higher risk of default and loss than investment grade rated assets. Any loss we incur may materially and adversely affect our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments may be rated by Moody’s Investors Service, Fitch Ratings, or S&P, DBRS, Inc. or Realpoint, LLC. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Our commercial mortgage loans and the mortgage loans underlying any CMBS investments we may make will be subject to the ability of the commercial property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

As of September 30, 2011, our initial portfolio included 14 commercial mortgage loans with an aggregate outstanding principal amount of approximately $190.7 million. We also intend to invest in federally tax-exempt multifamily mortgage revenue bonds secured by first mortgage liens on multifamily rental properties and CMBS in the future. While there are no such tax-exempt bonds or CMBS in our initial portfolio, we intend to invest in such assets in the future.

Commercial mortgage loans are secured by multifamily or other commercial properties and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing commercial property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition and design;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	changes in national, regional or local economic conditions and/or specific industry segments, including the credit and securitization markets;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

Principal and interest payments on federally tax-exempt multifamily mortgage revenue bonds are typically made solely from payments on the mortgage loan originated with the proceeds from the issuance of such bonds and payments on the mortgage loans are, in turn, typically made solely from revenues generated by the mortgaged property. If a multifamily property is unable to generate sufficient revenues to meet operating expenses, mortgage payments and capital expenditures, it is likely that the related bond will default. Under such circumstances, our remedies, as a bond owner, are limited. If we acquire the underlying property by foreclosing on the mortgage loan, we will be subject to all of the risks normally associated with the operation of such property as described above, and there is no assurance that any recovery will be sufficient to pay in full amounts owed to us on the bond.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Investments we may make in CMBS will generally be subject to losses.

Following the consummation of our formation transactions and this offering, we may acquire CMBS. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit or mezzanine loans, and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline, less collateral will be available to satisfy interest and principal payments due on the related mortgage-backed securities. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual borrower developments.

We will not control the special servicing of the mortgage loans included in any CMBS in which we may invest in senior classes and, in such cases, the special servicer may take actions that could materially and adversely affect our interests.

With respect to the CMBS in which we may invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in a series. Since we may acquire senior classes of CMBS, we will not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could materially and adversely affect our interests.

Many of our loans will not be fully amortizing, and we will be subject to the risk that the borrower will not be able to refinance the loan at maturity or sell the property for an amount sufficient to meet the borrower’s obligation to us.

Many of our loans will not be fully amortizing, meaning that they may have a significant principal balance, or “balloon” payment, due at maturity. Mortgage loans with a balloon payment involve a greater risk to a lender than fully amortizing loans, because the ability of a borrower to make a balloon payment typically will depend upon its ability to either fully refinance the loan or to sell the property securing the loan at a price sufficient to permit the borrower to make the balloon payment. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including the value of the property, the level of available mortgage rates at the time of sale or refinancing, the borrower’s equity in the property, the financial condition, liquidity and operating history of the property and the borrower, tax laws, prevailing economic conditions and the availability of credit for loans secured by the specific type of property.

No assurance can be given that the IRS will not successfully challenge the exclusion from gross income for U.S. federal income tax purposes of the interest payable on our multifamily mortgage revenue bonds.

Opinions of Counsel Not Binding on IRS.  We intend to invest directly (or indirectly through residual interests created through securitization programs) in federally tax-exempt multifamily mortgage revenue bonds that we believe generate income excludable from gross income for U.S. federal income tax purposes. In connection with the original issuance or any subsequent reissuance of each such bond, an opinion will be delivered by legal counsel that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bond is excludable from gross income for U.S. federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds from which are loaned to a charitable organization described in Section 501(c)(3) of the Internal Revenue Code, or the Code) during any period in which it is held by a “substantial user” of the property financed with the proceeds from such revenue bond or a “related person” of such a “substantial user.” In the case of a participating interest bond (i.e., a bond that entitles a holder to additional contingent interest that is payable solely from the cash flow from, and proceeds upon sale of, the property securing such bond), such opinion typically assumes, in certain cases in reliance on another legal opinion, that such participating interest bond constitutes debt for federal income tax purposes. Each opinion will be subject to customary assumptions and qualifications and will speak only as of the date it was delivered. However, an opinion of counsel has no binding effect upon the IRS, and no assurance can be given that the conclusions reached by counsel will not be contested by the IRS, or, if contested, that the opinion of counsel will be sustained by a court. We may choose to contest any adverse determinations by the IRS on this issue, however any such contest will result in the incurrence of additional expenses by us. In purchasing such federally tax-exempt multifamily mortgage revenue bonds, we will assume the continuing correctness of the opinions of bond counsel or special tax counsel relating to the exclusion from gross income for U.S. federal income tax purposes of interest on the multifamily mortgage revenue bonds and will not independently verify whether any events or circumstances have occurred since the date such opinions were rendered that could adversely affect the conclusions set forth therein.

“Substantial User” Limitation.  Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we or our subsidiaries are a “substantial user” of the facilities financed with the proceeds of such revenue bond or a “related person” to a “substantial user.” A “substantial user” generally includes any underlying borrower and any person or entity who uses the financed facilities on other than a de minimis basis. We would be a “related person” to a “substantial user” for this purpose if, among other things, (i) the same person or entity owned more than a 50% interest in both us and in the facilities financed with the proceeds of a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. In the event that the entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire any of our shares, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, be included in gross income for U.S. federal income tax purposes. Greenberg Traurig has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Ongoing Requirements.  The Code establishes certain requirements which must be met subsequent to the issuance of federally tax-exempt multifamily mortgage revenue bonds for interest on such revenue bonds to remain excludable from gross income for U.S. federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds from which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include federal and sometimes local tenant income restrictions and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, will covenant to comply with certain procedures and guidelines designed to ensure satisfaction of the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for U.S.

federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Reissuance Risk.  Properties underlying our revenue bonds may experience financial difficulties from time to time, which could cause certain of our revenue bonds to go into default. Were that to occur, we might take remedial action such as, among other things, entering into a work-out or forbearance agreement with the owner of the property or exercising our rights with respect to the collateral securing such revenue bond, including the commencement of foreclosure proceedings. The execution and delivery of a forbearance agreement could, under certain circumstances, result in a significant modification (i.e., “reissuance”) of the revenue bond for U.S. federal income tax purposes. The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for U.S. federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for U.S. federal income tax purposes from and after the reissuance date. In addition, if a participating interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed.

The IRS may disagree with our exclusion from gross income of some payments relating to participating interest bonds and determine that such payments are appropriately included in gross income for U.S. federal income tax purposes.

In addition to making regularly scheduled payments of principal and interest, some of the federally tax-exempt multifamily mortgage revenue bonds in which we invest may be participating interest bonds that provide for the payment of additional contingent interest payable solely from the cash flow from, and proceeds upon sale of, the property securing such bond. A participating interest bond may raise an issue as to whether the relationship between us and the obligor is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the obligor. If the IRS were to determine that a participating interest bond represented or contained an equity investment in the property securing such bond, all or part of the interest on such bond could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for U.S. federal income tax purposes. In certain instances, legal opinions relating to participating interest bonds may provide that the characterization of the bonds as debt is not free from doubt and that all or a portion of the interest on such bonds, including “contingent interest” and “deferred interest,” may not be treated as interest for state and federal law, but that it is more likely than not that such interest is interest for state and federal law purposes or otherwise similarly limited. We may receive an opinion of counsel relating to a participating interest bond to the effect that, based upon assumptions described in such opinion, which assumptions included the fair market value of the securing property upon completion and economic projections and guarantees, the participating interest bond “would” be treated as debt for U.S. federal income tax purposes. The implicit corollary of such an opinion is that the participating interest bond will not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the property securing such bond. Although we will assume the continuing correctness of opinions relating to any participating interest bonds and will treat all interest received with respect to such bonds as tax-exempt income, there can be no assurance that such opinions or the related assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

Investing in multifamily mortgage revenue bonds issued on behalf of charities raises additional risks.

We may acquire revenue bonds that are issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code which finance low income multifamily properties or facilities for the elderly. Because an allocation of a state’s volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. Many charities are thinly capitalized and are unable to invest significant amounts of equity into affordable multifamily properties acquired by them. This may increase the likelihood of default because the charity (i) may not have the capital required to operate and maintain the property if the cash flow expected to be generated by rental income is less than expected or (ii) may be more willing to abandon a property experiencing financial difficulty because its investment is minimal. In addition, investing in revenue bonds issued on behalf of charities is subject to other risks, including:

•	changes in governmental sponsorship of subsidized programs;

•	because charities must charge “affordable rents,” cash flow to pay debt service on revenue bonds may be diminished;

•	subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds secured by such facilities;

•	the possibility that a charity’s status as an exempt organization could be revoked or the possibility that the property is sold to a person which is not an exempt organization that is described in Section 501(c)(3) of the Code, for example, as a result of a foreclosure sale, thereby resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond; and

•	the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit organization.

There may be negative effects of requirements with respect to rent restrictions and permissible income of occupants of properties securing revenue bonds that we may acquire.

The properties securing federally tax-exempt multifamily mortgage revenue bonds that we may acquire are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The low income housing tax credits, or LIHTC, program and, often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of the properties securing revenue bonds that we may acquire are required to have at least 20% (and in the case of low income properties owned by most charities, up to 75%) of the units reserved for occupancy by low or moderate income persons or families. Accordingly, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low or moderate income persons or families. As a result, such rents may not be sufficient to cover all operating costs with respect to such units and debt service on the related revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may. therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer’s ability to service its debt.

In general, there is less information available about municipal bonds, including the federally tax-exempt multifamily mortgage revenue bonds that we intend to acquire, than other types of fixed income investments, and this lack of information makes it more difficult to value such investments.

We intend to invest in federally tax-exempt multifamily mortgage revenue bonds. In general, the amount of information available about municipal bonds, such as the federally tax-exempt multifamily mortgage revenue bonds that we will seek to acquire, is less than is available for other types of fixed income investment. The terms of the federally tax-exempt multifamily mortgage revenue bonds that we intend to invest in will, in many cases, be the product of direct negotiations between our Manager and the borrower. Such investments are typically significantly less liquid than other types of fixed income investments. Due to the limited information available regarding the municipal bond market and the customized terms of many of our expected investments, it is very difficult for our Manager to accurately value federally tax-exempt multifamily mortgage revenue bonds. This difficulty in valuation could cause us either to retain a bond for longer than we should or liquidate a bond sooner than we should, resulting in losses to us. In addition, for purposes of federal income taxation, market discount on a tax-exempt bond in excess of a specified de minimis amount accrues as taxable ordinary income. Bonds held by us may lose value to the point that they would be market discount obligations in the hands of a subsequent purchaser. In such a situation, if we were to sell such bonds, it is likely that we would suffer a significant loss or, perhaps, not be able to liquidate such bonds. Therefore, our investments in these types of bonds involves a greater dependency on the analytical abilities of our Manager than would be the case with investments in sectors of the bond market where information is more widely available. If our Manager fails to accurately analyze trends and risks in the municipal market, our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares could be materially and adversely affected.

Any B-Notes that we may acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B-Notes. There are no B-Notes in our initial portfolio. A B-Note is a loan that is typically (i) secured by a first mortgage lien on a commercial real estate asset or a group of related properties and (ii) subordinated to an A-Note that is secured by the same first mortgage lien on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property or group of related properties and involve the risks associated with significant concentration. Significant losses related to any B-Notes that we may acquire may materially and adversely affect our results of operations, liquidity and financial condition, ability to make or sustain distributions to our shareholders and the market price of our common shares.

Our mezzanine loans and preferred equity investments will involve greater risks of loss than senior loans secured by income-producing properties.

We intend to make mezzanine investments, which consist of mezzanine loans and preferred equity. As of September 30, 2011, there were six such investments in our initial portfolio, with an outstanding principal amount of approximately $63.4 million. Five of these investments were mezzanine loans, with an aggregate outstanding principal amount of approximately $58.4 million. Mezzanine loans may take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property.

We may also make preferred equity investments, generally in situations in which a mezzanine loan is not permitted under the terms of a senior mortgage loan. As of September 30, 2011, we had one preferred equity investment of $5,000,000. Preferred equity investments are similar in structure to mezzanine loans. However, a preferred equity interest generally gives a holder a direct ownership interest in the entity owning the property.

Both mezzanine loans and preferred equity investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the underlying asset may be foreclosed by the senior lender. In addition, in the case of both mezzanine loans and preferred equity investments, senior lenders may seek to limit the rights of and recourse to the underlying asset by the holders of the mezzanine loan or preferred equity investments. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security or issuing the preferred securities, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan or the terms of the preferred equity investment. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt and any payments to holders of preferred equity will generally be made only after all outstanding debt is satisfied. As a result, we may not recover some or all of our investment. In addition, mezzanine loans and preferred equity investments may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increased risk of loss of principal. Significant losses related to our mezzanine loans or preferred equity may materially and adversely affect our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares.

Bridge loans will involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We intend to invest in bridge loans. As of September 30, 2011, there were five bridge loans in our initial portfolio, with an aggregate outstanding principal amount of approximately $87.3 million. We may acquire bridge loans secured by first mortgage liens on commercial real estate with maturities generally shorter than three years. Typically, these loans provide interim financing for the acquisition or repositioning of real estate. The typical borrower under a bridge loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds from a conventional mortgage loan to repay a bridge loan. Bridge loans therefore are subject to the risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the bridge loan. Significant losses with respect to our bridge loans may materially and adversely affect our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares.

Our initial portfolio currently contains one non-performing asset, which is a bridge loan with an outstanding principal amount of $16.4 million as of September 30, 2011. The performance of the collateral underlying this loan, the Fairfield Courtyard by Marriott hotel, was severely impacted during the recent recession and the consequential decline in business and leisure travel. We initially modified the terms of the loan in 2009 and then entered into subsequent discussions to modify the loan further, as the local market failed to recover fast enough to generate sufficient cash flow to cover property operations and debt service. In December 2011, we entered into an agreement with the borrower to extend the maturity date of the loan until December 31, 2014 in exchange for the addition of additional guarantors to the loan. However, no assurance can be given that the property will be sold or that any sales proceeds and any guarantee payments will result in our receipt of our full investment in the loan.

Construction and rehabilitation loans involve an increased risk of loss.

We may invest in construction and rehabilitation loans. There are no construction or rehabilitation loans in our initial portfolio. If we fail to fund our entire commitment on a construction or rehabilitation loan or if a borrower otherwise fails to complete the construction or rehabilitation of a project, there could be adverse consequences associated with the loan, including: a loss of the value of the property securing the loan, especially if the borrower is unable to raise funds to complete or rehabilitate it from other sources; a borrower claim against us for failure to perform under the loan documents; increased costs to the borrower that the borrower is unable to pay; a bankruptcy filing by the borrower; and abandonment by the borrower of the collateral for the loan. The consequences may materially and adversely affect our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares.

Risks of cost overruns and non-completion of construction or renovation, as the case may be, of the properties underlying any construction and rehabilitation loans we may acquire may result in significant losses.

The construction, renovation, refurbishment or expansion by a borrower of a mortgaged property involves risks of cost overruns and non-completion. Estimates of the costs of construction or improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include costs exceeding original estimates, possibly making a project uneconomical, environmental risks and rehabilitation and subsequent leasing of the property not being completed on schedule. If the project is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment, which could result in significant losses to us.

Insurance on mortgage loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property and the value of our investment related to such property.

We may experience a decline in the fair market value of our assets.

A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

If we classify any of our investments as held for sale, we will be required to record such investments at fair value and, as a result, there will be uncertainty as to the value of these investments.

Most of our portfolio investments will be in the form of securities and other investments that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with ASC 820, Fair Value Measurements, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. Our results of operations for a given period could be adversely affected if our determinations regarding the fair value of our investments are materially higher than the values that we ultimately realize upon their disposal.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties underlying our investments.

To the extent we foreclose on properties with respect to which we have extended mortgage loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or to borrow funds using real estate as collateral. To the extent that an owner of a property underlying one of our investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant investment held by us and may materially and adversely affect our results of operations, liquidity and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs and other environmental liabilities. Such remediation costs and the discovery of material environmental liabilities attached to such properties could have a material adverse effect on us.

Risks Related to Sources of Financing

Our access to sources of financing may be limited and thus our ability to maximize our returns may be adversely affected.

We plan to finance investments in our target assets using diverse sources, including commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, equity and debt issuances (including issuances of common shares and perpetual preferred shares), repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements, in each case to the extent available to us.

Our access to sources of financing will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our current and potential future operating results and cash flows; and

•	the market price of our common shares.

Dislocation or weakness in the capital and credit markets could adversely affect one or more private lenders and could cause lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could reduce our liquidity and increase our financing costs or require us to seek to sell assets at an inopportune time or price, the success of which cannot be assured.

To the extent structured financing arrangements become unavailable, as has happened in the past, this could limit borrowings under warehouse facilities and repurchase agreements that are intended to be refinanced by such financings. Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on other forms of financing, such as additional equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our asset acquisition activities and/or dispose of assets, which could have a material adverse effect on us.

In addition to the indebtedness we will acquire in connection with our formation transactions, we intend to incur significant debt in the future, which will subject us to increased risk of loss and may reduce cash available for distribution to our shareholders, and our governing documents contain no limitation on the amount of debt we may incur.

Subject to market conditions and availability, we intend to incur significant debt, including through commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, debt issuances, repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements. The amount of debt that we incur will vary depending on our available capital, our ability to obtain and access attractive financing arrangements with lenders and the lenders’ and rating agencies’ estimate of the stability of our operating results and cash flows. Our governing documents contain no limitation on the amount of debt we may incur. Upon completion of this offering and our formation transactions, we will have approximately $45.6 million of long-term indebtedness outstanding. In the future we may significantly increase the amount of leverage we utilize at any time without approval of our shareholders. In addition, we may leverage individual assets at substantially higher levels. Incurring significant debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow undrawn amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, shareholder distributions or other purposes; and

•	we are not able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our investments.

Our primary interest rate exposures will relate to the interest income from our investments and our interest expense, as well as our interest rate swaps that we may utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. A reduction in our net interest income could materially and adversely affect our results of operations, liquidity, and financial condition, the ability to make or sustain distributions to our shareholders and the market price of our common shares. An interest rate fluctuation resulting in our interest expense exceeding our interest income would result in an operating loss for us and impair our cash flows.

We expect that most of our interest expense will be determined by reference to floating rates, such as LIBOR or a Treasury index, plus a spread, the amount of which will depend on a variety of factors, including, without limitation: (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates and (iii) general market conditions and liquidity. We anticipate that, in most cases, for any period during which our investments are not match funded, the income from our floating rate investments will respond more slowly to interest rate fluctuations than our interest expense relating to such investments.

In a period of rising interest rates, our interest expense would likely increase, while any additional interest income we earn on our floating rate investments may not fully offset any such increase in interest expense. Additionally, the interest income we earn on our fixed rate investments would not increase, and the duration and weighted average life of such investments would increase and their market value would likely decrease. In a period of declining interest rates, interest income on our floating rate investments would likely decrease, while any decrease in our interest expense on our floating rate debt may not fully offset any such decrease in interest income. Additionally, the interest expense on our fixed rate debt would not change. These scenarios could adversely affect our operating results and cash flows.

Changes in the level of interest rates also may affect our ability to invest in investments, the value of our investments and our ability to realize gains from the disposition of investments. Changes in interest rates may also affect borrower default rates.

In the event non-recourse long-term securitizations of our taxable investments become available to us in the future, such structures may expose us to risks which could result in losses to us.

We may utilize non-recourse long-term securitizations of our investments in mortgage loans, especially loans originated by our Manager, if and when they become available in the future. Prior to any such financing, we may seek to finance these investments with relatively short-term facilities while we accumulate a portfolio. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets to maximize the efficiency of a securitization. We also would bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets for a securitization. In addition, adverse conditions in the capital markets, such as those that were experienced in the recent past may not permit a non-recourse securitization at any particular time or period of time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets. While we would intend to retain the unrated equity component of securitizations and, therefore, still have exposure to any investments included in such securitizations, our inability to enter into such securitizations would increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or seek to sell assets at an inopportune time or price, the success of which cannot be assured.

An insolvency or receivership of the securitization program sponsor could impair our ability to recover the federally tax-exempt multifamily mortgage revenue bonds and other collateral pledged by us in connection with a federally tax-exempt multifamily mortgage revenue bond securitization financing.

In the event the sponsor of a federally tax-exempt multifamily mortgage revenue bond securitization financing program becomes insolvent, it could be placed in receivership. In that situation, it is possible that we would not be able to recover the federally tax-exempt multifamily mortgage revenue bonds we pledged in connection with the bond securitization financing or that we would not receive all or any of the payments due from the sponsor on the residual interest held by us in such sponsor or other entity.

Financing our federally tax-exempt multifamily mortgage revenue bonds through securitization programs will subject us to certain risks.

Termination Risk.  The issuing entity of any securitization program formed to finance federally tax-exempt multifamily mortgage revenue bonds that we may acquire can terminate for a number of different reasons, including payment or other defaults, a determination that the interest on the revenue bonds is taxable, increases in short-term interest rates in excess of the interest paid on the underlying bonds, an inability to remarket the senior interests, an inability to obtain liquidity for the issuing entity, or in the case of rated revenue bonds, a ratings downgrade in the investment rating of the senior interests or a ratings downgrade of the liquidity provider for the issuing entity. In each such case, the issuing entity will be collapsed and the revenue bonds and other collateral held by the issuing entity will be sold. If the proceeds from the sale of the revenue bonds and the collateral are not sufficient to pay the principal amount of the senior interests with accrued interest and the other expenses, then we will be required, through our guarantee of the securitization program, to fund any such shortfall. As a result, we, as holder of the residual interest in the securitization program, may not only lose our investment in the residual interests but could also realize additional losses in order to fully repay obligations to the holders of the senior interests.

Interest Rate Risk.  We intend to finance some of the federally tax-exempt multifamily mortgage revenue bonds that we intend to acquire through securitization programs under which we deposit bonds in a securitization trust that sells senior interests, which bear interest at short-term floating rates, to third parties and issues a “residual interest” to us, entitling us to any cash flow that remains after the senior interests are paid in full. It is possible that the rates paid on the senior short-term floating rate interests could increase substantially, with the result that any residual cash flow payable to us could decline significantly or be eliminated and render this financing strategy uneconomical. Under such a scenario, the portion of our income that is excludable from gross income for U.S. federal income tax purposes could decrease significantly, with the result that the portion of any allocation that we make to our shareholders that is excludable from gross income for U.S. federal income tax purposes would also decrease significantly or be eliminated.

There are a number of securitization programs being utilized in the municipal bond market and, in general, the programs are highly leveraged and issue senior interests that bear interest at floating rates based on the Securities Industry and Financial Markets Association (“SIFMA”) Index. If the SIFMA Index rises to unexpected levels, the vast majority of such securitization programs would be adversely affected. A lengthy period of relatively high interest rates could result in the termination of many securitization programs and a serious liquidity crisis in the municipal markets, as many participants seek to sell bonds to unwind securitization programs. Under such circumstances, we may be forced to reduce the amount of leverage in or terminate our securitization programs by selling the related bonds. However, our ability to liquidate, de-lever and/or unwind our positions in securitization programs would be adversely affected by the liquidity crisis facing the sponsors of such programs and we could incur substantial losses.

In addition, securitization programs can terminate for several other reasons, including their scheduled maturity. Upon such termination, the underlying bonds are typically sold and, if interest rates have increased, we may suffer losses on the sales of our fixed rate bonds. Moreover, these losses may be exacerbated if the markets are unfavorable or unstable at such time. Although we intend to employ hedging strategies, our losses may not be offset by any related hedge. During the recent financial crises, many entities which have used such hedging strategies discovered that the values of the bonds and the related hedges did not always move in relation to each other as had been expected, and substantial losses were incurred. Additionally, when a securitization program is terminated, the holders of senior interests are generally entitled to receive a share of any gain realized upon the sale of the underlying bonds. If a bond were sold with a substantial gain—for example because interest rates had dropped significantly—we may suffer an economic loss on a related hedge that may not be fully offset by the gain, after paying the portion of such gain owed to holders of senior interests.

Tax Treatment of Residual Interest.  We intend to finance our position in federally tax-exempt multifamily mortgage revenue bonds through securitization programs, resulting in us holding residual interests, which entitle us to a share of the tax-exempt interest on the underlying bonds. The securitization vehicles that issue the residual interests will receive an opinion of legal counsel to the effect that the issuer should be classified as a partnership for U.S. federal income tax purposes and the holders of the residual interests would be treated as partners of such partnership. Consequently, holders of the residual interests would be entitled to treat their share of the tax-exempt income allocated to them as excludable from gross income for U.S. federal income tax purposes. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization, such as the treatment of the senior interest holders in such securitization programs as lenders, could cause income from the residual interests to be treated as ordinary taxable income.

Our counsel has not passed upon and does not assume any responsibility for, but rather has assumed, the continuing correctness of the opinions of counsel relating to (i) the exclusion from gross income for U.S. federal income tax purposes of interest on any bonds owned or to be owned by us or held in any securitization in which we own a residual interest and (ii) the tax treatment of distributions on any residual interests. Our counsel has not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein.

Remarketing Risk.  The senior interests in the securitization programs being supported by our equity collateral will bear interest at variable rates which are reset periodically by a remarketing agent to reflect current market conditions, the strength of the credit enhancement and liquidity support provider for the senior interests and the credit quality of the underlying bonds. If the underlying bonds in a securitization program experience adverse events, such as taxability or deterioration in credit, or if there occurs an adverse event in the general credit markets, lower liquidity levels in the markets, declining confidence in bonds or credit or liquidity provider rating changes, the rates on the senior interests could increase, perhaps substantially, reducing or even eliminating the cash flow available to us as holder of the residual interest. In some cases, the market for the senior interests could cease to exist, resulting in a mandatory tender of the senior certificates and the forced sale of the underlying bonds, most likely at a substantial loss to us. In addition, the third-party financial institution that sponsors the securitization program may raise the fees charged for remarketing the senior interests. As holder of the residual interests, we do not control who provides credit or liquidity support for the senior interests or the appointment or removal of the remarketing agent for the senior interests. Any of these events would adversely affect the returns on the residual interests held by us.

Any warehouse facilities that we may obtain in the future may limit our ability to acquire assets, and we may incur losses if the collateral is liquidated.

To the extent available, we intend to use warehouse facilities pursuant to which we would accumulate mortgage loans in anticipation of a securitization financing, which assets would be pledged as collateral for such facilities until the securitization transaction is consummated. In order to borrow funds to acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization structure would be consummated with respect to the assets being warehoused. If the securitization is not consummated, the lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the consummation, we would have to bear any resulting loss on the sale. Currently, we have no warehouse facilities in place, and no assurance can be given that we will be able to obtain one or more warehouse facilities on favorable terms, or at all.

Repurchase agreements and commercial bank financing that we use to finance our assets may require us to provide additional collateral or pay down debt.

Upon completion of this offering and our formation transactions, we will have long-term indebtedness outstanding in the form of term loans and repurchase agreements in an aggregate amount of approximately $45.6 million, and in the future we may utilize additional repurchase agreements and/or other types of financing to finance our assets to the extent they are available on acceptable terms. There can be no assurance that we will be able to obtain one or more such agreements or facilities on favorable terms, or at all. Such financing arrangements involve the risk that the market value of the loans sold or pledged by us to the repurchase agreement counterparty or provider of the commercial bank financing may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to obtain on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect us and our ability to implement our business plan. In addition, in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of the assets securing our loans. Such an event could restrict our access to commercial bank financing and increase our cost of capital. The providers of repurchase agreement financing and commercial bank financing may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition, liquidity and prospects could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants relating to our operations.

Lenders (especially in the case of commercial bank financing) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our shareholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, our loan documents may contain negative covenants that limit, among other things, our ability to repurchase our common shares, distribute more than a certain amount of our net income to our shareholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default.

We may not be able to renew our total return swaps, which could adversely impact our financing strategy.

We may finance certain of our investments through the use of total return swaps, in which we agree to make payments to another party based on a set rate while that party agrees to make payments to us based on the total return of the investment. If we do, we may wish to renew many of the swaps, which are for specified terms (generally between three and five years), as they mature. However, there are a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they fail to renew them, that we would be able to enter into new total return swaps with suitable replacement providers. Providers may choose not to renew our total return swaps for a number of reasons, including:

•	increases in the provider’s cost of funding;

•	insufficient volume of business with a particular provider;

•	our desire to invest in a type of swap that the provider does not view as economically attractive due to changes in interest rates or other market factors; or

•	our inability to agree with a provider on terms.

If one or more executives of Pembrook Capital, including our Manager, are no longer employed by Pembrook Capital, financial institutions may not provide future financing to us, which could materially and adversely affect us.

If financial institutions with which we finance our investments require that one or more of the executives of Pembrook Capital, including our Manager, continue to serve in such capacity and if one or more of these executives are no longer employed by Pembrook Capital, it may constitute an event of default and the financial institution providing such financing may have acceleration rights with respect to outstanding borrowings and termination rights with respect to our ability to finance our future investments with that institution. If we are unable to obtain financing for our accelerated borrowings and for our future investments under such circumstances, we could be materially and adversely affected.

Risks Related to Hedging

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Part of our strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses could be significant and will be reflected in our operating results and cash flows, and our ability to fund these obligations will depend on our liquidity and access to capital at the time, and the need to fund these obligations could materially and adversely impact us.

Hedging against interest rate exposure may fail to protect or could adversely affect us.

We intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss, the duration of the hedge may not match the duration of the related liability;

•	the credit rating of the hedging counterparty owing money on the hedge may be withdrawn or downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money on the hedge may default on its obligation to us.

In addition, we may fail to recalculate, readjust and execute hedges in an efficient and effective manner.

Any hedging activity in which we engage may materially and adversely affect us. Therefore, while we may enter into hedging transactions seeking to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in significant losses.

The cost of using hedging instruments increases as the period covered by the instrument increases, and during periods of rising and volatile interest rates we may increase our hedging activity and thus increase our hedging costs. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. Furthermore, to the extent that any hedging strategy involves the use of over-the-counter derivatives transactions, such a strategy would be affected by implementation of the various regulations adopted pursuant to the Dodd-Frank Act.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedging transactions in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or ASC 815. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the ASC 815 definition of a derivative (such as short sales), we fail to satisfy ASC 815 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

Risks Related to Our Common Shares

There is currently no trading market for our common shares and an active trading market may never develop, which could cause our common shares to trade at a discount and make it difficult for holders to sell our common shares.

Our common shares are newly-issued securities for which there is currently no trading market. We intend to apply to list our common shares on the NYSE under the symbol “PRC.” However, there can be no assurance that we will be approved for listing on the NYSE or that, if approved, an active trading market for our common shares will develop or, if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our shareholders to sell their common shares when desired, or at all, or the price at which our shareholders may be able to sell their common shares.

Some of the factors that could negatively affect the market price of our common shares include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with Pembrook Capital, including our Manager, and individuals, including our executives;

•	equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;

•	accounting problems in financial statements issued and presented within this registration statement or to be issued and included in future filings that we make with the SEC or otherwise publish, as well as material weaknesses and significant deficiencies in our internal control over financial reporting;

•	publication of research reports about us, the commercial real estate industry or the tax-exempt finance industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to our financing strategy, leverage policy, distribution policy or indebtedness we incur in the future;

•	additions to or departures of the senior managers of Pembrook Capital, including our Manager;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings’ estimates or those of any securities analysts;

•	our failure to maintain our exemption from the Investment Company Act;

•	our failure to qualify as a publicly traded limited liability company taxed as a partnership;

•	our failure to comply with applicable legal and regulatory requirements, including the requirements of the NYSE or the Sarbanes-Oxley Act;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our common shares. If we have begun to make distributions to our shareholders, one of the factors that investors may consider in deciding whether to buy or sell our common shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market price of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease as market rates on interest-bearing securities increase.

Common shares eligible for future sale may have adverse effects on the market price of our common shares.

We are offering           of our common shares as described in this prospectus (excluding the underwriters’ overallotment option to purchase up to an additional           common shares). In addition, as part of our formation transactions, we will issue an aggregate of           of our common shares to investors in the Pembrook Funds. Our equity incentive plans will provide for grants of restricted common shares and other equity-based awards up to an aggregate of           of our common shares, including the awards to our Manager of           restricted units described in this prospectus concurrently with the completion of this offering. Pembrook Capital and each other party receiving common shares in connection with our formation transactions will agree that, for a period of 365 days after the date of this prospectus, they will not, without the prior written consent of Deutsche Bank, dispose of or hedge any of our common shares or securities convertible into or exchangeable or exercisable for our common shares, subject to certain exceptions and extension in certain circumstances as described elsewhere in this prospectus. Assuming no exercise of the underwriters’ overallotment option to purchase additional common shares and the vesting of the aforementioned restricted units, approximately     % of our common shares outstanding upon consummation of our formation transactions and this offering will be subject to lockup agreements. When this lockup period expires,          common shares, including common shares delivered upon settlement of restricted units vested at such time, will become freely eligible for sale, subject, in the case of common shares held by any of our affiliates, to the requirements of Rule 144 under the Securities Act of 1933, as amended (or the Securities Act), which are described under “Shares Eligible for Future Sale.”

In addition, we expect to grant parties who enter into lock-up agreements in connection with our formation transactions registration rights with respect to the resale of an aggregate of          common shares to be received by such parties in connection with our formation transactions. We also intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under our equity incentive plans. Common shares covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act, unless held by affiliates. The market price of our common shares may decline significantly upon the registration of additional common shares pursuant to registration rights granted in connection with our formation transactions or otherwise.

We cannot predict the effect, if any, of future issuances or resales of our common shares, or the availability of shares for future issuances or resales, on the market price of our common shares. The market price of our common shares may decline significantly when the lock-up agreements referred to above lapse. Issuances or resales of substantial amounts of common shares, or the perception that such issuances or resales could occur, may adversely affect the prevailing market price for our common shares.

Also, we may issue additional common shares in subsequent public offerings or private placements to fund new investments or for other purposes. We are not required to offer any such common shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make or sustain distributions to shareholders in the future.

Although we intend to make regular quarterly distributions to our common shareholders of at least 90% of our Adjusted Core Earnings over time, we have not established a minimum distribution payment level and our ability to make or sustain distributions in the future may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Managers and will depend on our actual and projected results of operations, liquidity and financial condition, financing covenants, applicable law and other factors as our Board of Managers may deem relevant from time to time. We believe that a change in any one of the following factors could impair our ability to make or sustain distributions to our shareholders:

•	our ability to make attractive investments on a consistent basis;

•	our ability to finance our investments on favorable terms;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

Furthermore, under the Delaware Limited Liability Company Act, or the Delaware LLC Act, a limited liability company generally is not permitted to make a distribution if, after giving effect to the distribution, the liabilities of the company will exceed the value of the company’s assets.

As a result, no assurance can be given that we will be able to make distributions to our shareholders at any time in the future, including those we currently intend to make, or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, allocations that we make to our shareholders with respect to our taxable investments will generally be taxable to our shareholders as ordinary income. However, a portion of such allocations may be attributable to long- or short-term capital gains recognized by us. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder’s investment in our common shares.

We may use a portion of the net proceeds from this offering to make quarterly distributions, which would, among other things, reduce our cash available for investing.

Prior to the time we have fully invested the net proceeds from this offering, we may fund any distributions we determine to make to our shareholders out of the net proceeds from this offering, which would reduce the amount of cash we have available for investing and other purposes. The use of these net proceeds for distributions would be dilutive to our financial results. In addition, funding our distributions from these net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each shareholder’s basis in our common shares.

Future issuances of debt or preferred equity securities, which would rank senior to our common shares, may adversely affect the market price of our common shares.

We will acquire long-term indebtedness aggregating approximately $45.6 million in our formation transactions and issue three series of preferred shares with an aggregate liquidation preference of $99.0 million in our formation transactions. This indebtedness and the preferred shares, as well as any future indebtedness we incur or preferred shares that we issue, will be senior to our common shares with respect to distributions and payments in connection with any voluntary or involuntary liquidation, dissolution or winding up of our company. In addition, our indebtedness and preferred shares will subject us to covenants restricting our operating flexibility, and may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to our common shareholders. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or preferred equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future capital-raising activities. Thus, our common shareholders will bear the risk of our future capital-raising activities reducing the market price of our common shares and diluting the value of their share holdings in us.

Risks Related to Our Organization and Structure

Maintenance of our exemption from registration under the Investment Company Act imposes significant limits on our operations.

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. We expect to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our or our subsidiaries’ assets, as applicable, must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the Investment Company Act. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

There can be no assurance that the laws and regulations governing our Investment Company Act status, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. In particular, the SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exemption and whether companies such as ours should be regulated in a manner akin to investment companies. There can be no assurance that the laws and regulations governing our Investment Company Act status, including the Division of Investment Management of the SEC providing more specific or different guidance regarding this exemption, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be (i) required to change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) required to effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, (iii) required to register as an investment company, (iv) subject to monetary penalties and injunctive relief in an action brought by the SEC or (v) unable to enforce contracts with third parties and subject to third parties potentially seeking to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, any of which could materially and adversely affect the market price of our common shares, the sustainability of our business model and our ability to make or sustain distributions to our shareholders.

Our operating agreement and management agreement contain provisions that may inhibit potential acquisition bids that shareholders may consider favorable, and the market price of our common shares may be lower as a result.

Our operating agreement contains provisions that have an anti-takeover effect and inhibit a change in our Board of Managers. These provisions include the following:

•	allowing only our Board of Managers to fill newly-created manager vacancies;

•	requiring advance notice for our shareholders to nominate candidates for election to our Board of Managers or to propose business to be considered by our shareholders at a meeting of shareholders;

•	our ability to issue additional securities, including, but not limited to, common shares, as well as preferred shares and debt securities that rank senior to our common shares, without approval by shareholders;

•	the ability of our Board of Managers to amend our operating agreement without the approval of our shareholders except under certain specified circumstances; and

•	limitations on the ability of shareholders to call special meetings of shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

Our rights and the rights of our shareholders to take action against our managers and our Manager are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Our operating agreement limits the liability of our managers to us and our shareholders for money damages, except for liability resulting from:

•	any breach of the manager’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	any transaction from which the manager derived an improper personal benefit

We intend to enter into indemnification agreements with our managers and officers that will obligate us to indemnify them to the maximum extent permitted by Delaware law. In addition, our operating agreement authorizes us to obligate our company to indemnify our present and former managers and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our operating agreement requires us to indemnify each present or former manager or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our managers and officers. As a result, we and our shareholders may have more limited rights against our managers and officers than might otherwise exist absent the current provisions in our operating agreement or that might exist with other companies. See “Description of Shares—Operating Agreement—Limitations on Liability and Indemnification of Our Managers and Officers.”

Our management agreement with our Manager requires us to indemnify our Manager and its affiliates against any and all claims and demands arising out of claims by third parties caused by acts or omissions of our Manager and its affiliates not constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement.

Due to the liability limitations contained in our operating agreement and our indemnification arrangements with our managers and officers and our Manager, our and our shareholders’ rights to take action against our managers and officers and our Manager are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Our operating agreement contains provisions that make removal of our managers difficult, which could make it difficult for our shareholders to effect changes to our management.

Our operating agreement provides that a manager may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of managers. Vacancies may be filled only by a majority of the remaining managers in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing managers and may prevent a change in control of our company that is in the best interests of our shareholders.

Risks Related to Federal Income Tax

If we fail to satisfy the “qualifying income exception” under the tax rules for publicly traded partnerships, all of our income will be subject to an entity-level tax.

We intend to operate so that we qualify as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. In general, if a partnership is “publicly traded” (as defined in the Code), it will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as (1) at least 90% of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code and (2) it would not be included in the definition of a regulated investment company, or RIC, under Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest (to the extent such interest is neither derived from the “conduct of a financial or insurance business” nor based, directly or indirectly, upon “income or profits” of any person), and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities.

If we fail to satisfy the “qualifying income exception” described above, we would be treated as a corporation for U.S. federal income tax purposes. In that event, items of income, gain, loss, deduction and credit would not pass through to our common shareholders and such shareholders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our taxable income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of our income. Distributions to common shareholders would constitute ordinary dividend income taxable to such shareholders to the extent of our earnings and profits, and these distributions would not be deductible by us in computing our taxable income. Additionally, distributions paid to non-U.S. common shareholders would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation, such treatment would result in a material reduction in cash flow and after-tax returns for our common shareholders and thus would result in a substantial reduction in the value of our common shares.

Our common shareholders will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether or when they receive any cash distributions from us, and may recognize income in excess of our cash distributions.

We intend to operate so as to qualify, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Our common shareholders will be subject to U.S. federal income taxation and, in some cases, state and local income taxation, on their allocable share of our items of income, gain, loss, deduction, and credit, regardless of whether or when they receive cash distributions. Although we do not intend to invest in any foreign entities, if we do, our common shareholders may be subject to foreign taxation on their allocable share of our items of income, gain, loss, deduction and credit, regardless of whether or when they receive cash distributions. In addition, certain of our assets may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income. Consequently, it is possible that the U.S. federal income tax liability of shareholders with respect to their respective allocable shares of our earnings in a particular taxable year could exceed the cash distributions we make to shareholders with respect to that taxable year, thus requiring out-of-pocket tax payments by shareholders. Furthermore, if we did not make cash distributions with respect to a taxable year, our common shareholders will still have a tax liability attributable to their allocation of our taxable income for that taxable year.

Certain tax risks may affect our performance and returns on our capital.

In order for distributions on our federally tax-exempt multifamily mortgage revenue bonds to our common shareholders to be excludable from gross income for purposes of federal income taxation, we must be treated as a partnership for U.S. federal income tax purposes and our common shares must be treated as equity interests in such partnership. We will receive at closing an opinion from Greenberg Traurig, LLP to the effect that (i) we should be classified, for U.S. federal income tax purposes, as a partnership, and not as an association or publicly traded partnership taxable as a corporation, (ii) we should not be treated as a taxable mortgage pool, (iii) our common shareholders should be treated as partners in such partnership for U.S. federal income tax purposes and (iv) assuming the opinions set forth in clauses (i)-(iii) are correct, the allocations with respect to tax-exempt interest on our federally tax-exempt multifamily mortgage revenue bonds to our common shareholders should be excludable from gross income for purposes of federal income taxation. It must be emphasized that the opinion of Greenberg Traurig speaks as of the date issued and will be based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete. Moreover, a legal opinion is a statement of the best professional judgment of the opining law firm, is not binding upon the IRS, which frequently challenges positions set forth in legal opinions, or the courts, and is not a guaranty that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. There is limited statutory, administrative and judicial authority addressing certain aspects of the treatment of instruments similar to our common shares for U.S. federal income tax purposes. No advance rulings have been sought from the

IRS regarding any matter discussed in this prospectus. Each common shareholder will agree by accepting common shares to treat our common shares as a partnership interest for U.S. federal income tax purposes. However, the IRS might attempt to treat our common shares for U.S. federal income tax purposes as our debt. If our common shares were treated as debt, distributions made to shareholders, including distributions of federally tax exempt income, would be includible in gross income as taxable interest income. We have no obligation to redeem our common shares and our common shareholders have no right to require us to redeem or repurchase our common shares in the event that our common shares are ultimately determined to be characterized as debt for U.S. federal income tax purposes.

The ability of our common shareholders to deduct certain expenses incurred by us may be limited.

We believe that the expenses incurred by us, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. In general, “miscellaneous itemized deductions” may be deducted by a common shareholder that is an individual, estate or trust only to the extent that such deductions exceed, in the aggregate, 2% of such holder’s adjusted gross income. In addition, “miscellaneous itemized deductions” are also not deductible in determining the alternative minimum tax liability of a common shareholder. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. Although we believe that our expenses will not be treated as “miscellaneous itemized deductions,” there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year.

Our common shareholders may recognize a greater taxable gain (or a smaller tax loss) on a disposition of our common shares than expected because of the treatment of our debt under the partnership tax accounting rules.

We expect to incur debt for a variety of reasons, including for acquisitions as well as other purposes. Under partnership tax accounting principles (which apply to us), our debt is generally allocable to our common shareholders, who will realize the benefit of including their allocable share of our debt in the tax basis of their common shares. A holder’s tax basis in our common shares will be adjusted for, among other things, distributions of cash and allocations of our losses, if any. At the time a common shareholder sells its shares, the holder’s amount realized on the sale will include not only the sales price of the shares but also such holder’s portion of our debt allocable to those shares (which is treated as proceeds from the sale of those shares). Depending on the nature of our activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of our common shares could result in a larger taxable gain (or a smaller tax loss) than anticipated.

Tax-exempt common shareholders will likely recognize significant amounts of “unrelated business taxable income,” the amount of which may be material.

An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to taxation with respect to its “unrelated business taxable income,” or UBTI. Because we have incurred “acquisition indebtedness” with respect to certain securities we hold (either directly or indirectly through subsidiaries that are treated as partnerships or are disregarded for U.S. federal income tax purposes), a proportionate share of a holder’s income from us with respect to such securities will be treated as UBTI. Accordingly, tax-exempt common shareholders will likely recognize significant amounts of UBTI. For certain types of tax-exempt entities, the receipt of any

UBTI might have adverse consequences. Tax-exempt common shareholders are strongly urged to consult their tax advisors regarding the tax consequences of owning our common shares.

There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to non-U.S. common shareholders.

While it is expected that our method of operation will not result in the generation of significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. common shareholders, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. To the extent our income is treated as effectively connected income, non-U.S. holders generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable portion, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at graduated U.S. tax rates on any such income. Additionally, we would be required to withhold tax (currently at a rate of 35%) on a non-U.S. holder’s allocable share of any effectively connected income. Non-U.S. holders that are corporations also would be required to pay branch profits tax at a 30% rate (or lower rate provided by applicable treaty). To the extent our income is treated as effectively connected income, it may also be treated as nonqualifying income for purposes of the qualifying income exception.

The IRS may challenge our allocations of income, gain, loss, deduction and credit.

Our operating agreement provides for the allocation of income, gain, loss, deduction and credit among the our common shareholders. The rules regarding partnership allocations are complex. It is possible that the IRS could successfully challenge the allocations in the operating agreement and reallocate items of income, gain, loss, deduction and credit in a manner which reduces benefits or increases income allocable to our common shareholders. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Common Shareholders—Allocation of Profits and Losses.”

The IRS Schedules K-1 we will provide will be significantly more complicated than the IRS Forms 1099 provided by REITs and regular corporations, and our common shareholders may be required to request an extension of time to file their tax returns.

Our common shareholders are required to take into account their allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We will use reasonable efforts to furnish our common shareholders with tax information (including IRS Schedule K-1) as promptly as possible, which describes their allocable share of such items for our preceding taxable year. However, we may not be able to provide our common shareholders with tax information on a timely basis. Because our common shareholders will be required to report their allocable share of each item of our income, gain, loss, deduction, and credit on their tax returns, tax reporting for our common shareholders will be significantly more complicated than for shareholders in a REIT or a regular corporation. In addition, delivery of this information to our common shareholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our common shareholders will need to apply for extensions of time to file their tax returns.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the our common shareholders.

The U.S. federal income tax treatment of our common shareholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and the IRS, resulting in changes in and revised interpretations of established concepts. Also, the IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments we have previously made. We and our common shareholders could be adversely affected by any such change in, or any new tax law, regulation or interpretation. Our operating agreement permits our Board of Managers to modify (subject to certain exceptions) the operating agreement from time to time, without the approval of our common shareholders. These modifications may address, among other things, certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of our common shareholders. Moreover, we intend to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to our common shareholders in a manner that reflects their distributive share of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects our common shareholders.

If, for U.S. federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation.

A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in an issuer as debt for purposes of the taxable mortgage pool rules. We believe that we should not be treated as a taxable mortgage pool because all of our common shares will have the same maturity and there is no relationship between the timing of payments on our investments and the timing of distributions in respect of our common shares. There is no assurance, however, that the IRS will not contend that we constitute a taxable mortgage pool that should be taxed as a corporation.

If in any taxable year we were treated as a taxable mortgage pool taxable as a corporation for U.S. federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our common shareholders and we would be required to pay income tax at corporate rates on any portion of our net income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our AMT liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our common shareholders. In addition, distributions from us to our common shareholders would be ordinary dividend income to such shareholders to the extent of our current and accumulated earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have.

Proposed tax legislation, if enacted, could limit our ability to conduct investment management or advisory or other activities in the future.

Proposed tax legislation has been introduced in Congress that is intended to prevent publicly traded partnerships from conducting investment management or advisory activities without the imposition of corporate income tax. One version of this proposed legislation would prevent a publicly traded partnership from qualifying as a partnership for U.S. federal income tax purposes if it conducts such activities either directly or indirectly through any entity in which it owns an interest, no matter how small or insignificant such activities are compared to the partnership’s other activities. Other versions of the legislation would mandate that any income from investment management or advisory activities be treated as non-qualifying income under the 90% qualifying income exception for publicly traded partnerships, which, in turn, would limit the amount of such income that a publicly traded partnership could derive other than through corporate subsidiaries. It has also been reported that the Obama Administration may propose that any publicly traded partnership with revenues from any source in excess of $50 million be taxed as a corporation. It is unclear which legislation, if any, ultimately will be enacted. It also is uncertain whether such legislation, if enacted, would apply retroactively to dates specified in the original proposals or prospectively only. If such legislation is enacted, depending on the form it takes, it could limit our ability to engage in investment management and advisory or other activities in the future or otherwise affect our business strategy. Were we to be taxed as a corporation the return to our shareholders would be materially impaired because of the imposition of tax at both the entity and shareholder levels. Investors should consult their own tax advisors regarding the likelihood that the proposed legislation will be enacted and, if enacted, the form it is likely to take.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans, strategies and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	the factors referenced in this prospectus, including those set forth under the caption “Risk Factors;”

•	use of net proceeds from this offering;

•	our business and investment strategies;

•	our ability to obtain financing arrangements on favorable terms, or at all;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	general volatility of and economic conditions in the markets in which we invest;

•	our expected investments;

•	availability of investment opportunities in our target assets on favorable terms, or at all;

•	mismatches of terms between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	effects of hedging instruments on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates, and similar matters;

•	our ability to maintain our exemption from registration under the Investment Company Act;

•	availability of qualified personnel;

•	our ability to make distributions to our shareholders in the future;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt and equity markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity, results of operations, prospects, plans, strategies, objectives and ability to make or sustain distributions to our shareholders may vary materially from those expressed in, or contemplated by, our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are offering           of our common shares in this offering (excluding the underwriters’ overallotment option to purchase up to an additional           common shares). We estimate that the net proceeds we will receive from selling common shares in this offering will be approximately $      million, after deducting the underwriting discount and other estimated offering expenses payable by us (or $      million, if the underwriters exercise their overallotment option in full).

We intend to use all the net proceeds from this offering to acquire target assets in accordance with our investment objective and strategies described in this prospectus. See “Business—Our Investment Strategies.” Based on prevailing market conditions, our current expectation is that we will invest the net proceeds from this offering over a 6-to 12-month period, and will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income, such as first mortgage loans, bridge loans, mezzanine loans and preferred equity issued by entities that own commercial real estate, and approximately 50% to acquire federally tax-exempt multifamily mortgage revenue bonds, issued to acquire, construct or improve multifamily rental apartments, and that produce income that is excludable from gross income for U.S. federal income tax purposes and will primarily not be an item of tax preference for purposes of the alternative minimum tax. However, there is no assurance that upon the completion of this offering we will not allocate the net proceeds from this offering in a different manner among our target assets. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate target assets are acquired, we may invest the net proceeds from this offering in interest-bearing, short-term securities that are rated investment grade and money market funds. These investments are expected to provide a lower net return than we will seek to achieve from our target assets.

DISTRIBUTION POLICY

Our intention is to make quarterly distributions to our common shareholders of at least 90% of our total Adjusted Core Earnings over time. In declaring our distributions, our Board of Managers will take into account, among other things, our actual and projected results of operations, liquidity and financial condition, the net interest and other income from our portfolio, our operating expenses, our financing and refinancing requirements, our working capital needs, the distribution requirements of our outstanding preferred shares, new investment opportunities, financing covenants and applicable law. In particular, we may deviate from our distribution policy when we believe it is prudent to do so for liquidity management purposes, during financial crises or extreme market dislocations, or in order to take advantage of what we deem to be extraordinary investment opportunities. Furthermore, our preferred shares restrict, and it is possible that some of our future financing arrangements could contain provisions prohibiting or otherwise restricting, our ability to make distributions to our shareholders. See “Description of Shares—Preferred Shares.” In addition, our ability to make distributions is subject to certain restrictions under the Delaware LLC Act. Under the Delaware LLC Act, a limited liability company generally is not permitted to make a distribution if, after giving effect to the distribution, the liabilities of the company will exceed the value of the company’s assets. Shareholders generally will be subject to U.S. federal income tax (and any applicable state and local taxes) on their respective allocable shares of our net taxable income regardless of the timing or amount of distributions we make to our shareholders.

We plan to make our first distribution in respect of the period from the closing of this offering through     , 2012, which may be prior to the time that we have fully invested the net proceeds from this offering in our target assets. Although our initial assets only generate payments of taxable income, we expect that our investment portfolio in the future will generate both payments of taxable income and payments that are excludable from gross income for U.S. federal income tax purposes and are not items of tax preference for purposes of the federal alternative minimum tax. Accordingly, since we intend to be treated as a partnership for U.S. federal income tax purposes, we expect that, over time, a portion of our allocations will be excludable from gross income for federal tax purposes.

The declaration of distributions to our shareholders and the amount of any such distributions will be at the discretion of our Board of Managers, and we cannot assure you that we will make or sustain any distributions to our shareholders, in accordance with our present intention or otherwise.

For U.S. federal income tax purposes, any distributions that we make will be treated as distributions from a partnership and will be taxed as described in “Material U.S. Federal Income Tax Considerations—Taxation of Our Common Shareholders—Treatment of Distributions” below.

CAPITALIZATION

The following table sets forth (1) the historical capitalization of our predecessor at September 30, 2011, and (2) our capitalization at September 30, 2011, as adjusted to reflect the effect of (i) the sale of           common shares in this offering at an assumed initial public offering price of $      per share (which is the mid-point of the price range set forth on the cover of this prospectus), after deducting the underwriting discount and other estimated offering expenses payable by us, and (ii) the consummation of our formation transactions. You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical combined financial statements and notes thereto included elsewhere in this prospectus.

	At September 30, 2011
	Historical	As Adjusted (1)
	(Unaudited)

Long-term indebtedness:
Loans sold under agreements to repurchase	$29,585,208
Loans payable	$16,000,000

	$45,585,208

Total long-term indebtedness	$45,585,208	$

Members’ equity
Common interests	$99,839,767		$—
Preferred interests	99,000,000		—

Total members’ equity	$198,839,767		$—

Shareholders’ equity:
Common shares, no par value; shares authorized; no shares outstanding, historical; shares outstanding, as adjusted	$—	$
Series A CRA Preferred Shares, no par value; shares authorized; no shares outstanding, historical; shares outstanding, as adjusted (2)	—
Series B CRA Preferred shares, no par value; shares authorized; no shares outstanding, historical; shares outstanding, as adjusted (2)	—
Series C CRA Preferred shares, no par value; shares authorized; no shares outstanding, historical; shares outstanding, as adjusted (2)	—

Total shareholders’ equity	$—	$

Total capitalization	$246,741,013	$

(1)	Does not include (i) any common shares that may be issued pursuant to the underwriters’ overallotment option to purchase up to additional common shares; and (ii) common shares that we sold to Pembrook Capital at $ per share in connection with our formation, because we will repurchase these shares at their issue price shortly before the completion of this offering. Includes restricted units that will be granted to our Manager concurrently with the completion of this offering.

(2)	Upon the consummation of our formation transactions, the existing preferred interests in the Pembrook Funds will be converted into these series with an aggregate liquidation preference of $99.0 million that will replicate the economic terms of the preferred equity financing obtained by the Pembrook Funds.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected financial and operating data on a historical combined basis for our predecessor. We have not presented historical information for Pembrook Realty Capital LLC because we have not had any activity since our formation, other than the issuance of common shares in connection with our formation and activity in connection with this offering, and because we believe that a discussion of the results of Pembrook Realty Capital LLC would not be meaningful.

You should read the following selected historical financial and operating data in conjunction with our predecessor’s historical combined financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The historical combined balance sheet data as of December 31, 2010 and 2009 of our predecessor and the combined statements of operations data for each of the three years in the period ended December 31, 2010 of our predecessor have been derived from the historical audited combined financial statements of our predecessor included elsewhere in this prospectus. The historical combined balance sheet data as of December 31, 2008 and 2007 and the combined statements of operations data for the year ended December 31, 2007 have been derived from the unaudited combined financial statements of our predecessor not included in this prospectus. The historical combined balance sheet data as of September 30, 2011 and the combined statements of operations data for the nine months ended September 30, 2011 and 2010 of our predecessor have been derived from the historical unaudited combined financial statements of our predecessor included elsewhere in this prospectus. In the opinion of the management of our company, the historical combined balance sheet data as of September 30, 2011 and the combined statements of operations data for the nine months ended September 30, 2011 and 2010 include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. Such interim financial data are not necessarily reflective of our financial condition or results of operations at December 31, 2011 or for the year ending December 31, 2011 or for any subsequent date or period, as applicable.

	Pembrook Realty Capital Predecessor
	Nine		Nine
	Months		Months
	Ended		Ended
	September 30,		September 30,	Year Ended December 31,
	2011		2010	2010	2009	2008	2007
	(Unaudited)		(Unaudited)				(Unaudited)

Statement of Operations Data:
Revenue
Interest	$14,131,039		$7,171,892	$10,869,589	$9,430,448	$14,075,609	$6,927,566
Other	77,149		—	—	—	116,450	—

Total revenue	14,208,188		7,171,892	10,869,589	9,430,448	14,192,059	6,927,566

Expenses
Interest	1,270,422		1,289,298	1,789,489	2,060,819	6,000,825	4,578,670
Management fees	3,034,691		1,714,719	2,388,677	1,741,883	1,382,710	—
Professional fees	544,406		326,766	506,274	296,205	298,239	138,190
Other	367,157		261,923	323,427	457,520	343,860	174,861

Total expenses	5,216,676		3,592,706	5,007,867	4,556,427	8,025,634	4,891,721

Net operating revenue	8,991,512		3,579,186	5,861,722	4,874,021	6,166,425	2,035,845

Net realized and unrealized gain/(loss)
Realized gain/(loss) on loans and swap contracts	27,788		101,272	560,876	9,863	(2,267,106)	(1,825)
Change in unrealized gain/(loss) on swap contracts	233,501		332,852	425,897	581,452	(106,214)	(1,752,031)

Total net realized and unrealized gain/(loss)	261,289		434,124	986,773	591,315	(2,373,320)	(1,753,856)

Net income before preferred interest distribution	$9,252,801		$4,013,310	$6,848,495	$5,465,336	$3,793,105	$281,989

Preferred interest distribution	(2,211,446)		(1,977,771)	(2,726,934)	(2,735,112)	(3,150,708)	—

Net income allocable to common interests	$7,041,355		$2,035,539	$4,121,561	$2,730,224	$642,397	$281,989

Balance Sheet Data (at period end):	(Unaudited	)				(Unaudited )	(Unaudited )
Loans held for investment	$190,677,990			$177,929,684	$113,099,770	$126,112,534	$163,628,599
Securities held to maturity	6,212,510			7,620,161	10,253,306	12,701,931	14,961,051
Other equity securities	9,900,000			9,900,000	9,900,000	9,900,000	9,900,000
Total assets	246,741,013			226,014,000	157,151,408	164,231,892	195,152,514
Loans sold under agreements to repurchase	29,585,208			30,592,335	37,835,602	53,775,124	151,767,137
Loan payable	16,000,000			10,000,000	—	—	—
Payable for swap contracts	635,223			989,014	1,366,073	1,922,680	—
Total liabilities	47,901,246			42,322,272	41,310,258	61,270,966	154,333,985
Total members’ equity	198,839,767			183,691,728	115,841,150	102,960,926	40,818,529

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Selected Historical Financial Information,” the historical combined financial statements and related notes of our predecessor, “Risk Factors” and “Business” included elsewhere in this prospectus. The statements in this discussion regarding expectations of our future results of operations, liquidity and financial condition and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. As used in this section, unless the context otherwise requires, “we,” “us,” “our” and “our company” mean our predecessor for the periods presented and Pembrook Realty Capital LLC and its consolidated subsidiaries upon completion of this offering and our formation transactions.

Overview

We were formed as a Delaware limited liability company on July 21, 2011 to focus primarily on investing in our target assets on both a taxable and U.S. federally tax-exempt basis. Our target assets include taxable commercial real estate investments, such as commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and preferred equity issued by entities that own commercial real estate, as well as U.S. federally tax-exempt multifamily mortgage revenue bonds. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets currently owned by the Pembrook Funds. As of September 30, 2011, these assets consisted of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months. The information regarding our initial portfolio is as of September 30, 2011, and does not reflect the fair value and other information regarding the assets in our initial portfolio as of the completion of this offering and our formation transactions. In particular, the yield to maturity of the assets in our initial portfolio will be determined at the completion of our formation transactions, based on the fair value of the assets at that time.

We will be externally managed and advised by our Manager, pursuant to the terms of a management agreement between us and our Manager. Our Manager is an affiliate of Pembrook Capital, a private real estate investment firm that provides financing solutions to commercial real estate participants. Through an origination and advisory agreement between our Manager and Pembrook Capital Management, LLC, our Manager will be able to draw upon the experience and expertise of Pembrook Capital’s management team. The Pembrook Capital team that was primarily responsible for sourcing, underwriting, acquiring (through direct origination and secondary market opportunities), arranging for the financing of and managing our initial assets prior to this offering will be responsible, on behalf of our Manager, for performing similar functions for us in the future.

We believe that we have been organized and intend to operate so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

Our investment objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through quarterly distributions (a portion of which we expect will be excluded from gross income for U.S. federal income tax purposes) and, secondarily, through capital appreciation. We intend to achieve this objective by growing our initial portfolio through the selective acquisition of target assets designed to produce attractive returns across a variety of market conditions and economic cycles.

We believe that the next several years will offer significant opportunities to invest in our target assets and participate in the ongoing recapitalization of the commercial real estate industry, due to a limited amount of capital available for investment in commercial real estate debt, a significant need to refinance maturing or defaulted debt and attractive fundamentals in the multifamily rental housing and select commercial markets.

We will commence investment operations upon completion of this offering. We intend to be treated as a partnership for U.S. federal income tax purposes. Partnerships are treated as pass-through entities for purposes of U.S. federal income taxation, and accordingly we do not expect to be subject to U.S. federal income taxation. Instead, our common shareholders will be required to take into account their allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

Critical Accounting Policies

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We believe that all of the estimates and assumptions upon which our financial statements are based were reasonable at the time made, based upon information available to us at that time. In accordance with SEC guidance, the following discussion summarizes the accounting policies that apply to our operations that we believe to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment and the use of estimates and assumptions. This summary should be read in conjunction with a more complete discussion of our accounting policies included in Note 2 to the historical combined financial statements of our predecessor included elsewhere in this prospectus. Our most critical accounting policies relate to the valuation of our assets, impairments, revenue recognition, Manager compensation, hedging and income taxes. Each of these items may involve estimates that will require management to make judgments that are subjective in nature. We will rely on our Manager’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Different estimates and assumptions could result in materially different reported amounts.

The following is a summary of our critical accounting policies:

Loans Held for Investment

Loans held for investment typically include whole mortgage loans, bridge loans, B-Notes, mezzanine loans and construction or rehabilitation loans that are secured by various types of real estate (except for mezzanine loans, which are secured by a pledge of the borrower’s ownership interest in the property and/or the property-owning entity). We generally intend to hold our loans to maturity and, accordingly, carry them at cost, net of unamortized costs, fees and discounts unless such loan or investment is deemed to be impaired. Loans are considered to be impaired when it is probable that, based upon current information and events, we will be unable to collect all amounts due under the contractual terms of the loan agreement or the value of the underlying collateral and guarantees, when applicable, are expected to be less than the carrying value of the loans held for investment.

We may invest in instruments that entitle us to receive a percentage of the securing property’s cash flow and/or a portion of any remaining sale or refinancing proceeds after payment of indebtedness. At the inception of each such investment, management must make the subjective determination whether such investment should be accounted for as a loan, a joint venture or an interest in real estate.

Impairment

The reserve for possible loan losses in connection with loans held for investment reflects management’s estimate of the allowance for possible credit losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased to the level that management estimates to be adequate considering delinquencies, loss experience, collateral quality, and guarantees. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based on the facts and circumstances of the individual loans being evaluated for impairment, loan specific valuation allowances are established for the excess carrying value of the loan over either: (1) the present value of the expected future cash flows discounted at the loan’s effective interest rate, (2) the estimated fair value of the loan’s underlying collateral together with any other credit support including, but not limited to, recourse guarantees if the loan is in the process of foreclosure or otherwise collateral dependent, or (3) the loan’s observable market price. The allowance for each loan will be maintained at a level we believes is adequate to absorb probable losses. At September 30, 2011 and December 31, 2010, we did not have any reserve for possible loan losses.

Investment Securities

Investment securities include investments in bonds and preferred stocks. Securities that we have the intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other equity investments that are not publicly traded and/or do not have a readily determinable fair value are recorded at cost when we do not have the ability to influence the operating and financial policies of the investee.

We reviewed each investment that had an unrealized loss at September 30, 2011. An unrealized loss exists when the current fair value of an investment is less than its amortized cost basis. At September 30, 2011, we had unrealized losses from a single issuer preferred equity security and a single issuer municipal bond. The unrealized losses on these securities were caused by movements in interest rates. It is not anticipated that these securities would be settled at a price that is less than the amortized cost of our investment. Each of these securities is performing according to its terms and, in the opinion of management, will continue to perform according to its terms. We do not have the intent to sell these securities and it is more likely than not that we will not be required to sell the securities before recovery of the securities amortized cost basis. Therefore, we did not consider these investments to be other-than-temporarily impaired at September 30, 2011.

The unrealized losses on the single issuer preferred security and single issuer municipal bond were caused by market interest volatility, a significant widening of credit spreads across markets for these securities and illiquidity and uncertainty in the financial markets. The single issuer preferred equity security is an equity security which is accounted for using the cost method. We evaluate the single issuer municipal bond using an impairment model that is applied to debt securities. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than amortized cost; (2) the current interest rate environment; (3) the financial condition and near-term prospects of the issuer, if applicable and (4) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Derivative Instruments

Our policies permit us to enter into derivative contracts, including interest rate swaps to add stability to its interest income and to manage its exposure to interest rate movements or other identified risks. Swap contracts are marked to market to reflect fair value, which approximates the amounts that would be received from, or paid to, a third party in settlement of the contracts as if those contracts were to settle. Fair value of the interest rate swap contracts are determined using pricing models that utilize market quoted inputs, including, among other items, specific yield curves, volatility quotes and foreign currency exchange rates. Realized and unrealized gains and losses are reflected in the combined statement of operations. We did not designate its derivatives as hedges, and as such, did not apply hedge accounting on them.

Income Taxes

Our income or loss is allocated to the individual members for inclusion in their respective tax returns. Accordingly, no provision is made for federal, state or local income taxes in the accompanying financial statements, nor is any income tax payable by us.

We follow the provisions of FASB relating to accounting for uncertainty in income taxes which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements, which is applicable to all open tax years. Our open tax years are 2008 through 2010. We do not have any unrecognized tax benefits or liabilities for the three and nine month periods ended September 30, 2011 and 2010.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investment. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method, except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Fees on commitments that expire unused are recognized at expiration. Exit fees are recognized as income when collection is reasonably assured.

In some cases, interest income may also include the amortization or accretion of premiums and discounts. This additional income, net of any direct costs incurred, will be deferred and accreted into interest income on an effective yield or “interest” method adjusted for actual prepayment activity over the life of the related loan, investment or security as a yield adjustment.

Income recognition will be suspended for investments when in the opinion of management a full recovery of income and principal becomes doubtful. Each such situation is evaluated based on the specific circumstances surrounding the investment before reaching such conclusions. A loan will be considered delinquent in the event of non-payment of interest and/or principal per the terms of the specific loan after a period of 90 days. Suspension of income recognition would occur only at such time as management determines interest and/or principal was no longer collectible under the terms of such loan agreement. Income recognition will be resumed when the investment becomes contractually current and performance is demonstrated to be resumed. For investments that provide for accrual of interest at specified rates which differ from current pay rates, interest income will be recognized on such investments at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations and liquidity of the borrower. If management cannot make such determination regarding collectability, interest income above the current pay rate will be recognized only upon actual receipt.

Income or expense related to swap contracts and/or repurchase agreements will be recognized as accrued or incurred.

Deferred Costs

Direct costs incurred, net of any fees received, in connection with new loan investments are capitalized as part of the loan balance and amortized over the related term of the investment as an adjustment to the loan’s yield.

Deferred financing costs include fees and costs incurred to obtain financing and are amortized using the effective-yield method in accordance with generally accepted accounting principles of the United States. These deferred financing costs are included in other assets on the accompanying combined balance sheets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2010, Financial Accounting Standards Board (“FASB”) ASC Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” was issued and expands disclosures about the credit quality of financing receivables and the allowance for credit losses, requiring such disclosures be presented on a disaggregated basis, either by portfolio segment, which is defined as the level at which an entity determines its allowance for credit losses, or by class, which is defined on the basis of the initial measurement attribute, the risk characteristics, and the method for monitoring and assessing credit risk. The new and amended disclosures that relate to information as of the end of a reporting period are effective for public entities for the annual reporting period ending on or after December 15, 2010. The implementation of ASU 2010-20 is not anticipated to have a material impact on our consolidated financial statements.

In January 2011, FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” which temporarily deferred the effective date in ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” in respect of disclosures related to troubled debt restructuring until FASB finalized ASU 2010-20. ASU 2010-20 requires companies to provide disaggregated levels of disclosure by portfolio segment and class to enable users of the financial statement to understand the nature of loan.

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 clarifies whether loan modifications constitute troubled debt restructuring. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 is effective for the first interim and annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Our adoption of ASU 2011-02 did not have a material effect on our financial condition, results of operations and disclosures.

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. In a typical repurchase agreement transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB Accounting Standards Codification (Codification) Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. We are assessing the impact of ASU 2011-03 on our financial condition, results of operations and disclosures.

Results of Operations

Comparison of the Nine Month Period Ended September 30, 2011 to the Nine Month Period Ended September 30, 2010

Net operating revenue

Net operating revenue was $9.0 million for the nine month period ended September 30, 2011 compared to $3.6 million for the nine month period ended September 30, 2010. Net operating revenue consists primarily of interest income less total expenses. The increase in net operating revenue resulted from an increase in investments and the corresponding increase in interest earned on investments made during the period, partially offset by an increase in expenses, as discussed below. During the nine months ended September 30, 2011, our investments generated a weighted average leveraged annual return of 11.75% and the weighted average annual cost of our financings was 2.60%, including the impact of interest rate hedges, compared to a weighted average leveraged annual return of 9.37% and weighted average annual cost of financing of 1.89% during the nine months ended September 30, 2010. “Weighted average leveraged annual return” means the weighted average return of all assets in the portfolio after all debt payments, using as a weighting factor for each asset the ratio of the net loan size (which is the total investment amount less applicable debt) of that asset to the aggregate net loan size of all assets; and “weighted average annual cost of financing” means the weighted average interest expense for the portfolio’s leverage, or debt, using as a weighting factor for each loan the ratio of the principal balance of that loan to the total principal balance of all outstanding loans.

Interest Income

Interest income was $14.1 million for the nine month period ended September 30, 2011 as compared to $7.2 million for the nine month period ended September 30, 2010. Interest income includes payments received and accrued on our investments. The increase in interest income is principally due to an increase in investments between periods and an increase in the interest rate applicable to more recent investments compared to earlier investments.

Interest Expense

Interest expense was $1.3 million for each of the nine month periods ended September 30, 2011 and 2010. Interest expense includes payments made on our repurchase agreements and other financing used to finance our investments.

Management Fees

Management fees were $3.0 million for the nine month period ended September 30, 2011 as compared to $1.7 million for the nine month period ended September 30, 2010. Management fees consist of base and incentive fees payable to the manager of our predecessor. Management fees are directly related to the amount of capital invested in our company, and the increase in management fee expense reflects an increase in invested capital. During the nine month period ended September 30, 2011, $0.6 million was allocated to the manager of our predecessor, compared to no allocation to the manager for incentive fees during the nine month period ended September 30, 2010. These management fees reflect those paid by our predecessor. Upon completion of this offering, we will enter into a management agreement with our Manager, and thereafter will pay our Manager the fees specified in such agreement. See “Our Manager and the Management Agreement—Management Agreement.”

Professional Fees

Professional fees were $0.5 million for the nine month period ended September 30, 2011, as compared to $0.3 million for the nine month period ended September 30, 2010. The increase in professional fees reflects an increase in our investment activities. Following completion of this offering, we will incur significant general and administrative expenses, including management fees, professional fees and other corporate level activity associated with operating as a public company. Specifically, in addition to the fee payable to our Manager, we will incur compensation costs related to our Chief Financial Officer, legal, accounting and other expenses related to corporate governance, public reporting and compliance with various provisions of the Sarbanes-Oxley Act. As a public company, we anticipate incurring additional office, audit, accounting, and legal fees, that are not currently determinable. Such costs may be material. Since we have not operated previously as a publicly traded company, there can be no assurance that our general and administrative expense will not significantly exceed our current estimates.

Net realized and unrealized gain/(loss)

We record gains and losses on investments only as realized and gains and losses on financial instruments (swap contracts) as both realized and unrealized. Total net realized and unrealized gain for the nine months ended September 30, 2011 was $0.3 million compared to total net realized and unrealized gain of $0.4 million for the nine months ended September 30, 2010. The change in unrealized gain on swap contracts for the nine month period ended September 30, 2011 of $0.2 million compared to $0.3 million for the nine month period ended September 30, 2010 relates to the changes in interest rates affecting such contracts.

Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009

Net Operating Revenue

For 2010 we had net operating revenue of $5.9 million compared to $4.9 million for 2009. The increase in net operating revenue resulted from an increase in investments and the corresponding increase in interest earned on investments made during the period, partially offset by an increase in expenses, as discussed below. During the year ended December 31, 2010, our investments generated a weighted average leveraged annual return of 9.73% and the weighted average annual cost of our financings was 2.37%, including the impact of interest rate hedges, compared to a weighted average leveraged annual return of 5.64% and weighted average annual cost of financing, including the impact of interest rate hedges, of 1.87% during the year ended December 31, 2009.

Interest Income

Interest income increased to $10.9 million in 2010 from $9.4 million in 2009, primarily reflecting an increase in loans held for investment to $177.9 million in 2010 from $113.1 million in 2009. The increase in interest revenue during the year was partially offset by a decline in interest due to the amortization of principal of one our securities held to maturity. During 2010, we made six new loans, one of which was sold, with the proceeds, net of the incentive fee payable, being reinvested in new loans.

Interest Expense

Interest expense decreased to $1.8 million for 2010 compared to $2.1 million for 2009. Interest expense declined due to a reduction in the number of repurchase agreements and lower interest rates charged on our repurchase agreements.

Management Fees

Management fees increased to $2.4 million for 2010 compared to $1.7 million in 2009. The increase is directly due to an increase in contributed capital and assets under management as we continued to invest in new loans. These management fees reflect those paid by our predecessor. Upon completion of this offering, we will enter into a management agreement with our Manager, and thereafter will pay our Manager the fees specified in such agreement. See “Our Manager and the Management Agreement—Management Agreement.”

Professional Fees

Professional fees increased to $0.5 million in 2010 compared to $0.3 million in 2009. This increase was mostly due to greater due diligence costs associated with an increase in new loan investments. Other expenses, primarily general and administrative expenses, declined moderately to $0.3 million from $0.4 million.

Net realized and unrealized gain/(loss)

Total net realized and unrealized gain for 2010 was $1.0 million compared to total net realized and unrealized gain of $0.6 million for 2009. A realized gain of $0.6 million recorded for 2010 represents gains on swap contracts used to manage our interest rate, compared to a de minimus gain on swap contracts for 2009; the change in unrealized gain on swap contracts for 2010 of $0.4 million compared to $0.6 million for 2009 relates to the changes in interest rates affecting such contracts.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008

Net Operating Revenue

For 2009, net operating revenue was $4.9 million compared to $6.2 million in 2008. The decrease in net operating revenue resulted from a decrease in investments and the corresponding decrease in interest earned on investments made during the period, partially offset by a decrease in expenses, as discussed below. During the year ended December 31, 2009, our investments in effect generated a weighted average leveraged annual return of 5.64% and the weighted average annual cost of our financings was 1.87%, including the impact of interest rate hedges, compared to a weighted average leveraged annual return of 7.53% and weighted average annual cost of financings of 3.25%, including the impact of interest rate hedges, during the year ended December 31, 2008.

Interest Income

Interest income decreased for 2009 to $9.4 million from $14.1 million in 2008. The decrease is largely due to our sale of assets and a reduction in the amount of leverage used in making our investments. The resulting effect was to reduce the size of our outstanding loan balances and thereby lead to a reduction in the amount of interest income we received on the remaining assets as well as the corresponding interest expense. Furthermore, during 2008, the LIBOR rate on which our floating rate loans are based dropped precipitously, thereby reducing the amount of interest income we received.

Interest Expense

Interest expense decreased to $2.1 million in 2009 compared to $6.0 million in 2008 directly as a result of our aggressive approach to reduce the amount of debt, primarily repurchase agreements, used to finance our investments and a substantial decline in the index upon which the interest rate on our variable rate debt is based.

Management Fees

Management fees increased to $1.7 million for 2009 from $1.4 million in 2008. Management fees are directly tied to the amount of capital contributed from members, which increased in 2009 as we continued to invest in new loans. These management fees reflect those paid by our predecessor. Upon completion of this offering, we will enter into a management agreement with our Manager, and thereafter will pay our Manager the fees specified in such agreement. See “Our Manager and the Management Agreement—Management Agreement.”

Professional Fees

Professional fees for 2009 did not change from 2008. Other expenses increased moderately to $0.5 million in 2009 compared to $0.3 million in 2008.

Net realized and unrealized gain/(loss)

Total net realized and unrealized gain for 2009 was $0.5 million compared to total net realized and unrealized loss of $2.4 million for 2008. There was de minimus gain recorded for 2009 on swap contracts used to manage our interest rates, compared to a $2.3 million loss on swap contracts for 2008; the change in unrealized gain on swap contracts for 2009 of $0.6 million compared to $0.1 million loss for 2009 relates to the changes in interest rates affecting such contracts.

Related Party Transactions

In connection with this offering, we will engage in certain formation transactions which are designed to consolidate the ownership of our initial assets, facilitate this offering, acquire long-term indebtedness that financed certain of our initial assets and replicate the economic terms of preferred equity financing obtained by the Pembrook Funds. These formation transactions include the mergers of each of the Pembrook Funds into our company, pursuant to which all of the existing investors in the Pembrook Funds will receive equity interests in our company. See “Structure and Formation of our Company.” The merger agreements among us and the Pembrook Funds were negotiated between related parties, and we did not have the benefit of arm’s length negotiations of the type normally conducted with an unaffiliated third party and their terms, including the number of common shares to be issued by us to investors in the

Pembrook Funds, including affiliates Pembrook Capital, in our formation transactions, may not be as favorable to us. See “Risk Factors—Risks Related to Our Relationship with Pembrook Capital—The merger agreements between us and the Pembrook Funds were not negotiated on an arm’s length basis and their terms, including the number of common shares to be issued by us to investors in the Pembrook Funds, including affiliates of Pembrook Capital, in our formation transactions, may not be as favorable to us than if they were negotiated with an unaffiliated third party.”

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our Board of Managers. The management agreement provides for the payment to our Manager of (i) a base management fee equal to     % of our shareholders’ equity per annum and calculated and payable quarterly and in arrears; and (ii) an incentive fee with respect to each calendar quarter as more fully described in this prospectus. Under certain circumstances we will be obligated to pay our Manager a termination fee. See “Our Manager and the Management Agreement—Management Agreement” and “Risk Factors—Risks Related to Our Relationship with Pembrook Capital—The management agreement with our Manager was not negotiated on an arm’s length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.”

We will also enter into indemnification agreements, a registration rights agreement, a license agreement and a co-investment and allocation agreement with related parties. See “Certain Relationships and Related Transactions—Indemnification and Limitation of Managers’ and Officers’ Liability,—Registration Rights Agreement,—“Pembrook” License Agreement and—Co Investment and Allocation Agreement.”

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements for our business, including ongoing commitments, repay borrowings, fund and maintain our assets and operations and make distributions to our common and preferred shareholders. We will require significant cash to purchase additional target assets, repay principal and interest on our borrowings, make distributions to our common and preferred shareholders and fund our operations. Our primary sources of funds for liquidity will consist of the net proceeds from this offering, payments of principal and interest we receive on our investments, net proceeds from periodic offerings of preferred shares, unused capacity under our current borrowing arrangements and other financing arrangements we intend to enter into, including an expected line of credit we are currently negotiating with a financial institution, sales of investments and future equity and debt capital raises. We expect that our primary sources of future financing will include commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, equity and debt issuances (including issuances of common shares and perpetual preferred shares), repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements, in each case to the extent available to us. We believe these identified sources of funds will be adequate for the purpose of meeting our short-term and long-term liquidity needs.

While we generally intend to hold our investments as long-term investments, certain of our assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed in part with bank credit facilities (including term loans and revolving facilities), warehouse facilities, securitizations and other secured and unsecured forms of borrowing, we expect that a significant portion of the proceeds from sales of our assets (if any) and scheduled amortization will be used to repay balances under these financing sources and will not be available for distribution.

As part of our formation transactions, we will:

•	Issue three series of preferred shares with an aggregate liquidation preference of $99.0 million that will replicate the economic terms of the preferred equity financing obtained by the Pembrook Funds. These preferred shares will pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%, will not be mandatorily redeemable at any time and will remain outstanding indefinitely unless redeemed or otherwise purchased by us at our election.

•	Acquire approximately $45.6 million of long-term indebtedness. Of this amount, approximately $16.0 million is comprised of term loans that bear interest at a weighted average annual rate of 1-month LIBOR plus 3.375% as of September 30, 2011 and have a weighted average maturity of approximately 14.2 months. The remaining $29.6 million is comprised of repurchase agreements that bear interest at variable rates that reset weekly; as of September 30, 2011 this debt had a weighted average annual interest rate of 2.05% and a weighted average maturity of approximately 22.2 months. While the repurchase agreements are our obligations, the collateral for each repurchase agreement consists of one or more underlying loans issued by us. The obligations are priced weekly and may be terminated by us prior to their stated maturity dates. The interest rate for each repurchase agreement is set independently of our other repurchase agreements. As of September 30, 2011, there were no discounts, or “haircuts,” to the value of the underlying collateral for purposes of securing the repurchase agreements. Such discounts may be required in some cases by the counterparty to the repurchase agreements.

The following table provides additional information regarding the indebtedness that we will acquire as part of our formation transactions:

		Outstanding	Annual Interest
		Balance at	Rate at
	Underlying	September 30,	September 30,
Financing Type	Collateral	2011(1)	2011	Amortization	Payment	Maturity	Extensions

Term Loan	Heritage Hunt	$10,000,000	3.24% (1-month LIBOR+3.0%)	Interest only	Monthly	11/1/2012	2 6-months(2)
Term Loan	Boulder Office	6,000,000	4.24% (1-month LIBOR+4.0%)	Interest only	Monthly	2/1/2013	2 6-months(2)
Repurchase Agreement	AIMCO CRA Preferred Stock	6,126,789	1.33%	Put	Quarterly	3/31/2015	N/A
Repurchase Agreement	Seneca Special Obligation Bonds	3,789,168	1.24%	Put	Semi- annual	12/1/2013	N/A
Repurchase Agreement	Courtyard Marriott/ Oakwood	13,306,535	3.0%	Put	Monthly	9/1/2012	N/A
Repurchase Agreement	Shopping Center Sweetwater Cove	6,362,720	1.23%	Put	Monthly	10/1/2013	N/A

Total		$45,585,208

(1)	Repurchase agreement balances include accrued interest; term loan balances are principal only.

(2)	Maturity may be extended at our option upon the payment of a fee equal to 0.25% of the principal amount, assuming that we are then in compliance with the covenants under the applicable loan agreement.

The term loan secured by the assets of Heritage Hunt is pursuant to a credit and security agreement with Bank of America N.A., which provides for payments of interest at a rate equal to daily floating LIBOR plus 3.5%, which was reduced to LIBOR plus 3.0% as of July 1, 2011 (which equaled 3.24% as of September 30, 2011) on the outstanding principal amount of $10.0 million. The loan has a final maturity date, including extensions, of November 1, 2013. The loan has a total commitment of $15.0 million, with unused availability of $5.0 million as of September 30, 2011.

The term loan secured by the assets of the Boulder Office is pursuant to a credit and security agreement with Bank of America N.A., which provides for payments of interest at a rate equal to daily floating LIBOR plus 4.0% (which equaled 4.24% as of September 30, 2011) on the outstanding principal amount of $6.0 million. The loan has a final maturity date, including extensions, of February 1, 2014. The loan has a total commitment of $6.0 million, with no unused availability as of September 30, 2011.

The following table provides, for each quarterly period set forth below, additional information regarding the repurchase agreements that we will acquire as part of our formation transactions:

	Principal		Average Principal
	Balance at		Balance During		Maximum Month-End
	End of Quarter	% Change	Quarter(1)	% Change	Principal Balance(2)	% Change

Year Ended December 31, 2009
First Quarter	$48,781,810	NA	$50,247,540	NA	$53,179,000	NA
Second Quarter	$43,997,799	−9.8%	$47,187,140	−6.1%	$48,781,810	−8.3%
Third Quarter	$43,997,799	0.0%	$43,997,799	−6.8%	$43,997,799	−9.8%
Fourth Quarter	$37,781,617	−14.1%	$39,611,617	−10.0%	$40,526,617	−7.9%
Year Ended December 31, 2010
First Quarter	$32,781,616	−13.2%	$32,781,616	−17.2%	$32,781,616	−19.1%
Second Quarter	$31,981,616	−2.4%	$32,514,949	−0.8%	$32,781,616	0.0%
Third Quarter	$31,330,000	−2.0%	$31,330,000	−3.6%	$31,330,000	−4.4%
Fourth Quarter	$30,530,000	−2.6%	$31,063,333	−0.9%	$31,330,000	0.0%
Nine Months Ended September 30, 2011
First Quarter	$30,466,202	−0.2%	$30,496,705	−1.8%	$30,530,000	−2.6%
Second Quarter	$29,547,799	−3.0%	$30,140,666	−1.2%	$30,447,887	−0.3%
Third Quarter	$29,485,462	−0.2%	$29,505,252	−2.1%	$29,526,031	−3.0%

(1)	Represents the average principal balance of all repurchase agreements during each quarterly period.

(2)	Represents the maximum month-end principal balance of all repurchase agreements during each quarterly period.

The continued reduction in outstanding repurchase agreements beginning with the quarter ending March 31, 2009 is the result of certain underlying collateral retiring or amortizing, and our decision to actively reduce our exposure to floating rate debt represented by repurchase agreements.

Sources and Uses of Cash

As of December 31, 2010, we had $28.6 million of cash and cash equivalents, compared to $22.2 million at December 31, 2009 and $14.1 million at December 31, 2008.

Cash flows from Operating Activities

Net cash flow provided by operating activities totaled $0.1 million for the year ended December 31, 2010. Net income of $6.8 million was due largely to interest income of $10.9 million offset by interest expense of $1.8 million, management fees of $2.4 million, and gains on swap contracts of $1.0 million. In addition, changes in operating assets and liabilities resulted in net cash outflow of $6.8 million.

Net cash flow provided by operating activities totaled $5.1 million for the year ended December 31, 2009. Net income of $5.5 million was due largely to interest income of $9.4 million offset by interest expense of $2.1 million, management fees of $1.7 million, and gains on swap contracts of $0.6 million. In addition, changes in operating assets and liabilities resulted in net cash outflow of $0.4 million.

Net cash flow provided by operating activities totaled $1.4 million for the year ended December 31, 2008. Net income of $3.8 million was due largely to interest income of $14.1 million offset by interest expense of $6.0 million, management fees of $1.4 million, and losses on swap contracts of $2.4 million. In addition, changes in operating assets and liabilities resulted in net cash outflow of $2.4 million.

Cash flows from Investing Activities

Net cash flow used in investing activities totaled $62.1 million for the year ended December 31, 2010 due primarily to the acquisition of $138.6 million in loans held for investment, which was partially offset by loan paydowns of $73.9 million. In addition, $2.6 million was generated from securities held to maturity.

Net cash flow provided by investing activities totaled $15.5 million for the year ended December 31, 2009 due primarily to loan paydowns of $13.0 million. In addition, $2.4 million was generated from securities held to maturity.

Net cash flow used in investing activities totaled $38.3 million for the year ended December 31, 2008 due primarily to loan paydowns of $66.7 million, which was partially offset by the acquisition of $30.7 million in loans held for investment. In addition, $2.3 million was generated from securities held to maturity.

Cash flows from Financing Activities

Net cash flow provided by financing activities totaled $63.8 million for the year ended December 31, 2010 due primarily to capital contributions of $44.9 million and $21.0 million from common interest and preferred interest members, respectively, and proceeds from a loan payable of $10.0 million. These were offset by cash flows of $2.0 million for capital distributions, $2.7 million in preferred interest distributions, and $7.2 million in loans sold under repurchase agreements.

Net cash flow used in financing activities totaled $8.5 million for the year ended December 31, 2009 due primarily to $2.7 million in preferred interest distributions and $15.9 million in loans sold under repurchase agreements. These were offset by capital contributions of $10.2 million from common interest members.

Net cash flow used in financing activities totaled $39.6 million for the year ended December 31, 2008 due primarily to $3.2 million in preferred interest distributions and $98.0 million in loans sold under repurchase agreements. These were offset by capital contributions of $16.0 million and $45.5 million from common interest and preferred interest members, respectively.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2010.

	Amount of Obligation or Commitment Expiration per Period
		Less than			More than
Obligations and Commitments	Total	1 Year	1 to 3 Years	3 to 5 Years	5 Years

Term Loans	$10,000,000	$0	$10,000,000	$0	$0
Repurchase Agreements	$30,592,335	$0	$24,492,047	$6,100,228	$0

Total	$40,592,335	$0	$34,492,047	$6,100,228	$0

Since December 31, 2010, we have entered into one term loan in the original principal amount of $6.0 million, with an initial term that matures in February 2013 and an annual interest rate of one-month LIBOR plus 4.0%.

Off-Balance Sheet Arrangements

As of September 30, 2011, we had no off-balance sheet arrangements, and we do not expect to have any upon completion of this offering. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Distributions

Our intention is to make quarterly distributions to our common shareholders of at least 90% of our Adjusted Core Earnings over time. Core Earnings is a non-GAAP financial measure. We calculate Core Earnings as GAAP net income (loss) excluding non-cash equity compensation expense, any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss or in net income over time. “Adjusted Core Earnings” is also a non-GAAP financial measure and equals Core Earnings less any incentive fees and without any gross-up for tax-exempt interest received. Any distributions will be at the sole discretion of our Board of Managers. In declaring any distributions, our Board of Managers will take into account, among other things, our actual and projected results of operations, liquidity and financial condition, the net interest and other income from our portfolio, our operating expenses, our financing and refinancing requirements, our working capital needs, the distribution requirements of our outstanding preferred shares and new investment opportunities. In addition, our preferred shares restrict, and it is possible that some of our future financing arrangements could contain provisions prohibiting or otherwise restricting, our ability to make distributions to common shareholders, and our ability to make distributions is subject to certain restrictions under the Delaware LLC Act.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, real estate values and other market based risks. We anticipate that our primary market risks will be real estate risk, credit risk, interest rate risk and market value risk. We will seek to manage these risks while, at the same time, seeking to provide an opportunity to our common shareholders to realize attractive risk-adjusted returns over the long-term through ownership of our common shares.

Real Estate Risk

Commercial real estate assets, such as our target assets, and real estate values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay mortgage loans securing our investments, which could also cause us to suffer losses. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common shares and accordingly reduce our ability to make or sustain distributions to our shareholders. As of September 30, 2011 approximately 36%, 24% and 10% of the outstanding principal amount of our initial portfolio was secured by properties located in New York, the Mid-Atlantic region and the Southwest region, respectively, and while all of the underlying collateral was performing consistent with the loan obligations, economic downturns in these regions could have a material adverse effect on our operations. Also, to the extent that our investments are concentrated in a few owners the financial failure of any single owner could have a materially adverse affect on our operations.

Credit Risk

We are subject to varying degrees of credit risk in connection with our investments. We have exposure to credit risk on the mortgage assets and underlying mortgage loans in our portfolio as well as other assets. In general, the primary source of principal and interest payments on our investments is the revenues generated by, or the net proceeds from the sale or refinancing of, properties securing our investments. If a property is unable to sustain net revenues or generate sale or refinancing proceeds at a level necessary to pay current debt service obligations to us a default may occur. Our Manager will seek to manage credit risk by performing pre-acquisition due diligence procedures and through use of non-recourse financing (when available and appropriate), which limits our exposure to credit losses to the specific pool of assets that are subject to the non-recourse financing. In addition, with respect to any particular investment, our Manager’s investment team will evaluate, among other things, relative valuation, supply and demand trends, yield curves, delinquency and default rates, recovery of various sectors and age of collateral.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our investments and our related financing arrangements. In general, we expect to finance the acquisition of our target assets through commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, equity and debt issuances (including issuances of common shares and perpetual preferred shares), repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements, in each case to the extent available to us. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements, interest rate cap agreements and options on interest rate swaps (or swaptions). Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings. We may also invest in more loans that bear interest at floating rates when acceptable to borrowers.

Interest Rate Effect On Net Interest Income

Our operating results depend in large part on differences between the income earned on our investments and our cost of borrowing and hedging activities. The cost of our borrowings is generally based on prevailing market interest rates. In a period of rising interest rates, our interest expense would likely increase, while any additional interest income we earn on our floating rate investments may not fully offset any such increase in interest expense. Additionally, the interest income we earn on our fixed rate investments would not increase, and the duration and weighted average life of such investments would increase and their market value would likely decrease. In addition, rising interest rates may adversely affect borrower default rates. In a period of declining interest rates, interest income on our floating rate investments would likely decrease, while any decrease in our interest expense on our floating rate debt may not fully offset any such decrease in interest income. Additionally, the interest expense on our fixed rate debt would not change. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could materially and adversely affect our liquidity and results of operations.

Market risk includes risks that derive from changes in interest rates, equity prices and other market changes that affect market sensitive instruments. Our primary market risk exposure is to changes in interest rates on our variable rate financing arrangements. As of September 30, 2011, we had $45.6 million of total floating rate long-term debt outstanding with a weighted average interest rate of 2.6% per annum. As of September 30, 2011, we had $99.0 million of preferred equity outstanding with an effective average annual floating distribution rate equal to three-month LIBOR plus a weighted average spread of 2.72%. If market rates of interest on our variable rate financing arrangements outstanding as of September 30, 2011 were to increase by 1.0%, or 100 basis points, interest expense would decrease future earnings and cash flows by approximately $1.4 million annually. However, this would be partially offset by gains of $0.1 million on our variable rate investments, or loans held for investment, which totaled $12.0 million as of September 30, 2011. In addition, although we do not currently have any existing contractual hedging arrangement, we could in the future enter into derivative transactions to hedge the risk of rising interest rates.

Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable. We may enter into derivative financial instruments, such as interest rate swaps or caps, to mitigate our interest rate risk or to effectively lock the interest rate on a portion of our variable rate debt. We do not intend to enter into derivative or interest rate transactions for speculative purposes.

The following table provides information about our financial instruments that are sensitive to changes in interest rates, including mortgage obligations and lines of credit. For variable rate financing arrangements outstanding as of September 30, 2011 after giving effect to our formation transactions, the following table presents repayments and related weighted average annual or distribution rates by contractual maturity for our debt and the aggregate liquidation preference of our preferred shares (assuming they are not redeemed or purchased by us at our option) and the related average annual distribution rate:

							Total/
Variable Rate Financing Arrangements	2011	2012	2013	2014	2015	Thereafter	Weighted Average

Term Loans (1)	$0	$10,000,000	$6,000,000	$0	$0	$0	$16,000,000

Wtd. Avg. Variable Interest Rate	N/A	3.2394%	4.2394%	N/A	N/A	N/A	3.6144%

Repurchase Agreements (2)	$0	$13,306,535	$10,151,884	$0	$6,126,789	$0	$29,585,208

Wtd. Avg. Variable Interest Rate	N/A	3.0000%	1.2337%	N/A	1.3300%	N/A	2.0483%

Perpetual Preferred Shares	$0	$0	$0	$0	$0	$99,000,000	$99,000,000

Wtd. Avg. Distribution Rate	N/A	LIBOR + 2.86%	LIBOR + 2.11%	N/A	LIBOR + 1.09%	LIBOR + 2.72%	LIBOR + 2.6041%

Total	$0	$23,306,535	$16,151,884	$0	$6,126,789	$99,000,000	$144,585,208

(1)	Amounts shown are principal balances only.

(2)	Amounts shown include accrued interest.

The foregoing table reflects variable rate financing arrangements outstanding as of September 30, 2011 and does not consider variable rate financing arrangements, if any, incurred or repaid after that date. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during future periods, prevailing interest rates, and our hedging strategies at that time.

Interest Rate Mismatch Risk

We may fund a portion of our acquisition of variable-rate assets with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to LIBOR or another index rate, such as the one-year Constant Maturity Treasury, or CMT, index, the Monthly Treasury Average, or MTA, index or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to one-year CMT, MTA or COFI rates will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our common shareholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Market Value Risk

The fair value of our assets fluctuates due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the fair value of fixed rate assets would be expected to decrease; conversely, in a decreasing interest rate environment, the fair value of fixed rate assets would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. We will report any trading securities at fair value and recognize related net unrealized gains and losses in earnings. We will report available for sale securities at fair value, with net unrealized gains and losses excluded from earnings and recognized as a component of accumulated other comprehensive income in shareholders’ equity. If we are unable to readily obtain independent pricing to validate our estimated fair value measurements, the fair value gains or losses recorded in gains and losses (in the case of trading securities) or in other comprehensive income (in the case of available for sale securities) may be materially adversely affected. We generally intend to hold our loans to maturity and, accordingly, report them at cost, net of unamortized costs, fees and discounts unless such loan is deemed to be impaired. Securities held to maturity are reported at amortized cost. Accordingly, changes in the fair value of our loans held for investment and securities held to maturity will not be recorded on our statement of operations until such time as any impairment charges are recognized in other comprehensive income.

Inflation Risk

A significant portion of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance significantly more than inflation does. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Furthermore, our financial statements are prepared in accordance with GAAP and any distributions we may make to our shareholders will be determined by our Board of Managers based primarily on our Adjusted Core Earnings; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

STRUCTURE AND FORMATION OF OUR COMPANY

Structure

We were formed as a Delaware limited liability company on July 21, 2011 to focus primarily on investing in our target assets on both a taxable and U.S. federally tax-exempt basis. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets currently owned by the Pembrook Funds. As of September 30, 2011, these assets consisted of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months. We will be externally managed and advised by our Manager, pursuant to the terms of a management agreement between us and our Manager. We believe that we have been organized and intend to operate so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

Formation Transactions

Immediately prior to the completion of this offering, we will engage in certain formation transactions which are designed to consolidate the ownership of our initial assets, facilitate this offering, acquire long-term indebtedness that financed certain of our initial assets and replicate the economic terms of preferred equity financing obtained by the Pembrook Funds. These formation transactions include the mergers of each of the Pembrook Funds into our company, pursuant to which all of the existing investors in the Pembrook Funds will receive equity interests in our company. We believe that the ongoing equity ownership in us by investors in the Pembrook Funds demonstrates their continued support of Pembrook Capital’s management team and our investment and growth strategies.

The significant elements of our formation transactions include:

•	Pembrook Realty Capital LLC was formed as a Delaware limited liability company on July 21, 2011.

•	PCI I will merge with and into Pembrook Realty Capital LLC. At the effective time of such merger, (i) each common interest in PCI I, including those held by entities in which members of Pembrook Capital’s management team own equity interests, will be converted into common shares of our company, (ii) each Series A Preferred CRA Interest in PCI I will be converted into shares of our Series A CRA Preferred Shares and (iii) and each Series B Preferred CRA Interest in PCI I will be converted into shares of our Series B CRA Preferred Shares. In connection with the consummation of such merger, the former holders of common interests in PCI I will automatically be admitted as common members of our company, the former holders of Series A Preferred CRA Interests in PCI I will automatically be admitted as Series A preferred members of our company and the former holders of Series B CRA Interests in PCI II will automatically be admitted as Series B preferred members of our company.

•	PCI II will merge with and into Pembrook Realty Capital LLC. At the effective time of such merger, (i) each common interest in PCI II, including those held by entities in which members of Pembrook Capital’s management team own interests, will be converted into common shares of our company, and (ii) each Series A Preferred CRA Interest in PCI II will be converted into shares of our Series C CRA Preferred Shares. In connection with the consummation of such merger, the former holders of common interests in PCI II will automatically be admitted as common members of our company and the former holders of Series A Preferred CRA Interests in PCI II will automatically be admitted as Series C preferred members of our company.

In connection with the mergers described above, we will issue three series of preferred shares with an aggregate liquidation preference of $99.0 million that will replicate the economic terms of the preferred equity financing obtained by the Pembrook Funds. These preferred shares will pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%, will not be mandatorily redeemable at any time and will remain outstanding indefinitely unless redeemed or otherwise purchased by us at our election.

The following chart shows our anticipated structure after giving effect to this offering and our formation transactions, and it assumes no exercise of the underwriters’ over allotment option and vesting of all restricted units granted to our Manager in our formation transactions:

As part of our formation transactions, we will acquire approximately $45.6 million of long-term indebtedness. Of this amount, approximately $16.0 million is comprised of term loans that bear interest at a weighted average annual rate of 1-month LIBOR plus 3.375% as of September 30, 2011 and had a weighted average maturity of approximately 14.2 months. The remaining $29.6 million related to repurchase agreements that bear interest at variable rates that reset weekly; as of September 30, 2011 this debt had a weighted average annual interest rate of 2.05% and a weighted average maturity of approximately 22.2 months. The following table provides additional information regarding the indebtedness that we will acquire as part of our formation transactions:

		Outstanding	Annual Interest Rate at
	Underlying	Balance at	September 30,
Financing Type	Collateral	September 30, 2011(1)	2011	Amortization	Payment	Maturity	Extensions

Term Loan	Heritage Hunt	$10,000,000	3.24% (1-month LIBOR+3.0%)	Interest only	Monthly	11/1/2012	2 6-months (2)
Term Loan	Boulder Office	$6,000,000	4.24% (1-month LIBOR+4.0%)	Interest only	Monthly	2/1/2013	2 6-months (2)
Repurchase Agreement	AIMCO Perpetual Preferred Series A	$6,126,789	1.33%	Put	Quarterly	3/31/2015	N/A
Repurchase Agreement	Seneca National Ind. Capital Improv. Bonds	$3,789,164	1.24%	Put	Semi-annual	12/1/2013	N/A
Repurchase Agreement	Courtyard by Marriott Hotel/Oakwood Shopping Center	$13,306,537	3.0%	Put	Monthly	9/1/2012	N/A
Repurchase Agreement	Sweetwater Cove Apartments	$6,362,720	1.23%	Put	Monthly	10/1/2013	N/A

Total Outstanding Debt		$45,585,208

(1)	Repurchase agreement balances include accrued interest; term loan balances are principal only.

(2)	Maturity may be extended at our option upon the payment of a fee equal to 0.25% of the principal amount, assuming that we are then in compliance with the covenants under the applicable loan agreement.

BUSINESS

Our Company

Pembrook Realty Capital LLC is a newly formed Delaware limited liability company that will focus primarily on investing in target assets on both a taxable and U.S. federally tax-exempt basis. Our target assets include taxable commercial real estate investments, such as commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities and preferred equity issued by entities that own commercial real estate, as well as U.S. federally tax-exempt multifamily mortgage revenue bonds. For a description of our target assets, see “—Our Target Assets” below. Upon completion of this offering and our formation transactions, we will own an initial portfolio of target assets, currently owned by the Pembrook Funds. As of September 30, 2011, these assets consisted of 16 investments with an aggregate fair value of $205.0 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3% and a weighted average maturity of approximately 20.9 months.

We will be externally managed and advised by Pembrook Realty Capital Management LLC, or our Manager, pursuant to the terms of a management agreement between us and our Manager. Our Manager is an affiliate of Pembrook Capital, a private real estate investment firm that provides financing solutions to commercial real estate participants. Through an origination and advisory agreement between our Manager and Pembrook Capital Management, LLC, our Manager will be able to draw upon the experience and expertise of Pembrook Capital’s management team. The Pembrook Capital team that was primarily responsible for sourcing, underwriting, acquiring (through direct origination and secondary market opportunities), arranging for the financing of and managing our initial assets prior to this offering will be responsible, on behalf of our Manager, for performing similar functions for us in the future.

Pembrook Capital was formed in 2006 by Stuart Boesky, our Chairman and Chief Executive Officer, with additional financial sponsorship from an affiliate of Mariner Partners, Inc., or collectively Mariner Partners, an alternative asset management firm. Mr. Boesky has more than 32 years of experience in the commercial real estate industry, including 17 years as a former principal of Related Capital Company, eight years as Chief Executive Officer of Centerline Holding Company, or Centerline, which was formerly known as Charter Municipal Mortgage Acceptance Company, and more than six years as Chief Executive Officer of American Mortgage Acceptance Company, or AMAC, a real estate investment trust that specialized in commercial real estate finance. During Mr. Boesky’s tenure as Chief Executive Officer of Centerline from October 1997 to November 2005, Centerline generated a compound annual total pre-tax return to shareholders (including share price appreciation and distributions) of approximately 16.9%. By comparison, the National Association of Real Estate Investment Trusts, or NAREIT, index of equity REITs, the Standard & Poor’s S&P 500 Index and the Standard & Poor’s S&P SmallCap 600 Index had compound annual total pre-tax returns of approximately 12.0%, 5.5% and 9.7%, respectively, for the same period. At the time of Mr. Boesky’s departure from Centerline in November 2005, Centerline had approximately $19 billion of taxable and U.S. federally tax-exempt commercial real estate assets under management. During Mr. Boesky’s tenure as Chief Executive Officer of AMAC from July 1999 to November 2005, AMAC generated a compound annual total pre-tax return to shareholders (including share price appreciation and distributions) of approximately 17.4%.

Pembrook Capital has 13 experienced investment professionals located in New York, Boston and Los Angeles. Members of the Pembrook Capital management team have significant experience and expertise in the major classes of commercial real estate, including multifamily, retail, office (including medical office buildings), hospitality and student housing. Through the Pembrook Funds, Pembrook Capital invests at various levels of the capital structure (including senior debt, mezzanine debt and preferred equity) of entities holding various types of commercial real estate and has employed investment strategies similar to those that we intend to employ in the future. Since 2007, Pembrook Capital has sourced and reviewed over $8 billion of commercial real estate investment opportunities, resulting in the acquisition by the Pembrook Funds of 31 investments with an aggregate purchase price of approximately $390.6 million, of which the 19 investments that had not been subsequently disposed of as of September 30, 2011 (including three assets in which both Pembrook Funds invested) will be acquired by us in our formation transactions.

•	PCI I commenced operations in March 2007. As of September 30, 2011, PCI I had made 21 investments with an aggregate purchase price of approximately $290.1 million, of which 11 investments with an aggregate fair value of approximately $122.6 million remained outstanding as of September 30, 2011. As of September 30, 2011, PCI I had approximately $34.6 million of outstanding indebtedness. From inception through September 30, 2011, PCI I generated an average annualized return to holders of common interests (net of fees) of approximately 9.0%.

•	PCI II commenced operations in January 2010. As of September 30, 2011, PCI II had made ten investments with an aggregate purchase price of approximately $100.5 million, of which eight investments with an aggregate fair value of approximately $82.3 million remained outstanding as of September 30, 2011. As of September 30, 2011, PCI II had approximately $11.0 million of outstanding indebtedness. From inception through September 30, 2011, PCI II generated an average annualized return to holders of common interests (net of fees) of approximately 10.1%.

The performance information for each of the Pembrook Funds represents each fund’s past performance. Past performance does not guarantee future results, and it may not be indicative of the future performance of our company.

In addition to common interests, the Pembrook Funds have issued three classes of perpetual preferred interests with an aggregate liquidation preference of approximately $99.0 million that are entitled to receive cumulative distributions at an effective average annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%. Upon completion of our formation transactions, the common and preferred interests in the Pembrook Funds will be converted into common shares and three series of preferred shares, respectively, in our company. Currently, Pembrook Capital is paid an annual management fee by PCI I and PCI II equal to 2.0% and 1.5%, respectively, of the balance of the capital accounts of members holding common or preferred interests in the Pembrook Funds. In addition, Pembrook Capital is entitled to receive an annual incentive allocation equal to 20% of any capital appreciation attributable to the common interests of PCI I, subject to a “high water mark” (meaning that any capital losses from prior years must be recovered before the incentive allocation is payable) and 20% of any realized capital appreciation attributable to the common interests of PCI II, subject to a cumulative preferred return to the common interests of 8%. Pursuant to the management agreement, we will pay our manager a base management fee equal to     % of our shareholders’ equity per annum, which is lower than the base management fees currently paid to Pembrook Capital by the Pembrook Funds combined. In addition, our Manager will be entitled to receive an incentive fee only if a specified return is achieved, whereas Pembrook Capital is entitled to receive an annual incentive allocation with respect to any capital appreciation attributable to the common interests of PCI I, subject only to a “high water mark.” See “Our Manager and the Management Agreement — Management Agreement — Management Fees, Incentive Fees and Expense Reimbursements” below for a discussion of the fees that will be payable under the management agreement.

We also expect to benefit from Pembrook Capital’s relationship with Mariner Partners, which as of December 31, 2011 had, together with its associated advisors, approximately

190 professionals (including Pembrook Capital personnel) with offices in New York, Rowayton (Connecticut), Boston, Tokyo, Seoul and London. Pursuant to the operating agreement of Pembrook Capital Management, LLC, Mariner Partners is obligated to provides Pembrook Capital with a range of support services, including bookkeeping, tax reporting, accounting, information technology, human resources, compliance, in-house counsel and such other services as Pembrook Capital may from time to time reasonably request. Pembrook Capital is obligated to pay Mariner Partners a fee for such services equal to the standard rates that Mariner Partners charges related entities for such services. We believe that the rates charged by Mariner Partners are less than the rates that we would pay to obtain such services from unaffiliated third parties. We will reimburse our Manager for the amounts paid by it to Mariner Partners for the portion of these services allocated to us.

Our investment objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through quarterly distributions (a portion of which we expect will be excluded from gross income for U.S. federal income tax purposes) and, secondarily, through capital appreciation. We intend to achieve this objective by growing our initial portfolio through the selective acquisition of target assets designed to produce attractive returns across a variety of market conditions and economic cycles. When investing our capital, we will focus on the relative value of the various types of investments included within our target assets. We will also seek to capitalize on Pembrook Capital’s relationships within the commercial real estate industry and ability to source, analyze and originate financing for segments of the commercial real estate industry that we believe are underserved in the current credit market and capabilities for originating investments that generate taxable and U.S. federally tax-exempt income. Based on prevailing market conditions, our current expectation is that we will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income and approximately 50% to acquire target assets that produce income that is excludable from gross income for U.S. federal income tax purposes and will primarily not be an item of tax preference for purposes of the alternative minimum tax. However, the actual composition of the assets that we acquire with the net proceeds from this offering will depend upon prevailing market conditions at the time such net proceeds are invested.

We will commence investment operations upon completion of this offering. We intend to be treated as a partnership for U.S. federal income tax purposes. Partnerships are treated as pass-through entities for purposes of U.S. federal income taxation, and accordingly we do not expect to be subject to U.S. federal income taxation. Instead, our common shareholders will be required to take into account their allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We also intend to operate our business in a manner that will exempt us from registration under the Investment Company Act.

Market Opportunities

We believe that the next several years will offer significant opportunities to invest in our target assets and participate in the ongoing recapitalization of the commercial real estate industry, due to a limited amount of capital available for investment in commercial real estate debt, a significant need to refinance maturing or defaulted debt and attractive fundamentals in the multifamily rental housing market.

We believe, based on data compiled by the Mortgage Bankers Association for the third quarter of 2011, that many investors that historically supplied capital to the commercial real estate industry, such as banks, insurance companies, finance companies and private investment funds, have failed to return to the market for investment in commercial real estate following the severe decline in such investment that began in 2008. Furthermore, we believe the current sentiment among many commercial banks, as indicated by The Federal Reserve

Board October 2011 Senior Loan Officer Opinion Survey on Bank Lending Practices, suggests that tight lending standards for commercial real estate will likely continue. In addition, based on our recent experience we believe that many private firms that traditionally invested in or provided credit enhancement supporting the issuance of, federally tax-exempt multifamily mortgage revenue bonds are no longer active. In particular, we believe that uncertainty regarding the commercial real estate market, the reduced size of the securitization market, increased regulation (such as the Dodd-Frank Act) and the financial challenges faced by many real estate investors who are addressing legacy investment issues created by the recessionary environment over the last several years have resulted in a shortage of capital available to invest in commercial real estate. Additionally, under the Dodd-Frank Act and the Basel II international finance accord (as well as the proposed Basel III accord), many regulated investors, such as banks and insurance companies, face more stringent capital requirements to support non-investment grade investments and have new limitations on their ability to engage in certain types of principal investing. Accordingly, we believe that the experience and expertise of Pembrook Capital’s management team in originating investments across the major commercial real estate classes will allow us to take advantage of a variety of potential market opportunities throughout the United States.

We believe that many outstanding commercial mortgage loans, including both those held on balance sheet by traditional lenders and those held in securitization trusts, will need to be refinanced, both as a result of scheduled maturities and borrower defaults under outstanding loans, which often result in the refinancing or restructuring of such loans. According to the Mortgage Bankers Association, at September 30, 2011, approximately $2.4 trillion of commercial mortgage debt, including approximately $0.8 trillion of multifamily mortgage debt, was outstanding in the United States, as shown in the charts below. According to Trepp, LLC, more than $1 trillion of the outstanding commercial mortgage debt is scheduled to mature in the years 2012 through 2015.

Holders of Commercial Mortgage Debt Outstanding As of September 30, 2011 ($ in billions) By Investor Type (Includes Multifamily Mortgage Debt)	Holders of Multifamily Mortgage Debt Outstanding As of September 30, 2011 ($ in billions) By Investor Type

Source: Mortgage Bankers Association, September 30, 2011

According to the Mortgage Bankers Association, the delinquency rate for commercial and multifamily mortgage debt at September 30, 2011 varied significantly by type of investor, with CMBS the highest at 8.92%, banks and thrifts at 3.75%, Fannie Mae at 0.57%, Freddie Mac at 0.33% and life insurance company portfolios at 0.19%, as shown in the following chart:

Note:	Delinquency rates are as of September 30, 2011. Delinquencies based on the outstanding principal amount. CMBS based on 30+ days delinquent; Life Insurance Companies, Fannie Mae and Freddie Mac based on 60+ days delinquent; and Banks & Thrifts based on 90+ days delinquent or in non-accrual.
Source: Mortgage Bankers Association 2011 Q3 Quarterly Data Book
In addition, there has been a significant reduction in CMBS originations during the last several years, as indicated in the chart below. We believe that this reduction, combined with capital constraints that commercial banks and other sources of real estate investment face under legislation such as the Dodd-Frank Act, has increased the need for alternative sources of capital such as our company.

Source: Commercial Mortgage Alert

We expect that investing in new taxable and tax-exempt loans issued to refinance outstanding loans will be a significant component of our investment strategy, and that we will be able to acquire investments with attractive risk-adjusted yields and prudent underwriting standards that finance high-quality properties for experienced owners and developers.

We believe that multifamily housing is among the commercial real estate classes experiencing the strongest recovery in the United States from the global financial crisis. Additionally, we believe that long-term demographic shifts within the United States, as well as other economic and public policy trends, will stimulate demand for multifamily rental housing over the next several years, leading to an increase in occupancy and rental rates. According to data from the U.S. Census Bureau, from 1987-1994 homeownership in the United States was approximately 64% among American families and never was above 65% or below 63%; however, from 1994-2003, the percentage of American families owning their homes increased significantly, rising to almost 70% in 2003. We believe that the proliferation of sub-prime mortgage lending during this period, as reported by the Financial Stability Oversight Council, was a significant contributor to this increase. Home ownership in the United States has dropped from a peak of 69% in 2004 to 66% in 2011. The recent downward trend in home ownership alone added almost four million renters to the marketplace between 2005 and 2010, according to the Joint Center for Housing Studies of Harvard University, which also predicts that the rate of household formation by “echo boomers” (people born between 1986 and 2005), augmented by that of foreign-born families, will be the primary driver of rental housing demand over the next decade. We believe that changing housing preferences, as well as more stringent lending standards, will cause the level of homeownership over time to trend towards its historical average of approximately 64% of American families, and increase the size of the U.S. tenant pool. We believe this trend indicates that many new households will be more predisposed towards rental housing than prior generations. As a result, we believe that occupancy and rental rates will increase at multifamily properties, leading to an increased demand for capital to acquire, construct and improve multifamily housing. This type of capital has historically been provided by local, regional and national banks. However, as many traditional sources of capital have eliminated, or reduced, their participation in this market, we believe that we are well positioned to acquire both taxable commercial real estate debt obligations and federally tax-exempt multifamily mortgage revenue bonds through direct originations facilitated by Pembrook Capital, including our Manager, and secondary market purchases.

We intend to participate in the multifamily housing rental market primarily through the acquisition of federally tax-exempt multifamily mortgage revenue bonds that are issued by state and local housing finance agencies, or HFAs. HFAs issue bonds that produce income that is excludable from gross income for U.S. federal income tax purposes and that are secured by mortgages on multifamily properties to finance the acquisition and renovation, or new construction, of multifamily housing properties by private owners, where a specified percentage of the units will be set aside to rent to moderate and low-income families and, in some cases, specifically targeted toward elderly residents. Based on information from Bloomberg Finance L.P., we believe that in excess of $120 billion of federally tax-exempt multifamily mortgage revenue bonds were issued from 1990 to 2011, in annual amounts ranging from $2.9 billion to $10.5 billion.

This level of federally tax-exempt multifamily mortgage revenue bonds has been a critical component in providing affordable rental housing to moderate and lower income families. However, we believe that the decline in new issues since the onset of the residential housing crisis in 2006 indicates that key institutional providers of capital to this marketplace have either withdrawn completely or significantly reduced their activity levels. Our recent experience in discussing potential investments with certain specialty investment firms that had previously been highly active investors in such bonds confirms our belief. Likewise, our recent experience suggests that private sector bond insurers, who might have insured bonds that were typically purchased by investment grade-focused municipal bond funds and retail investors, have also become significantly less active. As a result of these and other factors, average new issuances of federally tax-exempt multifamily mortgage revenue bonds was $3.55 billion per year from 2008 to 2011, a 50% decline from an average issuance of $7.16 billion per year from 2000 to 2007, which we believe creates significant demand for capital from existing owners and developers of multifamily rental housing seeking to take advantage of the favorable market trends discussed above.

While recent economic trends such as the U.S. unemployment rate and gross domestic product show signs of a stabilizing economy and debt availability has increased over the last two years, we believe that the overall availability of debt investment remains limited. We believe that this will create opportunities for us to participate in primary market transactions and to acquire existing federally tax-exempt multifamily mortgage revenue bonds from distressed holders at attractive yields in secondary market transactions.

Our Competitive Strengths

Substantial Underwriting, Origination and Asset Management Experience, Expertise and Adaptability

We expect to benefit from the substantial experience of Pembrook Capital’s management team. Led by Stuart Boesky, our Chairman and Chief Executive Officer, five members of Pembrook Capital’s management team have worked or collaborated together for over ten years. Our Manager will provide us with access to origination, underwriting and asset management expertise that has been gained and developed over multiple real estate cycles. Pembrook Capital’s management team has successfully underwritten, originated, arranged financing for and managed various types of commercial real estate investments relating to the major classes of commercial real estate, throughout a variety of interest rate, economic and credit environments. We believe that the familiarity of Pembrook Capital’s management team with numerous types of commercial real estate investments and the major commercial real estate classes will allow us to adjust the focus of our investment strategies from time to time in response to changing conditions.

Broad Base of Industry Relationships

Members of Pembrook Capital’s management team have actively invested in numerous types of real estate investments in the major commercial real estate classes over many years and have numerous long-standing relationships with developers and owners of commercial real estate, the real estate brokerage community, real estate service providers, and major commercial and investment banks, as well as federal, state and local governmental agencies, including Fannie Mae, Freddie Mac, the Department of Housing and Urban Development, or HUD, and the Federal Housing Administration, or FHA. We believe that these relationships will support the origination, management and financing activities undertaken by our Manager on our behalf.

Leaders in Federally Tax-Exempt Multifamily Mortgage Revenue Bonds

Our target assets include federally tax-exempt multifamily mortgage revenue bonds that finance the acquisition, construction or improvement of multifamily rental apartments. We believe that federally tax-exempt multifamily mortgage revenue bonds present attractive investment opportunities because of the improving fundamentals of the multifamily rental market and the U.S. federally tax-exempt nature of the interest income. Additionally, these bonds can often be financed on a secured basis with debt maturing at or about the same time as the bonds being financed (in general, up to 15 years), with no requirement that the financed bonds be marked-to-market or a specified loan-to-value ratio maintained. Based on prevailing market conditions, we expect to allocate approximately 50% of the net proceeds from this offering to acquire federally tax-exempt multifamily mortgage revenue bonds.

Members of Pembrook Capital’s management team have extensive experience in the federally tax-exempt multifamily mortgage revenue bond industry and have played leadership roles in the industry over the last two decades. While at Centerline, Mr. Boesky and other members of Pembrook Capital’s management team developed a program designed to minimize the number of intermediaries involved in executing multifamily tax-exempt mortgage revenue bond financings and thereby increase their efficiency. From 1997 to 2006, members of Pembrook Capital’s management team, while at Centerline, originated and acquired approximately $2.9 billion of federally tax-exempt multifamily mortgage revenue bonds secured by approximately 400 properties, containing approximately 60,000 units of multifamily rental housing.

Diverse, Yield-Generating Initial Portfolio

Upon completion of our formation transactions and this offering, we will own a yield-generating initial portfolio consisting of 16 assets, including first mortgage loans, bridge loans, mezzanine loans, preferred equity and other commercial real estate finance instruments. The terms of most of our assets do not permit prepayment by borrowers; those assets that do allow for prepayment are subject to yield maintenance protections. As of September 30, 2011, these assets had an aggregate outstanding principal amount of $206.8 million, a fair value of $205.0 million, an annual weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3%, a weighted average LTV ratio, at the time of loan origination of approximately 70.6% (excluding investments not directly secured by real estate), and a weighted average maturity of approximately 20.9 months. As of September 30, 2011, the weighted average annual interest/distribution rate of financing on our initial assets (including debt and preferred shares) was approximately 2.94% and the weighted average annual interest rate of our initial portfolio was approximately 9.73%.

Favorable Capital Structure and Strong Balance Sheet

Upon completion of this offering and our formation transactions, we will have approximately $45.6 million of long-term indebtedness outstanding, representing approximately 0.23 times our total book value as of September 30, 2011. In addition, we will have perpetual preferred shares outstanding with an aggregate liquidation preference of $99.0 million, which provides us with significant additional long-term capital. Our preferred shares will pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%, will not be mandatorily redeemable at any time and will remain outstanding indefinitely unless redeemed or otherwise purchased by us at our election. Under our operating agreement, the aggregate liquidation preference of our outstanding preferred shares, including the three series of preferred shares that we will issue to holders of preferred interests in the Pembrook Funds in our formation transactions, may not exceed the total book value of our outstanding common shares at the time of issuance of any preferred shares. In addition, we will seek to limit the amount of outstanding indebtedness we incur to not more than two times the total book value of our outstanding equity (including our perpetual preferred shares); however, our actual indebtedness at any given time will vary. Our operating agreement will not contain any limit on the amount of indebtedness that we may incur, and we may change our leverage at any time in response to market conditions without the approval of our shareholders.

Alignment of Our Manager’s Interests

In connection with our formation transactions, certain affiliates and related parties of Pembrook Capital will receive an aggregate of           of our common shares upon the exchange of their membership interests in the Pembrook Funds. Pembrook Capital and each other party receiving common shares in connection with our formation transactions will agree not sell or otherwise transfer any of our common shares, subject to certain exceptions, for a period of 365 days after the date of this prospectus (subject to extension under certain circumstances), without the prior written consent of Deutsche Bank. In addition, upon completion of this offering, we will grant our Manager          restricted units exchangeable for our common shares upon vesting on a one-for-one basis. These restricted units will vest ratably on a quarterly basis over a three-year period, beginning on the first day of the calendar quarter following completion of this offering. Upon completion of our formation transactions and this offering, Pembrook Capital, including our Manager, and certain of its affiliates and employees will beneficially own approximately     % of our common shares on a fully diluted basis, assuming vesting of all restricted units exchangeable for common shares.

Our Investment Strategies

Our investment objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through quarterly distributions (a portion of which we expect will be excluded from gross income for U.S. federal income tax purposes) and, secondarily, through capital appreciation, by investing in our target assets. Our investment strategies may include, without limitation, the following:

•	originating and acquiring whole mortgage loans, bridge loans, mezzanine loans and preferred equity;

•	originating and acquiring federally tax-exempt multifamily mortgage revenue bonds issued to finance the acquisition, improvement or construction of multifamily rental apartments;

•	utilizing the asset level underwriting experience and market knowledge of Pembrook Capital’s management team to purchase assets at prices that we believe represent a discount to their realizable value;

•	investing in assets secured by properties, especially those located in markets with high barriers to entry, such as high density urban locations, and/or markets with projected job growth and favorable supply and demand characteristics; and

•	structuring investments with appropriate amounts of leverage that reflects the risk of the underlying asset’s cash flows, and attempting to match the rate and maturity of the financing with that of the investment itself.

In implementing our investment strategies, we intend to utilize the expertise of Pembrook Capital in identifying undervalued assets and securities, as well as its capabilities in transaction sourcing, underwriting, execution and asset management. Our Manager’s Investment Committee, which will be chaired by Mr. Boesky and will also include the following other executive officers, Robert Hellman, John Garth, Patrick Martin and Eugene Venanzi, will make acquisition, financing and asset management decisions on our behalf. These decisions will generally be based upon our Manager’s view of the current and future economic environment, its outlook for real estate in general and the particular asset class and, finally, its assessment of the risk-reward profile derived from internally-developed underwriting and cash flow analysis.

In an effort to capitalize on investment opportunities that may be present in various market environments, we may modify our investment strategies or emphasize investments at different levels of the capital structure or in assets secured by specific types of real estate. Our investment strategies may be modified from time to time, upon the recommendation of our Manager and approval by our Board of Managers, but without the approval of our shareholders.

Our Target Assets

We intend to invest primarily in mortgage loans and other debt instruments secured by commercial real estate located in the United States that are either originated by Pembrook Capital or purchased in the secondary market. We will seek to invest in assets where we believe that the value of the underlying real estate collateral exceeds the amount of our investment in the asset. We may invest in performing and non-performing assets, and, on a select basis, we may invest in assets with the goal of acquiring the underlying property. We will seek to invest in assets secured by types of commercial real estate with which Pembrook Capital’s management team has experience and that are located in markets that our Manager believes have favorable real estate fundamentals. We may also invest in preferred equity issued by entities that own commercial real estate. It is our intention that our assets will be held to maturity and we have, therefore, not identified a particular timeframe in which the entire portfolio should be retired and proceeds reinvested. We will review our portfolio and individual assets on a periodic basis (not less than quarterly) in order to determine whether market or asset circumstances suggest a decision to hold particular assets for sale.

Based on prevailing market conditions, our current expectation is that we will invest the net proceeds from this offering over a 6 to 12 month period, and will use approximately 50% of the net proceeds from this offering to acquire target assets that produce taxable income, such as first mortgage loans, bridge loans, mezzanine loans and preferred equity issued by entities that own commercial real estate, and approximately 50% to acquire federally tax-exempt multifamily mortgage revenue bonds, issued to acquire, construct or improve multifamily rental apartments, which produce income that is excludable from gross income for U.S. federal income tax purposes and will primarily not be an item of tax preference for purposes of the alternative minimum tax. However, there is no assurance that upon the completion of this offering we will not allocate the net proceeds in a different manner among our target assets. In addition, our Board of Managers may change our investment strategies or guidelines, including the types of target assets in which we invest, without shareholder approval. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments.

Our target assets will include the following types of instruments, which we refer to collectively as our “target assets”:

Taxable Commercial Loans, Other Commercial Real Estate Debt Investments and Preferred Equity

Whole mortgage loans.  Loans that are secured by first mortgage liens on commercial real estate with maturities of generally three to ten years. Typically, these loans provide financing to commercial property developers and owners. Some whole mortgage loans are “participating,” and bear a stated rate of interest and entitle the holder to receive a percentage of the underlying property’s cash flow and/or a portion of any remaining sale or refinancing proceeds after payment of indebtedness. In some cases, we may originate and fund a first mortgage loan with the intention of selling a senior interest therein, or an A-Note, and retaining the subordinated interest, or a B-Note, or mezzanine loan tranche. Additionally, to the extent we extend the maturity of a whole mortgage loan or otherwise modify its terms, we may receive an extension or modification fee. We may invest in whole mortgage loans either through direct origination or through secondary market purchases.

Bridge loans.  Loans that are secured by first mortgage liens on commercial real estate with maturities generally shorter than three years. Typically, these loans provide interim financing for the acquisition or repositioning of real estate, and the expectation is that they will be repaid with the proceeds from a conventional mortgage loan or other financing source. Additionally, to the extent we extend the maturity of a bridge loan or otherwise modify its terms, we may receive an extension or modification fee. We believe that providing bridge loans may lead to other investment opportunities with the same borrower, including conventional mortgage loans and mezzanine loans. We may invest in whole mortgage loans either through direct origination or through secondary market purchases.

B-Notes.  Loans that are typically secured by a first mortgage lien on a commercial real estate asset or a group of related properties and subordinated to an A-Note that is secured by the same first mortgage lien on the same collateral. The subordination of the B-Note is typically accomplished through an inter-creditor agreement among the holders of the A-Notes and B-Notes. B-Notes are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding A-Note. We may invest in B-Notes either through direct negotiation with the party that originated the mortgage loan or through secondary market purchases.

Mezzanine loans.  Loans that are typically made to a borrower and secured by a pledge of the borrower’s ownership interest in the property and/or the property owning entity. Mezzanine loans are subordinate to mortgage loans secured by first or second mortgage liens on the property and are senior to the borrower’s equity in the property. Upon any default, a mezzanine lender can foreclose on the borrower’s ownership interest in the property and succeed to ownership of the property, subject to the senior rights of the holders of the mortgage loan secured by the property. Additionally, to the extent we extend the maturity of a mezzanine loan or otherwise modify its terms, we may receive an extension or modification fee. We may invest in mezzanine loans either through direct origination or through secondary market purchases.

Construction or rehabilitation loans.  Loans that are secured by first mortgage liens on commercial real estate with maturities of generally one to two years. Typically, these loans provide financing for 40% to 60% of the total cost of the construction or rehabilitation of a property. We also may acquire participations in construction or rehabilitation loans on commercial properties. In some instances, these loans may entitle the lender to a specified percentage of the underlying property’s net operating income or gross revenues, as well as a portion of any remaining sale or refinancing proceeds after payment of indebtedness.

CMBS.  CMBS are debt instruments secured by a mortgage loan on a single property or a pool of mortgage loans. We may invest in senior or subordinated CMBS. We may invest in investment grade and non-investment grade CMBS, as well as unrated CMBS.

We may invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. Payments on CMBS depend on the timely payment of interest and principal on the underlying mortgage loans, and defaults by the borrowers under such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default by the issuer of the CMBS, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if an underlying mortgage loan is in default, to the property securing such loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the junior classes of the CMBS. We may acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

Preferred Equity.  Preferred equity interests issued by entities that own commercial real estate, that are junior to debt secured by the real estate or a pledge of the ownership interests of either the entity owning the property or the ownership interests of the entity that owns the interest in the entity owning the property (including mezzanine loans) but senior to common equity interests. In general, preferred equity interests, while having payment positions similar to subordinate debt, contain covenants and voting and control rights to protect their preferred equity status. A preferred equity interest generally gives a holder a direct ownership interest in the entity owning the property.

Federally Tax-Exempt Multifamily Mortgage Revenue Bonds

Federally tax-exempt multifamily mortgage revenue bonds are bonds that are secured by first mortgage liens on multifamily rental apartments with maturities of generally three to 15 years. These bonds are typically issued by HFAs to finance the acquisition, improvement or construction of multifamily rental apartments, and the interest payments to investors may be excluded from gross income for U.S. federal income tax purposes and are not items of tax preference for purposes of the federal alternative minimum tax. However, these bonds are not an obligation of any state or local government, agency or authority, and no state or local government, agency or authority is obligated to make any payment of principal or interest due on such bonds, nor is the taxing power of any state or local government pledged to secure the payment of principal or interest on such bonds. Each federally tax-exempt multifamily mortgage revenue bond, however, is generally secured by a first mortgage on all real and personal property included in the related property and an assignment of rents, and has limited recourse to the borrowers themselves. Interest payable on federally tax-exempt multifamily mortgage revenue bonds may bear interest at a fixed or floating rate and, in some instances, provide for the payment of additional contingent interest that is payable solely from available net cash flow generated by the financed property or the proceeds from any sale or refinancing of such property.

We expect to provide financing primarily through a direct bond purchase program. Under a direct bond purchase program, an investor, such as us, works jointly (through our Manager) with the property owner and the bond issuer to structure and purchase the bonds. As compared to the more commonplace public offering of municipal securities, a direct bond purchase program allows for a streamlined and cost effective bond issuance and sale. As a direct bond purchaser, we expect to benefit from our Manager’s direct negotiations with the key parties of the financing and, thereby, eliminate several categories of transaction costs, including public offering, distribution and commission expenses, bond rating expenses, certain legal expenses and credit enhancement fees. Property owners are often willing to pay a higher interest rate on bonds structured under a direct bond purchase program, because they save substantially on both upfront bond issuance costs and ongoing credit enhancement fees.

In certain instances, property owners/developers who seek federally tax-exempt bond financing do so in conjunction with the sale of LIHTCs, authorized under Section 42 of the Code, which raises equity capital for the property owning partnership. Unlike bonds, the use of LIHTCs creates a per unit maximum rent that the property owner can charge based upon a federal policy that a low-to-moderate income family should not pay more than 30% of its income (adjusted for family size) for rent and utility expenses. Maximum rent levels are established yearly once HUD releases median income data for each metropolitan statistical area. Depending on the area, the maximum LIHTC rent level may be above, at or below market rent levels. LIHTCs represent an institutional investment product that are most commonly sold to banks, insurance companies and other large public companies who become limited partners in the property owning partnership. Notwithstanding the rent restrictions attached to LIHTCs, the institutional ownership of these properties, as well as the substantial equity investments that these institutional partners make in the properties, often create attractive risk adjusted mortgage lending opportunities through the acquisition of the bonds.

Our Financing Strategy

We plan to finance our investments using diverse sources, including commercial bank financing (such as term loans and revolving credit facilities), securitizations, total return swaps, match term financing, equity and debt issuances (including issuances of common shares and perpetual preferred shares), repurchase agreements and warehouse facilities, in addition to transaction or asset specific funding arrangements, in each case to the extent available to us.

Match Funded Commercial Bank Financing.  In an effort to minimize refinancing risk and reduce the impact of changing interest rates on our results of operations and cash flows, Pembrook Capital, including our Manager, will seek to “match fund” our financing with the assets being financed with borrowings supplied by commercial banks (i.e., matching the maturities, interest rate indices and re-pricing dates of the financing with the asset being financed).

Securitizations.  We intend to seek to enhance the returns on our commercial mortgage loan investments, especially loans that we originate, through securitization transactions. To the extent available, we intend to securitize and sell to third-parties senior securities backed by a loan, while retaining the junior securities in our investment portfolio. We expect to see interest in the credit markets for such financing at reasonable cost of fund levels that would generate a positive net spread and enhance returns for investors in such securitizations.

We intend to finance a portion of our federally tax-exempt multifamily mortgage revenue bond investments through tax-exempt portfolio financing programs that are currently provided by government-sponsored enterprises and certain banks. Through these programs, we intend to seek non-recourse financing that is predominately match funded with the financed assets and offers limited or no mark-to-market risk, such that changes in the market value of the financed assets due to changes in the credit markets, will not result in margin calls for additional collateral or put rights on the part of the party providing the financing. Generally, these types of financings are most efficiently accomplished when collateralized by pools of federally tax-exempt multifamily mortgage revenue bonds with an aggregate principal amount of $75 million or greater; accordingly, we intend to use alternative forms of financing, which may be on less advantageous terms, until such time as we accumulate a sufficient amount, diversification and type of investments to execute a portfolio financing. These alternative forms of financing may include securities lending arrangements and total return swaps, which generate taxable income (notwithstanding the tax characteristics of interest on the underlying federally tax-exempt multifamily mortgage revenue bonds). We believe that federally tax-exempt multifamily bonds represent the only long-term mortgage backed class of investment that can be financed with these advantageous terms.

Total Return Swaps.  We intend to finance a portion of our investments through total return swaps, where one party agrees to make payments to a counterparty based on a set rate, which may be fixed or variable, and the counterparty agrees to make payments to that party based on the total return of the specified asset.

Perpetual Preferred Equity.  We intend to issue additional perpetual preferred equity, represented by existing or new series or classes of preferred shares, in connection with our financing activities. Such preferred shares may, at the discretion of our Board of Managers, have characteristics similar to indebtedness, and to the extent our investments produce cash flow in excess of the distribution requirements of our preferred shares and our other obligations, the excess will accrue to the benefit of our common shareholders. However, unlike debt, such preferred shares will not be secured by our assets, will not require specified collateral maintenance requirements and the failure to pay a distribution on such shares would not be an event of default causing acceleration (however, in general, we will be unable to make distributions to our common shareholders at any time we have distribution arrearages with respect to our preferred shares). We believe that preferred equity is an attractive source of capital that will allow us to operate with less debt, reducing the risks inherent therewith, and will assist us in seeking to produce attractive risk-adjusted returns for our shareholders. Upon completion of this offering and our formation transactions, we will have outstanding preferred shares with an aggregate liquidation amount of $99.0 million that pay cumulative distributions at an annual floating rate equal to three-month LIBOR plus a weighted average spread of 2.72%. Over time, as our portfolio grows, we will seek to issue additional existing or new series or classes of preferred shares.

We intend to issue one or more series or classes of preferred shares developed by members of our Manager’s management team that are designed to appeal to regulated U.S. depositary institutions. This type of preferred security, in addition to bearing a cumulative preferred cash distribution, allows a holder to claim certain benefits under the Community Reinvestment Act of 1977, as amended, which we refer to as the CRA. This product is designed to assist depositary institutions in meeting certain obligations to which they are subject under the CRA by financing assets that benefit the institution’s CRA assessment area.

Repurchase Agreements.  We also intend to use repurchase agreements as short-term financing to fund our investments. Under these agreements, we will sell securities and loans to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus accrued interest for the term. These agreements are typically accounted for as debt secured by the underlying collateral. During the term of a repurchase agreement, we are generally entitled to receive scheduled interest payments on the related securities and loans.

Warehouse Facilities.  Warehouse facilities are typically loans made to investors to acquire securities and loans that are pledged to the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including maturity, average life, investment rating, agency rating, and sector diversity. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the warehouse facility.

Commercial Bank Financing.  Financing provided by banks (such as term loans and revolving credit facilities), which may be collateralized or non-collateralized and may involve one or more lenders. Credit facilities typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.

Our Leverage Policies

We intend to prudently use debt and preferred equity to finance our investment activities. Under our operating agreement, the aggregate liquidation preference of our outstanding preferred shares, including the three series of preferred shares that we will issue to holders of preferred interests in the Pembrook Funds in our formation transactions, may not exceed the total book value of our outstanding common shares at the time of issuance of any preferred shares. In addition, our Board of Managers has adopted a policy limiting the amount of our outstanding indebtedness to not more than two times the total book value of our outstanding equity (including our perpetual preferred shares); however, our actual indebtedness at any given time will vary. Our operating agreement will not contain any limit on the amount of indebtedness that we may incur, and we may change our leverage policy at any time in response to market conditions without the approval of our shareholders. As of September 30, 2011, our debt-to-equity ratio was approximately 0.23, and our pro forma debt-to-equity ratio

as of September 30, 2011, assuming the consummation of this offering and our receipt of an estimated $      in net proceeds, was approximately          .

Initial Portfolio

Upon completion of our formation transactions and this offering, we will own a yield-generating initial portfolio consisting of 16 assets, including first mortgage loans, bridge loans, mezzanine loans, preferred equity and other commercial real estate finance instruments. As of September 30, 2011, these assets had an aggregate outstanding principal amount of $206.8 million, a weighted average annual interest rate of approximately 9.73%, a weighted average yield to maturity of approximately 13.3%, a weighted average maturity of approximately 20.9 months and a weighted average LTV ratio at the time of loan origination of approximately 70.6% (excluding investments not directly secured by real estate). The information regarding our initial portfolio is as of September 30, 2011, and does not reflect the fair value and other information regarding our initial portfolio as of the completion of this offering and our formation transactions. In particular, the yield to maturity of the assets in our initial portfolio will be determined at the completion of our formation transactions, based on the fair value of the assets at that time.

The members of the Pembrook Funds will receive an aggregate of          our common shares and        of our preferred shares in the mergers of the Pembrook Funds into us in connection with our formation transactions.

The following tables set forth certain information about our initial portfolio, organized separately by geographic region, asset class and asset type, as of September 30, 2011:

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal	Principal
	Amount	Amount

Geographic Region
New York	$73,740,471	36%
Mid-Atlantic	$48,839,815	24%
Southwest	$19,778,366	10%
Southeast/ Caribbean	$17,435,126	8%
California	$16,392,525	8%
Rocky Mountain	$12,400,000	6%
Other (investments in securities)	$18,204,197	9%

Total	$206,790,500	100%*

*	Percentages do not add up to 100% due to rounding.

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal	Principal
	Amount	Amount

Asset Class
Multifamily	$65,175,537	32%
Office	$61,502,602	30%
Retail	$27,295,928	13%
Hospitality	$21,392,525	10%
Mixed Use	$15,961,398	8%
Student Housing	$9,250,000	4%
Other (investments in securities)	$6,212,510	3%

Total	$206,790,500	100%

	As of September 30, 2011
	Outstanding	% of Outstanding
	Principal	Principal
	Amount	Amount

Asset Type
Bridge	$87,312,581	42%
Mezzanine*	$63,352,602	31%
First Mortgage	$40,012,807	19%
Other (investments in securities)	$16,112,510	8%

Total	$206,790,500	100%

*	Includes one preferred equity investment of $5,000,000.

Diversification is a key part of our risk management strategy. We believe that our initial assets are diversified by asset type, type of property serving as collateral and region. As of September 30, 2011, no single asset represented more than 18% of the total fair value of our initial portfolio. The following table provides classification information, as of September 30, 2011, with respect to our initial assets, based on outstanding principal amount:

									Stated
		Outstanding						Annual	Maturity	Yield to
Name	Close Date	Principal Amount	Asset Type	Geographic Region	Property Type	Initial LTV		Interest Rate	Date (1)	Maturity

Aurora	1/21/11	$5,000,000	Preferred Equity	New York	Condominium	63%		12.00%	3/1/14	23.24%
Courtyard by Marriott Hotel (2)	8/27/07	$16,392,525	Bridge	California	Hospitality	80%		5.25%	9/1/12	33.04%
Heritage Hunt	10/13/10	$32,641,094	Bridge	Mid-Atlantic	Multifamily	65%		13.00%	11/1/12	13.24%
Bronx Portfolio	3/25/11	$12,716,879	First Mortgage	New York	Multifamily	61%		12.00%	4/1/13	12.24%
Sweetwater Cove Apartments	9/5/07	$9,917,564	Bridge	Southeast/ Caribbean	Multifamily	80%		6.00%	10/1/13	15.73%
AIMCO Perpetual Preferred Series A (3)	5/15/07	$9,900,000	Security	Various	Multifamily	N/A		1.62%	N/A	8.84%
844 Second Avenue	6/29/11	$15,961,398	Bridge	New York	Mixed Use	57%		12.50%	7/1/13	12.74%
The Plaza at PPL Center L	5/1/07	$4,383,845	Mezzanine	Mid-Atlantic	Office	85%		8.50%	12/1/16	6.12%
Keystone Summit Corporate Park	1/22/10	$11,814,876	Mezzanine	Mid-Atlantic	Office	74%		14.00%	1/22/15	8.94%
Chelsea Arts Mezzanine Loan (4)	1/18/08	$30,812,194	Mezzanine	New York	Office	58%		13.00%	10/15/11	13.00%
Boulder Office	12/30/10	$12,400,000	Bridge	Rocky Mountain	Office	67%		9.50%	2/1/13	9.74%
Blackstone — EOP Mezzanine (3)	4/3/07	$2,091,687	Mezzanine	Various	Office	N/A		2.24%	2/9/13	11.53%
Seneca National Ind. Capital Improv. Bonds (4)	5/17/07	$6,212,510	Security	Various	Financial	N/A		6.75%	12/1/13	7.49%
Goodyear Portfolio	10/29/10	$7,517,562	First Mortgage	Southeast/ Caribbean	Retail	61%		6.45%	12/1/15	6.69%
Oakwood Shopping Center (5)	6/28/07	$19,778,366	First Mortgage	Southwest	Retail	90%		4.38%	1/1/14	8.56%
55 John Street	1/31/11	$9,250,000	Mezzanine	New York	Residential	75%		12.00%	2/1/16	12.24%
TOTAL		$206,790,500			Weighted Average	70.6	%(5)	9.73%	13.30%

(1)	Certain loans may be prepaid, but are subject to yield maintenance protections.

(2)	Loan is in forbearance; non-performing.

(3)	Securities or treated as securities.

(4)	Unpaid balance increases due to interest accrual and development advances.

(5)	Loan amortizes and guaranteed by entity with minimum net worth of $500 million.

(6)	Excludes investments not directly secured by real estate.

Of the assets in our initial portfolio, we expect that the following two will have values in excess of 10% of our total assets upon the consummation of this offering.

Heritage Hunt.  In October 2010, the Pembrook Funds originated a $31.25 million first mortgage bridge loan for the refinancing of The Marque at Heritage Hunt Apartments, a Class A 200-unit multifamily complex with above-market amenities located in Gainesville, VA, a rapidly developing suburb located 35 miles southwest of Washington, DC. PCI I invested $15.5 million and PCI II invested $15.75 million. The loan term is two years, with two six-month extension options. The interest rate on the loan is 13%, of which 8% is current pay and 5% is accrual (compounded monthly). The Pembrook Funds received a 1% origination fee and the loan carries a 1% exit fee. The loan is subject to 12-month yield maintenance. An interest reserve of $1 million was established to cover any debt service shortfalls during the term of the loan. At closing, the property was 70% leased. As of September 30, 2011, the property was 82% occupied. Rents average $18.68 per square foot, or $1,811 per month. Lease terms generally range from 3-12 months. The loan is current and all required insurance is in place.

Chelsea Arts Mezzanine Loan.  In January 2008, PCI I invested $12.75 million in a B-Note position secured by a mixed-use, art gallery/office property located in Manhattan, comprised of three contiguous buildings of approximately 195,000 square feet. The total loan commitment was $70.0 million, with $58.3 million funded at closing and $11.7 million available for future costs. At closing $45.0 million was syndicated to a senior lender, and PCI I and a participant retained $13.3 million as a junior participation. The other junior participant was obligated to furnish the future funding. In May 2010, PCI I’s investment was converted to a mezzanine loan with an outstanding balance of $17.2 million. The restructured mezzanine loan carries a total interest rate of 13%, of which 7% is current pay and 6% is accrual (compounded monthly). As of September 30, 2011, the property was 74.3% occupied and rents averaged $43.03 per square foot. The loan is current and all required insurance is in place.

Our Investment Guidelines

Our Board of Managers has adopted the following investment guidelines:

•	our investments will be in our target assets;

•	no investment shall be made that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•	no investment shall be made that would cause us to be treated as an association or a publicly traded partnership taxable as a corporation, rather than a partnership, for purposes of federal income taxation;

•	not more than 50% of our assets will be invested in any geographic region, as determined by our Board of Managers from time to time;

•	not more than 50% of our assets will be invested in a single class of commercial real estate (excluding federally tax-exempt multifamily mortgage revenue bonds);

•	not more than 25% of our assets will be invested with a single borrower;

•	not more than 15% of our assets will be invested in any individual asset;

•	until appropriate target assets are acquired, we may invest the net proceeds from this offering in interest-bearing, short-term securities that are rated investment grade and money market funds; and

•	each investment requires the approval of a majority of our Manager’s Investment Committee; any investment in excess of $50 million requires the approval of a majority of our Board of Managers’ Investment Committee and a majority of our Manager’s Investment Committee; and any investment in excess of $100 million requires the approval of a majority of our Board of Managers, a majority of our Board of Managers’ Investment Committee and a majority of our Manager’s Investment Committee.

Each of these investment guidelines will be applied and tested at the time of an investment and subsequent changes will not result in a violation of the above guidelines. These investment guidelines may be changed from time to time or waived by our Board of Managers without the approval of our shareholders. In addition, both our Manager and a majority of our Board of Managers must approve any change in our investment guidelines that would modify or expand our target assets.

Investment Committees of Our Manager and Board of Managers

Our Manager has an Investment Committee which will initially be comprised of Mr. Boesky, the chairman of the committee, and the following other executive officers, Robert Hellman, John Garth, Patrick Martin and Eugene Venanzi. Our Manager’s Investment Committee will meet periodically, at least every quarter, to discuss investment opportunities. Each of our investments will be proposed by the committee’s chairman and will require the approval of a majority of our Manager’s Investment Committee. Our Manager’s Investment Committee will review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Upon completion of this offering, our Board of Managers will form an Investment Committee that will be responsible for the supervision of our Manager’s compliance with our investment guidelines and the periodic review of our investment portfolio. Any investment in excess of $50 million requires the approval of a majority of this committee in addition to a majority of our Manager’s Investment Committee. Initially, this committee will consist of Stuart Boesky, Robert Hellman and           .

Investment Process

Through our Manager’s origination and advisory agreement with Pembrook Capital, we will have access to a dedicated acquisition team of experienced real estate professionals. This team is responsible for underwriting the market for the target assets, developing financial models to test sensitivities, structuring transactions and leading the due diligence process. These functions will align our interests with our shareholders in all aspects of the process, preserving accountability to drive performance. Our Manager’s acquisition team will hold regular meetings where they share their observations on the market activities and policy changes, review our investment strategies and discuss transactions of potential interest and updates on our investment pipeline.

Our investment process will include sourcing and screening investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure and servicer and originator information and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our exemption from registration under the Investment Company Act. We will seek to make investments in sectors where our Manager has strong core competencies and where we believe market risk and expected performance can be reasonably quantified.

Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to comparable investments in our portfolio. The terms of any leverage available to us for use in funding an investment are also taken into consideration, as are any risks posed by illiquidity or correlations with other investments in our portfolio. Our Manager also develops a macro outlook with respect to each target asset by examining factors in the broader economy such as GDP, interest rates, unemployment rates and availability of credit, among other things. Our

Manager also analyzes fundamental trends in the relevant target asset to adjust/maintain its outlook for that particular target asset. Our Manager conducts extensive diligence with respect to each target asset class by, among other things, examining and monitoring the capabilities and financial wherewithal of the parties responsible for the origination, administration and servicing of relevant target assets.

The procedures used by Pembrook Capital’s management team have been developed over many years of investing in a variety of commercial asset types and in various market conditions. When underwriting an investment, our Manager collects, reviews, and verifies all key documents and, upon, verification, if an acquisition is consummated, enters the relevant material in a proprietary monitoring system. Key elements of the underwriting and investment process include, expected case and downside scenario analysis of present and future cash flows , and verification of information in the borrower’s financial statements, including the value attributed to the borrower’s real estate holdings and other non-liquid assets relative to actual and contingent liabilities. The focus of the review process is to determine that the collateral will have adequate cash flow to support the loan at all times, using conservative parameters. Special consideration is paid to exit scenarios.

Risk Management

As part of our risk management strategy, our Manager will actively manage the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of our target assets.

Asset Management

We recognize the importance of intensive asset management in successful investing, and Pembrook Capital has a dedicated, in-house asset management group. Pembrook Capital’s asset management professionals provide not only investment oversight, but also critical input to the acquisition process. This interactive process coordinates underwriting assumptions with direct knowledge of local market conditions, costs and revenue expectations. These critical assumptions then become the operational benchmarks by which the asset managers are guided and evaluated in their on-going management responsibilities. For mortgage investments, annual budgets are reviewed and monitored quarterly for variance, and follow up and questions are directed by the asset manager back to the owner. We believe that intensive asset management can have a significant impact on the total return that may be earned on our investments. Accordingly, our Manager has weekly asset management meetings that are attended by senior management to review and discuss the performance of our portfolio, as set forth in weekly asset reports. Formal quarterly reports are also issued for internal review. Our Manager’s asset management group seeks to create value through careful asset-specific and market surveillance, rigid enforcement of loan and security rights, and timely sale of underperforming investments. One of the key components in the underwriting process is the evaluation of potential exit strategies. The asset management group monitors each investment and reviews the disposition strategy on a regular basis in order to realize appreciated values and maximize returns.

Interest Rate Hedging

We intend to engage in a variety of interest rate management techniques that seek, on the one hand, to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets, and, on the other hand, help us achieve our risk management objectives. We intend to utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by interest rate fluctuations. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We will rely on our Manager’s expertise to manage these risks on our behalf.

Market Risk Management

Risk management is an integral component of our strategy to deliver returns for our shareholders. Because we will invest in commercial real estate mortgage loans and other debt investments, including CMBS, investment losses from prepayments, defaults, interest rate volatility or other risks may meaningfully reduce or eliminate funds available for distribution to our shareholders. In addition, because we will employ leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities may create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margin will be dependent upon a positive spread between the returns on our portfolio and our overall cost of funding. To minimize the risks to our portfolio, we will actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations.

Credit Risk

Through our investment strategies, we will seek to limit our credit losses and reduce our financing costs. However, we retain the risk of potential credit losses on all of the mortgage loans, other commercial real estate related debt investments, and the mortgage loans underlying the CMBS we may acquire. We seek to manage credit risk through our pre-acquisition due diligence process and through use of non-recourse financing, when and where available and appropriate, on a risk-adjusted basis, which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing. In addition, with respect to any particular target assets, our Manager’s investment team evaluates, among other things, relative valuation, comparable analysis, supply and demand trends, shape of yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Our investment guidelines place certain limits on our investment activity as described above under “—Our Investment Guidelines.” However, these investment guidelines will be applied and tested at the time of an investment and subsequent changes will not result in a violation of such guidelines; moreover, these investment guidelines may be changed from time to time or waived by our Board of Managers without the approval of our shareholders. Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict with certainty the percentage of our equity that will be invested in any individual asset or our target assets at any given time.

Conflicts of Interest and Related Policies

Management.  We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees other than our Chief Financial Officer. Each of our executive officers other than our Chief Financial Officer is also an executive of Pembrook Capital. Our management agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, each of our executive officers other than our Chief Financial Officer may in the future have significant responsibilities for other investment vehicles managed by Pembrook Capital. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets the attention of our Manager’s personnel and our officers and the resources of Pembrook Capital may also be required by the other investment vehicles managed by Pembrook Capital. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed.

Future Investment Opportunity Allocation Provisions.  Pursuant to a co-investment and allocation agreement among our Manager, Pembrook Capital Management, LLC and us, our Manager and Pembrook Capital Management, LLC have agreed that neither they nor any entity controlled by Pembrook Capital will sponsor or manage any publicly traded investment vehicle that invests primarily in our target assets described in “—Our Target Assets” other than us for so long as the management agreement is in effect. For the avoidance of doubt, Pembrook Capital (including our Manager) may sponsor or manage another publicly traded investment vehicle that invests generally in real estate assets but not primarily in our target assets, as well as a private investment vehicle that invests primarily in our target assets. Our Manager and Pembrook Capital Management, LLC have also agreed that for so long as the management agreement is in effect no entity controlled by Pembrook Capital will sponsor or manage a potential public competing vehicle or a private investment vehicle unless Pembrook Capital adopts a policy that either (i) provides for the fair and equitable allocation of investment opportunities among all such vehicles and us, or (ii) provides us the right to co-invest with such vehicles, in each case subject to the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of cash for investment.

Exclusivity Provisions.  Pembrook Capital, including our Manager, is not currently subject to any exclusivity arrangements that would affect our Manager’s ability to perform its obligations under the management agreement or Pembrook Capital Management, LLC’s ability to perform its obligations under the origination and advisory agreement.

Policy Regarding Investments Related to Properties That Are Owned By Affiliates Of Pembrook Capital or our Manager.  We expect our Board of Managers will adopt a policy that, among other things, permits us to (i) make investments in an entity in which Pembrook Capital is simultaneously making another debt or equity investment or (ii) acquire loans and investments with respect to properties owned by unaffiliated parties that may be managed by, or leased in whole or part to, Pembrook Capital or with respect to which an unaffiliated owner may have engaged Pembrook Capital to provide certain other services with respect to the property. In addition, we expect this policy to permit us to make loans and investments with respect to properties owned by unaffiliated parties for which Pembrook Capital may concurrently be engaged by the property owner to manage it or provide other services with respect to the property or which may concurrently agree to lease such property to it in whole or in part. Furthermore, to the extent that we have rights as a lender pursuant to the terms of any of our loans or investments to consent to an unaffiliated property owner’s engagement of a property manager or any other service provider, or to lease the property, this policy would permit us to provide consent to such a property owner seeking to engage, or lease property to, Pembrook Capital.

Transactions with Other Funds.  Upon completion of this offering and our formation transactions, Pembrook Capital, including our Manager, will not provide management, advisory or other services to funds or other entities other than us; however, in order to avoid any future actual or perceived conflicts of interest between us, Pembrook Capital (including our Manager), or any fund or other entity to be sponsored or managed by Pembrook Capital (including our Manager), which we refer to collectively as the Pembrook parties, the approval of a majority of our independent managers will be required to approve (i) any purchase of our assets by any of the Pembrook parties and (ii) any purchase by us of any assets of any of the Pembrook parties.

Limitations on Personal Investments.  Shortly after the consummation of this offering, we expect that our Board of Managers will adopt a policy with respect to any proposed investments by our managers or officers or the officers of our Manager or Pembrook Capital, which we refer to as the covered persons, in any of our target assets. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target assets will be permitted if the capital required for the investment does not exceed the lesser of (i) $5 million, or (ii) 1% of our total shareholder’s equity as of the most recent month end, which we refer to as the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our Board of Managers will permit the covered person to make the investment only (i) upon the approval of a majority of our independent managers, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our Board of Managers may adopt in the future.

Policies With Respect to Certain Other Activities

If our Board of Managers determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements applicable to limited liability companies treated as partnerships for tax purposes) or a combination of these methods. In the event that our Board of Managers determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares (of existing or new series or classes) in any manner and on such terms and for such consideration as it deems appropriate, in its sole discretion, at any time.

In addition, to the extent available we intend to borrow money to finance the acquisition of our investments, we intend to use traditional forms of financing, including securitizations and other sources of private financing, including warehouse and commercial bank financing. We also may utilize structured financing techniques to create attractively priced non-recourse financing, which may offer an all-in borrowing cost that is lower than that provided by traditional sources of financing or long-term, floating rate financing. Our investment guidelines and our portfolio and leverage are periodically reviewed by our Board of Managers as part of their oversight of our Manager.

As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property.

We may invest in the debt securities of REITs or other entities engaged in real estate operating or financing activities, but not for the purpose of exercising control over such entities.

Our Board of Managers may change any of these policies without prior notice to or vote of our shareholders.

Operating and Regulatory Structure

Tax Requirements

We believe that we have been organized and intend to operate so that we will qualify, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. In general, an entity that is treated as a partnership for U.S. federal income tax purposes is not subject to U.S. federal income tax at the entity level. Consequently, as a common shareholder, you will be required to take into account your allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether we make cash distributions on a current basis with which to pay any resulting tax. We believe that we will be treated as a publicly traded partnership. Publicly traded partnerships are generally treated as partnerships for U.S. federal income tax purposes as long as they satisfy certain income and other tests on an ongoing basis. We believe that we will satisfy those requirements and that we will be treated as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction and credit.

Investment Company Act Exemption

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. We expect to rely upon the exemption from registration as an investment company under the Investment Company Act pursuant to Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our or our subsidiaries’ assets, as applicable, must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the Investment Company Act. We expect to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

There can be no assurance that the laws and regulations governing our Investment Company Act status, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. In particular, the SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exemption and whether companies such as ours should be regulated in a manner similar to investment companies. There can be no assurance that the laws and regulations governing our Investment Company Act status, including the Division of Investment Management of the SEC providing more specific or different guidance regarding this exemption, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be (i) required to change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) required to effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, (iii) required to register as an investment company, (iv) subject to monetary penalties and injunctive relief in an action brought by the SEC or (v) unable to enforce contracts with third parties and subject to third parties potentially seeking to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, any of which could materially and adversely affect the market price of our common shares, the sustainability of our business model and our ability to make distributions to our shareholders.

Competition

In seeking investments, we are subject to significant competition from many entities, including mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. Many of our competitors are significantly larger than us, have greater resources and access to capital than we have and may have other advantages over us. In addition to existing companies, other companies may be organized for similar purposes, including companies focused on purchasing mortgage assets, as a result of current market conditions or otherwise. A proliferation of such companies may increase our competition and thereby adversely affect our performance and the market value of our common shares. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us.

In the face of this competition, we have access to Pembrook Capital’s professionals and their industry expertise, which may help us assess risks and determine appropriate pricing for certain potential assets. In addition, we believe that these relationships will enable us to compete more effectively for attractive asset acquisition opportunities than our competitors. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.

Staffing

We will be externally managed by our Manager pursuant to the management agreement between our Manager and us. Our Chief Executive Officer and each of our other executive officers (other than           , our Chief Financial Officer) are executives of Pembrook Capital. We do not expect to have any employees other than our Chief Financial Officer. See “Our Manager and The Management Agreement—Management Agreement.”

Legal Proceedings

Neither we or any of our initial assets are nor, to our knowledge, our Manager is currently subject to any legal proceedings that we or our Manager consider to be material.

MANAGEMENT

Our Managers, Manager Nominees and Executive Officers

Currently, Mr. Boesky is our only manager. Upon completion of this offering, our Board of Managers is expected to be comprised of seven members,          of which will be executives of Pembrook Capital. Our managers will each be elected to serve a term of one year. We expect our Board of Managers to determine that each of the           manager nominees listed in the table below satisfy the listing standards for independence of the NYSE. Our operating agreement provides that a majority of the entire Board of Managers may at any time increase or decrease the number of managers. However, unless our operating agreement is amended, the number of managers may never be less one or more than 15.

The following sets forth certain information with respect to our managers, manager nominees, executive officers and other key personnel, as of January 1, 2012:

Name	Age	Position Held with Us

Stuart Boesky	55	Chief Executive Officer and Chairman of our Board of Managers
Robert Hellman	57	Manager Nominee, Chief Operating Officer and Director of Asset Management
		Manager Nominee
Adrian Corbiere	67	Manager Nominee *
Ghebre Selassie Mehreteab	62	Manager Nominee *
Jonathan Sobel	45	Manager Nominee *
		Manager Nominee *
		Chief Financial Officer
Neil Bø	45	Executive Vice President and Director of Investor Relations
John Garth	53	Executive Vice President and Head of Commercial Products
Patrick Martin	46	Executive Vice President and Head of Multifamily Products
Eugene Venanzi	38	Senior Vice President and Chief Credit Officer Commercial Products

*	We expect our Board of Managers to determine that this manager is independent for purposes of the NYSE corporate governance listing requirements.

Set forth below is biographical information for our managers, manager nominees and executive officers.

Manager and Manager Nominees

Stuart Boesky is the Chairman of our Board of Managers and our Chief Executive Officer. He also serves as the Chief Executive Officer and a Manager of our Manager. Mr. Boesky has served as the Chief Executive Officer of Pembrook Capital Management, LLC since founding it in 2006. Prior to founding The Pembrook Group, from September 1997 to December 2005, Mr. Boesky was the Chief Executive Officer of Centerline, which, under Mr. Boesky’s leadership, was one of the nation’s leading commercial real estate financial services firms. From July 1999 to November 2005, Mr. Boesky also served as the Chief Executive Officer of AMAC. From 1984 to 2003, Mr. Boesky was a senior managing director and principal of Related Capital Company. Mr. Boesky has also practiced real estate and tax law with the Boston law firm Kaye Fialkow Richmond and Rothstein, and the New York law firm Shipley & Rothstein. Prior to that,

Mr. Boesky was a real estate consultant at the international accounting firm of Laventhol & Horwath. Mr. Boesky earned a Bachelor of Arts degree and graduated with high honors from Michigan State University, and received a Juris Doctor degree from Wayne State School of Law. He earned a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is a regular speaker at industry conferences and on television and has served as a member of the Board of Managers of the National Association of Affordable Housing Lenders. Mr. Boesky is also a founding member of the Leadership Forum on Pension Fund and Endowment Investments in Domestic Emerging Markets at the Joint Center for Housing Studies of Harvard University. Our Board of Managers has determined that Mr. Boesky should serve on our Board of Managers based on his extensive experience in the real estate industry and his familiarity with our target assets, as well as his public-company experience.

Robert Hellman is our Chief Operating Officer and Director of Asset Management, and is a member of our Board of Managers. He previously led the real estate practice for DLA, LLC, a regulatory, compliance and consulting company from June 2008 to September 2010. From February 2007 to June 2008, Mr. Hellman served as a Managing Director at Ackman-Ziff Real Estate Group, sourcing debt and equity for development and acquisitions. Prior to joining Ackman-Ziff, from April 1999 to October 2002, Mr. Hellman was a Senior Managing Director at Newmark Knight Frank, where he was a Principal of Newmark Capital Group and the firm’s Retail Financial Advisors. His client responsibilities at Newmark included investment sales, restructuring, and mergers and acquisitions services. Subsequent to Newmark, in July 2006 he formed Riverstreet Realty Advisors to provide real estate portfolio management, due diligence, financing, leasing and advisory services for performing and non-performing assets. Mr. Hellman began his real estate finance career at Lehman Brothers in January 1983. During his 16 years with Lehman, Mr. Hellman served as President, Chief Executive Officer and/or Chief Financial Officer for several public real estate funds. Mr. Hellman earned a B.A. from Cornell University, a Master’s degree from Columbia University, and a J.D. from Fordham University. He is an adjunct professor at New York Law School and was previously an adjunct professor at the New York University Schack Institute of Real Estate, and has taught at the ICSC University of Shopping Centers and has lectured at the Cornell Graduate Program in Real Estate. His affiliations have included: Urban Land Institute (full member): International Council of Shopping Centers; Cornell Real Estate Program Advisory Board; University Council of Cornell University; licensed New York real estate broker; the New York chapter of the Turnaround Management Association; and New Jersey Bar Association. Our Board of Managers has determined that Mr. Hellman should serve on our Board of Managers based on his extensive experience in the real estate industry and his familiarity with our target assets.

Jonathan Sobel has served as the Managing Member of DTF Holdings, LLC, an investment manager for and advisor to entities affiliated with financial services entrepreneur Gerald Ford, including Pacific Capital Bank Corp, Hilltop Holdings, and other private equity funds related to Gerald Ford, since March 2009. He has also served as the Managing Member of Six Sigma Auto Group, which owns the BMW, Audi, Porsche and Mini dealerships in Southampton, New York, as well as commercial real estate in the area since June 2010. Prior to forming DTF and Six Sigma in 2009, Mr. Sobel was an employee of Goldman, Sachs & Co. from May 1987 to December 2008, and was a Partner Managing Director from 1998 to 2008. While at Goldman Sachs, Mr. Sobel was Global Head of the Mortgage Department, Global Head of Money Markets, head of the firm’s Global Bank Group, and the Chief Risk Officer for Goldman Sachs Asset Management. Mr. Sobel was a member of Goldman Sachs’ Capital, Risk and Finance Committees. He is a Trustee of the Hospital for Special Surgery, the Whitney Museum, Dalton School, and the Public Art Fund. He is also a member of the Executive Committee for the Board of Visitors of Columbia College. Mr. Sobel has received Columbia College’s John Jay Award for Alumni Achievement and their Dean’s Award for service to the College. He holds an A.B. in Economics from Columbia. Our Board of Managers has determined that Mr. Sobel should serve on our Board of Managers based on his extensive experience in the real estate industry.

Adrian Corbiere has served as Executive Vice President, Capital Markets Unit in Cohen Financial since May 2007. Prior to joining Cohen Financial, he was Senior Vice President, Multifamily Division at Freddie Mac from August 1999 to May 2007. Prior to that, he served in various positions with Allstate Insurance Company, The New England Insurance Company, Phoenix Home Life and CIGNA. He serves on the Commercial Board of Governors of the Mortgage Bankers Association. Mr. Corbiere received a Bachelor of Science from Lehigh University and holds a Masters Degree from the University of Hartford. Our Board of Managers has determined that Mr. Corbiere should serve on our Board of Managers based on his extensive experience in the real estate industry.

Ghebre Selassie Mehreteab is an advisor to foundations and financial institutions on affordable housing. Mr. Mehreteab served as Chief Executive Officer of the NHP Foundation, a non-profit corporation that owns and operates affordable multifamily housing in many cities across the United States, from its inception in 1989 until 2009. Previously Mr. Mehreteab was Vice President of the National Corporation for Housing Partnerships and a program officer at the Ford Foundation. Mr. Mehreteab currently serves on the Board of Directors of Douglas Emmett, Inc (NYSE: DEI), as well as on the audit and governance committees of that Board. Mr. Mehreteab is a board member of the Council on Foreign Relations. Mr. Mehreteab received his bachelor’s degree and LL.D. (honorary) from Haverford College. Our Board of Managers has determined that Mr. Mehreteab should serve on our Board of Managers based on his extensive experience in the real estate industry.

Executive Officers

For biographical information on Mr. Boesky, our Chief Executive Officer, and Mr. Hellman, our Chief Operating Officer and Director of Asset Management, see “Manager and Manager Nominees” above.

Neil Bø has served as our Executive Vice President and Director of Investor Relations since July 2006. Mr. Bø was previously the President, and a partner, of Meridian Investments. Inc., a privately-owned NASD/SIPC Broker Dealer, from May 1997 to September 2006. Meridian focused on institutional tax-advantaged private placements and was a placement agent for Centerline. Prior to joining Meridian in 1997, Mr. Bø was a Vice President with The Boston Financial Group in the Institutional Tax Credit Division, in institutional sales and analysis. Mr. Bø earned a Bachelor of Science degree in Business Administration from Florida Institute of Technology, as well as a Master of Business Administration and a Master of Science in Information Systems from Boston University.

John Garth has served as our Executive Vice President and Head of Commercial Products since September 2006. Mr. Garth was previously Chief Operating Officer of American Mortgage Acceptance Company, a publicly traded REIT managed by Centerline, from May 2004 to March 2006. Prior to joining Centerline, Mr. Garth was a senior originator at GMAC Commercial Mortgage Corp., from 1997 to 2004 where he specialized in structuring and distributing highly-structured, large-loan transactions involving B-Notes and mezzanine debt. Before joining GMAC in 1997, Mr. Garth spent 12 years in the real estate investment area of The Prudential Insurance Company of America. He is frequently asked to speak and to moderate panels on topics related to structured debt at industry events, and has been guest lecturer at both New York University and Wharton Business School. Mr. Garth earned a Bachelor of Science degree and a Master of Science degree in Civil Engineering from Tulane University, and a Master of Business Administration degree in Real Estate Finance from the Wharton School of the University of Pennsylvania.

Patrick Martin has served as our Executive Vice President and Head of Multifamily Products since March 2010. Previously, from January 2009 to February 2010 Mr. Martin was a principal of GEOS Capital, LLC, and from August 2008 to December 2008 he was a Managing Director at Avanath Capital Partners LLC. Prior to that, from September 1992 to March 2008

Mr. Martin was a Senior Managing Director of Centerline, and co-head of that firm’s Commercial Real Estate division. In that capacity, Mr. Martin oversaw Centerline’s commercial lending, equity investment and pension fund advisory practices, deploying over $2 billion in debt and equity in 2007. Mr. Martin also spent 14 years at the predecessor of Centerline’s affordable housing division, where he was instrumental in establishing the low income housing tax credit and tax-exempt bond practices. During that time, he separately managed six joint venture development efforts under which the firm jointly acquired and rehabilitated over 1,800 residential units. Prior to joining Related Capital, Mr. Martin was a Financial Analyst for Colliers International in Montreal, Canada. Mr. Martin earned a Masters degree in Real Estate Investment and Development from New York University in 1992. He also earned a Bachelors degree in Business Administration from Concordia University in Montreal, Canada.

Eugene Venanzi has served as our Senior Vice President and Chief Credit Officer Commercial Products since August 2009. Prior to joining Pembrook Capital, from April 2008 to November 2008 he was a Director and Senior Underwriter at Fisher Brothers in New York, where he was involved in managing a $300 million high yield real estate investment fund. Previously, from October 2007 to March 2008 Mr. Venanzi worked at The Situs Companies, where he was a Director of Situs Realty Services in Tokyo, Japan and served as the Senior Underwriter for Credit Suisse Real Estate Finance, Asia Pacific. Prior to joining Situs, he worked as a Director and Senior Underwriter from September 2000 to July 2007 in the Commercial Real Estate Group at UBS Investment Bank in New York. Previously, Mr. Venanzi was a real estate consultant at Rosin & Associates in New York and worked for several years as an analyst in High Yield Corporate Finance at CIBC Wood Gundy and Chase Securities. Mr. Venanzi graduated cum laude from the School of Foreign Service at Georgetown University in 1996.

Corporate Governance—Board of Managers and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our Board of Managers, which has established investment guidelines described under “Business—Our Investment Guidelines” for our Manager to follow in its day-to-day management of our business. A majority of our Board of Managers will be “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. We expect that our managers will keep informed about our business by attending meetings of our Board of Managers and its committees and through supplemental reports and communications. Our independent managers will meet regularly in executive sessions without the presence of our corporate officers or non-independent managers.

Upon completion of this offering, our Board of Managers will form an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and an Investment Committee and adopt charters for each of these committees. Each of these committees will have three managers and, except for the Investment Committee, will be composed exclusively of independent managers, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), non-employee managers and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside managers for purposes of Section 162(m) of the Code.

Audit Committee

The Audit Committee will comprise          ,           and          , each of whom will be an independent manager and “financially literate” under the rules of the NYSE. will chair our Audit Committee. We expect that           will be designated as our Audit Committee financial expert, as that term is defined by the SEC.

The committee will assist our Board of Managers in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal audit function and independent auditor.

The Audit Committee will also be responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also will prepare the Audit Committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

The Compensation Committee will comprise          ,           and          , each of whom will be an independent manager.           will chair our Compensation Committee.

The principal functions of the Compensation Committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to Chief Executive Officer compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with our independent managers (as directed by our Board of Managers), determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and oversee management’s annual process, if any, for evaluating the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers, if any;

•	oversee our equity incentive plans;

•	assist our Board of Managers and the Chairman in overseeing the development of executive succession plans; and

•	determine from time to time the remuneration for our non-executive managers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will comprise          ,           and          , each of whom will be an independent manager.          will chair our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will be responsible for the following:

•	providing counsel to our Board of Managers with respect to the organization, function and composition of the Board of Managers and its committees;

•	overseeing the self-evaluation of our Board of Managers and our Board of Managers’ evaluation of management and our Manager;

•	periodically reviewing and, if appropriate, recommending to our Board of Managers changes to, our corporate governance policies and procedures; and

•	identifying and recommending to our Board of Managers potential manager candidates for nomination.

Investment Committee

Stuart Boesky, Robert Hellman and           will serve as members of the Investment Committee of our Board of Managers. This committee will be responsible for the supervision of our Manager’s compliance with our investment guidelines and the periodic review our investment portfolio, which will take place at least on a quarterly basis or more frequently as necessary. In addition, any investment in excess of $50 million requires the approval of a majority of this committee. Any investment in excess of $100 million requires the approval of a majority of our Board of Managers, as well as approval of a majority of our Board of Managers’ Investment Committee and a majority of our Manager’s Investment Committee.

Executive and Manager Compensation

Compensation of Managers

A member of our Board of Managers who is also an employee of Pembrook Capital is referred to as an executive manager. Executive managers will not receive compensation for serving on our Board of Managers. Each non-executive manager will receive an annual fee for his or her services of $      , payable in quarterly installments in conjunction with quarterly meetings of our Board of Managers, $      per each telephonic meeting of our Board of Managers and an annual award of           restricted common shares, which will vest on the first, second and third anniversaries of the date of grant, subject to the non-executive manager’s continued service on our Board of Managers on the respective one-year dates. Each of our non-executive managers may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our managers and direct that we pay such amounts to a charitable cause or institution designated by such manager. We will also reimburse each of our managers for their travel expenses incurred in connection with their attendance at full Board of Managers and committee meetings. We have not made any payments to any of our managers or manager nominees to date.

Concurrently with the closing of this offering, we will grant           restricted common shares to each of our manager nominees, each of whom will be non-executive managers, pursuant to a plan described below under “Non-Executive Manager Equity Plan”. These awards of restricted shares will vest ratably in three annual installments on each of the first, second and third anniversaries of the completion of this offering, subject to the non-executive manager’s continued service on our Board of Managers on the respective dates.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our Chief Executive Officer and each of our other executive officers other than our Chief Financial Officer, each of whom is an executive of Pembrook Capital, will not receive cash compensation from us for serving as our executive officers. Instead, we will pay our Manager the management fees described in “Our Manager and the Management Agreement—Management Agreement” and, in the discretion of the Compensation Committee of our Board of Managers, we may also grant our Manager equity based awards pursuant to our Manager Equity Plan described below.

Our Chief Financial Officer will be employed by us under the terms of an employment agreement. Currently,          will act as our Chief Financial Officer, with an initial annual base salary of $      , and an initial annual cash bonus expected to be $     .

In their capacities as officers or other personnel of Pembrook Capital, persons other than our Chief Financial Officer will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We will adopt separate equity incentive plans for (1) our executive officers, (2) our non-employee managers and (3) our Manager and its affiliates and personnel of our Manager and other service providers, in each case to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—Equity Incentive Plans” for detailed descriptions of our equity incentive plans.

Equity Incentive Plans

Prior to the completion of this offering, we will adopt equity incentive plans to provide incentive compensation to attract and retain qualified managers, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. All of our equity incentive plans will be administered by the Compensation Committee of our Board of Managers. The Compensation Committee, as appointed by our Board of Managers, will have the full authority (1) to administer and interpret the equity incentive plans, (2) to authorize the granting of awards, (3) to determine the eligibility of managers, officers, advisors, consultants and other personnel, including our Manager and its affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an award, (4) to determine the number of common shares to be covered by each award (subject to the individual participant limitations provided in the applicable equity incentive plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the applicable equity incentive plan), (6) to prescribe the form of instruments evidencing such awards, and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the applicable equity incentive plan or the administration or interpretation thereof; however, neither the Compensation Committee nor our Board of Managers may take any action under any of our equity incentive plans that would result in a repricing of any option to purchase common shares without having first obtained     % shareholder approval. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the completion of this offering, the Compensation Committee will consist solely of non-executive managers, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a “non-employee director” and will, at such times as we are subject to Section 162(m) of the Code, qualify as an “outside director” for purposes of Section 162(m) of the Code, or, if no committee exists, our Board of Managers. The total number of common shares that may be made subject to awards under our Manager Equity Plan and our Equity Plan (both of which are described below) will be equal to           shares. We will also reserve a total of           common shares for issuance under our Non-Executive Manager Equity Plan.

Manager Equity Plan

We will adopt the Pembrook Realty Capital LLC Manager Equity Plan (referred to herein as the Manager Equity Plan), which will provide for the grant of options to purchase common shares, restricted common shares, restricted units, distribution equivalent rights and other equity-based awards to our Manager. As noted above, the maximum number of common shares that may be made subject to awards under the Manager Equity Plan will be equal to           shares less any common shares issued or subject to awards granted under our Equity Plan. If any vested awards under the Manager Equity Plan are paid or otherwise settled without the issuance of common shares, or any common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the common shares that were subject to such award will not be available for re-issuance under the Manager Equity Plan. If any awards under the Manager Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of common shares (except as described in the immediately preceding sentence), the common shares that were subject to such award will be available for re-issuance under the Manager Equity Plan. Common shares issued under the Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the Compensation Committee of our Board of Managers determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Manager Equity Plan, then the Compensation Committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including, but not limited to, shares). Awards under the Manager Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Upon termination of the management agreement by us for cause or by our Manager for any reason other than the default in our performance of any material term of the management agreement, any then unvested awards held by our Manager will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Manager Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Prior to the completion of this offering, we have not issued any equity-based compensation. Concurrently with the closing of this offering, we will grant to our Manager           restricted units. This award of restricted units will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, this award of restricted units will be settled in an equivalent number of our common shares. However, restricted units that vest during the first year of the three-year vesting period will not be settled in our common shares until promptly following the first anniversary of the commencement of vesting. Restricted units that vest after the fourth quarterly vesting date will be settled promptly, but in no event later than 30 days, following the applicable quarterly vesting date. Our Manager will be entitled to receive “distribution equivalents” with respect to these restricted units, whether or not vested, at the same time and in the same amounts as distributions, if any, are paid to our common shareholders. This award was intended to further align the interests of Pembrook Capital, including our Manager, with our shareholders.

In addition to the restricted units that we will grant to our Manager concurrently with the completion of this offering, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Manager Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to personnel of our Manager or other personnel of Pembrook Capital in order to provide incentive compensation to them.

Equity Plan

We will adopt the Pembrook Realty Capital LLC Equity Plan (referred to hererin as the Equity Plan), which will provide for the grant of options to purchase common shares, restricted common shares, restricted units, distribution equivalent rights and other equity-based awards to our officers, advisors and consultants, including employees or managers of our Manager and its affiliates who are providing services to us. As noted above, the maximum number of common shares that may be made subject to awards under the Equity Plan will be equal to           shares, less any common shares issued or subject to awards granted under our Manager Equity Plan. During the term of the Equity Plan, no more than           common shares may be made subject to awards granted to the person who serves as our Chief Financial Officer. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of common shares, or any common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the common shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of common shares (except as described in the immediately preceding sentence), the common shares that were subject to such award will be available for re-issuance under the Equity Plan. Common shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the Compensation Committee of our Board of Managers determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the Compensation Committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including, but not limited to, common shares). Awards under the Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the Compensation Committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Non-Executive Manager Equity Plan

We will adopt the Pembrook Realty Capital LLC Non-Executive Manager Equity Plan (referred to herein as the Non-Executive Manager Equity Plan), which will provide for the issuance of restricted or unrestricted common shares or restricted units. The Non-Executive Manager Equity Plan is intended, in part, to implement our program of non-executive manager compensation described above under “—Executive and Manager Compensation—Compensation of Managers.” We will reserve a total of common shares for issuance under the

Non-Executive Manager Equity Plan. If any awards under the Non-Executive Manager Equity Plan are cancelled, forfeited or otherwise terminated, the common shares that were subject to such award will be available for re-issuance under the Non-Executive Manager Equity Plan. Common shares issued under the Non-Executive Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the Compensation Committee of our Board of Managers determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Non-Executive Manager Equity Plan, then the Compensation Committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares or other property (including cash) issued or issuable in respect of outstanding awards; and (iii) the performance goals, if any, applicable to outstanding awards. In addition, the Compensation Committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including, but not limited to, common shares). Awards under the Non-Executive Manager Equity Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Each award of restricted shares or restricted units will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the Compensation Committee, upon a non-executive manager’s removal or resignation from our Board of Managers, the manager will forfeit any as yet unvested awards granted under the Non-Executive Manager Equity Plan. Upon a change in control of us (as defined under the Non-Executive Manager Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Code of Business Conduct and Ethics

Our Board of Managers has established a code of business conduct and ethics that applies to our executive officers and managers and to our Manager’s officers and any personnel of Pembrook Capital when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or managers may be made only by our Board of Managers or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Limitation of Liability and Indemnification

Our operating agreement provides that our managers will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such manager’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (i) for any breach of the manager’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the manager derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our managers and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our manager, officer, employee, tax matters member or agent, or is or was serving at our request as a manager, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We will be externally managed and advised by our Manager. Each of our officers (other than the person who will serve as our Chief Financial Officer) is an executive of Pembrook Capital. The executive offices of our Manager are located at 767 Third Avenue, 18th Floor, New York, New York 10017 and the telephone number of our Manager’s executive offices is (646) 388-5906.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our Manager:

Name	Age	Position Held with Our Manager

Stuart Boesky	55	Chief Executive Officer and Manager
Robert Hellman	57	Chief Operating Officer and Director of Asset Management
Neil Bø	45	Executive Vice President and Director of Investor Relations
John Garth	54	Executive Vice President and Head of Commercial Products
Patrick Martin	46	Executive Vice President and Head of Multifamily Products
Eugene Venanzi	38	Senior Vice President and Chief Credit Officer Commercial Products

See “Management—Our Managers, Manager Nominees and Executive Officers” for biographical information regarding the officers of our Manager.

Investment Committee of Our Manager

Our Manager has an Investment Committee which will initially be comprised of Mr. Boesky, the chairman of the committee, and the following other executive officers, Robert Hellman, John Garth, Patrick Martin and Eugene Venanzi. Our Manager’s Investment Committee will meet periodically, at least every quarter, to discuss investment opportunities. Each of our investments will be proposed by the committee’s chairman and require the approval of a majority of our Manager’s Investment Committee. Our Manager’s Investment Committee will periodically review our investment portfolio and its compliance with our investment guidelines at least on a quarterly basis or more frequently as necessary.

Management Agreement

Upon completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The management agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our Board of Managers. Our Manager’s role as manager will be under the supervision and direction of our Board of Managers.

Management Services

Our Manager will be responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with investment advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, any modification to which will be approved by a majority of our independent managers;

(ii) identifying, investigating, analyzing and selecting possible investment opportunities and acquiring, arranging for financing, retaining, selling, restructuring or disposing of investments consistent with the investment guidelines;

(iii) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv) negotiating and entering into, on our behalf, repurchase agreements, interest rate swap agreements and other agreements and instruments required for us to conduct our business;

(v) with respect to any perspective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with real estate brokers, sellers, and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

(vi) engaging and supervising, on our behalf and at our expense, independent contractors that provide real estate, investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations or investments (or potential investments);

(vii) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

(ix) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our Board of Managers, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer and information technology services to perform such administrative functions;

(x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xi) making recommendations and counseling us in connection with policy decisions to be made by our Board of Managers;

(xii) evaluating and recommending to our Board of Managers hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time and with our investment guidelines;

(xiii) making available to us its knowledge and experience with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets and non-real estate-related assets and real estate operating companies;

(xiv) counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xv) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our Board of Managers, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

(xviii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to publicly traded partnerships, and to conduct quarterly compliance reviews with respect thereto;

(xix) assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE;

(xxi) assisting us in taking all necessary action to enable us to make required tax filings and reports;

(xxii) placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our Board of Managers;

(xxiv) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board of Managers from time to time;

(xxv) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi) forming an Investment Committee, which will propose investment guidelines to be approved by a majority of our independent managers;

(xxvii) serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objective, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxviii) providing us with portfolio management;

(xxix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxx) using commercially reasonable efforts to cause us to comply with all applicable laws; and

(xxxi) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our Board of Managers shall reasonably request or our Manager shall deem appropriate under the particular circumstances.

Liability and Indemnification

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our Board of Managers in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the management agreement, our Manager, its officers, shareholders, members, managers, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our managers, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, shareholders, members, managers, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our managers and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of this offering.

Management Team

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a Chief Executive Officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be dedicated exclusively to us. Members of our management team will be required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or cause us to be treated as an association or a publicly traded partnership taxable as a corporation or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our operating agreement. If our Manager is ordered to take any action by our Board of Managers, our Manager will promptly notify our Board of Managers if it is our Manager’s judgment that such action would adversely and materially affect such status or treatment or violate any such law, rule or regulation or our operating agreement. Our Manager, its managers, members, officers, shareholders, personnel, employees and any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, our Board of Managers, our shareholders, partners or members, for any act or omission by our Manager, its managers, officers, shareholders or employees except as provided in the management agreement.

Term and Termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the           anniversary of the closing of this offering and will be automatically renewed for     -year renewal terms upon the expiration of the then current term thereafter unless previously terminated as described below. Our independent managers will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent managers, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent managers. We must provide      days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to      times the sum of the average annual base management fee and incentive fee during the     -month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter before the date of termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our Board of Managers for cause, which is defined as:

•	our Manager’s continued breach of any provision of the management agreement in any material respect following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which a majority of our independent managers determines is materially detrimental to us;

•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts grossly negligent, in bad faith or with willful misconduct in the performance of its duties under the management agreement;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	our Manager’s inability to perform its obligations under the management agreement; and

•	the dissolution of our Manager.

During the initial     -year term of the management agreement, we may not terminate the management agreement except for cause.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent managers if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940 (the “Advisers Act”).

Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with      days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management Fees, Incentive Fees and Expense Reimbursements

We do not expect to maintain an office or directly employ personnel. Instead we will rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

We will pay our Manager a base management fee in an amount equal to     % of our shareholders’ equity, per annum, calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, our shareholders’ equity means: (a) the sum of (1) the net proceeds from all issuances of our equity securities since inception (including the common shares issued pursuant to our formation transactions), allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, plus (2) our retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) (1) any amount that we pay to repurchase any of our equity securities since inception, (2) any unrealized gains and losses and other non-cash items that have impacted shareholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (3) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent managers and approval by a majority of our independent managers. As a result, our shareholders’ equity, for purposes of calculating the management fee, could be greater or less than the amount of shareholders’ equity shown on our financial statements. Our Manager will use the proceeds from its base management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The base management fee is payable independent of the performance of our portfolio.

The management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x)     % and (y) the difference between (i) our Core Earnings for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per common share of all of our public offerings and the common shares issued pursuant to our formation transactions multiplied by the weighted average number of all common shares outstanding (including any restricted units, any restricted common shares and other common shares underlying awards granted under our equity incentive plans) in the previous 12-month period, and (B)     % and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive fee is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.

Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains or losses or other non-cash items recorded in net income for the period in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss or in net income. For purposes of computing Core Earnings, tax-exempt interest received on our target assets, including federally tax-exempt multifamily mortgage revenue bonds, shall be grossed up to a taxable equivalent yield by dividing the interest received by (1-X), where “X” is equal to the then current highest marginal individual federal income tax rate. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent managers and after approval by a majority of our independent managers.

The following example illustrates how we would calculate our quarterly incentive fee in accordance with the management agreement. Our actual results may differ materially from the following example.

Assume the following:

•	Core Earnings for the 12-month period equals $ ;

•	common shares are outstanding and the weighted average number of common shares outstanding during the 12-month period is ;

•	weighted average price per common share is $ ;

•	incentive fees paid during the first three quarters of such 12-month period are $ ; and

•	Core Earnings for the 12 most recently completed calendar quarters is $ .

Under these assumptions, the quarterly incentive fee payable to our Manager would be $      as calculated below:

1.	Core Earnings	$
2.	Weighted average price per common share of $ multiplied by the weighted average number of common shares outstanding of multiplied by %	$
3.	Excess of Core Earnings over amount calculated in 2 above	$
4.	% of the amount calculated in 3 above	$
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such 12-month period ( $ ); the quarterly incentive fee is payable to our Manager if Core Earnings for the 12 most recently completed quarters is greater than zero	$

Pursuant to the calculation formula, if Core Earnings increases and the weighted average common share price and weighted average number of common shares outstanding remain constant, the incentive fee will increase.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings will be calculated on the basis of the number of days that the management agreement has been in effect on an annualized basis.

The management agreement specifies that     % of each quarterly installment of the incentive fee will be payable in our common shares. The remainder of the incentive fee will be payable in cash. The number of shares to be issued to our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of our common shares on the NYSE for the five trading days prior to the date on which such quarterly installment is paid.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our Board of Managers. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our Board of Managers.

Reimbursement of Expenses

We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis;

•	the compensation and expenses of our managers and the cost of liability insurance to indemnify our managers and officers;

•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our common shares on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our shareholders and proxy materials with respect to any meeting of our shareholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our Board of Managers to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any distribution reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, manager, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, manager, partner, member or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We will not reimburse our Manager for the salaries and other compensation of its personnel. However, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Origination and Advisory Agreement

Our Manager will enter into an origination and advisory agreement with Pembrook Capital Management, LLC effective upon the closing of this offering. Pursuant to this agreement, our Manager will be provided with access to, among other things, Pembrook Capital’s origination, underwriting, portfolio management, asset valuation, risk management, asset management and investment and other advisory services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing our Manager’s allocable cost for these services. Although the fee paid by our Manager pursuant to this agreement shall not constitute a reimbursable expense under the management agreement, the expenses incurred by Pembrook Capital (other than salaries of its employees) in providing such services shall be a reimbursable expense.

Grants of Equity Compensation to Our Manager

Under our equity incentive plans, our Compensation Committee (or our Board of Managers, if no such committee is designated by our Board of Managers) is authorized to approve grants of equity-based awards to our officers or managers and to our Manager and its personnel and affiliates. Concurrently with the closing of this offering, we will grant to our Manager          restricted units exchangeable for our common shares upon vesting. This award of restricted units will vest ratably on a quarterly basis over a three-year period beginning on the first day of the calendar quarter after we complete this offering. Once vested, this award of restricted units will be settled in an equivalent number of our common shares. However, restricted units that vest during the first year of the three-year vesting period will not be settled in common shares until promptly following the first anniversary of the commencement of vesting. Restricted units that vest after the fourth quarterly vesting date will be settled promptly, but in no event later than 30 days, following the applicable quarterly vesting date. Our Manager will be entitled to receive “distribution equivalents” with respect to these restricted units, whether or not vested, at the same time and in the same amounts as distributions, if any, are paid to our common shareholders. See “Management—Equity Incentive Plans.”

Co-Investment and Allocation Agreement

Pursuant to a co-investment and allocation agreement among our Manager, Pembrook Capital Management, LLC and us, our Manager and Pembrook Capital Management, LLC have agreed that neither they nor any entity controlled by Pembrook Capital will sponsor or manage any publicly traded investment vehicle that invests primarily in our target assets described in “Business—Our Target Assets” other than us for so long as the management agreement is in effect. For the avoidance of doubt, Pembrook Capital (including our Manager) may sponsor or manage another publicly traded investment vehicle that invests generally in real estate assets but not primarily in our target assets, as well as a private investment vehicle that invests primarily in our target assets. Our Manager and Pembrook Capital Management, LLC have also agreed that for so long as the management agreement is in effect no entity controlled by Pembrook Capital will sponsor or manage a potential public competing vehicle or a private investment vehicle unless Pembrook Capital adopts a policy that either (i) provides for the fair and equitable allocation of investment opportunities among all such vehicles and us, or (ii) provides us the right to co-invest with such vehicles, in each case subject to the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of cash for investment.

PRINCIPAL SHAREHOLDERS

Immediately prior to the completion of this offering, there will be           common shares outstanding and one shareholder of record. At that time, we will have no other shares of capital share outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital share by:

•	each of our managers and manager nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our managers, manager nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the shareholders listed below is the address of our principal executive office, 767 Third Avenue, 18th Floor, New York, New York 10017.

Percentage of Common Shares Outstanding
	Immediately Prior to this Offering		Immediately After this Offering (2)
Name and Address	Shares Owned	Percentage	Shares Owned	Percentage

Managers, Manager Nominees and Executive Officers:
Stuart Boesky
Robert Hellman
Jonathan Sobel
Adrian Corbiere
Neil Bø
John Garth
Patrick Martin
Eugene Venanzi
Ghebre Selassie Mehreteab
All managers, manager nominees and executive officers as a group ( persons)
Other 5% Shareholders:

*	Represents less than 1% of the common shares outstanding upon the closing of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Prior to the completion of this offering, we will enter into a management agreement with PRC Management, LLC, our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Managers. The management agreement has an initial three year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a base management fee and an incentive fee. The management agreement specifies that     % of each quarterly installment of the incentive fee will be payable in our common shares.

Our management agreement is intended to provide us with access to Pembrook Capital’s pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Our Chief Executive Officer, our President and our General Counsel are also executives of Pembrook Capital. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Business—Conflicts of Interest and Related Policies” and “Risk Factors—Risks Related to Our Relationship With Pembrook Capital—There are various conflicts of interest in our relationship with Pembrook Capital, including our Manager, which could result in investment and other decisions that are not in the best interests of our shareholders.”

Related Party Transaction Policies

As described in “Business—Conflicts of Interest and Related Policies,” in order to avoid any future actual or perceived conflicts of interest between us, our Manager, Pembrook Capital, any of their respective affiliates or any investment vehicle to be sponsored or managed by Pembrook Capital or our Manager or any of their respective affiliates, which we refer to as the Pembrook parties, the approval of a majority of our independent managers will be required to approve (i) any purchase of our assets by any of the Pembrook parties and (ii) any purchase by us of any assets of any of the Pembrook parties.

Shortly after the consummation of this offering, we expect that our Board of Managers will adopt a policy with respect to any proposed investments by our managers or officers or the officers of our Manager, which we refer to as the covered persons, in any of our target assets. We expect this policy to provide that any proposed investment by a covered person for his or her own account in any of our target assets will be permitted if the capital required for the investment does not exceed the personal investment limit. To the extent that a proposed investment exceeds the personal investment limit, we expect that our Board of Managers will only permit the covered person to make the investment (i) upon the approval of a majority of our independent managers, or (ii) if the proposed investment otherwise complies with terms of any other related party transaction policy our Board of Managers may adopt in the future.

We also expect our Board of Managers to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Compensation Committee of our Board of Managers. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any manager who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Restricted Common Shares and Other Equity-Based Awards

Our Manager Equity Plan and Equity Plan together will provide for the grants of restricted common shares and other equity-based awards up to an aggregate of           common shares. Under the Manager Equity Plan, awards may be made to our Manager and under the Equity Plan awards may be made to the officers, advisors and consultants of our company. In addition,           shares will be available for issuance under our Non-Executive Manager Equity Plan,           shares of which will be granted to our four independent manager nominees concurrently with the completion of this offering. See “Our Manager and the Management Agreement—Grants of Equity Compensation to Our Manager” for a description of the award of restricted units to be granted to our Manager concurrently with the completion of this offering.

Indemnification and Limitation of Managers’ and Officers’ Liability

Section 18-108 of the Delaware LLC Act provides that a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement provides that our managers will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such manager’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (i) for any breach of the manager’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the manager derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our managers and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our manager, officer, employee, tax matters member or agent, or is or was serving at our request as a manager, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

We intend to enter into indemnification agreements with our managers and officers that will obligate us to indemnify them to the maximum extent permitted by Delaware law. In addition, our operating agreement provides that our officers and managers are indemnified to the fullest extent permitted by law.

Insofar as the foregoing provisions permit indemnification of managers, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registration Rights Agreement

We will enter into a registration rights agreement with regard to (i) the           common shares issued in connection with our formation transactions, (ii) our common shares that are issuable upon the vesting of the restricted units to be granted to our Manager under our Manager Equity Plan concurrently with the completion of this offering, (iii) any equity-based awards granted to our Manager under our Manager Equity Plan in the future, and (iv) any common shares that our Manager may receive pursuant to the incentive fee provisions of the management agreement in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant recipients of common shares issued in connection with our formation transactions, our Manager and their direct and indirect transferees:

•	unlimited demand registration rights to have the registrable shares registered for resale; and

•	in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering of our common shares so long as we retain our Manager as our Manager under the management agreement.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

“Pembrook” License Agreement

Upon consummation of this offering, we will enter into a license agreement with Pembrook Capital Management, LLC pursuant to which it will grant us a non-exclusive, royalty-free license to use the name and trademark “Pembrook” and the logo for Pembrook Capital. Under this agreement, we will have a right to use this name, trademark and logo for so long as Pembrook Capital Management, LLC and Pembrook Realty Capital Management, LLC are under common control and Pembrook Realty Capital Management, LLC serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement or any change of control of our Manager.

Co-Investment and Allocation Agreement

Pursuant to a co-investment and allocation agreement among our Manager, Pembrook Capital Management, LLC and us, our Manager and Pembrook Capital Management, LLC have agreed that neither they nor any entity controlled by Pembrook Capital will sponsor or manage any publicly traded investment vehicle that invests primarily in our target assets described in

“Business—Our Target Assets” other than us for so long as the management agreement is in effect. For the avoidance of doubt, Pembrook Capital (including our Manager) may sponsor or manage another publicly traded investment vehicle that invests generally in real estate assets but not primarily in our target assets, as well as a private investment vehicle that invests primarily in our target assets. Our Manager and Pembrook Capital Management, LLC have also agreed that for so long as the management agreement is in effect no entity controlled by Pembrook Capital will sponsor or manage a potential public competing vehicle or a private investment vehicle unless Pembrook Capital adopts a policy that either (i) provides for the fair and equitable allocation of investment opportunities among all such vehicles and us, or (ii) provides us the right to co-invest with such vehicles, in each case subject to the suitability of each investment opportunity for the particular vehicle and us and each such vehicle’s and our availability of cash for investment.

DESCRIPTION OF SHARES

The following is a summary of the rights and preferences of our shares of beneficial interest representing limited liability company interests in our company. While we believe that the following description covers the material terms of our shares of beneficial interest, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our operating agreement, including the certificates of designation relating to our preferred shares, and the other documents we refer to for a more complete understanding of our shares of beneficial interest. Copies of our operating agreement and certificates of designation are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

We are authorized to issue, pursuant to action by our Board of Managers and without action by our shareholders up to           common shares and           preferred shares. After giving effect to this offering and the other transactions described in this prospectus,           common shares will be issued and outstanding (or           shares if the underwriters’ overallotment option is exercised in full), and           preferred shares will be issued and outstanding. See “Management—Equity Incentive Plans” for a description of the grant to our Manager of           restricted units, which will, upon vesting, be settled in an equivalent number of our common shares.

Common Shares

Subject to the preferential rights of any other class or series of shares, including our preferred shares, our common shareholders are entitled to receive distributions on such common shares out of assets legally available therefor if, as and when authorized by our Board of Managers and declared by us, and our common shareholders are entitled to share ratably in our assets legally available for distribution to our common shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Our common shares that we are offering will be issued by us and do not represent any interest in or obligation of Pembrook Capital or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The common shares will not benefit from any insurance guarantee association coverage or any similar protection.

Except as may otherwise be specified in the terms of any class or series of shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of managers, and, except as provided with respect to any other class or series of shares, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our Board of Managers, which means that the holders of a majority of the outstanding common shares can elect all of the managers then standing for election, and the holders of the remaining shares will not be able to elect any managers.

Our common shareholders have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Our common shares will have equal distribution, liquidation and other rights.

Preferred Shares

Our operating agreement authorizes our Board of Managers to establish one or more series of preferred shares. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by common shareholders. Our Board of Managers is able to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the amount of preferred shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

We could issue a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our common shareholders might believe to be in their best interests or in which our common shareholders might receive a premium for their common shares over the market value of the common shares.

In connection with our mergers with PCI I and PCI II, we will issue: (i)            Series A CRA Preferred Shares to holders of Series A Preferred CRA Interests of PCI I; (ii)            Series B CRA Preferred Shares to holders of Series B Preferred CRA Interests of PCI I; and (iii)            Series C CRA Preferred Shares to holders of Series A Preferred CRA Interests of PCI II. We collectively refer to our Series A CRA Preferred Shares, Series B CRA Preferred Shares and our Series C CRA Preferred Shares as our “Initial CRA Preferred Shares.” Under our operating agreement, the aggregate liquidation preference of our outstanding preferred shares, including the three series of preferred shares that we will issue to holders of preferred interests in the Pembrook Funds in our formation transactions, may not exceed the total book value of our outstanding common shares at the time of issuance of any preferred shares.

Distributions

Holders of our Initial CRA Preferred Shares will be entitled to receive, when and as declared by our Board of Managers, out of funds legally available for the payment of distributions, cumulative cash distributions at the following percentages of the liquidation preference per share per annum: 3-month LIBOR plus 2.5%, in the case of our Series A CRA Preferred Shares; 3-month LIBOR plus 3.0%, in the case of our Series B CRA Preferred Shares; and 3-month LIBOR plus 3.0%, in the case of our Series C CRA Preferred Shares. Distributions on our Initial CRA Preferred Shares will be cumulative, payable quarterly in arrears on March 31, June 30, September 30 and December 31 or, if not a business day, the next business day. Distributions payable on our preferred shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We will not authorize or pay any distributions on our Initial CRA Preferred Shares or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or any other series of preferred shares, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement.

Notwithstanding the foregoing, distributions on our Initial CRA Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared by our Board of Managers. Accrued but unpaid distributions on our Initial CRA Preferred Shares will not bear interest, and holders of such shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

We will not declare or pay any distributions (other than distributions in kind on our common shares or other shares that rank junior to our preferred shares), or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to or on a parity with our Initial CRA Preferred Shares, or redeem or otherwise acquire common shares or other shares that rank junior to or on a parity with our Initial CRA Preferred Shares (except by conversion into or exchange for common shares or other shares ranking junior to our preferred shares), unless we also have declared and either paid or set aside for payment the full cumulative distributions on our Initial CRA Preferred Shares, for the current and all past distribution periods (other than pro rata distributions on preferred shares ranking on a parity as to distributions with our Initial CRA Preferred Shares).

We will not authorize the full cumulative distributions on any preferred shares unless we have authorized those distributions as are accrued on all of our outstanding Initial CRA Preferred Shares which are of parity series. If we do not declare and either pay or set aside for payment the full cumulative distributions on our Initial CRA Preferred Shares and all shares that rank on a parity with such preferred shares, the amount which we have declared will be allocated pro rata to our Initial CRA Preferred Shares and to each parity series of shares, so that the amount declared for each of our Initial CRA Preferred Shares and for each share of parity series is proportionate to the accrued and unpaid distributions on those shares.

Remarketing

Unless previously redeemed in full, on the fifth anniversary of (i) each issuance by PCI I of the preferred interests that will be exchanged for our Series A CRA Preferred Shares in our formation transactions, (ii) each issuance by PCI I of the preferred interests that will be exchanged for our Series B CRA Preferred Shares in our formation transactions, and (iii) each issuance by PCI II of the preferred interests that will be exchanged for our Series C CRA Preferred Shares in our formation transactions, and on each remarketing date thereafter, the distribution rate on the applicable shares of the relevant series of our Initial CRA Preferred shares will be adjusted to the lowest distribution rate that, in the judgment of the remarketing agent, would permit the applicable shares of the relevant series of our Initial CRA Preferred Shares to be remarketed at its liquidation preference plus the amount of any accrued and unpaid distributions to the date of remarketing. The distribution rate that will be implemented in any remarketing may be fixed or variable, at the option of our Manager, and will remain in effect, if fixed, until the next remarketing or, if variable, until the next rate adjustment, in each case a period of time that our Manager will determine, in its sole discretion, in connection with each remarketing.

Prior to the remarketing date, the remarketing agent will notify holders of the applicable shares of the relevant series of our Initial CRA Preferred Shares of the distribution rate (or, in the case of a variable rate, the formula for calculating the distribution rate) that will become effective on such remarketing date and the period of time until the next remarketing date. All such applicable outstanding shares of that series of Initial CRA Preferred Shares will be deemed tendered for remarketing on each remarketing date, unless the holder affirmatively elects to hold its Initial CRA Preferred Shares by delivering a notice of non-tender to our Manager and the remarketing agent. Such holder will not have its Initial CRA Preferred Shares sold in the remarketing and will continue to hold such Initial CRA Preferred Shares, which will be subject to the new distribution rate determined in such remarketing. If the remarketing agent is unable to remarket all of the tendered Initial CRA Preferred Shares at the applicable preference value, the distribution rate applicable to that series of Initial CRA Preferred Shares will be adjusted to the following rate: 3-month LIBOR plus 4.5%, in the case of our Series A CRA Preferred Shares; 3-month LIBOR plus 5.0%, in the case of our Series B CRA Preferred Shares; and 3-month LIBOR plus 4.5%, in the case of our Series C CRA Preferred Shares, in each case for a period of one year, after which another remarketing will be attempted. In each such case, no interests will be sold in such remarketing and each holder will continue to hold its Initial CRA Preferred Shares.

Our Manager, in its sole discretion, will determine who will serve as the remarketing agent and the terms of the remarketing agent’s appointment.

CRA Allocations

Holders of our Initial CRA Preferred Shares will be entitled to an allocation of the value of assets owned by us which may be considered a qualified investment under the CRA for a holder of our Initial CRA Preferred Shares. These allocations are intended to assist depositary institutions holding our Initial CRA Preferred Shares in meeting certain obligations to which they are subject under the CRA by financing assets that benefit the institution’s CRA assessment area.

Redemption

We may redeem any or all of our Initial CRA Preferred Shares at our option upon not less than 30 nor more than 60 days written notice, in whole or in part, at any time or from time to time, at a redemption price of $      per share, plus all accrued and unpaid distributions through the date fixed for redemption.

If we redeem fewer than all of our Series A CRA Preferred Shares, Series B CRA Preferred Shares or Series C CRA Preferred Shares, as the case may be, the notice of redemption mailed to each shareholder will also specify the number of preferred shares that we will redeem from each shareholder. In this case, we will determine the number of preferred shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose. Unless the full cumulative distributions on all shares of our Initial CRA Preferred Shares have been paid or set aside we may not redeem any preferred shares unless we redeem all of our Initial CRA Preferred Shares, or purchase or otherwise acquire any shares of our preferred shares or other equity securities ranking junior to or on a parity with our Initial CRA Preferred Shares (except by conversion into or exchange for common shares or other shares ranking junior to our Initial CRA Preferred Shares). This restriction will not limit our redemption or purchase of our Initial CRA Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of our Initial CRA Preferred Shares.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of any of our Initial CRA Preferred Shares called for redemption, then, from and after the redemption date, those shares will be treated as no longer outstanding, no further distributions will accrue and all other rights of the holders of those preferred shares will terminate. The holders of those shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of our Initial CRA Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the preferred shares on the corresponding payment date notwithstanding the redemption of the preferred shares between such record date and the corresponding payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on our Initial CRA Preferred Shares.

Our Initial CRA Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

Subject to applicable law, we may purchase our Initial CRA Preferred Shares in the open market, by tender or by private agreement. Any of our Initial CRA Preferred Shares that we reacquire will be returned to the status of authorized but unissued preferred shares, unless determined otherwise by our Board of Managers.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Initial CRA Preferred Shares will be entitled to be paid out of our assets that are legally available for distribution to our shareholders the sum of (a) the liquidation preference of $      per share and (b) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our common shares or any equity securities that we may issue that rank junior to our Initial CRA Preferred Shares as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all of our Initial CRA Preferred Shares and the corresponding amounts payable on all shares of other classes or series of our shares that we may issue ranking on a parity with our Initial CRA Preferred Shares in the distribution of assets, then the holders of our Initial CRA Preferred Shares and all other such classes or series of shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of our Initial CRA Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Initial CRA Preferred Shares will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Ranking

Our Initial CRA Preferred Shares will rank senior to our common shares and to any other of our equity securities that by their terms rank junior to our Initial CRA Preferred Shares with respect to payments of distributions or rights upon our liquidation, dissolution or winding up. Our Initial CRA Preferred Shares will rank on a parity with any other equity securities that we may later authorize or issue and that by their terms are on a parity with our Initial CRA Preferred Shares. Our Initial CRA Preferred Shares will rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to our Initial CRA Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes.

Voting Rights

Holders of our Initial CRA Preferred Shares will have no voting rights, except as may be required by Delaware law and except that the affirmative vote or consent of the holders at least a majority of any series of our Initial CRA Preferred Shares, voting as a single class, will be required for:

•	amendments to our operating agreement that would affect adversely the rights, privileges or preferences of holders of that series of our initial CRA Preferred Shares; or

•	any consolidation or merger of us other than a consolidation or merger following which we will be the surviving entity, with substantially the same investment objective, and our Manager will continue to manage us.

In any matter in which the holders of our Series A CRA Preferred Shares, Series B CRA Preferred Shares or Series C CRA Preferred Shares, as the case may be, are entitled to vote, each share will be entitled to one vote. If the holders of any series of our preferred shares (including any series of our Initial CRA Preferred Shares) and another series of preferred shares are entitled to vote together as a single class on any matter, the holders of each series will have one vote for each $      of liquidation preference.

Conversion Rights

Our preferred shares are not convertible into, or exchangeable for, any property or other securities.

Power to Reclassify Our Unissued Shares

Our operating agreement authorizes our Board of Managers to classify and reclassify any unissued common or preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our Board of Managers is required by Delaware law and by our operating agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our Board of Managers could authorize the issuance of shares of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Power to Increase or Decrease Authorized Common Shares and Issue Additional Common Shares and Preferred Shares

We believe that the power of our Board of Managers to amend our operating agreement to increase or decrease the number of authorized common shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Managers does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Operating Agreement

Organization and Duration

We were formed in Delaware in July 2011, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our Board of Managers determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our Board of Managers determines would require us to register as an investment company under the Investment Company Act or cause us to be treated as an association or publicly traded partnership taxable as a corporation or otherwise taxable at the entity level for U.S. federal income tax purposes.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing a common share, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents under and in accordance with, our operating agreement.

Duties of Officers and Managers

Our operating agreement provides that our business and affairs shall be managed under the direction of our Board of Managers, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our Board of Managers and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL, except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations of our Board of Managers owed to us and to our shareholders shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and managers that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our managers will not be liable to us. Under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend; or (iv) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our managers and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our officers, our managers or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our Board of Managers shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by our Nominating and Corporate Governance Committee, which is composed of independent managers, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties, or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Managers

Commencing with our first annual meeting of shareholders, members of our Board of Managers will be elected by a plurality of our shareholders. Each member of our Board of Managers will serve until such manager’s successor is duly elected or appointed and qualified.

Removal of Members of Our Board of Managers

Any manager or the entire Board of Managers may be removed, only for cause (as defined in our operating agreement) and then only by a vote of at least two-thirds of the votes entitled to be cast in the election of managers. The vacancy in the Board of Managers caused by any such removal will be filled by a vote of the majority of managers then in office even if the remaining managers do not constitute a quorum.

Shareholder Meetings

Under our operating agreement, we are required to hold an annual meeting of shareholders for the election of managers and other business during the month of May of each year on a date and time to be set by our Board of Managers. In addition, our operating agreement provides that a special meeting of shareholders may be called by our Board of Managers and certain of our officers. Our operating agreement further provides that, subject to the satisfaction of certain procedural and information requirements, a special meeting of shareholders shall be called by our Secretary upon written request of shareholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.

Advance Notice of Nominations and Shareholder Business

Our operating agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of persons for election as managers at annual meetings of our shareholders.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Managers and Officers

Our operating agreement provides that our managers will not be liable to us, or any subsidiary of ours, or any shareholders, for monetary damages for any acts or omissions arising from the performance of any of such manager’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (i) for any breach of the manager’s duty of loyalty to us or the shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the manager derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our managers and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our manager, officer, employee, tax matters member or agent, or is or was serving at our request as a manager, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our Board of Managers. To adopt a proposed amendment, our Board of Managers is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total voting power of our outstanding common shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our Board of Managers that is approved by holders of a majority of the total voting power of our outstanding common shares;

•	change the term of existence of our company; or

•	give any person the right to dissolve our limited liability company other than our Board of Managers’ right to dissolve our limited liability company with the approval of holders of a majority of the total voting power of our outstanding common shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total voting power of our outstanding common shares.

No Shareholder Approval.  Our Board of Managers may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our Board of Managers determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our shareholders have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed at the entity level for U.S. federal income tax purposes other than as our Board of Managers specifically so designate;

•	an amendment that our Board of Managers determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Advisers Act, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our Board of Managers determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our Board of Managers acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•	any amendment that our Board of Managers determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described above.

In addition, our Board of Managers may make amendments to our operating agreement without the approval of any shareholder or assignee if our Board of Managers determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board of Managers deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our Board of Managers relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our Board of Managers is generally prohibited, without the prior approval of holders of a majority of the total voting power of all of our outstanding common shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our Board of Managers may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our Board of Managers may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our Board of Managers may merge our company or any of our subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our Board of Managers to dissolve us, if approved by holders of a majority of the total voting power of all of our outstanding common shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If our Board of Managers determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the Board of Managers may elect to cause us to be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that our Board of Managers determines that we should seek relief pursuant to Section 7704(e) of the Code to preserve the treatment of the limited liability company as a partnership for U.S. federal (and applicable state) income tax purposes, we and each of our shareholder shall agree to adjustments required by the tax authorities, and we shall pay such amounts as required by the tax authorities.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year is the calendar year. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

Some of the provisions in the operating agreement described above could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

•	allowing only our Board of Managers to fill newly created manager positions,

•	requiring advance notice for our shareholders to nominate candidates for election to our Board of Managers or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	the ability of our Board of Managers to amend the operating agreement without the approval of the shareholders except under certain specified circumstances; and

•	limitations on the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common shares to be          .

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus, we will have           common shares outstanding. Our common shares are newly-issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our common shares will develop or be sustained, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares. See “Risk Factors—Risks Related to Our Common Shares.”

Rule 144

After giving effect to this offering and the transactions described in this prospectus,          of our outstanding common shares will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. Concurrently with the completion of this offering, we will grant restricted units to our Manager, which will, upon vesting, be settled in our common shares, and such shares may also be restricted securities.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act). A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of our common shares during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Registration Rights

We will enter into a registration rights agreement, pursuant to which we will grant recipients of common shares issued in connection with our formation transactions, our Manager and their direct and indirect transferees unlimited demand registration rights to have their common shares registered for resale and, in certain circumstances, the right to “piggy-back” their common shares in registration statements we might file in connection with any future public offering of our common shares so long as we retain our Manager as our Manager under the management agreement. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Lockup Agreements

Pembrook Capital and each other party receiving common shares in connection with our formation transactions have agreed not to sell or otherwise transfer any shares for 365 days after the date of this prospectus without first obtaining the written consent of Deutsche Bank. Specifically, we, these other individuals and other investors have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares,

•	sell any option or contract to purchase any shares,

•	purchase any option or contract to sell any shares,

•	grant any option, right or warrant for the sale of any shares,

•	otherwise dispose of or transfer any shares,

•	request or demand that we file a registration statement related to the shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies during the lockup period to shares acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Each restricted period will be automatically extended if (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of such restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16 day period beginning on the last day of such restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives of the underwriters waive, in writing, such an extension.

There are no agreements between Deutsche Bank and any of our shareholders or affiliates releasing them from these lockup agreements prior to the expiration of the lockup periods described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following summary discusses the material U.S. federal income tax and, for certain non-U.S. holders (as defined below), estate tax consequences of the acquisition, ownership and disposition of our common shares. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that our common shares will be held as capital assets for U.S. federal income tax purposes. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular common shareholder in light of its personal circumstances, or to our common shareholders that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	dealers in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Our Common Shareholders—Unrelated Business Taxable Income”);

•	regulated investment companies, or RICs;

•	real estate investment trusts, or REITs;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non- U.S. Common Shares”);

•	controlled foreign corporations, or CFCs;

•	passive foreign investment companies, or PFICs;

•	persons who are subject to the alternative minimum tax;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold our common shares as part of a hedge, straddle, constructive sale, or integrated or conversion transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are, or who hold our common shares through, partnerships or other pass-through entities; or

•	holders of options granted by us or persons who acquired our common shares as compensation.

The tax treatment of partners in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds our common shares generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our common shares should consult their tax advisors.

As used below, a “U.S. holder” is a beneficial common shareholder who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our common shares that is not a U.S. holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). The term “holders” includes both a U.S. holder and a non-U.S. holder.

The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the acquisition, ownership and disposition of our common shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.

Our Taxation

Treatment of the Acquisition of the Pembrook Funds by Our Company

We were organized to succeed to, and continue the investment activities of, the Pembrook Funds. We acquired the assets of the Pembrook Funds by merging the entities. Specifically, pursuant to an Agreement of Merger, PCI I was merged with and into our company, with the members of PCI I receiving membership interests in our company. Similarly, pursuant to an Agreement of Merger, PCI II was merged with and into our company, with the members of PCI II receiving membership interests in our company. As of September 30, 2011, PCI I had made 21 investments with an aggregate purchase price of approximately $290.1 million, of which 11 investments with an aggregate fair value of approximately $122.6 million were outstanding as of September 30, 2011. As of September 30, 2011, PCI II had made ten investments with an aggregate purchase price of approximately $100.5 million, of which eight investments with an aggregate fair value of approximately $82.3 million were outstanding as of September 30, 2011.

If two or more partnerships merge or consolidate into a single partnership, the resulting partnership is treated as a continuation of any merging partnership whose members own more than 50% of the capital and profits of the resulting partnership. The other partnerships are terminated. If there is cross-membership among the merging partnerships and the members of more than one merging partnership own more than 50% of the capital and profits of the resulting partnership, the merging partnership “which is credited with the contribution of assets having the greatest fair market value (net of liabilities) to the resulting partnership” is the continuing partnership, and all other partnerships terminate. If the partners of none of the merging partnerships have an interest of more than 50% in the capital and profits of the resulting partnership, all of the merging partnerships are terminated and a new partnership results. The taxable years of all terminating partnerships are closed pursuant to Section 706(c)(1) of the Code as of the date of the merger. Because upon the consummation of the two mergers the members of PCI I own more than 50% of the capital and profits of our company, our company will be treated as a continuation of PCI I, and PCI II is terminated.

When two or more partnerships merge or consolidate into one partnership under the applicable jurisdictional law without undertaking a form for the merger or consolidation, or undertake a form for that is not treated as an “assets-up” form, any merged or consolidated partnership that is considered terminated as described above is treated as undertaking the “assets-over” form for U.S. federal income tax purposes. Under the “assets-over” form, the merged or consolidated partnership that is considered terminated is treated as contributing all of its assets and liabilities to the resulting partnership in exchange for an interest in the resulting partnership, and immediately thereafter, the terminated partnership is treated as distributing interests in the resulting partnership to its partners in liquidation of the terminated partnership. Thus, for U.S. federal income tax purposes, PCI II is treated as contributing all of its assets and liabilities to our company, which is treated as a continuation of PCI I, and immediately thereafter, PCI II is treated as distributing its membership interests in our company to its members in liquidation of PCI II.

Treatment of Our Company as a Publicly Traded Partnership Not Taxable as a Corporation

In connection with this offering, Greenberg Traurig, LLP, or Greenberg Traurig, will render an opinion to the effect that (i) we should be classified, for U.S. federal income tax purposes, as a partnership, and not as an association or publicly traded partnership taxable as a corporation, (ii) we should not be treated as a taxable mortgage pool, (iii) our common shareholders should be treated as partners in such partnership for U.S. federal income tax purposes and (iv) assuming the opinions set forth in clauses (i)-(iii) are correct, the allocations with respect to tax-exempt interest on our U.S. federally tax-exempt multifamily mortgage revenue bonds to our common shareholders should be excludable from gross income for purposes of federal income taxation. It must be emphasized that the opinion of Greenberg Traurig speaks as of the date issued and will be based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete. Moreover, a legal opinion is a statement of the best professional judgment of the opining law firm, is not binding upon the IRS, which frequently challenges positions set forth in legal opinions, or the courts, and is not a guaranty that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

There is limited statutory, administrative and judicial authority addressing certain aspects of the treatment of instruments similar to our common shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not successfully assert a position contrary to any of the tax aspects set forth below. No advance rulings have been sought from the IRS regarding any matter discussed in this prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of acquiring, owning and disposing of our common shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

While we believe that we have been organized so that we will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Greenberg Traurig or us that we will so qualify for any particular year. Greenberg Traurig will have no obligation to advise us or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.

Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Greenberg Traurig on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, for any reason, including our failure to meet the qualifying income exception, we were treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, income and deductions of our company would be reported only on our tax return rather than being passed through to the shareholders and our company would be required to pay income tax at corporate rates on any portion of its net income that did not constitute tax-exempt income. In this regard, a portion of our company’s tax-exempt income may be included in determining our alternative minimum tax, or AMT, liability. The imposition of any such tax would reduce the amount of cash available to be distributed to the shareholders. In addition, distributions from our company to the shareholders would be taxable ordinary dividend income to the shareholders to the extent of our company’s current and accumulated earnings and profits, which would include its tax-exempt income as well as any other taxable income it might have. Accordingly, our shareholders would be subject to tax on the distributions they receive as taxable dividend income even if a portion of such distributions is attributable to tax-exempt interest. Payments of such distributions would not be deductible by our company.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are treated, and will continue to be treated, as a publicly traded partnership.

A publicly traded partnership will be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes if (i) 90% or more of the income of such publicly traded partnership during each taxable year consists of “qualifying income,” and (ii) such publicly traded partnership would not be included in the definition of a RIC in Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profits of any person. Our income from the target assets currently consists primarily of interest income, income and gain from derivatives, and gain from sale of securities (including income from the short sale of securities), all of which is generally qualifying income for purposes of the qualifying income exception.

We believe we satisfy the qualifying income exception and we intend to continue to conduct our activities and operations so that we will continue to qualify for this exception in each taxable year. There can be no assurance, however, that the IRS will not challenge our compliance with the qualifying income exception requirements and, therefore, assert that we are taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to our common shareholders would likely be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of our common shareholders (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each common shareholder is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or our common shareholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation

If, for U.S. federal income tax purposes, our company were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than fifty percent (50%) of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). The IRS has the authority to treat certain equity interests in our company as debt for purposes of the taxable mortgage pool rules. In connection with this offering, Greenberg Traurig will render an opinion that we should not be treated as a taxable mortgage pool because there is no relationship between the timing of payments on the investments and the timing of distributions on our common shares. There is no assurance, however, that the IRS will not contend that our company constitutes a taxable mortgage pool that should be taxed as a corporation.

If our company in any taxable year were treated as a taxable mortgage pool taxable as a corporation for U.S. federal income tax purposes, income and deductions of our company would be reported only on our tax return rather than being passed through to the shareholders and our company would be required to pay income tax at corporate rates on any portion of its net income that did not constitute tax-exempt income. In this regard, a portion of our company’s tax-exempt income may be included in determining our alternative minimum tax, or AMT, liability. The imposition of any such tax would reduce the amount of cash available to be distributed to the shareholders. In addition, distributions from our company to the shareholders would be taxable ordinary dividend income to the shareholders to the extent of our company’s current and accumulated earnings and profits, which would include its tax-exempt income as well as any other taxable income it might have. Accordingly, our shareholders would be subject to tax on the distributions they receive as taxable dividend income even if a portion of such distributions is attributable to tax-exempt interest. Payments of such distributions would not be deductible by our company.

Certain State, Local and Non-U.S. Tax Matters

We and any subsidiary of ours may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and of our common shareholders may not conform to the U.S. federal income tax treatment discussed herein. We may pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to our common shareholders as a credit against their federal income tax liability.

Taxation of Our Common Shareholders

Taxation of Our Common Shareholders on Our Profits and Losses

As a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether you have received any distributions. It is possible that your U.S. federal income tax liability with respect to your allocable share of our earnings in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See “Material U.S. Federal Income Tax Considerations—Non-U.S. Currency Gains or Losses—Non-Cash Income from Our Investments.” The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the shareholder level).

Tax-Exempt Income

We expect that a portion of our income will constitute tax-exempt income. Market discount, if any, which will not be treated as tax-exempt income, may arise where our company acquires a bond (other than upon original issuance) for less than its (i) “issue price,” (ii) “stated redemption price at maturity” or (iii) “revised issue price,” all within the meaning of the Code, and the difference is greater than a de minimis amount (generally, 1/4 of 1% of the bond’s stated redemption price at maturity multiplied by the number of complete years to maturity).

Allocation of Profits and Losses

For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among our common shareholders in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. The allocable share of such items for a common shareholder will be determined by our operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in us. We believe that the allocations provided by our operating agreement should be respected for U.S. federal income tax purposes although, as discussed below, it is possible that (i) our method for allocating partnership income and deductions between transferors and transferees of our common shares might not literally comply with certain proposed Treasury Regulations once they are finalized and (ii) if we make an election under Section 754 of the Code, the IRS may not respect our allocations to the extent attributable to certain conventions we will use for making tax basis adjustments pursuant to that election. See “Material U.S. Federal Income Tax Considerations—Administrative Matters—Section 754 Election.” If the allocations provided by our operating agreement do not have “substantial economic effect” or are not in accordance with the holder’s interest in us and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

In accordance with proposed Treasury Regulations, on which existing publicly traded partnerships currently may rely, we will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the first business day of the month, or the “Allocation Date.” However, certain “extraordinary items,” such as income or gain realized on a sale or other disposition of our assets other than in the ordinary course of business, will be allocated among the holders owning our common shares on the Allocation Date in the month in which that gain or loss is recognized. As a result, holders transferring our common shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions. Moreover, you may be allocated differing amounts of our income, gain, loss, deduction and credit than other common shareholders as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and the proposed Treasury Regulations prescribing the allocation method described in the preceding paragraph will not be effective until finalized and may be changed prior to being finalized. Accordingly, it is possible that transfers of our common shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the final Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among our common shareholders. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. Our Board of Managers is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period), which we may do if the final Treasury Regulations do not approve the allocation method described in the preceding paragraph.

Adjusted Tax Basis of Common Shares

Our distributions generally will not be taxable to you to the extent of your adjusted tax basis in our common shares. In addition, you will be allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your common shares at the end of the taxable year in which the losses occur. Your initial tax basis in your shares will be generally equal to the amount of cash you paid for your common shares and will be generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis in our common shares will be generally decreased (but not below zero) by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed to you and our tax basis in property (other than cash) distributed to you by us. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any. To the extent your allocable share of our losses is not allowed because you had insufficient adjusted tax basis in your common shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed if and to the extent of your adjusted tax basis in your common shares in subsequent taxable years.

Treatment of Distributions

Cash distributions by us with respect to our common shares or in redemption of less than all of your common shares generally will not be taxable to you. Instead, such distributions will reduce, but not below zero, your adjusted tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted tax basis in your shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in “—Disposition of Our Common Shares” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to you where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Our Common Shares

A sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your common shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any cash deemed received by reason of the reduction in your share of our liabilities) and your adjusted tax basis in your shares (as described in “—Adjusted Tax Basis of Common Shares” above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This would include, among other things, accrued market discount on debt securities having a stated redemption price at maturity that is greater than our tax basis in those debt securities and unremitted earnings of any CFC held by us, although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code. If you dispose of your common shares at a time when we hold stock in a PFIC that is not a qualified electing fund you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by us. We do not currently hold, and do not currently intend to acquire, stock in a CFC or a PFIC.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interests sold equals an amount that bears the same relation to the partner’s adjusted tax basis in all of the partner’s interests in the partnership as the value of the interests sold bears to the value of all of the partner’s interests in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling common shareholder who can identify common shares transferred with an ascertainable holding period to elect to use the actual holding period of our common shares transferred. Thus, according to the IRS ruling discussed above, a common shareholder will be unable to select high or low basis common shares to sell as would be the case with corporate stock but, according to the Treasury Regulations, such holder may designate specific common shares sold for purposes of determining the holding period of common shares transferred. A holder electing to use the actual holding period of common shares transferred must consistently use that identification method for all subsequent sales or exchanges of common shares. A holder considering the purchase of additional common shares or a sale of common shares purchased in separate transactions is urged to consult the holder’s own tax advisor as to the possible consequences of this IRS ruling and application of the Treasury Regulations.

Limitation on Deductibility of Capital Losses

If you are an individual, any capital losses generated by us (or upon a disposition of our common shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by us (or upon a disposition of shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations generally may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain of Our Losses

Section 704(d) of the Code limits the deduction of a shareholder’s distributive share of loss to such shareholder’s adjusted basis in its common shares; excess losses are carried forward until the shareholder acquires sufficient basis in such shares. In addition to this limitation, individuals and certain closely held subchapter C corporations will be allowed to deduct their allocable share of our losses (if any) only to the extent of each such holder’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which a holder is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

After the application of Section 704(d) of the Code and the “at risk” rules, the passive activity loss rules of Section 469 of the Code apply. The passive activity loss rules apply to individuals, trusts, estates and certain C corporations that invest in our company. To the extent that we generate income that a common shareholder is required to treat as income from a passive activity under Section 469 of the Code, such income may not be used to offset your passive activity losses from other activities. To the extent that we generate any losses from passive activities, such losses will be suspended and will only be allowed as an offset to passive activity income from us in future years or allowed as a loss upon the complete disposition of a holder’s interest in us. Accordingly, income allocated by us to you generally will not be able to be offset by your other passive activity losses, and losses allocated to you generally will not be able to be used to offset your other passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Investment Interest Limitation

Individuals and other non-corporate common shareholders will be allowed to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such holder’s net investment income for the taxable year. For this purpose, “investment interest” does not include interest on indebtedness incurred to purchase or carry tax-exempt obligations, which interest is subject to separate limitations under Section 265 of the Code. A holder’s net investment income generally is the excess, if any, of the holder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

To the extent that your allocable share of our investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of our common shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is either investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as bonds or other securities) will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among our assets. Because the amount of a holder’s allocable share of our investment interest that is subject to this limitation will depend on the holder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

In addition to the forgoing limitations, Section 265(a)(2) of the Code denies deductions for interest on indebtedness incurred, or continued, to purchase or carry tax-exempt securities. If a partnership both incurs interest and owns tax-exempt securities, this limitation applies. The IRS requires us to pass through and state separately to each shareholder any interest deduction and tax-exempt income incurred by us in order that Section 265(a)(2) may be applied to each shareholder. You should consult your tax advisors regarding the application to you of the application of this limitation.

Limitation on Deduction of Certain Other Expenses

We believe that the expenses incurred by us, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” only to the extent that such deductions, in the aggregate, exceed two percent (2%) of the holder’s adjusted gross income. The amount of a holder’s allocable share of such expenses that is subject to this disallowance rule will depend on the holder’s aggregate “miscellaneous itemized deductions” from all sources and adjusted gross income for any taxable year. In addition, “miscellaneous itemized deductions” are not deductible in determining the alternative minimum tax liability of a U.S. holder. Although we believe that our expenses will not be treated as “miscellaneous itemized deductions,” there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by us. Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

Unrelated Business Taxable Income

A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner in a partnership (or an entity or arrangement treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include, in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (e.g., indebtedness incurred in acquiring or holding property). We expect that we will incur “acquisition indebtedness” with respect to certain of our assets.

To the extent we recognize income in the form of interest and dividends from securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

In addition, a portion of our income from any residual interest in a real estate mortgage investment conduit, or a REMIC, or a taxable mortgage pool arrangement could be treated as “excess inclusion income.” See “Material U.S. Federal Income Tax Considerations—Non-U.S. Currency Gains or Losses—Excess Inclusion Income” below. Excess inclusion income is subject to tax as UBTI in the hands of most tax-exempt shareholders. We do not currently own residual interests in REMICs.

Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning our common shares.

Alternative Minimum Tax

In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of an investment in our common shares in determining the alternative minimum tax liability of a U.S. holder. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year. Investors should consult their own tax advisors regarding the application of the alternative minimum tax.

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, a U.S. holder that is not a corporation will generally be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. holder’s net investment income will generally include any income or gain recognized by the U.S. holder with respect to our common shares, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

United States Federal Income Tax Rates

On December 17, 2010, the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, extending existing income tax rates for individuals so that the maximum rates for individuals through 2012 continue to be 35% with respect to ordinary income and 15% with respect to long-term capital gain. There is no way to predict the individual or corporate tax rates after 2012.

Taxation of Non-U.S. Common Shares

A non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of our gross income from dividends, interest (other than interest that constitutes “portfolio interest” within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from derivative transactions may also be subject to U.S. federal withholding taxes. We currently intend not to withhold on derivative income allocated to non-U.S. holders. We expect that most of our interest income will constitute “portfolio interest” that is not subject to this 30% withholding tax. We expect that any dividend income that we earn will be subject to this withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you. Non-U.S. holders generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected income of such non-U.S. holder (or, if certain income tax treaties apply, such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. holder); and (ii) if such non-U.S. holder is an individual, such holder is not present in the United States for 183 or more days during the taxable year (provided that certain other conditions are met). Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While we expect that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that the IRS will not successfully assert that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. In addition, if any REIT subsidiary in which we may own an interest recognizes gain from the disposition of a “United States real property interest,” such gain will be treated as income that is effectively connected with a U.S. trade or business. Although we do not have plans to invest in a REIT subsidiary, we do not expect any REIT subsidiary in which we invest to generate material amounts of gain from the disposition of United States real property interests, but no complete assurance can be provided that any such REIT subsidiaries will not generate gain from dispositions of United States real property interests. If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because an investment by us in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income.

Moreover, a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder’s U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception discussed above under “—Our Taxation—Treatment of Our Company as a Publicly Traded Partnership Not Taxable as a Corporation.”

In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business or (ii) who is an individual present in the United States for 183 or more days and has a “tax home” in the United States for U.S. federal income tax purposes.

If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of your common shares, as well as the effects of state, local and non-U.S. tax laws.

U.S. Federal Estate Taxes for Non-U.S. Holders

Non-U.S. holders who are individuals will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as our common shares) will be considered to be U.S.-situs property. Accordingly, non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of our common shares owned at the time of their death.

Prospective non-U.S. holders who are individuals are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our common shares.

Nature of Our Business Activities

We have or may invest, directly or indirectly, in a variety of assets, including, but not limited to, debt and equity securities of various U.S. and foreign issuers (including short positions with respect to such securities) and interest rate, credit risk, and other derivatives. Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, (ii) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (iii) adversely alter the tax characterization of certain financial transactions.

The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

Interest Income

Interest income derived by us will generally be qualifying income for purposes of the qualifying income exception provided the income is not derived from “the conduct of a financial or insurance business” and is not based, directly or indirectly, on the profits of any person. See “Material U.S. Federal Income Tax Considerations—Our Taxation—Treatment of Our Company as a Publicly Traded Partnership Not Taxable as a Corporation” above. Although there is no direct authority defining what constitutes “the conduct of a financial or insurance business,” we believe that our investment activities generally will not constitute “the conduct of a financial or insurance business” for purposes of the qualifying income exception. For example, we believe that we have not been engaged, and do not intend to engage, in the loan origination business, either directly or indirectly through our Manager and its affiliates. Despite such measures, there can be no assurance that the IRS will not successfully contend that all or a portion of our interest income is related to the “conduct of a financial or insurance business,” in which case such interest income would not be treated as qualifying income for the qualifying income exception and we could fail to qualify for that exception. We intend to continue to conduct our operations so that at least 90% of our gross income in each taxable year is qualifying income for purposes of the qualifying income exception.

Derivative Income

From time to time, we enter into derivative transactions, such as interest rate swaps, caps and floors, credit default swaps, total rate of return swaps, options to purchase these items, and futures and forward contracts. We expect that many of our derivative transactions will be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, our income from a notional principal contract will be treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which we are entitled under the contract would give rise to qualifying income if held or received directly by us or the notional principal contract is related to our business of investing in stock or securities. We do not anticipate that we would be treated as a dealer in notional principal contracts. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the “conduct of a financial or insurance business” or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. In addition, we expect that all income and gain from our notional principal contracts will be related to our business of investing in stock or securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to structure our derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception.

Qualified Dividends and Certain Capital Gains

Dividends and capital gains earned by us will generally be qualifying income for purposes of the qualifying income exception. We also believe that our income generated from short sales of securities generally constitutes qualifying income for purposes of the qualifying income exception. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on (i) capital gains received by taxpayers taxed at individual rates and (ii) “qualified dividend income” received by taxpayers taxed at individual rates from certain domestic and foreign corporations. Subject to the discussion under “—Taxation of Our Common Shareholders—Disposition of Our Common Shares,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of our shares who sell the shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains and income generated from short sales of securities, generally apply to long-term capital gains from sales or exchanges recognized during taxable years beginning on or prior to December 31, 2012.

Domestic Corporate Subsidiaries

We may form domestic corporate subsidiaries to make certain investments that could generate income that would not be qualifying income if earned directly by us. For example, we may purchase whole loans through a domestic corporate subsidiary if we anticipate that our activities with respect to those loans could cause us to be treated as engaged in a “financial business” for purposes of the qualifying income exception. Any domestic corporate subsidiary would be subject to federal, state, and local corporate income tax on its income. To the extent that any such domestic corporate subsidiary pays any taxes, it will have less cash available for distribution to us, which would reduce the amount of cash available for distribution to our common shareholders. Dividend income received by us from any domestic corporate subsidiary will be qualifying income for the qualifying income exception.

Foreign Corporate Subsidiaries

Although we currently have no plans to invest in foreign corporate subsidiaries, we may in the future acquire equity interests in foreign corporate subsidiaries that are treated as corporations for U.S. federal income tax purposes (each, a “foreign corporate subsidiary”), including foreign corporate subsidiaries formed to issue CDO securities. We anticipate that any such foreign corporate subsidiary in which we would own an interest would be treated as a CFC or PFIC for U.S. federal income tax purposes and, in the case of a PFIC, we would elect to treat the PFIC as a qualified electing fund. Our income from a CFC or PFIC generally will be qualifying income for purpose of the qualifying income exception. However, each common shareholder will generally be required to include in income a portion of the income earned by the CFC or PFIC regardless of whether we receive cash distributions from the CFC or PFIC or the holder receives a distribution from us. Moreover, such income inclusions from a CFC or PFIC will not be eligible for the favorable tax rate applicable to “qualified dividend income,” and any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC or PFIC will not pass through to our common shareholders.

The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We anticipate that any foreign corporate subsidiaries that we may hold in the future would either (i) rely on the exemption described above or (ii) otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. There can be no assurance, however, that any foreign corporate subsidiaries in which we own an interest would be able to satisfy the requirements for such exemption and, therefore, would not be subject to U.S. federal income tax on their income on a net basis.

You are urged to consult your tax advisor regarding the consequences of our future investment in non-U.S. entities.

Non-U.S. Currency Gains or Losses

If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

Non-Cash Income from Our Investments

As discussed below, we make investments that cause us (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called “non-cash” or “phantom income” could arise for a variety of reasons, including:

•	We recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount is treated as interest income by us and an applicable portion will be passed-through to you, even though we generally do not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

•	If we form foreign corporate subsidiaries in the future, we would be required to include in income on a current basis the earnings of certain foreign corporate subsidiaries regardless of whether there has been a cash distribution of such earnings.

You will be required to take such “non-cash” or “phantom income” income into account in determining your taxable income, regardless of whether you receive a cash distribution from us. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of our taxable income.

Excess Inclusion Income

Excess inclusion income is generated by residual interests in REMICs and taxable mortgage pool arrangements owned by REITs. Although we do not currently own any residual interests in REMICs, we may acquire such investments in the future. We would be taxable at the highest corporate income tax rate on any excess inclusion income from a REMIC residual interest that is allocable to the percentage of our common shares held in record name by disqualified organizations and, although the law is not clear, we may also be subject to that tax if excess inclusion income arises from a taxable mortgage pool arrangement owned by a REIT in which we invest.

Disqualified organizations are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from UBTI (including certain state pension plans and charitable remainder trusts). Disqualified organizations are permitted to own our common shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with our ownership of REMIC residual interests and with the classification of any REIT subsidiaries or a portion of the assets of any REIT subsidiaries in which we may invest as a taxable mortgage pool. A RIC or other pass-through entity owning our common shares may also be subject to tax at the highest corporate rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Nominees who hold our common shares on behalf of disqualified organizations also potentially may be subject to this tax. Excess inclusion income cannot be offset by losses of our holders. If the holder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as UBTI. A non-U.S. holder would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

“Anti-Stapling” Rules

If we were subject to the “anti-stapling” rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning (i) more than 50% of the value of both a domestic corporate subsidiary and a foreign corporate subsidiary or (ii) more than 50% of both a REIT and a domestic or foreign subsidiary.

When a foreign corporate subsidiary and a domestic corporate subsidiary are treated as “stapled entities,” as defined in Section 269B(c)(2) of the Code, the foreign corporation is treated as a domestic corporation subject to U.S. federal corporate income tax. When a REIT and a domestic or foreign subsidiary are treated as “stapled entities,” the REIT and the domestic or foreign subsidiary are treated as one entity for purposes of the tax requirements applicable to REITs, which could result in the REIT failing to qualify as a REIT for U.S. federal income tax purposes.

Currently, we do not have any domestic or foreign subsidiaries that are treated as regarded entities for U.S. federal income tax purposes, but we may acquire such subsidiaries in the future. Because we intend to continue to own a substantial proportion of our assets directly or through entities that are treated as disregarded entities for U.S. federal income tax purposes, we do not believe that the “anti-stapling” rules would apply if we were to acquire domestic or foreign subsidiaries or additional REIT subsidiaries in the future. However, there can be no assurance that the IRS would not successfully assert a contrary position.

Personal Holding Company Tax

We do not currently have any corporate subsidiaries, but we may acquire such subsidiaries in the future. Certain majority-owned corporate subsidiaries that we may acquire in the future could be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a “closely-held” corporation at least 60% of whose income constitutes “personal holding company income,” which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of our majority-owned corporate subsidiaries will be treated as “closely-held” under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries will constitute personal holding company income. A personal holding company generally is subject to a 15% (or the highest individual tax rate starting January 1, 2013) corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause any personal holding company subsidiaries to distribute their income so as to avoid the personal holding company tax.

Administrative Matters

Section 754 Election

We may elect under Section 754 of the Code to adjust the tax basis in all or a portion of our assets in the event of a distribution of property to a holder or in the event of a transfer of an interest in us, including our common shares, by sale or exchange or as a result of the death of a holder. If we make such election, we would also be required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of our common shares. If we make an election under Section 754 of the Code, each holder that purchases our common shares will have an initial tax basis in our assets that reflects the fair market value of our assets at the time of the purchase. Because our holders are treated as having differing tax bases in our assets, a sale of an asset by us may cause holders to recognize different amounts of gain or loss or may cause some holders to recognize a gain and others to recognize a loss. Depending on when a holder purchases our common shares and the fair market value of our assets at that time, the holder may recognize gain for U.S. federal income tax purposes from the sale of certain of our assets even though the sale would cause us to recognize a loss for financial accounting purposes. An election under Section 754 of the Code, if made, can be revoked only with the consent of the IRS.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. If we make an election under Section 754, to help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which our income, gain, loss, deduction and credit is allocated to certain common shareholders.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2013 (or December 31, 2014 in the case of payments of gross proceeds), to: (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements; or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Holders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

Technical Terminations

Subject to the electing large partnership rules described below (See “Material U.S. Federal Income Tax Considerations—Administrative Matters—Elective Procedures for Large Partnerships”), we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination for tax purposes would result in the closing of our taxable year for all of our common shareholders. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to satisfy the qualifying income exception for each tax period and to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. In the event that we become aware of a termination, we will use commercially reasonable efforts to minimize any such penalties. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns

We have agreed to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1) as promptly as possible after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for the preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction and credit. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss. If you are a non-U.S. holder, there can be no assurance that this information will meet your jurisdiction’s tax compliance requirements.

It is possible that we may engage in transactions that subject us and, potentially, our common shareholders to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Nominee Reporting

Persons who hold our common shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. The nominee is required to supply the beneficial owner of the shares with the information furnished to us.

Taxable Year

A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest in us changes to a group of holders with a different tax year and we have not been forced to change our tax year during the preceding two year period, we would be required to change our tax year to the tax year of that group of holders.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on IRS Schedule K-1 that are issued to our common shareholders, and such IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to our common shareholders for the year in which the adjustments take effect, rather than to common shareholders in the year to which the adjustment relates. In addition, we, rather than our common shareholders individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld

If we are required to withhold any U.S. tax on distributions made to any common shareholder, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the common shareholder with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Distributions on our common shares to a non-U.S. shareholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. shareholder and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. shareholder is subject to withholding on distributions on our common shares or whether the withholding was reduced or eliminated by an applicable tax treaty. Also, distributions paid to a non-U.S. shareholder on our common shares may be subject to backup withholding, unless the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and backup withholding will not apply to proceeds a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our common shares, if the non-U.S. shareholder properly certifies its non-U.S. shareholder status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. shareholder receives upon the sale, exchange, redemption, retirement or other disposition of our common shares if the non-U.S. shareholder receives those proceeds through a broker’s foreign office.

Tax Audits

Adjustments in tax liability with respect to our items generally will be made at the company level in a partnership proceeding rather than in separate proceedings with each holder. Pembrook Realty Capital Management LLC will represent us as our “tax matters partner” during any audit and in any dispute with the IRS. If Pembrook Realty Capital Management LLC ceases to own shares or ceases to be our Manager, our Board of Managers may designate a replacement tax matters partner. Each common shareholder will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, our common shareholders.

Tax Shelter Regulations

In certain circumstances, a holder who disposes of our common shares resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction, or a “reportable transaction,” in accordance with regulations governing tax shelters and other potentially tax-motivated transactions, or the “Tax Shelter Regulations.” In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. You should consult with your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your common shares or your allocable share of certain losses incurred by us.

Backup Withholding

We will be required in certain circumstances to backup withhold on certain payments paid to non-corporate common shareholders who do not furnish us with their correct taxpayer identification number (or, in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made.

The U.S. federal income tax rules relating to publicly traded partnerships are currently under review by Congress, and certain legislative proposals have been made that would affect the tax treatment of publicly traded partnerships. While we believe that the current legislative proposals would not adversely affect the manner in which we will be taxed, no assurance can be given as to whether, or in what form, such proposals will ultimately be enacted, or whether they will have an effect on us.

In addition, legislation has been introduced in Congress that would abolish the exclusion from gross income of debt obligations issued by state and local governments for both public and private purposes (such as low income housing). If enacted, this legislation would inhibit our ability to acquire newly-originated tax-exempt multifamily housing revenue bonds, though presumably there would be no adverse affect on such bonds that already had been issued.

We and our common shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit our Board of Managers to modify the operating agreement from time to time, without the consent of our common shareholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse effect on some or all of our common shareholders.

Certain State, Local and Non-U.S. Tax Matters

Our common shareholders may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, owning and disposing of your common shares, including potential state tax filing requirements.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in the common shares also should consider whether the acquisition or the continued holding of the common shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The common shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common shares to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our operating agreement on the transfer of our common shares are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that our common shares will be “widely held” and freely transferable,” we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common shares.

Each common shareholder will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

UNDERWRITING

Deutsche Bank Securities Inc. is acting as the sole book-running manager for this offering and as the sole representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters through the representative have severally agreed to purchase from us the following respective numbers of our common shares at a public offering price less the underwriting discount set forth on the cover page of this prospectus:

Number of
Underwriter	Shares

Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase our common shares in this offering are subject to certain conditions precedent and that the underwriters will purchase all of our common shares offered by this prospectus, other than those covered by the overallotment option described below, if any of these common shares are purchased.

We have been advised by the representative of the underwriters that the underwriters propose to offer our common shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional common shares at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover overallotments made in connection with the sale of our common shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised. If any additional common shares are purchased, the underwriters will offer the additional common shares on the same terms as those on which our common shares referred to in the above table are being offered.

The underwriting discount per common share is equal to the initial public offering price per common share less the amount paid by the underwriters to us per common share. We have agreed to pay the underwriters the following underwriting discount, assuming either no exercise or full exercise by the underwriters of their overallotment option:

Total Fees
		Without	With
		Exercise of	Full Exercise of
	Fee per	Overallotment	Overallotment
	Share	Option	Option

Underwriting discount paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $      million.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Pembrook Capital and each other party receiving common shares in connection with our formation transactions have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares for a period of 365 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the underwriters except that without such consent we may grant options and sell our common shares pursuant to our long-term incentive plan and sell our common shares pursuant to the exercise of option awards granted pursuant to our long-term incentive plan.

The 365 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 365 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 365 day restricted period we announce that we will release earnings results during the 16-day period following the last day of the one year period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

As described below under “—Directed Share Program,” any participants in our directed share program shall be subject to a 365 day lockup with respect to any of our common shares sold to them pursuant to that program. This lockup will have similar restrictions and an identical extension provision as the lockup agreement described above. Any of our common shares sold in our directed share program to our managers or officers shall be subject to the lockup agreement described above.

The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Listing

We intend to apply to list our common shares on the NYSE under the symbol “PRC.”

Stabilization

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional common shares from us in this offering. The underwriters may close out any covered short position by either exercising their overallotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of our common shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ overallotment option.

Naked short sales are any sales in excess of the underwriters’ overallotment option. The underwriters must close out any naked short position by purchasing our common shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of our common shares in the open market prior to completion of this offering.

Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to completion of this offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased our common shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters may also engage in passive market making transactions in our common shares on the NYSE. Passive market making consists of displaying bids on the NYSE limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on web sites maintained by one or more of the underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Initial Public Offering Price

Prior to this offering, there has been no public market for our common shares. The initial public offering price of our common shares will be determined by negotiation between the representative and us. In determining the initial public offering price of our common shares, the representative will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

There can be no assurance that the initial public offering price of our common shares will correspond to the price at which our common shares will trade in the public market subsequent to this offering or that an active trading market for our common shares will develop and be maintained after this offering.

Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to     % of our common shares offered hereby for officers, managers, employees and certain other persons associated with us. The number of our common shares available for sale to the general public will be reduced to the extent such persons purchase such reserved common shares. Any reserved common shares not so purchased will be offered by the underwriters to the general public on the same basis as the other common shares offered hereby. Any participants in this program shall be prohibited from selling, pledging or assigning any of our common shares sold to them pursuant to this program for a period of 365 days after the date of this prospectus. This one year lockup period shall be extended with respect to our issuance of an earnings release or if material news or a material event relating to us occurs, in the same manner as described above.

Other Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have provided and may in the future provide commercial banking or investment banking services to us, Pembrook Capital, including our Manager, and their respective affiliates. They have received or will receive customary fees and reimbursements of expenses for these services.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any of our common shares that are the subject of the offering contemplated in this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at anytime to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common shares shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of our common shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the us.

Anything done in relation to our common shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended), or Order; (3) persons falling within Article 49(2)(a) to (d) of the Order ; or (4) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons falling within (1)-(4) together being referred to as “relevant persons”). Our common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 156 of the Swiss Code of Obligations, or CO, and our shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosures standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, our shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to such shares with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to our common shares.

Our common shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations

Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to our common shares has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our common shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our common shares shall be deemed to be made to such recipient and no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares, you undertake to us that, for a period of 12 months from the date of issue of our common shares, you will not transfer any interest in our common shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our common shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our common shares is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our common shares is suitable for them.

Where our common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Greenberg Traurig, LLP, Philadelphia, Pennsylvania. Sidley Austin llp, New York, New York, will act as counsel to the underwriters.

EXPERTS

The audited financial statements and schedules of Pembrook Realty Capital Predecessor and Pembrook Realty Capital LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements with the SEC and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

PEMBROOK REALTY CAPITAL LLC

BALANCE SHEET
SEPTEMBER 30, 2011

(Unaudited)

ASSETS
Cash	$100
Deferred offering costs	165,000

Total assets	$165,000

LIABILITIES AND MEMBER’S EQUITY
Due to affiliates	$165,000

Total liabilities	165,000

Member’s equity	100

Total liabilities and member’s equity	$165,100

See notes to balance sheet

PEMBROOK REALTY CAPITAL LLC

NOTES TO BALANCE SHEET
(Unaudited)
SEPTEMBER 30, 2011

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Pembrook Realty Capital LLC (the “Company”) is a Delaware limited liability company, formed on July 21, 2011.

Pembrook Capital Management, LLC, a Delaware limited liability company (the “Member”), is the sole owner of the Company and acts as the manager of the Company. The Member is owned directly or indirectly 65% by Stuart J. Boesky and 35% by Mariner Investment Group, LLC. Stuart J. Boesky is an authorized officer of the Company.

The Member contributed $100 on August 4, 2011 to the Company. The Member is not required to make any additional capital contribution to the Company. The Company’s profits and losses shall be allocated to the Member. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member, subject to the Delaware Limited Liability Company Act (the “Act”).

The Company intends to complete the following:

(a) execute, deliver and perform under that certain Agreement of Merger (the “PCI Merger Agreement”), by and between the Company and Pembrook Community Investors LLC (“PCI I”), merging PCI I with and into the Company (the “PCI I Merger”);

(b) execute, deliver and perform under that certain Agreement of Merger (together with the PCI Merger Agreement, the “Merger Agreements”), by and between the Company and PCI Investors Fund II LLC (“PCI II”), merging PCI II with and into the Company (together with the PCI I Merger, the “Mergers”);

(c) execute, deliver and file the certificates of merger effecting the Mergers, with the Secretary of State of the State of Delaware;

(d) offer and sell common shares representing limited liability company interests in the Company to the public (the “IPO”) pursuant to a registration statement on Form S-11;

(e) prepare, negotiate, execute, deliver and file with the Securities and Exchange Commission any and all documents incidental to or necessary, convenient or advisable in connection with the IPO, including, but not limited to a registration statement on Form S-11, including a prospectus, and to execute, deliver and perform under an underwriting agreement, by and between the Company and the underwriters named therein (collectively, the “Offering Documents”);

(f) execute, deliver and perform under that certain Management Agreement, by and between the Company and Pembrook Realty Capital Management LLC (the “Management Agreement”);

(g) employ advisors and/or professionals to assist the Company in connection with the Mergers, the IPO, and the other transactions contemplated by the Merger Agreements, the Offering Documents, and the Management Agreement, and to execute and deliver corresponding agreements and pay corresponding fees and costs associated therewith; and

(h) take any and all actions related or incidental to or necessary, convenient or advisable for the accomplishment of the Mergers, the IPO, and the other transactions contemplated by the Merger Agreements, the Offering Documents, and the Management

PEMBROOK REALTY CAPITAL, LLC

NOTES TO BALANCE SHEET—(Continued)
(Unaudited)
SEPTEMBER 30, 2011

Agreement, all without any further act, vote or approval of the Member, the authorized officer, or any other individual or entity, to the fullest extent permitted by the Act and other applicable law or rule or regulation; and no further act, vote or approval of the Member, the authorized officer, or any other individual or entity shall be required, for, in the name of or on behalf of the Company, to authorize or approve the Merger Agreements, the Mergers, the Offering Documents and the IPO.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statement is prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Offering Costs

In connection with the IPO, PCI I and PCI II (collectively, the “affiliates”) have incurred $165,000 of legal, accounting, and related costs, which will be reimbursed by the Company upon consummation of the IPO. Such costs have been recorded as due to affiliates in the accompanying balance sheet and will be deducted from the gross proceeds of the offering.

NOTE 3—SUBSEQUENT EVENTS

As of February 13, 2012, the Company has incurred approximately $510,000 of additional costs related to this offering. Upon successful completion of the offering, the Company will reimburse the affiliates for these amounts from the proceeds of the offering and these amounts will be reflected as a reduction of member’s equity.

Management has evaluated the possibility of subsequent events existing in the Company’s financial statements through February 13, 2012, the date the financial statement was available to be issued. Management has determined that there are no material events that would require disclosure in the Company’s balance sheet.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of
Pembrook Reality Capital LLC

We have audited the accompanying balance sheet of Pembrook Realty Capital LLC, a Delaware limited liability company, (the “Company”) as of August 4, 2011. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Pembrook Realty Capital LLC as of August 4, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

New York, New York
August 12, 2011

PEMBROOK REALTY CAPITAL LLC

BALANCE SHEET
AUGUST 4, 2011

ASSETS
Cash	$100

Total assets	$100

LIABILITIES AND MEMBER’S EQUITY
Liabilities	$—
Member’s equity	100

Total liabilities and member’s equity	$100

See notes to financial statement

PEMBROOK REALTY CAPITAL LLC

NOTES TO FINANCIAL STATEMENT
August 4, 2011

NOTE A—	ORGANIZATION AND NATURE OF OPERATIONS

Pembrook Realty Capital LLC (the “Company”) is a Delaware limited liability company, formed on July 21, 2011.

Pembrook Capital Management, LLC, a Delaware limited liability company (the “Member”), is the sole owner of the Company and acts as the manager of the Company. The Member is owned directly or indirectly 65% by Stuart J. Boesky and 35% by Mariner Investment Group, LLC. Stuart J. Boesky is an authorized officer of the Company.

The Member contributed $100 on August 4, 2011 to the Company. The Member is not required to make any additional capital contribution to the Company. The Company’s profits and losses shall be allocated to the Member. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member, subject to the Delaware Limited Liability Company Act (the “Act”).

The Company intends to complete the following:

(a) execute, deliver and perform under that certain Agreement of Merger (the “PCI Merger Agreement”), by and between the Company and Pembrook Community Investors LLC (“PCI I”), merging PCI I with and into the Company (the “PCI I Merger”);

(b) execute, deliver and perform under that certain Agreement of Merger (together with the PCI Merger Agreement, the “Merger Agreements”), by and between the Company and PCI Investors Fund II LLC (“PCI II”), merging PCI II with and into the Company (together with the PCI I Merger, the “Mergers”);

(c) execute, deliver and file the certificates of merger effecting the Mergers, with the Secretary of State of the State of Delaware;

(d) offer and sell common shares representing limited liability company interests in the Company to the public (the “IPO”) pursuant to a registration statement on Form S-11;

(e) prepare, negotiate, execute, deliver and file with the Securities and Exchange Commission any and all documents incidental to or necessary, convenient or advisable in connection with the IPO, including, but not limited to a registration statement on Form S-11, including a prospectus, and to execute, deliver and perform under an underwriting agreement, by and between the Company and the underwriters named therein (collectively, the “Offering Documents”);

(f) execute, deliver and perform under that certain Management Agreement, by and between the Company and Pembrook Realty Capital Management LLC (the “Management Agreement”);

(g) employ advisors and/or professionals to assist the Company in connection with the Mergers, the IPO, and the other transactions contemplated by the Merger Agreements, the Offering Documents, and the Management Agreement, and to execute and deliver corresponding agreements and pay corresponding fees and costs associated therewith; and

(h) take any and all actions related or incidental to or necessary, convenient or advisable for the accomplishment of the Mergers, the IPO, and the other transactions contemplated by the Merger Agreements, the Offering Documents, and the Management Agreement, all without any further act, vote or approval of the Member, the authorized

PEMBROOK REALTY CAPITAL, LLC

NOTES TO FINANCIAL STATEMENT—(Continued)
August 4, 2011

officer, or any other individual or entity, to the fullest extent permitted by the Act and other applicable law or rule or regulation; and no further act, vote or approval of the Member, the authorized officer, or any other individual or entity shall be required, for, in the name of or on behalf of the Company, to authorize or approve the Merger Agreements, the Mergers, the Offering Documents and the IPO.

NOTE B—	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statement is prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

NOTE C—SUBSEQUENT EVENTS

Management has evaluated the possibility of subsequent events existing in the Company’s financial statements through August 12, 2011, the date the financial statements were available to be issued. Management has determined that there are no material events that would require disclosure in the Company’s balance sheet.

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
Loans held for investment, net	$190,677,990	$177,929,684
Securities held to maturity	6,212,510	7,620,162
Other equity securities	9,900,000	9,900,000
Cash	3,264,144	13,762,519
Receivable from brokers	34,275,596	14,801,367

Interest receivable	2,169,470	1,575,129
Other	241,303	425,139

Total assets	$246,741,013	$226,014,000

LIABILITIES AND MEMBERS’ EQUITY
Loans sold under agreements to repurchase	$29,585,208	$30,592,335
Loan payable	16,000,000	10,000,000
Payable for swap contracts	635,223	989,014
Management and incentive fees payable	1,422,993	356,016
Accounts payable and accrued expenses	199,494	353,173
Accrued interest	46,275	24,125
Payable to affiliates	12,053	7,609

Total liabilities	47,901,246	42,322,272

Members’ equity
Common interests	99,839,767	84,691,728
Preferred interests	99,000,000	99,000,000

Total members’ equity	198,839,767	183,691,728

Total liabilities and members’ equity	$246,741,013	$226,014,000

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Interest
Interest income	$5,420,655	$2,643,151	$14,131,039	$7,171,892
Interest expense	408,079	435,108	1,270,422	1,289,298

Net interest income	5,012,576	2,208,043	12,860,617	5,882,594
Other revenue
Other	27,332	—	77,149	—

Total net revenue	5,039,908	2,208,043	12,937,766	5,882,594

Expenses
Management fees	912,710	669,253	2,474,407	1,714,719
Incentive allocation	202,238	—	560,284	—
Professional fees	214,418	107,819	544,406	326,766
Other	106,956	86,272	367,157	261,923

Total expenses	1,436,322	863,344	3,946,254	2,303,408

Net operating revenue	3,603,586	1,344,699	8,991,512	3,579,186

Net realized and unrealized gain/(loss)
Realized (loss)/gain on loans	22,198	95,741	27,788	101,272
Change in unrealized gain/(loss) on swap contracts	22,897	151,090	233,501	332,852

Total net realized and unrealized gain	45,095	246,831	261,289	434,124

Net income before preferred interest distribution	3,648,681	1,591,530	9,252,801	4,013,310
Preferred interest distribution	(736,496)	(792,412)	(2,211,446)	(1,977,771)

Net income attributable to common interest	$2,912,185	$799,118	$7,041,355	$2,035,539

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(UNAUDITED)

	Common Interests				Preferred Interests
			PCI II	Total			Total	Total
			Managing	Common			Preferred	Members’
	PCI I	PCI II	Member	Interests	PCI I	PCI II	Interests	Equity

Members’ equity at December 31, 2009	$27,777,983	$10,063,167	$—	$37,841,150	$78,000,000	$—	$78,000,000	$115,841,150
Capital contributions	—	44,915,000	675,143	45,590,143	16,000,000	5,000,000	21,000,000	66,590,143
Capital distributions	—	(1,960,840)	—	(1,960,840)	—	—	—	(1,960,840)
Capital contributions receivable	—	—	(675,143)	(675,143)	—	—	—	(675,143)
Syndication fees	—	(150,000)	(75,143)	(225,143)	—	—	—	(225,143)
Preferred interest distribution	—	—	—	—	2,646,927	80,007	2,726,934	2,726,934
Preferred interest payments	—	—	—	—	(2,646,927)	(80,007)	(2,726,934)	(2,726,934)
Allocation of net income
Pro rata allocation	1,489,214	2,632,347	—	4,121,561	—	—	—	4,121,561
Incentive allocation	—	(93,831)	93,831	—	—	—	—	—

Members’ equity at December 31, 2010	29,267,197	55,405,843	18,688	84,691,728	94,000,000	5,000,000	99,000,000	183,691,728

Capital contributions	—	11,000,000	600,000	11,600,000	—	—	—	11,600,000
Capital distributions	—	(3,493,316)	—	(3,493,316)	—	—	—	(3,493,316)
Preferred interest distribution	—	—	—	—	2,090,444	121,002	2,211,446	2,211,446
Preferred interest payments	—	—	—	—	(2,090,444)	(121,002)	(2,211,446)	(2,211,446)
Allocation of net income	1,647,046	5,394,309	—	7,041,355	—	—	—	7,041,355

Members ’ equity at September 30, 2011	$30,914,243	$68,306,836	$618,688	$99,839,767	$94,000,000	$5,000,000	$99,000,000	$198,839,767

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS
 (UNAUDITED)

	Nine months ended	Nine months ended
	September 30,	September 30,
	2011	2010

Cash flows from operating activities
Net income	$9,252,801	$4,013,310
Adjustments to reconcile net income to net cash used in operating activities
Realized (gain) loss on loans and securities	(27,788)	(101,272)
Changes in assets and liabilities
(Increase) decrease in operating assets
Receivable from brokers	(19,474,229)	(12,221,287)
Interest receivable	(594,341)	(204,993)
Other	183,836	19,830
Increase (decrease) in operating liabilities
Payable for swap contracts	(353,791)	(140,321)
Management and incentive fees payable	1,066,977	669,253
Accounts payable and accrued expenses	(153,679)	(178,895)
Accrued interest payable	22,150	—
Payable to affiliate	4,444	—

Net cash used in operating activities	(10,073,620)	(8,144,375)

Cash flows from investing activities
Purchase of loans held for investment	(48,599,442)	(89,576,658)
Proceeds from sale and paydown of loans	35,875,250	60,383,167
Proceeds from sales and calls of securities	1,411,326	11,216,572
Purchase of equity securities	—	(9,900,000)

Net cash used in investing activities	(11,312,866)	(27,876,917)

Cash flows from financing activities
Proceeds from loan payable	6,000,000	—
Common interest capital contributions	11,600,000	28,000,000
Common interest capital distributions	(3,493,316)	(1,061,046)
Preferred interest capital contribution	—	16,000,000
Preferred interest capital distributions	(2,211,446)	(1,977,771)
Loans sold under agreements to repurchase, including accrued interest	(1,007,127)	(6,433,207)

Net cash provided by financing activities	10,888,111	34,527,976

Net decrease in cash	(10,498,375)	(1,493,316)
Cash at beginning of period	13,762,519	12,063,167

Cash at end of period	$3,264,144	$10,569,851

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,248,272	$1,289,298

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1—	ORGANIZATION AND NATURE OF OPERATIONS

Pembrook Realty Capital LLC (the “Company”) is a Delaware limited liability company, formed on July 21, 2011, which will commence operations upon completion of its planned initial public offering. In connection with its formation transactions, each of Pembrook Community Investors LLC (“PCI I”) and PCI Investors Fund II LLC (“PCI II”) will merge with and into the Company. Pembrook Realty Capital Predecessor (the “Predecessor”) is not a legal entity, but rather a combination of PCI I, which commenced operations on March 21, 2007, and PCI II, which commenced operations on January 1, 2010. Accordingly, the accompanying combined financial statements present the historical financial information of PCI I and PCI II.

Pembrook Management Holdings, LLC, a Delaware limited liability company (the “PCI I Manager”), acts as manager of PCI I and manages its investments. Pembrook Capital Management, LLC (“Pembrook Capital”), owns 75.1% of the PCI I Manager and Merrill Lynch Portfolio Management Inc. (“MLPM”) owns the remaining 24.9%. Pembrook Capital is owned directly or indirectly 65% by Stuart J. Boesky and 35% by Mariner Investment Group, LLC (“MIG”).

PCI Management, LLC, a Delaware limited liability company (the “PCI II Manager”), acts as the managing member of PCI II and manages its investments. Pembrook Capital owns 100% of the PCI II Manager.

The Company will be externally managed and advised by Pembrook Realty Capital Management LLC, which is an affiliate of Pembrook Capital.

Both PCI I and PCI II offer two classes of shares of beneficial interest: Common Interests and Preferred CRA Interests.

The Common Interests of PCI I are currently owned by an affiliate of MIG (60%), Stuart J. Boesky (4%) and an affiliate of MLPM (36%).

The Common Interests of PCI II are currently owned by Mariner/Palmetto State Partners, L.P. (99%) and the PCI II Manager (1%).

In connection with the Company’s formation transactions:

PCI I will merge with and into the Company. At the effective time of such merger, (i) each holder of Common Interests of PCI I will receive common shares of the Company, and (ii) each holder of Preferred CRA Interests of PCI I will receive preferred shares of the Company; and

PCI II will merge with and into the Company. At the effective time of such merger, (i) each holder of Common Interests of PCI II will receive common shares of the Company, and (ii) each holder of Preferred CRA Interests of PCI II will receive preferred shares of the Company.

None of the outstanding ownership interests of PCI I or PCI II will be redeemed with the net proceeds from this offering. The acquisition of the Predecessor through the mergers will be achieved and recorded at historical cost as these transactions are among entities under common control.

NOTE 2—	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These combined financial statements include all the accounts of the Predecessor and all material intercompany transactions have been eliminated. PCI I and PCI II are both considered

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

to be Variable Interest Entities (VIEs) and are deemed to be entities under common control of Pembrook Capital. Both PCI I and PCI II have previously issued separate financial statements with their assets and liabilities presented at fair value. The assets and liabilities of PCI I and PCI II are presented in the accompanying combined financial statements on an amortized cost basis, as permitted by FASB ASC Topic 825-10-25-6 and during the transition period as per the transition provisions of FASB ASC Topic 810-10-65, which is the basis of Pembrook Capital as the primary beneficiary of the VIEs.

Loans Held for Investment

Loans held for investment typically include whole mortgage loans, bridge loans, B-Notes, mezzanine loans and construction or rehabilitation loans that are secured by various types of real estate (except for mezzanine loans, which are secured by a pledge of the borrower’s ownership interest in the property and/or the property-owning entity). The Predecessor generally intends to hold its loans and most other investments to maturity and, accordingly, carries them at cost, net of unamortized costs, fees and discounts unless such loan or investment is deemed to be impaired. Loans are considered to be impaired when it is probable that, based upon current information and events, the Predecessor will be unable to collect all amounts due under the contractual terms of the loan agreement or the value of the underlying collateral and guarantees, when applicable, are expected to be less than the carrying value of the loans held for investment.

The Predecessor may invest in instruments that entitle it to receive a percentage of the securing property’s cash flow and/or a portion of any remaining sale or refinancing proceeds after payment of indebtedness. At the inception of each such investment, management must make the subjective determination whether such investment should be accounted for as a loan, a joint venture or an interest in real estate.

Impairment

The reserve for possible loan losses in connection with loans held for investment reflects management’s estimate of the allowance for possible credit losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased to the level that management estimates to be adequate considering delinquencies, loss experience, collateral quality, and guarantees. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based on the facts and circumstances of the individual loans being evaluated for impairment, loan specific valuation allowances are established for the excess carrying value of the loan over either: (1) the present value of the expected future cash flows discounted at the loan’s effective interest rate, (2) the estimated fair value of the loan’s underlying collateral together with any other credit support including, but not limited to, recourse guarantees if the loan is in the process of foreclosure or otherwise collateral dependent, or (3) the loan’s observable market price. The allowance for each loan will be maintained at a level the Predecessor believes is adequate to absorb probable losses. At September 30, 2011 and December 31, 2010, the Predecessor did not have any reserve for possible loan losses.

Investment Securities

Investment securities include investments in bonds and preferred stocks. Securities that the Predecessor has the intent and ability to hold to maturity are classified as held-to-maturity

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

and are recorded at amortized cost. Other equity investments that are not publicly traded and/or do not have a readily determinable fair value are recorded at cost when the Predecessor does not have the ability to influence the operating and financial policies of the investee.

The Predecessor reviewed each investment that had an unrealized loss at September 30, 2011. An unrealized loss exists when the current fair value of an investment is less than its amortized cost basis. At September 30, 2011, the Predecessor had unrealized losses from a single issuer preferred equity security and a single issuer municipal bond. The unrealized losses on these securities were caused by movements in interest rates. It is not anticipated that these securities would be settled at a price that is less than the amortized cost of the Predecessor’s investment. Each of these securities is performing according to its terms and, in the opinion of management, will continue to perform according to its terms. The Predecessor does not have the intent to sell these securities and it is more likely than not that the Predecessor will not be required to sell the securities before recovery of the securities amortized cost basis. Therefore, the Predecessor did not consider these investments to be other-than-temporarily impaired at September 30, 2011.

The unrealized losses on the single issuer preferred security and single issuer municipal bond were caused by market interest volatility, a significant widening of credit spreads across markets for these securities and illiquidity and uncertainty in the financial markets. The single issuer preferred equity security is an equity security which is accounted for using the cost method. The Predecessor evaluates the single issuer municipal bond using an impairment model that is applied to debt securities. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than amortized cost; (2) the current interest rate environment; (3) the financial condition and near-term prospects of the issuer, if applicable and (4) the intent and ability of the Predecessor to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Derivative Instruments

The Predecessor’s policies permit it to enter into derivative contracts, including interest rate swaps to add stability to its interest income and to manage its exposure to interest rate movements or other identified risks. Swap contracts are marked to market to reflect fair value, which approximates the amounts that would be received from, or paid to, a third party in settlement of the contracts as if those contracts were to settle. Fair value of the interest rate swap contracts are determined using pricing models that utilize market quoted inputs, including, among other items, specific yield curves, volatility quotes and foreign currency exchange rates. Realized and unrealized gains and losses are reflected in the combined statement of operations. The Predecessor did not designate its derivatives as hedges, and as such, did not apply hedge accounting on them.

Income Taxes

Income or loss of the Predecessor is allocated to the individual members for inclusion in their respective tax returns. Accordingly, no provision is made for federal, state or local income taxes in the accompanying financial statements, nor is any income tax payable by the Predecessor.

The Predecessor follows the provisions of FASB relating to accounting for uncertainty in income taxes which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements, which is applicable to all open tax years. The open tax years for the Predecessor

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

are 2008 through 2010. The Predecessor does not have any unrecognized tax benefits or liabilities for the three and nine month periods ended September 30, 2011 and 2010.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investment. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method, except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Fees on commitments that expire unused are recognized at expiration. Exit fees are recognized as income when collection is reasonably assured.

In some cases, interest income may also include the amortization or accretion of premiums and discounts. This additional income, net of any direct costs incurred, will be deferred and accreted into interest income on an effective yield or “interest” method adjusted for actual prepayment activity over the life of the related loan, investment or security as a yield adjustment.

Income recognition will be suspended for investments when in the opinion of management a full recovery of income and principal becomes doubtful. Each such situation is evaluated based on the specific circumstances surrounding the investment before reaching such conclusions. A loan will be considered delinquent in the event of non-payment of interest and/or principal per the terms of the specific loan after a period of 90 days. Suspension of income recognition would occur only at such time as management determines interest and/or principal was no longer collectible under the terms of such loan agreement. Income recognition will be resumed when the investment becomes contractually current and performance is demonstrated to be resumed. For investments that provide for accrual of interest at specified rates which differ from current pay rates, interest income will be recognized on such investments at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations and liquidity of the borrower. If management cannot make such determination regarding collectability, interest income above the current pay rate will be recognized only upon actual receipt.

Income or expense related to swap contracts and/or repurchase agreements will be recognized as accrued or incurred.

Deferred Costs

Direct costs incurred, net of any fees received, in connection with new loan investments are capitalized as part of the loan balance and amortized over the related term of the investment as an adjustment to the loan’s yield.

Deferred financing costs include fees and costs incurred to obtain financing and are amortized using the effective-yield method in accordance with generally accepted accounting principles of the United States. These deferred financing costs are included in other assets on the accompanying combined balance sheets.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2010, Financial Accounting Standards Board (“FASB”) ASC Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” was issued and expands disclosures about the credit quality of financing receivables and the allowance for credit losses, requiring such disclosures be presented on a disaggregated basis, either by portfolio segment, which is defined as the level at which an entity determines its allowance for credit losses, or by class, which is defined on the basis of the initial measurement attribute, the risk characteristics, and the method for monitoring and assessing credit risk. The new and amended disclosures that relate to information as of the end of a reporting period are effective for public entities for the annual reporting period ending on or after December 15, 2010. The implementation of ASU 2010-20 is not anticipated to have a material impact on the combined financial statements of the Predecessor.

In January 2011, FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” which temporarily deferred the effective date in ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” in respect of disclosures related to troubled debt restructuring until FASB finalized ASU 2010-20. ASU 2010-20 requires companies to provide disaggregated levels of disclosure by portfolio segment and class to enable users of the financial statement to understand the nature of loan.

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 clarifies whether loan modifications constitute troubled debt restructuring. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 is effective for the first interim and annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The Predecessor’s adoption of ASU 2011-02 did not have a material effect on its financial condition, results of operations and disclosures.

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. In a typical repurchase agreement transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB Accounting Standards Codification (Codification) Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Predecessor is assessing the impact of ASU 2011-03 on its financial condition, results of operations and disclosures.

NOTE 3—	INVESTMENTS

Loans Held for Investment, net

The following is a summary of the Predecessor’s loans held for investment at September 30, 2011 and December 31, 2010:

	Interest	Stated	9-30-2011	12-31-2010	9-30-2011	12-31-2010
	Accrual	Maturity	Interest	Interest	Carrying	Carrying
Type	Rate (1)	Date	Rate (2)	Rate (2)	Value	Value

First Mortgages
Bridge Loan	1ML + 2.75%(3)	9/1/2012	5.25%	5.25%	$16,392,525	$16,392,525
Bridge Loan	Fixed	2/1/2013	9.50%	9.50%	12,400,000	12,400,000
First Mortgage	Fixed	7/1/2012	—	14.00%	—	8,978,712
Bridge Loan	1ML + 1.75%(4)	10/1/2013	6.00%	6.00%	9,917,564	9,917,564
Bridge Loan	Fixed	11/1/2012	13.00%	13.00%	32,641,094	31,340,743
First Mortgage	Fixed	4/1/2013	12.00%	—	12,716,879	—
First Mortgage	Fixed	1/1/2014	4.38%	4.38%	19,778,366	19,960,155
First Mortgage	Fixed	7/1/2013	12.50%	—	15,961,398	—
First Mortgage	Fixed	12/1/2015	6.45%	6.45%	7,517,562	7,566,186

					127,325,388	106,555,885

Mezzanine
Mezzanine Loan	1ML + 1.30%	10/9/2011	—	1.55%	—	13,009,250
Mezzanine Loan	1ML + 1.75%	10/9/2011	—	2.01%	—	13,009,250
Mezzanine Loan	1ML + 2.0%	2/9/2013	2.23%	2.26%	2,091,687	2,092,593
Mezzanine Loan	Fixed	10/15/2011	13.00%	13.00%	30,812,194	26,545,372
Preferred Equity	Fixed	3/1/2014	12.00%	—	5,000,000	—
Mezzanine Loan	Fixed	1/22/2015	14.00%	14.00%	11,814,876	11,856,271
Mezzanine Loan	Fixed	12/1/2016	8.50%	8.50%	4,383,845	4,861,063
Mezzanine Loan	Fixed	2/1/2016	12.00%	—	9,250,000	—

					63,352,602	71,373,799

Total Loans Held for Investment(5)					$190,677,990	$177,929,684

(1)	“1 ML” means one month LIBOR

(2)	Represents effective annual interest rate as of September 30, 2011 and December 31, 2010, respectively

(3)	Subject to a minimum interest rate of 5.25%

(4)	Subject to a minimum interest rate of 6.0%

(5)	The carrying value of loans held to investment is net of unamortized costs and fees of $183,821 and $220,970 at September 30, 2011 and December 31, 2010, respectively.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

As of September 30, 2011, loans held for investment had the following maturity characteristics:

	Number of
	Investments		% of
Year of Maturity	Maturing	Carrying Value	Total

2011	1	$30,812,194	16%
2012	2	49,033,619	26%
2013	5	53,087,528	28%
2014	2	24,778,366	13%
2015	2	19,332,438	10%
Thereafter	2	13,633,845	7%

	14	$190,677,990	100%

The Predecessor may restructure a loan to enable a borrower to continue making payments when it is deemed to be in the Predecessor’s best long-term interest. This restructure may include extension of the loan maturity or the adjustment of interest rate. The Predecessor classifies these loans as troubled debt restructured (‘TDR‘) when the Predecessor grants a concession to a borrower who is experiencing financial difficulty.

The Predecessor reviews its assets on a loan by loan basis and, if necessary and prudent, will work with delinquent borrowers to meet their obligations and return such loans to current status. Management takes a proactive approach to managing its investments and will develop debt service modifications to enable certain borrowers to bring their loans current as circumstances warrant.

As of September 30, 2011 and December 31, 2010, the Predecessor had not recorded an allowance for loan losses. At September 30, 211 and December 31, 2010, all of the loans were current with respect to the scheduled payments of principal and interest, except for one non-performing first mortgage loan with a carrying value at September 30, 2011, of $16,392,525 which is classified as a TDR. Such non-performing loan has been placed on non-accrual status and no interest income was recorded for the three and nine months ended September 30, 2011. The Predecessor anticipates receiving repayment in full of this loan via a sale of the collateral and, if necessary, collection on the borrower’s recourse guarantees.

In May of 2010, a first mortgage loan with an outstanding principal amount of $15,220,985, which was subject to a term default, was restructured and the Predecessor’s first mortgage B-Note participation was converted to a mezzanine loan with a new balance of $17,187,400. The restructured mezzanine loan carries a total coupon of 13%, of which 7% is current pay and 6% is accrual (compounded monthly). The senior and mezzanine debt payments are current as of September 30, 2011. As of September 30, 2011 and December 31, 2010, the outstanding principal amount of the loan (including accrued interest and additional funding made to the borrower for capital improvement) was $30,812,194 and $26,545,372, respectively.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

In October of 2010, in connection with the maturity of the original loan secured by the Sweetwater Cove Apartment complex, an affiliate of the Predecessor took title to the securing property. The affiliated owner borrowed $10,000,000, an amount equal to the original loan, from the Predecessor, which is secured by a first mortgage on the property. The new loan bears interest at the same rate as the original loan, and the new loan matures in October 2013. The new loan is in compliance with all covenants relating to the payment of principal and interest.

NOTE 4—	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Transactions involving sales of securities under agreements to repurchase (repurchase agreements) are accounted for as collateralized financings except where the Predecessor does not have an agreement to purchase the same, or substantially the same, securities before maturity at a fixed or determinable price. The Predecessor engages in these transactions to finance portfolio positions.

As of September 30, 2011, the Predecessor had open agreements to repurchase loans and securities, with Merrill Lynch Capital Services, Inc., as counterparty, amounting to approximately $29.6 million. The value of loans and securities given as collateral under such agreements was approximately $62.2 million. The repurchase agreements bear interest at a rate set weekly, and are payable monthly, quarterly or semi-annually. The agreements have a weighted average maturity of 22 months and a weighted average interest rate of 2.05% as of September 30, 2011.

As of December 31, 2010, the Predecessor had open agreements to repurchase loans and securities, with Merrill Lynch Capital Services, Inc., as counterparty, amounting to approximately $30.6 million. The value of securities given as collateral under such agreements was approximately $63.8 million. The repurchase agreements bear interest at a rate set weekly, and are payable monthly, quarterly or semi-annually. The agreements have a weighted average maturity of 31 months and a weighted average interest rate of 1.91% as of December 31, 2010.

NOTE 5—	DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Predecessor utilizes derivative contracts in connection with its investments. Derivative contracts are subject to additional risks that can result in losses. The Predecessor’s exposure to derivative contracts are classified by the following primary underlying risks: interest rate, credit, foreign currency exchange rate, commodity price, and equity price risks. In addition to its primary underlying risks, the Predecessor is also subject to counterparty risk due to the potential inability of its counterparties to meet the terms of their contracts.

Interest Rate Swaps

The Predecessor is exposed to interest rate risk when there is an unfavorable change in the value of investments as a result of adverse movements in the market interest rates. The Predecessor enters into interest rate swap contracts to protect against such adverse movements in the interest rates. Interest rate swaps are contracts whereby counterparties exchange different rates of interest on a specified notional amount for a specified period of time. The payment flows are usually netted against each other, with the difference being paid by one party to the other.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Volume of Derivative Activities

At September 30, 2011 and December 31, 2010, the volume of the Predecessor’s derivative contracts based on their notional amounts and number of contracts, categorized by primary underlying risk, are as follows:

	September 30, 2011		December 31, 2010
	Notional	Number of	Notional	Number of
Primary Underlying Risk	Amounts	Contracts	Amounts	Contracts

Interest rate	$4,409,971	1	$19,892,343	2

Impact of Derivatives on the Balance Sheet and Statement of Operations

The following table identifies the fair value amounts of derivative contracts included in the combined balance sheets as derivative contracts, categorized by primary underlying risk, at September 30, 2011 and December 31, 2010. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting, if applicable. Total derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of master netting arrangements and have been reduced by the application of cash collateral receivables and payables with its counterparties, if applicable:

	Derivative Liabilities
Primary Underlying Risk	September 30, 2011		December 31, 2010

Interest rate	$(635,223	)*	$(989,014	)*

*	Presented as payable for swap contracts on the combined balance sheets.

The following table indicates the gains and losses on derivatives, by contract type, as included in the combined statements of operations for the nine month periods ended September 30, 2011 and 2010:

	Unrealized Gain/(Loss)
	September 30, 2011		September 30, 2010

Interest rate	$233,501	**	$332,852	**

**	Presented as change in unrealized gain/(loss) on swap contracts on the combined statements of operations.

NOTE 6—	RECEIVABLE FROM BROKERS

The amounts receivable from brokers primarily represent receivables for funds held by the clearing brokers, which result from principal repayment of loans, interest collection, amounts transferred to the broker to serve as deposits and amounts which have not yet been invested. These funds, as well as fully paid for and margined securities, are essentially restricted to the extent that they serve as collateral against margin debit balances. It is the Predecessor’s policy to monitor the credit standing of the brokers with whom it conducts business.

NOTE 7—	LOAN PAYABLE

The Predecessor has entered into a credit and security agreement (the “Loan”) with Bank of America, N.A. The Predecessor is required to pay interest at a rate equal to Daily Floating LIBOR plus 3.5%, which was reduced to LIBOR plus 3.0% as of July 1, 2011 (3.24% and 3.76% per annum at September 30, 2011 and December 31, 2010, respectively) on the outstanding principal amount of $10,000,000 and the Loan has a final maturity date, including extensions,

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

of November 1, 2013. The Loan has a total commitment of $15,000,000 with future available advances in the amount of $5,000,000. The Loan is collateralized by the Predecessor’s rights in an underlying investment (Heritage Hunt), secured by a first mortgage.

On March 24, 2011, the Predecessor entered into a credit and security agreement (the “Second Loan”) with Bank of America, N.A. The Company is required to pay interest at a rate equal to Daily Floating LIBOR plus 4.0% (4.24% per annum at September 30, 2011) on the outstanding principal amount of $6,000,000 and the Second Loan has a final maturity date, including extensions, of February 1, 2014 The loan is collateralized by the Predecessor’s rights in an underlying investment (Boulder Office), secured by a first mortgage.

As of September 30, 2011, unamortized deferred financing costs, which is included in other assets was $138,762.

NOTE 8—	RELATED PARTY TRANSACTIONS

PCI I

Other than the management fees (described below), the PCI I Manager does not receive compensation for services performed pursuant to the investment management agreement relating to PCI I. PCI I bears responsibility for its own operating expenses such as legal, auditing and tax preparation expenses and organizational expenses and expenses relating to the offer and sale of shares.

PCI I pays to the PCI I Manager a management fee (the “PCI I Management Fee”) in arrears at the rate of 0.5% per quarter (equivalent to 2.0% per annum) of the balance of the adjusted capital accounts (as defined in the PCI I operating agreement) of members holding Common Interests and PCI I Preferred CRA Interests as of the end of each fiscal quarter. The PCI I Management Fee is calculated at the end of each fiscal quarter, immediately following the quarterly allocation of appreciation or depreciation and prior to any distributions. For the nine month periods ended September 30, 2011 and 2010, the total PCI I Management Fee for the Common Interests was $327,968 and $200,047, respectively, and for the PCI I Preferred CRA Interests the total PCI I Management Fee was $1,410,000 and $1,289,011, respectively. For the three month periods ended September 30, 2011 and 2010, the total PCI I Management Fee for the Common Interests was $135,770 and $69,444, respectively, and for the PCI I Preferred CRA Interests the total PCI I Management Fee was $470,000 and $470,000, respectively. PCI I Management Fees accrued and remaining as unpaid at September 30, 2011 and December 31, 2010, were $605,770 and $539,444, respectively.

At the end of each fiscal year, an incentive allocation of 20% of the Common Interests’ net capital appreciation (as defined in the PCI I operating agreement) will be allocated to Pembrook Management Holdings II, LLC, an affiliate of the PCI I Manager, except that the incentive allocation shall be subject to a “high water mark” or “loss carry forward.” For the nine month and three month periods ended September 30, 2011 and 2010, Pembrook Management Holdings II, LLC earned an incentive allocation of $560,284 and $0, respectively. Incentive allocation accrued and remaining unpaid at September 30, 2011 and December 30, 2010 was $560,284 and $0, respectively.

PCI I has retained Back Office Services Group, Inc. (“BOSG”) to perform certain back office services for PCI I. BOSG is a wholly-owned subsidiary of MIG. In return for such services, BOSG receives a monthly fee which is equal to 0.0083% (0.10% per annum) calculated on the NAV (as defined in the PCI I operating agreement) of PCI I on the first business day of each month. For the

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

nine month periods ended September 30, 2011 and 2010, such fees amounted to $87,003 and $79,064, respectively, and are included in professional fees on the combined statements of operations. For the three month periods ended September 30, 2011 and 2010, such fees amounted to $30,399 and $26,996, respectively, and are included in professional fees on the combined statements of operations. At September 30, 2011 and December 31, 2010 $11,390 and $53,875, respectively, remain payable and is included in accounts payable and accrued expenses on the combined balance sheets.

PCI II

Other than the management fees (described below), the PCI II Manager does not receive compensation for services performed pursuant to the investment management agreement relating to PCI II. PCI II bears responsibility for its own operating expenses such as legal, auditing and tax preparation expenses and organizational expenses and expenses relating to the offer and sale of shares.

PCI II pays to the PCI II Manager a quarterly management fee (the “PCI II Management Fee”) in advance equal to 0.357% (equivalent to 1.5% per annum) of each invested capital accounts (as defined in the PCI II operating agreement) of members holding Common Interests and 0.5% (equivalent to 2.0% per annum) of each invested capital accounts of members holding PCI II Preferred CRA Interests at the beginning of the fiscal quarter. The PCI II Management Fee is calculated at the beginning of each fiscal quarter, and adjusted for contributions and redemptions during the quarter. For the nine month periods ended September 30, 2011 and 2010, the total PCI II Management Fee for the Common Interests was $661,438 and $203,650, respectively, and for the PCI II Preferred CRA Interests the total PCI II Management Fee was $75,000 and $22,011, respectively. For the three month periods ended September 30, 2011 and 2010, the total PCI II Management Fee for the Common Interests was $231,939 and $107,798, respectively, and for the PCI II Preferred CRA Interests the total PI II Management Fee was $25,000 and $22,011, respectively. PCI II Management Fees accrued and remaining unpaid at September 30, 2011 were $256,939. PCI II Management Fees prepaid at December 31, 2010 were $657 and are included in other assets on the combined balance sheets.

After the PCI II Common Members have received realized proceeds from each Designated Investment (as defined in PCI II’s operating agreement) in an amount equal to their invested capital plus a return of 8%, an affiliate of the PCI II Manager shall receive an incentive allocation of 20% of the remaining proceeds, subject, under certain circumstances to a “clawback” feature. For the nine and three month periods ended September 30, 2011 and 2010, such affiliate did not earn an incentive allocation.

PCI II has retained BOSG to perform certain back office services for PCI II. BOSG is a wholly-owned subsidiary of MIG. In return for such services, BOSG receives a monthly fee which is equal to 0.0125% (0.15% per annum) calculated on the NAV (as defined in the PCI II operating agreement) of PCI II on the first business day of each month. For the nine month periods ended September 30, 2011 and 2010, such fees amounted to $78,773 and $21,619, respectively, and are included in professional fees on the combined statements of operations. For the three month periods ended September 30, 2011 and 2010, such fees amounted to $28,220 and $13,671, respectively, and are included in professional fees on the combined statement of operations. At September 30, 2011 and December 31, 2010, $9,500 and $21,619, respectively, remained payable and is included in accounts payable and accrued expenses on the combined balance sheets.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

NOTE 9—	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK

In the normal course of business, the Predecessor enters into transactions in financial instruments with off balance-sheet risk. These financial instruments, interest rate swaps, contain varying degrees of off balance-sheet risk to the extent that subsequent changes in the market value of the securities underlying the financial instruments may be in excess amounts recognized in the combined balance sheets (market risk) or that there is failure of the other party to the transaction to perform (credit risk). In many cases, the Predecessor attempts to limit its risk by holding offsetting securities positions.

The Predecessor enters into collateralized repurchase agreements, which may result in credit exposure in the event that the counterparties to the transactions are unable to fulfill their contractual obligations.

PCI I is subject to credit risk at September 30, 2011 and December 31, 2010 as substantially all balances due from brokers are amounts due from its primary clearing broker.

PCI II is subject to credit risk at September 30, 2011 and December 31, 2010 as it maintains its cash balances at one financial institution.

Concentration of Credit Risk

In the normal course of business, the Predecessor is exposed to various risks, including credit risk. Credit risk arises from the potential that the borrower under the assets held by the Predecessor might fail to perform under its contractual obligations, which could result in the Predecessor incurring losses.

The Predecessor performs ongoing analysis of credit risk concentrations in its investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics.

Loans held for investment include two categories—first mortgage and mezzanine loans. As of September 30, 2011, first mortgages consist of eight investments which comprised 67% of the total carrying value of loans held for investment, with two investments accounting for 17% and 10% of the total, respectively. Mezzanine notes consist of six investments which comprised 33% of the carrying value of the loans held for investment, with one investment accounting for 16% of the total.

As of December 31, 2010, first mortgages consist of seven investments which comprised 60% of the total carrying value of loans held for investment, with two investments accounting for 11% and 18% of the total, respectively. Mezzanine notes consist of six investments which comprised 40% of the total carrying value loans held for investment, with one investment accounting for 15% of the total.

Interest income on the Predecessor’s entire portfolio for the nine month period ended September 30, 2011 is divided into first mortgages and mezzanine loans. Interest income from first mortgages comprised 52% of total interest income, with one investment accounting for 22% of the total. Interest income from mezzanine loans comprised 45% of total interest income, with one investment accounting for 18% of the total. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 3% of total interest income.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Interest income on the Predecessor’s entire portfolio for the three month period ended September 30, 2011 is divided into first mortgages and mezzanine loans. Interest income from first mortgages comprised 52% of total interest income, with two investments accounting for 20% and 10% of the total, respectively. Interest income from mezzanine loans comprised 45% of total interest income, with one investment accounting for 18% of the total. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 3% of total interest income.

Interest income on the Predecessor’s entire portfolio for the nine month period ended September 30, 2010 is divided into first mortgages and mezzanine loans. Interest income from first mortgages comprised 49% of total interest income, with one investment accounting for 11% of the total. Interest income from mezzanine notes comprised 42% of total interest income, with two investments accounting for 32% and 16% of the total, respectively. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 9% of total interest income.

Interest income on the Predecessor’s entire portfolio for the three month period ended September 30, 2010 is divided into first mortgages and mezzanine loans. Interest income from first mortgages comprised 39% of total interest income, with one investment accounting for 32% of the total. Interest income from mezzanine notes comprised 56% of total interest income, with two investments accounting for 31% and 16% of the total, respectively. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 5% of total interest income.

At September 30, 2011 and December 31, 2010, respectively, there were geographic concentrations of credit risk exceeding 10% of the total loan balances within the loans held for investments as follows:

	September 30, 2011	December 31, 2010

New York	36%	18%
Mid-Atlantic	24%	25%
Southwest	10%	10%
Southeast	—	23%

NOTE 10—	CAPITALIZATION

PCI I

PCI I is capitalized by Common Interests, PCI I Series A Preferred CRA Interests and PCI I Series B Preferred CRA Interests.

The Common Interests will, in the sole discretion of the PCI I Manager, receive quarterly distributions of cash available for distribution to members holding Common Interests after satisfying all expenses of PCI I, paying the distributions on the PCI I Preferred CRA Interests (and the applicable distribution rate on any subsequent series of PCI I Preferred CRA Interests) and providing for sufficient working capital. A member holding Common Interests may elect not to receive quarterly distributions from PCI I, but instead to have an amount equal to any such distributions that otherwise would have been made to such member allocated to its capital account.

The “Preferred CRA Interests” for PCI I are comprised of (i) the PCI I Series A Preferred CRA Interests (the “Series A Preferred CRA Interests”), (ii) the PCI I Series B Preferred CRA

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Interest (the “PCI I Series B Preferred CRA Interests”), and (iii) any additional series of preferred interests issued by PCI I. Both PCI I Series A Preferred CRA Interests and PCI I Series B Preferred CRA Interests are entitled to a distribution, cumulative from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, when and as declared, beginning on the date of the initial closing and each subsequent closing. For the period from the date of original issuance of PCI I Series A Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI I Series A Preferred CRA Interests will be a variable rate per annum equal to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 2.50%.

For the nine month periods ended September 30, 2011 and 2010, PCI I Series A Preferred CRA Interests received distributions in the amount of $2,090,444 and $1,938,899, respectively. For the period from the date of original issuance of PCI I Series B Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI I Series B Preferred CRA Interests will be a variable rate per annum equal to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 3.00%. For the nine and three month periods ended September 30, 2011 and 2010, no distributions were made to the PCI I Series B Preferred CRA Interests.

The PCI I Preferred CRA Interests are entitled to receive distribution preference upon liquidation of PCI I, over the Common Interests, and are redeemable at the sole discretion of the Manager upon the fifth anniversary of issuance.

PCI II

PCI II is capitalized by the Common Interests and PCI II Series A Preferred CRA Interests.

The Common Interests will, in the sole discretion of the PCI II Manager, receive quarterly distributions of cash available for distribution to members holding Common Interests after satisfying all expenses of PCI II, paying the distributions on the PCI II Preferred CRA Interests (and the applicable distribution rate on any subsequent series of PCI II Preferred CRA Interests) and providing for sufficient working capital. A member holding Common Interests may elect not to receive quarterly distributions from PCI II, but instead to have an amount equal to any such distributions that otherwise would have been made to such member allocated to its capital account.

The “Preferred CRA Interests” for PCI II will be comprised of (i) the PCI II Series A Preferred CRA Interests (the “Series A Preferred CRA Interests”), and (ii) any additional series of preferred interests issued by PCI II. PCI II Series A Preferred CRA Interests will be entitled to a distribution, cumulative from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, when and as declared, beginning on the date of the initial closing and each subsequent closing. For the period from the date of original issuance of PCI II Series A Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI II Series A Preferred CRA Interests will be a variable rate per annum equal to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 5.00%, out of which PCI II Series A Preferred CRA Interests pay the PCI II Manager a Management Fee of 2.00%.

For the nine month periods ended September 30, 2011 and 2010, PCI II Series A Preferred CRA Interests received distributions in the amount of $121,002 and $0, respectively, net of

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

$75,000 and $0, respectively, of management fees. For the three month periods ended September 30, 2011 and 2010, PCI II Series A Preferred CRA Interests received distributions in the amount of $40,572 and $0, respectively, net of $25,000 and $0, respectively, of management fees.

The PCI II managing member is committed to contribute 1.00% of equity raised, to a maximum of $5,000,000. As of September 30, 2011 and December 31, 2010, capital receivable from the PCI II managing member was $75,143 and $675,143, respectively.

PCI II’s Preferred CRA Interests are redeemable in whole or part beginning at the fifth anniversary date of issuance and receive preference over Common Interests on liquidation proceeds.

NOTE 11—	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions. The following table summarizes the carrying values and the estimated fair values of financial instruments as of September 30, 2011 and December 31, 2010:

	September 30, 2011		December 31, 2010
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets:
Loans held for investment	$190,677,990	$191,316,347	$177,929,684	$170,141,649
Securities held-to-maturity	6,212,510	6,162,750	7,620,162	7,487,200
Other equity securities	9,900,000	7,500,000	9,900,000	8,000,000
Financial liabilities:
Loans sold under agreements to repurchase	$29,585,208	$29,585,208	$30,592,335	$30,592,335
Loan payable	16,000,000	16,000,000	10,000,000	10,000,000
Swap contracts	635,223	635,223	989,014	989,014

The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instrument:

Loans Held for Investment

Fair values of loans held for investment are estimated using discounted cash flow methodology, using discount rates, which, in the opinion of management, best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality.

Securities Held-to-Maturity

Fair values are approximated based on current market quotes received from financial sources that trade such securities and are based on prevailing market data and, in some cases, are derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Other Equity Securities

Fair values are approximated based on current market data received from financial sources that trade such instruments and are based on prevailing market data and derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions.

Loans Sold Under Repurchase Agreements and Loans Payable

Fair values are estimated using discounted cash flow methodology, using discount rates, which, in the opinion of management, best reflect current market interest rates for financing with similar characteristics and credit quality.

Derivative Financial Instruments (Swap Contracts)

Fair values are approximated based on current market data received from financial sources that trade such instruments and are based on prevailing market data and derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions. The predecessor incorporates credit valuation adjustments in the fair values of its derivative financial instruments to reflect counterparty nonperformance risk.

Fair Value Measurement

Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments’ or market and the instruments’ complexity.

Assets and liabilities disclosed at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities are as follows:

Level 1 — Inputs are unadjusted and quoted prices exist in active markets for identical assets or liabilities at the measurement date. The types of assets and liabilities carried at Level 1 fair value generally are government and agency securities, equities listed in active markets, investments in publicly traded mutual funds with quoted market prices and listed derivatives.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Level 2 inputs include quoted market prices in markets that are not active for an identical or similar asset or liability, and quoted market prices in active markets for a similar asset or liability. Fair valued assets and liabilities that are generally included in this category are non-government securities, municipal bonds, certain hybrid financial instruments, certain

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

mortgage and asset-backed securities, certain corporate debt, certain commitments and guarantees, certain private equity investments and certain derivatives.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. These valuations are based on significant unobservable inputs that require a considerable amount of judgment and assumptions. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Generally, assets and liabilities carried at fair value and included in this category are certain mortgage and asset-backed securities, certain corporate debt, certain private equity investments, certain municipal bonds, certain commitments and guarantees and certain derivatives.

Determining which category an asset or liability falls within the hierarchy requires significant judgment and the Company evaluates its hierarchy disclosures each quarter.

The Company measures certain financial assets and financial liabilities at fair value on a recurring basis, including derivative financial instruments. The fair value of these financial liabilities was determined using the following inputs as of September 30, 2011 and December 31, 2010:

	September 30, 2011		Fair Value Measurements
	Carrying	Estimated	Using Fair Value Hierarchy
	Value	Fair Value	Level 1	Level 2	Level 3

Financial liabilities:
Swap contracts	$635,223	$635,223	—	$635,223	—

	December 31, 2010		Fair Value Measurements
	Carrying	Estimated	Using Fair Value Hierarchy
	Value	Fair Value	Level 1	Level 2	Level 3

Financial liabilities:
Swap contracts	$989,014	$989,014	—	$989,014	—

Derivative Financial Instruments (Swap contracts)

Fair values are approximated based on current market data received from financial sources that trade such instruments and are based on prevailing market data and derived from third party proprietary models based on well recognized financial principles and reasonable estimates about relevant future market conditions. The Company incorporates credit valuation adjustments in the fair values of its derivative financial instruments to reflect counterparty nonperformance risk.

NOTE 12—	SUBSEQUENT EVENTS

Management has evaluated the possibility of subsequent events existing in the Predecessor’s financial statements through February 13, 2012, the date the financial statements were available to be issued. Management has determined that there are no material events that would require disclosure in the Predecessor’s financial statements, except the following.

In October 2011, PCI I acquired an additional investment consisting of a mezzanine loan totaling $6,300,000.

In October 2011, PCI II acquired an additional investment consisting of a mezzanine loan totaling $3,000,000.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

In November 2011, PCI I extended the maturity of a mezzanine loan held for investment with outstanding principal of approximately $35,000,000 to November 1, 2013 to match the maturity date of the senior loan extension, with an unaffiliated third party. At that time the loan was increased by approximately $10,000,000. In February 2012, the underlying collateral was sold to an unrelated third party and the mezzanine loan was repaid in full.

In November 2011, a bridge loan in the amount of $32,641,094 was repaid in full.

In November 2011, PCI I entered into a second modification agreement for a loan held for investment of $16,500,000. The second modification agreement extended the maturity date of the loan for an additional 28 months and additional guaranties were executed in favor of PCI I. The interest rate remains unchanged.

In December 2011, PCI II acquired two additional investments totaling $17,370,000. The investments consist of mezzanine loans.

In December 2011, PCI I acquired an additional investment of $32,000,000 in municipal bonds.

SUPPLEMENTAL INFORMATION

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS
UNAUDITED
September 30, 2011

		Interest	Stated	Periodic
		Accrual	Maturity	Payment	Carrying
Description	Type	Rate(c)	Date	Terms	Value	Fair Value

LOANS HELD FOR INVESTMENT
First Mortgage:
Courtyard by Marriott Hotel (a)	Hospitality	1ML + 2.75%(d)	9/1/2012	I/O	$16,392,525	$12,375,000
Boulder Office	Office	Fixed	2/1/2013	I/O	12,400,000	12,400,000
100 11th Avenue	Condominium	Fixed	7/1/2012	I/O	—	—
Sweetwater Cove Apartments (a)	Multifamily	1ML + 1.75%(e)	10/1/2013	I/O	9,917,564	8,000,000
Heritage Hunt (b)	Multifamily	Fixed	11/1/2012	I/O	32,641,094	32,636,563
Bronx Portfolio	Multifamily	Fixed	4/1/2013	I/O	12,716,879	12,716,879
Oakwood Shopping Center (a)	Retail	Fixed	1/1/2014	I/O	19,778,366	18,573,206
2nd Avenue Portfolio	Multifamily	Fixed	7/1/2013	I/O	15,961,398	16,000,000
Goodyear Portfolio	Retail	Fixed	12/1/2015	P/I	7,517,562	7,540,873

					127,325,388	120,242,541

Mezzanine:
Intercontinental Hotel Miami Mezzanine A	Hospitality	1ML + 1.3%	10/9/2011	I/O	—	—
Intercontinental Hotel Miami Mezzanine B	Hospitality	1ML + 1.75%	10/9/2011	I/O	—	—
Blackstone—EOP Mezzanine	Office	1ML + 2.0%	2/9/2013	I/O	2,091,687	1,693,367
Chelsea Arts Mezzanine Loan	Office	Fixed	10/15/2011	I/O	30,812,194	36,735,077
Aurora	Condominium	Fixed	3/1/2014	I/O	5,000,000	5,000,000
Keystone Summit Corporate Park	Office	Fixed	1/22/2015	P/I	11,814,876	13,544,413
The Plaza at PPL Center L	Office	Fixed	12/1/2016	P/I	4,383,845	4,850,969
55 John Street	Residential	Fixed	12/1/2016	I/O	9,250,000	9,250,000

					63,352,602	71,073,826

Total Loans Held for Investment					$190,677,990	$191,316,347

SECURITIES HELD TO MATURITY
Seneca National Ind. Capital Improv. Bonds (a)	Financial	Fixed	12/1/2013	I/O	$6,212,510	$6,162,750

OTHER EQUITY INVESTMENTS
AIMCo Perpetual Preferred Series A (a)		3ML + 1.25%	N/A	I/O	$9,900,000	$7,500,000

(a)	Pledged as collateral for repurchase agreements

(b)	Pledged as collateral for loan payable

(c)	“1 ML” means one month LIBOR

(d)	Subject to a minimum interest rate of 5.25%

(e)	Subject to a minimum interest rate of 6.0%

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS—(Continued)
December 31, 2010

		Interest	Stated	Periodic
		Accrual	Maturity	Payment	Carrying
Description	Type	Rate(c)	Date	Terms	Value	Fair Value

LOANS HELD FOR INVESTMENT
First Mortgage:
Courtyard by Marriott Hotel (a)	Hospitality	1ML + 2.75% (d)	9/1/2012	I/O	$16,392,525	$12,375,000
Boulder Office	Office	Fixed	2/1/2011	I/O	12,400,000	12,400,000
100 11th Avenue	Condominium	Fixed	7/1/2012	I/O	8,978,712	9,091,007
Sweetwater Cove Apartments (a)	Multifamily	1ML + 1.75% (e)	8/27/2012	I/O	9,917,564	8,000,000
Heritage Hunt (b)	Multifamily	Fixed	11/1/2012	I/O	31,340,743	31,314,583
Oakwood Shopping Center (a)	Retail	Fixed	1/1/2014	I/O	19,960,155	18,444,699
Goodyear Portfolio	Retail	Fixed	12/1/2015	P/I	7,566,186	7,593,691

					106,555,885	99,218,980

Mezzanine:
Intercontinental Hotel Miami Mezzanine A	Hospitality	1ML + 1.3%	10/9/2011	I/O	13,009,250	11,882,000
Intercontinental Hotel Miami Mezzanine B	Hospitality	1ML + 1.75% (e)	10/9/2011	I/O	13,009,250	11,726,000
Blackstone—EOP Mezzanine	Office	1ML + 2.0%	2/9/2013	I/O	2,092,593	1,694,100
Chelsea Arts Mezzanine Loan	Office	Fixed	10/15/2011	I/O	26,545,372	27,401,347
Keystone Summit Corporate Park	Office	Fixed	1/22/2015	P/I	11,856,271	13,131,185
The Plaza at PPL Center L	Office	Fixed	12/1/2016	P/I	4,861,063	5,088,037

					71,373,799	70,922,669

Total Loans Held for Investment					$177,929,684	$170,141,649

SECURITIES HELD TO MATURITY
Seneca National Ind. Capital Improv. Bonds (a)	Financial	Fixed	12/1/2013	I/O	7,620,162	7,487,200

OTHER EQUITY INVESTMENTS
AIMCo Perpetual Preferred Series A (a)	Financial	3ML + 1.25%	N/A	I/O	$9,900,000	$8,000,000

(a)	Pledged as collateral for repurchase agreements

(b)	Pledged as collateral for loan payable

(c)	“1 ML” means one month LIBOR

(d)	Subject to a minimum interest rate of 5.25%

(e)	Subject to a minimum interest rate of 6.0%

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS—(Continued)
Nine months ended September 30, 2011 and year ended December 31, 2010

	2011	2010
	(Unaudited)

Beginning Balance	$177,929,684	$113,099,770
Additions:
Purchases of new loans	48,599,422	138,624,163
Realized (losses) gains, net	24,114	84,311
Deductions:
Collection of principal	(35,875,250)	(73,878,560)

Ending Balance	$190,677,990	$177,929,684

Report of Independent Registered Public Accounting Firm

The Members of
Pembrook Community Investors LLC and
PCI Investors Fund II LLC

We have audited the accompanying combined balance sheets of Pembrook Community Investors, LLC and PCI Investors Fund II LLC (collectively referred to as “Pembrook Reality Capital Predecessor”) as of December 31, 2010 and 2009, and the related combined statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Pembrook Reality Capital Predecessor is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Pembrook Reality Capital Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pembrook Capital Reality Predecessor as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The combined schedule of investments is presented for purposes of additional analysis and is not a required part of the basic combined financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.

/s/  GRANT THORNTON LLP

New York, New York
August 12, 2011

COMBINED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009

ASSETS
Loans held for investment	$177,929,684	$113,099,770
Securities held to maturity	7,629,162	10,253,306
Other equity securities	9,900,000	9,900,000
Cash	13,762,519	12,063,167
Receivable from brokers	14,801,367	10,136,717
Interest receivable	1,575,129	1,139,516
Other	425,139	558,932

Total assets	$226,014,000	$157,151,408

LIABILITIES AND MEMBERS’ EQUITY
Loans sold under agreements to repurchase	$30,592,335	$37,835,602
Unfunded loan commitment	—	1,538,390
Loan payable	10,000,000	—
Payable for swap contracts	989,014	1,366,073
Management fee payable	356,016	440,984
Accounts payable and accrued expenses	353,173	129,209
Accrued interest	24,125	—
Payable to affiliates	7,609	—

Total liabilities	42,322,272	41,310,258

Members’ equity
Common interests	84,691,728	37,841,150
Preferred interests	99,000,000	78,000,000

Total members’ equity	183,691,728	115,841,150

Total liabilities and members’ equity	$226,014,000	$157,151,408

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Revenue
Interest	$10,869,589	$9,430,448	$14,075,609
Other	—	—	116,450

Total revenue	10,869,589	9,430,448	14,192,059

Expenses
Interest	1,789,489	2,060,819	6,000,825
Management fees	2,388,677	1,741,883	1,382,710
Professional fees	506,274	296,205	298,239
Other	323,427	457,520	343,860

Total expenses	5,007,867	4,556,427	8,025,634

Net operating revenue	5,861,722	4,874,021	6,166,425

Net realized and unrealized gain/(loss)
Realized gain/(loss) on loans and swap contracts	560,876	9,863	(2,267,106)
Change in unrealized gain/(loss) on swap contracts	425,897	581,452	(106,214)

Total net realized and unrealized gain/(loss)	986,773	591,315	(2,373,320)

Net income before preferred interest distribution	6,848,495	5,465,336	3,793,105
Preferred interest distribution	(2,726,934)	(2,735,112)	(3,150,708)

Net income attributable to common interest	$4,121,561	$2,730,224	$642,397

Incentive allocation to Managing Member	$93,831	$—	$—

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
Years ended December 31, 2010, 2009 and 2008

	Common Interests				Preferred Interests
			PCI II	Total			Total	Total
			Managing	Common			Preferred	Members’
	PCI I	PCI II	Member	Interests	PCI I	PCI II	Interests	Equity

Members’ equity at December 31, 2007	$8,318,529	$—	$—	$8,318,529	$32,500,000	$—	$32,500,000	$40,818,529
Capital contributions	16,000,000	—	—	16,000,000	45,500,000	—	45,500,000	61,500,000
Preferred interest distribution	—	—	—	—	3,150,708	—	3,150,708	3,150,708
Preferred distribution payments	—	—	—	—	(3,150,708)	—	(3,150,708)	(3,150,708)
Allocation of net income	642,397	—	—	642,397	—	—	—	642,397

Members’ equity at December 31, 2008	24,960,926	—	—	24,960,926	78,000,000	—	78,000,000	102,960,926
Capital contributions	—	10,150,000	—	10,150,000	—	—	—	10,150,000
Preferred interest distribution	—	—	—	—	2,735,112	—	2,735,112	2,735,112
Preferred distribution payments	—	—	—	—	(2,735,112)	—	(2,735,112)	(2,735,112)
Allocation of net income	2,817,057	(86,833)	—	2,730,224	—	—	—	2,730,224

Members’ equity at December 31, 2009	27,777,983	10,063,167	—	37,841,150	78,000,000	—	78,000,000	115,841,150
Capital contributions	—	44,915,000	675,143	45,590,143	16,000,000	5,000,000	21,000,000	66,590,143
Capital distributions	—	(1,960,840)	—	(1,960,840)	—	—	—	(1,960,840)
Capital contributions receivable	—	—	(675,143)	(675,143)	—	—	—	(675,143)
Syndication fees	—	(150,000)	(75,143)	(225,143)	—	—	—	(225,143)
Preferred interest distribution	—	—	—	—	2,646,927	80,007	2,726,934	2,726,934
Preferred interest payments	—	—	—	—	(2,646,927)	(80,007)	(2,726,934)	(2,726,934)
Allocation of net income
Pro rata allocation	1,489,214	2,632,347	—	4,121,561	—	—	—	4,121,561
Incentive allocation	—	(93,831)	93,831	—	—	—	—	—

Members’ equity at December 31, 2010	$29,267,197	$55,405,843	$18,688	$84,691,728	$94,000,000	$5,000,000	$99,000,000	$183,691,728

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008

Cash flows from operating activities
Net income	$6,848,495	$5,465,336	$3,793,105
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Realized (gain) loss on loans	(84,311)	(9,863)	1,493,416
Changes in assets and liabilities
(Increase) decrease in operating assets
Receivable from brokers	(4,664,650)	3,951,392	(9,309,434)
Interest and dividends receivable	(435,613)	(266,716)	289,790
Other	133,793	(2,414)	165,082
Increase (decrease) in operating liabilities
Payable to broker	(1,538,390)	(29,102)	(1,937,031)
Unfunded loan commitments	—	(3,461,860)	5,000,250
Payable for swap contracts	(377,059)	(556,607)	1,922,680
Management fee payable	(84,968)	—	—
Accounts payable and accrued expenses	223,964	26,383	(56,905)
Accrued interest payable	24,125	—	—
Payable to affiliate	7,609	—	—

Net cash provided by operating activities	52,995	5,116,549	1,360,953

Cash flows from investing activities
Purchase of loans held for investment	(138,624,163)	—	(30,715,286)
Proceeds from sale and paydown of loans	73,878,560	13,022,627	66,737,935
Proceeds from securities held to maturity	2,633,144	2,448,625	2,259,119

Net cash (used in) provided by investing activities	(62,112,459)	15,471,252	38,281,768

Cash flows from financing activities
Proceeds from loan payable	10,000,000	—	—
Common interest capital contributions	44,915,000	10,150,000	16,000,000
Preferred interest capital contributions	21,000,000	—	45,500,000
Common interest capital distributions	(1,960,840)	—	—
Syndication fees	(225,143)	—	—
Preferred interest distributions	(2,726,934)	(2,735,112)	(3,150,708)
Loans sold under agreements to repurchase, including accrued interest	(7,243,267)	(15,939,522)	(97,992,013)

Net cash provided by (used in) financing activities	63,758,816	(8,524,634)	(39,642,721)

Net increase in cash	1,699,352	12,063,167	—
Cash at beginning of year	12,063,167	—	—

Cash at end of year	$13,762,519	$12,063,167	$—

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,861,488	$1,270,530	$6,171,298

Noncash financing activities
Capital contributions receivable	$675,143	$—	$—

See notes to combined financial statements

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 1—	ORGANIZATION AND NATURE OF OPERATIONS

Pembrook Realty Capital LLC (the “Company”) is a Delaware limited liability company, formed on July 21, 2011, which will commence operations upon completion of its planned initial public offering. In connection with its formation transactions, each of Pembrook Community Investors LLC (“PCI I”) and PCI Investors Fund II LLC (“PCI II”) will merge with and into the Company. Pembrook Realty Capital Predecessor (the “Predecessor”) is not a legal entity, but rather a combination of PCI I, which commenced operations on March 21, 2007, and PCI II, which commenced operations on January 1, 2010. Accordingly, the accompanying combined financial statements present the historical financial information of PCI I and PCI II.

Pembrook Management Holdings, LLC, a Delaware limited liability company (the “PCI I Manager”), acts as manager of PCI I and manages its investments. Pembrook Capital Management, LLC (“Pembrook Capital”), owns 75.1% of the PCI I Manager and Merrill Lynch Portfolio Management Inc. (“MLPM”) owns the remaining 24.9%. Pembrook Capital is owned directly or indirectly 65% by Stuart J. Boesky and 35% by Mariner Investment Group, LLC (“MIG”).

PCI Management, LLC, a Delaware limited liability company (the “PCI II Manager”), acts as the managing member of PCI II and manages its investments. Pembrook Capital owns 100% of the PCI II Manager.

The Company will be externally managed and advised by Pembrook Realty Capital Management LLC, which is an affiliate of Pembrook Capital.

Both PCI I and PCI II offer two classes of shares of beneficial interest: Common Interests and Preferred CRA Interests.

100% of the Common Interests of PCI I are currently owned by an affiliate of MIG, Stuart J. Boesky and an affiliate of MLPM.

100% of the Common Interests of PCI II are currently owned by Mariner/Palmetto State Partners, L.P.

In connection with the Company’s formation transactions:

PCI I will merge with and into the Company. At the effective time of such merger, (i) each holder of Common Interests of PCI I will receive common shares of the Company, and (ii) each holder of Preferred CRA Interests of PCI I will receive preferred shares of the Company; and

PCI II will merge with and into the Company. At the effective time of such merger, (i) each holder of Common Interests of PCI II will receive common shares of the Company, and (ii) each holder of Preferred CRA Interests of PCI II will receive preferred shares of the Company.

None of the outstanding ownership interests of PCI I or PCI II will be redeemed with the net proceeds from this offering. The acquisition of the Predecessor through the mergers will be achieved and recorded at historical cost as these transactions are among entities under common control.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

NOTE 2—	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These combined financial statements include all the accounts of the Predecessor and all material intercompany transactions have been eliminated. PCI I and PCI II are both considered to be Variable Interest Entities (“VIEs”) and are deemed to be entities under common control of Pembrook Capital. Both PCI I and PCI II have previously issued separate financial statements with their assets and liabilities presented at fair value. The assets and liabilities of PCI I and PCI II are presented in the accompanying combined financial statements on an amortized cost basis, as permitted by FASB ASC Topic 825-10-25-6 and during the transition period as per the transition provisions of FASB ASC Topic 810-10-65, which is the basis of Pembrook Capital as the primary beneficiary of the VIEs.

Loans Held for Investment

Loans held for investment typically include whole mortgage loans, bridge loans, B-Notes, mezzanine loans and construction or rehabilitation loans that are secured by various types of real estate (except for mezzanine loans, which are secured by a pledge of the borrower’s ownership interest in the property and/or the property-owning entity). The Predecessor generally intends to hold its loans and most other investments to maturity and, accordingly, carries them at cost, net of unamortized costs, fees and discounts unless such loan or investment is deemed to be impaired. Loans are considered to be impaired when it is probable that, based upon current information and events, the Predecessor will be unable to collect all amounts due under the contractual terms of the loan agreement or the value of the underlying collateral and guarantees, when applicable, are expected to be less than the carrying value of the loans held for investment.

The Predecessor may invest in instruments that entitle it to receive a percentage of the securing property’s cash flow and/or a portion of any remaining sale or refinancing proceeds after payment of indebtedness. At the inception of each such investment, management must make the subjective determination whether such investment should be accounted for as a loan, a joint venture or an interest in real estate.

Impairment

The reserve for possible loan losses in connection with loans held for investment reflects management’s estimate of the allowance for possible credit losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased to the level that management estimates to be adequate considering delinquencies, loss experience, collateral quality and guarantees. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based on the facts and circumstances of the individual loans being evaluated for impairment, loan specific valuation allowances are established for the excess carrying value of the loan over either: (1) the present value of the expected future cash flows discounted at the loan’s effective interest rate, (2) the estimated fair value of the loan’s underlying collateral together with any other credit support including, but not limited to, recourse guarantees if the loan is in the process of foreclosure or otherwise collateral dependent or (3) the loan’s observable market price. The allowance for each loan will be maintained at a level the Predecessor believes is adequate to absorb probable losses. At December 31, 2010 and 2009, the Predecessor did not have any reserve for possible loan losses.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

Investment Securities

Investment securities include investments in bonds and preferred stocks. Securities that the Predecessor has the intent and ability to hold to maturity are classified as held-to-maturity and are recorded at amortized cost. Other equity investments that are not publicly traded and/or do not have a readily determinable fair value are recorded at cost when the Predecessor does not have the ability to influence the operating and financial policies of the investee.

Derivative Instruments

The Predecessor’s policies permit it to enter into derivative contracts, including interest rate swaps to add stability to its interest income and to manage its exposure to interest rate movements or other identified risks. Swap contracts are marked to market to reflect fair value, which approximates the amounts that would be received from, or paid to, a third party in settlement of the contracts as if those contracts were to settle. Fair value of the interest rate swap contracts are determined, using pricing models that utilize market quoted inputs, including, among other items, specific yield curves, volatility quotes and foreign currency exchange rates. Realized and unrealized gains and losses are reflected in the combined statement of operations. The Predecessor did not designate its derivatives as hedges and as such did not apply hedge accounting on them.

Income Taxes

Income or loss of the Predecessor is allocated to the individual members for inclusion in their respective tax returns. Accordingly, no provision is made for federal, state or local income taxes in the accompanying financial statements, nor is any income tax payable by the Predecessor.

The Predecessor follows the provisions of FASB relating to accounting for uncertainty in income taxes which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements, which is applicable to all open tax years. The open tax years for the Predecessor are 2008 through 2010. The Predecessor does not have any unrecognized tax benefits or liabilities for the years ended December 31, 2010, 2009 and 2008.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investment. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Fees on commitments that expire unused are recognized at expiration. Exit fees are recognized as income when collection is reasonably assured.

In some cases, interest income may also include the amortization or accretion of premiums and discounts. This additional income, net of any direct costs incurred, will be deferred and accreted into interest income on an effective yield or “interest” method adjusted for actual prepayment activity over the life of the related loan, investment or security as a yield adjustment.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

Income recognition will be suspended for investments when in the opinion of management a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the investment becomes contractually current and performance is demonstrated to be resumed. For investments that provide for accrual of interest at specified rates which differ from current pay rates, interest income will be recognized on such investments at the accrual rate subject to management’s determination that accrued interest and outstanding principal are ultimately collectible, based on the underlying collateral and operations and liquidity of the borrower. If management cannot make such determination regarding collectability, interest income above the current pay rate will be recognized only upon actual receipt.

Income or expense related to swap contracts and/or repurchase agreements will be recognized as accrued or incurred.

Deferred Costs

Direct costs incurred, net of any fees received, in connection with new loan investments are capitalized as part of the loan balance and amortized over the related term of the investment as an adjustment to the loan’s yield.

Deferred financing costs include fees and costs incurred to obtain financing and are amortized using the effective-yield method in accordance with generally accepted accounting principles of the United States. These deferred financing costs are included in other assets on the accompanying combined balance sheets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2010, Financial Accounting Standards Board (“FASB”) ASC Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” was issued and expands disclosures about the credit quality of financing receivables and the allowance for credit losses, requiring such disclosures be presented on a disaggregated basis, either by portfolio segment, which is defined as the level at which an entity determines its allowance for credit losses, or by class, which is defined on the basis of the initial measurement attribute, the risk characteristics, and the method for monitoring and assessing credit risk. The new and amended disclosures that relate to information as of the end of a reporting period are effective for public entities for the annual reporting period ending on or after December 15, 2010. The implementation of ASU 2010-20 is not anticipated to have a material impact on the consolidated financial statements of the Predecessor.

In January 2011, FASB issued ASU 2011-01, “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” which temporarily deferred the

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

effective date in ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” in respect of disclosures related to troubled debt restructuring until FASB finalized ASU 2010-20. ASU 2010-20 requires companies to provide disaggregated levels of disclosure by portfolio segment and class to enable users of the financial statement to understand the nature of loan.

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. ASU 2011-02 clarifies whether loan modifications constitute troubled debt restructuring. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 is effective for the first interim and annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The Predecessor is assessing the impact of ASU 2011-02 on its financial condition, results of operations and disclosures.

In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. ASU 2011-03 is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. In a typical repurchase agreement transaction, an entity transfers financial assets to a counterparty in exchange for cash with an agreement for the counterparty to return the same or equivalent financial assets for a fixed price in the future. FASB Accounting Standards Codification (Codification) Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Predecessor is assessing the impact of ASU 2011-03 on its financial condition, results of operations and disclosures.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

NOTE 3—	Investments

Loans Held for Investment

The following is a summary of the Predecessor’s loans held for investment at December 31, 2010 and 2009:

	Interest		2010	2009	2010	2009
	Accrual	Maturity	Interest	Interest	Carrying	Carrying
Type	Rate (1)	Date	Rate (2)	Rate (2)	Value	Value

First Mortgages
First Mortgage	Fixed	8/1/2010	—	20.00%	$—	$3,053,166
First Mortgage	1ML + 3.5%	11/21/2010	—	3.73%	—	14,927,354
First Mortgage	1ML + 9.2%	8/1/2010	—	9.43%	—	15,220,985
Bridge Loan	1ML + 2.75%(3)	9/1/2012	5.25%	5.25%	16,392,525	16,392,525
Bridge Loan	Fixed	2/1/2012	9.50%	—	12,400,000	—
First Mortgage	Fixed	7/1/2012	14.00%	—	8,978,712	—
Bridge Loan	1ML + 1.75%(4)	8/27/2012	6.00%	6.00%	9,917,564	9,917,564
Bridge Loan	Fixed	11/1/2012	13.00%	—	31,340,743	—
First Mortgage	Fixed	1/1/2014	4.38%	4.38%	19,960,155	20,020,000
First Mortgage	Fixed	12/1/2015	6.45%	—	7,566,186	—

					106,555,885	79,531,594

Mezzanine Loans
Mezzanine Loan	1ML + 1.3%	10/9/2011	1.56%	1.53%	13,009,250	13,009,250
Mezzanine Loan	1ML + 1.75%	10/9/2011	2.01%	1.98%	13,009,250	13,009,250
Mezzanine Loan	1ML + 2.0%	2/9/2013	2.26%	2.23%	2,092,593	2,095,443
Mezzanine Loan	Fixed	10/15/2011	13.00%	—	26,545,372	—
Mezzanine Loan	Fixed	1/22/2015	14.00%	—	11,856,271	—
Mezzanine Loan	Fixed	12/1/2016	8.50%	8.50%	4,861,063	5,454,233

					71,373,799	33,568,176

					$177,929,684	$113,099,770

(1)	“1ML” means one month LIBOR

(2)	Represents effective annual interest rate as of December 31, 2010 and 2009, respectively

(3)	Subject to a minimum interest rate at 5.25%

(4)	Subject to a minimum interest rate of 6.0%

As of December 31, 2010, loans held for investment had the following maturity characteristics:

	Number of
	Investments	Carrying	% of
Year of Maturity	Maturing	Value	Total

2011	3	$52,563,872	44%
2012	5	79,029,544	30%
2013	1	2,092,593	1%
2014	1	19,960,155	11%
2015	2	19,422,457	11%
Thereafter	1	4,861,063	3%

	13	$177,929,684	100%

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

As of December 31, 2010 and 2009, the Predecessor had not recorded an allowance for loan losses. At December 31, 2010 and 2009, all of the above loans were current with respect to the scheduled payments of principal and interest, except for one non-performing first mortgage loan with a carrying value at December 31, 2010, of $16,392,525, for which the Predecessor anticipates receiving repayment in full via a sale of the collateral and, if necessary, collection on the borrower’s recourse guarantee. In reviewing the portfolio, the Predecessor did not identify any loans with characteristics indicating that impairment had occurred.

In May of 2010, a first mortgage loan with an outstanding principal amount of $15,220,985, which was subject to a term default, was restructured and the Predecessor’s first mortgage B-Note participation was converted to a mezzanine loan with a new balance of $17,187,400. The restructured mezzanine loan carries a total coupon of 13%, of which 7% is current pay and 6% is accrual (compounded monthly). The senior and mezzanine debt payments are current. As of December 31, 2010, the outstanding principal amount of the loan was $26,545,372.

In October of 2010, in connection with the maturity of the original loan secured by the Sweetwater Cove Apartment complex, an affiliate of the Predecessor took title to the securing property. The affiliated owner borrowed $10,000,000, an amount to the original loan, from the Predecessor, which is secured by a first mortgage on the property. The new loan bears interest at the same rate as the original loan, and the new loan matures in August 2012. The new loan is in compliance with all covenants relating to the payment of principal and interest.

NOTE 4—	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Transactions involving sales of securities under agreements to repurchase (repurchase agreements) are accounted for as collateralized financings except where the Predecessor does not have an agreement to purchase the same, or substantially the same, securities before maturity at a fixed or determinable price. The Predecessor engages in these transactions to finance portfolio positions.

As of December 31, 2010, the Predecessor had open agreements to repurchase loans and securities, with Merrill Lynch Capital Services, Inc., as counterparty, amounting to approximately $31 million. The value of loans and securities given as collateral under such agreements was approximately $64 million. The repurchase agreements bear interest at a rate set weekly, and are payable monthly, quarterly, or semi-annually. The agreements have a weighted average maturity of 31 months and a weighted average interest rate of 1.26% as of December 31, 2010.

As of December 31, 2009, the Predecessor had open agreements to repurchase loans and securities, with Merrill Lynch Capital Services, Inc., as counterparty, amounting to approximately $37.8 million. The value of loans and securities given as collateral under such agreements was approximately $66.5 million. The repurchase agreements bear interest at a rate set weekly, and are payable monthly, quarterly, or semi-annually. The agreements have a weighted average maturity of 41.3 months and a weighted average interest rate of 1.73% as of December 31, 2009.

NOTE 5—	DERIVATIVE FINANCIAL INSTRUMENTS

In the normal course of business, the Predecessor utilizes derivative contracts in connection with its investments. Derivative contracts are subject to additional risks that can result in losses. The Predecessor’s exposure to derivative contracts are classified by the

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

following primary underlying risks: interest rate, credit, foreign currency exchange rate, commodity price, and equity price risks. In addition to its primary underlying risks, the Predecessor is also subject to counterparty risk due to the potential inability of its counterparties to meet the terms of their contracts.

Interest Rate Swaps

The Predecessor is exposed to interest rate risk when there is an unfavorable change in the value of investments as a result of adverse movements in market interest rates. The Predecessor enters into interest rate swap contracts to protect against such adverse movements in interest rates. Interest rate swaps are contracts whereby counterparties exchange different rates of interest on a specified notional amount for a specified period of time. The payment flows are usually netted against each other, with the difference being paid by one party to the other.

Volume of Derivative Activities

At December 31, 2010 and 2009, the volume of the Predecessor’s derivative contracts based on their notional amounts and number of contracts, categorized by primary underlying risk, are as follows:

	2010		2009
	Notional	Number of	Notional	Number of
Primary Underlying Risk	Amounts	Contracts	Amounts	Contracts

Interest rate	$19,892,343	2	$20,489,328	2

Impact of Derivatives on the balance sheet and statement of operations

The following table identifies the fair value amounts of derivative contracts included in the combined balance sheet as derivative contracts, categorized by primary underlying risk, at December 31, 2010 and 2009. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting, if applicable. Total derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of master netting arrangements and have been reduced by the application of cash collateral receivables and payables with its counterparties, if applicable:

	Derivative Liabilities
Primary Underlying Risk	2010	2009

Interest rate	$(989,014)*	$(1,366,073)*

*	Presented as payable for swap contracts on the combined balance sheets.

The interest rate swap contracts are categorized as level 2 liabilities in the fair value measurement hierarchy at December 31, 2010 and 2009.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

The following table indicates the gains and losses on derivatives, by contract type, as included in the statements of operations for the years ended December 31, 2010, 2009 and 2008:

	Unrealized Gain/(Loss)
	2010	2009	2008

Interest rate	$425,897**	$581,452**	$(106,214)**

**	Presented as change in unrealized gain/(loss) on swap contracts on the combined statements of operations.

NOTE 6—	RECEIVABLE FROM BROKERS

The amounts receivable from brokers primarily represent receivables for funds held by the clearing brokers, which result from principal repayment of loans, interest collections, amounts transferred to the broker to serve as deposits and amounts which have not yet been invested. These funds, as well as fully paid for and margined securities, are essentially restricted to the extent that they serve as collateral against margin debit balances. It is the Predecessor’s policy to monitor the credit standing of the brokers with whom it conducts business.

NOTE 7—	LOAN PAYABLE

The Predecessor has entered into a credit and security agreement (the “Loan”) with Bank of America, N.A. The Predecessor is required to pay interest at a rate equal to Daily Floating LIBOR plus 3.5% (3.75% per annum at December 31, 2010) on the outstanding principal amount of $10,000,000. The Loan has a final maturity date, including extensions, of November 1, 2013. The Loan has a total commitment of $15,000,000 with future available advances in the amount of $5,000,000. The Loan is collateralized by the Predecessor’s rights in an underlying investment (Heritage Hunt) and secured by a first mortgage.

NOTE 8—	RELATED PARTY TRANSACTIONS

PCI I

Other than the management fees (described below), the PCI I Manager does not receive compensation for services performed pursuant to the investment management agreement relating to PCI I. PCI I bears responsibility for its own operating expenses such as legal, auditing and tax preparation expenses and organizational expenses and expenses relating to the offer and sale of its interests.

PCI I pays the PCI I Manager a management fee (the “PCI I Management Fee”) in arrears at the rate of 0.5% per quarter (equivalent to 2.0% per annum) of the balance of the adjusted capital accounts (as defined in the PCI I operating agreement) of members holding Common Interests and PCI I Preferred CRA Interests as of the end of each fiscal quarter. The PCI I Management Fee is calculated at the end of each fiscal quarter, immediately following the quarterly allocation of appreciation or depreciation and prior to any distributions. For the years ended December 31, 2010, 2009 and 2008, the total PCI I Management Fee for the Common Interests was $266,990, $181,883, and $339,149, respectively, and for the PCI I Preferred CRA Interests the total PCI I Management Fee was $1,759,011, $1,560,000, and $1,043,561, respectively. PCI I Management Fees accrued and remaining unpaid at December 31, 2010 and 2009, were $356,016 and $440,984, respectively.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

At the end of each fiscal year, an incentive allocation of 20% of the Common Interests’ net capital appreciation (as defined in the PCI I operating agreement) is allocated to Pembrook Management Holdings II, LLC, an affiliate of the PCI I Manager, except that the incentive allocation is subject to a “high water mark” or “loss carry forward.” For the years ended December 31, 2010, 2009 and 2008, Pembrook Management Holdings II, LLC did not earn an incentive allocation.

PCI I has retained Back Office Services Group, Inc. (“BOSG”) to perform certain back office services for PCI I. BOSG is a wholly-owned subsidiary of MIG. In return for such services, BOSG receives a monthly fee which is equal to 0.0083% (0.10% per annum) calculated on the NAV (as defined in the PCI I operating agreement) of PCI I on the first business day of each month. For the years ended December 31, 2010, 2009 and 2008 such fees amounted to $101,942, $86,905, and $69,169, respectively and are included in professional fees on the statement of operations. At December 31, 2010 and 2009, $53,875 and $22,111, respectively, remained payable and is included in accounts payable and accrued expenses on the combined balance sheets.

PCI II

Other than the management fees (described below), the PCI II Manager does not receive compensation for services performed pursuant to the investment management agreement relating to PCI II. PCI II bears responsibility for its own operating expenses such as legal, auditing and tax preparation expenses and organizational expenses and expenses relating to the offer and sale of shares.

PCI II pays PCI II Manager a quarterly management fee (the “PCI II Management Fee”) in advance equal to 0.357% (equivalent to 1.5% per annum) of each Common Interest and 0.5% (equivalent to 2.0% per annum) of each PCI II Preferred CRA Interest holder’s capital account at the beginning of the fiscal quarter. The PCI II Management Fee is calculated at the beginning of each fiscal quarter, and adjusted for contributions and redemptions during the quarter. For the year ended December 31, 2010, the total PCI II Management Fee for the Common Interests was $362,676, and for the PCI II Preferred CRA Interests the total PCI II Management Fee was $47,011. PCI II Management Fees prepaid at December 31, 2010 were $657 and are included in other assets on the combined balance sheets. No fees were incurred prior to 2010.

After the PCI II Common Members have received realized proceeds from each Designated Investment (as defined in PCI II’s operating agreement) in an amount equal to their invested capital plus a return of 8%, an affiliate of the PCI II Manager shall receive an incentive allocation of 20% of the remaining proceeds, subject, under certain circumstances, to a “clawback” feature. For the year ended December 31, 2010, the Managing Member earned an incentive allocation of $93,831.

PCI II has retained BOSG to perform certain back office services for PCI II. In return for such services, BOSG receives a monthly fee which is equal to 0.0125% (0.15% per annum) calculated on the NAV of PCI II on the first business day of each month. For the year ended December 31, 2010 such fees amounted to $42,506 and are included in professional fees on the statement of operations, of which $42,506 is payable and is included in accounts payable and accrued expenses on the balance sheet. No fees were incurred prior to 2010.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

NOTE 9—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK

In the normal course of business, the Predecessor enters into transactions in financial instruments with off-balance sheet risk. These financial instruments, interest rate swaps, contain varying degrees of off balance-sheet risk to the extent that subsequent changes in the market value of the securities underlying the financial instruments may be in excess of amounts recognized in the combined balance sheets (market risk) or that there is failure of the other party to the transaction to perform (credit risk). In many cases, the Predecessor attempts to limit its risk by holding offsetting securities positions.

The Predecessor enters into collateralized repurchase agreements, which may result in credit exposure in the event that the counterparties to the transactions are unable to fulfill their contractual obligations.

PCI I is subject to credit risk at December 31, 2010 and 2009, as substantially all balances due from brokers are amounts due from its primary clearing broker.

PCI II is subject to credit risk at December 31, 2010 and 2009, as it maintains its cash balances at one financial institution.

Concentration of Credit Risk

In the normal course of business, the Predecessor is exposed to various risks, including credit risk. Credit risk arises from the potential that the borrower under the assets held by the Predecessor might fail to perform under its contractual obligations, which could result in the Predecessor incurring losses.

The Predecessor performs ongoing analysis of credit risk concentrations in its investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics.

Loans held for investment include two categories: first mortgage and mezzanine loans. As of December 31, 2010, first mortgages consisted of seven investments which comprised 60% of the total carrying value of loans held for investment, with two investments accounting for 11% and 18% of the total, respectively. Mezzanine notes consisted of six investments which comprised 40% of the total carrying value loans held for investment, with one investment accounting for 15% of the total.

As of December 31, 2009, first mortgages consisted of six investments which comprised 70% of the total carrying value of loans held for investment, with four investments accounting for 13%, 13%, 14% and 18% of the total, respectively. Mezzanine notes consisted of four investments which comprised 30% of the total carrying value loans held for investment, with two investments each accounting for 12% of the total.

Interest income on the Predecessor’s entire portfolio for 2010, including income on loans sold in 2010, is divided into first mortgages, mezzanine notes and securities held for investment and cash. Interest income from first mortgages comprised 50% of total interest income, with one investment accounting for 11% of the total. Interest income from mezzanine notes comprised 42% of total interest income, with two investments accounting for 18% and 12% of the total, respectively. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 8% of total interest income.

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

Interest income on the Predecessor’s entire portfolio for 2009, including income on loans sold in 2009, is divided into first mortgages, mezzanine notes and securities held for investment and cash. Interest income from first mortgages comprised 76% of total interest income, with three investments accounting for 11%, 19% and 21%, respectively, of the total. Interest income from mezzanine notes comprised 11% of total interest income. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 13% of total interest income.

Interest income on the Predecessor’s entire portfolio for 2008, including income on loans sold in 2008, is divided into first mortgages, mezzanine notes and securities held for investment and cash. Interest income from first mortgages comprised 72% of total interest income, with two investments accounting for 10% and 14%, respectively, of the total. Interest income from mezzanine notes comprised 14% of total interest income. Interest income earned from the Predecessor’s securities held for investment and cash accounts comprised approximately 13% of total interest income.

NOTE 10—CAPITALIZATION

PCI I

PCI I is capitalized by Common Interests, PCI I Series A Preferred CRA Interests and PCI I Series B Preferred CRA Interests.

The Common Interests will, in the sole discretion of the PCI I Manager, receive quarterly distributions of cash available for distribution to members holding Common Interests after satisfying all expenses of PCI I, paying the distributions on the PCI I Preferred CRA Interests (and the applicable distribution rate on any subsequent series of PCI I Preferred CRA Interests) and providing for sufficient working capital. A member holding Common Interests may elect not to receive quarterly distributions from PCI I, but instead to have an amount equal to any such distributions that otherwise would have been made to such member allocated to its capital account.

The “Preferred CRA Interests” for PCI I are comprised of (i) the PCI I Series A Preferred CRA Interests (the “Series A Preferred CRA Interests”), (ii) the PCI I Series B Preferred CRA Interest (the “PCI I Series B Preferred CRA Interests”), and (iii) any additional series of preferred interests issued by PCI I. Both PCI I Series A Preferred CRA Interests and PCI I Series B Preferred CRA Interests are entitled to a distribution, cumulative from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, when and as declared, beginning on the date of the initial closing and each subsequent closing. For the period from the date of original issuance of PCI I Series A Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI I Series A Preferred CRA Interests will be a variable rate per annum equal to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 2.50%.

For the years ended December 31, 2010, 2009, and 2008, PCI I Series A Preferred CRA Interests received distributions in the amount of $1,649,227, $1,959,442, and $3,011,173, respectively. For the period from the date of original issuance of PCI I Series B Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI I Series B Preferred CRA Interests will be a variable rate per annum equal

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 3.0%. For the years ended December 31, 2010, 2009 and 2008, PCI I Series B Preferred CRA Interests received distributions in the amount of $997,700, $775,670, and $139,535, respectively.

The PCI I Preferred CRA Interests are entitled to receive a distribution preference upon liquidation of PCI I, over the Common Interests, and are redeemable at the sole discretion of the PCI I Manager upon the fifth anniversary of issuance.

PCI II

PCI II is capitalized by Common Interests and PCI II Series A Preferred CRA Interests.

The Common Interests will, in the sole discretion of the PCI II Manager, receive quarterly distributions of cash available for distribution to members holding Common Interests after satisfying all expenses of PCI II, paying the distributions on the PCI II Preferred CRA Interests (and the applicable distribution rate on any subsequent series of PCI II Preferred CRA Interests) and providing for sufficient working capital. A member holding Common Interests may elect not to receive quarterly distributions from Fund II, but instead to have an amount equal to any such distributions that otherwise would have been made to such member allocated to its capital account.

The “Preferred CRA Interests” for PCI II are comprised of (i) the PCI II Series A Preferred CRA Interests (the “Series A Preferred CRA Interests”), and (ii) any additional series of preferred interests issued by PCI II. PCI II Series A Preferred CRA Interests are entitled to a distribution, cumulative from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, when and as declared, beginning on the date of the initial closing and each subsequent closing. For the period from the date of original issuance of PCI II Series A Preferred CRA Interests to a member through the fifth anniversary of such issuance, the distribution rate with respect to such PCI II Series A Preferred CRA Interests will be a variable rate per annum equal to the three-month LIBOR rate, which will be calculated as of the beginning of each fiscal quarter, plus 5.00%, out of which PCI II Series A Preferred CRA Interests pay the PCI II Manager a management fee of 2%.

For the year ended December 31, 2010, PCI II Series A Preferred CRA Interests received distributions in the amount of $80,007, net of $47,011 of management fees. PCI II made no distributions in 2009.

The PCI II managing member is committed to contribute 1% of equity raised, to a maximum of $5,000,000. As of December 31, 2010, capital receivable from the PCI II managing member was $675,143.

PCI II’s Preferred CRA Interests are redeemable in whole or part beginning at the fifth anniversary date of issuance and receive preference over Common Interests on liquidation proceeds.

NOTE 11—FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10-50, “Disclosure about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments for which it is practical to estimate fair value. The fair value of asset-backed investments is estimated based on models that consider the estimated cash flows of each such investment, establishes a benchmark yield, and develops an estimated

PEMBROOK REALTY CAPITAL PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
December 31, 2010 and 2009

spread to the benchmark yield based on unique attributes of the investment. Under certain circumstances management may, based on management’s assessment of particular circumstances, obtain an estimate of value from third-party value providers. As of December 31, 2010 and 2009, the estimated fair value of the loans held in investment was approximately $170,000,000 and $101,000,000, respectively. The estimated fair value of securities held to maturity was approximately $7,500,000 and $9,800,000, at December 31, 2010 and 2009, respectively. The estimated fair value of other equity investments was approximately $8,000,000 and $7,500,000 at December 31, 2010 and 2009, respectively. The estimated fair value of all other assets and liabilities approximate carrying values as of December 2010 and 2009 due to the short-term nature of those items.

NOTE 12—SUBSEQUENT EVENTS

Management has evaluated the possibility of subsequent events existing in the Predecessor’s financial statements through August 12, 2011, the date the financial statements were available to be issued. Management has determined that there are no material events that would require disclosure in the Predecessor’s financial statements, except as follows:

In January 2011, PCI II acquired additional investments totaling $14,250,000. The investments consist of a $9,250,000 mezzanine loan and a $5,000,000 preferred equity interest.

In March 2011, PCI II acquired an additional investment, collateralized by a first mortgage loan, totaling $12,500,000.

In March 2011, PCI II entered into a Credit and Security Agreement with Bank of America, N.A. in the amount of $6,000,000. The loan is collateralized by the PCI II’s Boulder Office First Mortgage investment.

SUPPLEMENTAL INFORMATION

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS
December 31, 2010

		Interest	Final	Periodic
		Accrual	Maturity	Payment	Carrying
Description	Type	Rate (c)	Date	Terms	Value	Fair Value

LOANS HELD FOR INVESTMENT
First Mortgage:
Courtyard by Marriott Hotel (a)	Hospitality	1ML + 2.75% (d)	9/1/2012	I/O	$16,392,525	$12,375,000
Boulder Office	Office	Fixed	2/1/2012	I/O	12,400,000	12,400,000
100 11th Avenue	Condominium	Fixed	7/1/2012	I/O	8,978,712	9,091,007
Sweetwater Cove Apartments (a)	Multifamily	1ML + 1.75% (e)	8/27/2012	I/O	9,917,564	8,000,000
Heritage Hunt (b)	Multifamily	Fixed	11/1/2012	I/O	31,340,743	31,314,583
Oakwood Shopping Center (a)	Retail	Fixed	1/1/2014	I/O	19,960,155	18,444,699
Goodyear Portfolio	Retail	Fixed	12/1/2015	P/I	7,566,186	7,593,691

					106,555,885	99,218,980

Mezzanine:
Intercontinental Hotel Miami Mezzanine A	Hospitality	1ML + 1.3%	10/9/2011	I/O	13,009,250	11,882,000
Intercontinental Hotel Miami Mezzanine B	Hospitality	1ML + 1.75%	10/9/2011	I/O	13,009,250	11,726,000
Blackstone—EOP Mezzanine	Office	1ML + 2.0%	2/9/2013	I/O	2,092,593	1,694,100
Chelsea Arts Mezzanine Loan	Office	Fixed	10/15/2011	I/O	26,545,372	27,401,347
Keystone Summit Corporate Park	Office	Fixed	1/22/2015	P/I	11,856,271	13,131,185
The Plaza at PPL Center L	Office	Fixed	12/1/2016	P/I	4,861,063	5,088,037

					71,373,799	70,922,669

Total Loans Held for Investment					$177,929,684	$170,141,649

SECURITIES HELD TO MATURITY
Seneca National Ind. Capital Improv. Bonds (a)	Financial	Fixed	12/1/2013	I/O	$7,620,162	$7,487,200

OTHER EQUITY INVESTMENTS
AIMCo Perpetual Preferred Series A (a)	Financial	3ML + 1.25%	N/A	I/O	$9,900,000	$8,000,000

(a)	Pledged as collateral for repurchase agreements

(b)	Pledged as collateral for loan payable

(c)	“1ML” means one month LIBOR

(d)	Subject to a minimum interest of 5.25%

(e)	Subject to a minimum interest of 6.0%

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS—(Continued)
December 31, 2009

		Interest	Final	Periodic
		Accrual	Maturity	Payment	Carrying
Description	Type	Rate (b)	Date	Terms	Value	Fair Value

LOANS HELD FOR INVESTMENT
First Mortgage:
Gulls Cove	Financial	Fixed	8/1/2010	I/O	$3,053,166	$3,053,166
Chelsea Office	Office	1ML + 3.5%	8/1/2010	I/O	15,220,985	14,657,803
Prime Outlets	Retail	1ML + 3.5%	11/21/2010	I/O	14,927,354	15,000,000
Courtyard by Marriott Hotel (a)	Hospitality	1ML + 2.75% (c)	9/1/2012	I/O	16,392,525	12,375,000
Sweetwater Cove Apartments (a)	Multifamily	1ML + 1.75% (d)	8/27/2012	I/O	9,917,564	9,700,000
Oakwood Shopping Center (a)	Retail	Fixed	1/1/2014	I/O	20,020,000	18,200,000

					79,531,594	72,985,969

Mezzanine:
Intercontinental Hotel Miami Mezzanine A	Hospitality	1ML + 1.3%	10/9/2011	I/O	13,009,250	10,660,000
Intercontinental Hotel Miami Mezzanine B	Hospitality	1ML + 1.75%	10/9/2011	I/O	13,009,250	10,270,000
Blackstone—EOP Mezzanine	Office	1ML + 2.0%	2/9/2013	I/O	2,095,443	1,586,455
The Plaza at PPL Center L	Office	Fixed	12/1/2016	P/I	5,454,233	5,489,329

					33,568,176	28,005,784

Total Loans Held for Investment					$113,099,770	$100,991,753

SECURITIES HELD TO MATURITY
Seneca National Ind. Capital Improv. Bonds (a)	Financial	Fixed	12/1/2013	I/O	$10,253,306	$9,766,000

OTHER EQUITY INVESTMENTS
AIMCo Perpetual Preferred Series A (a)	Financial	3ML + 1.25%	N/A	I/O	$9,900,000	$7,500,000

(a)	Pledged as collateral for repurchase agreements

(b)	“1ML” means one month LIBOR

(c)	Subject to a minimum interest of 5.25%

(d)	Subject to a minimum interest of 6.0%

PEMBROOK REALTY CAPITAL PREDECESSOR

COMBINED SCHEDULE OF INVESTMENTS—(Continued)
December 31, 2010 and 2009

	2010	2009

Beginning Balance	$113,099,770	$126,112,534
Additions:
Purchases of new loans	138,624,163	—
Realized gains, net	84,311	9,863
Deductions:
Sales and collection of principal	(73,878,560)	(13,022,627)

Ending Balance	$177,929,684	$113,099,770

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Until     , 2012 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Pembrook Realty Capital LLC

          Common Shares

Deutsche Bank Securities

Prospectus

          , 2012

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$11,610
FINRA filing fee		10,500
Printing and engraving fees		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On July 21, 2011, Pembrook Capital Management, LLC acquired a 100% membership interest in us for a purchase price of $100 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Upon completion of this offering, we will repurchase this membership interest from Pembrook Capital Management, LLC.

Simultaneously with the completion of the offering of our common shares pursuant to this registration statement, each of the Pembrook Funds will merge into us, pursuant to merger agreements approved by the managers and members of us and the Pembrook Funds in          2012. At the effective time of those mergers, (i) each common interest in PCI I will be converted into           common shares of our company, (ii) each Series A Preferred CRA Interest in PCI I will be converted into shares of our Series A CRA Preferred Shares, (iii) each Series B Preferred CRA Interest in PCI I will be converted into           shares of our Series B CRA Preferred Shares, (iv) each common interest in PCI II will be converted into           common shares of our company, and (v) each Series A Preferred CRA Interest in PCI II will be converted into           shares of our Series C CRA Preferred Shares. Such transactions will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Managers and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement provides that our managers will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such manager’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (i) for any breach of the manager’s duty of loyalty to us or the holders of the shares; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the manager derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our managers and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our manager, officer, employee, tax matters member or agent, or is or was serving at our request as a manager, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

We intend to entered into indemnification agreements with our managers and officers that will obligate us to indemnify them to the maximum extent permitted by Delaware law. In addition, our operating agreement provides that our officers and managers are indemnified to the fullest extent permitted by law.

Item 35.	Treatment of Proceeds from Shares Being Registered.

None of the proceeds from this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits.  The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among Pembrook Realty Capital LLC and the underwriters named therein.
3	.1**	Certificate of Formation of Pembrook Realty Capital LLC.
3	.2*	Form of Amended and Restated Operating Agreement of Pembrook Realty Capital LLC.
4	.1*	Form of Agreement of Merger between Pembrook Realty Capital LLC and Pembrook Community Investors LLC.
4	.2*	Form of Agreement of Merger between Pembrook Realty Capital LLC and PCI Investors Fund II LLC.
5	.1*	Opinion of Greenberg Traurig, LLP.
8	.1*	Tax Opinion of Greenberg Traurig, LLP.
10	.1*	Form of Management Agreement between Pembrook Realty Capital LLC and Pembrook Realty Capital Management LLC.

Exhibit
Number		Exhibit Description

10	.2*	Form of Origination and Advisory Agreement between Pembrook Realty Capital LLC and Pembrook Realty Capital Management LLC.
10	.3*	Form of Co-Investment and Allocation Agreement among Pembrook Realty Capital LLC, Pembrook Realty Capital Management LLC and Pembrook Capital Management, LLC.
10	.4*	Form of Registration Rights Agreement.
10	.5*	Pembrook Realty Capital LLC Manager Equity Plan.
10	.6*	Pembrook Realty Capital LLC Equity Plan.
10	.7*	Pembrook Realty Capital LLC Non-Executive Manager Equity Plan.
10	.8*	Form of Restricted Common Share Award Agreement.
10	.9*	Form of Indemnification Agreement.
10	.10*	Form of License Agreement between Pembrook Realty Capital LLC and Pembrook Capital Management, LLC.
23	.1*	Consent of Greenberg Traurig, LLP (to be included in Exhibit 5.1).
23	.2*	Consent of Greenberg Traurig, LLP (to be included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP.
99	.1**	Consent of Adrian Corbiere.
99	.2**	Consent of Ghebre Selassie Mehreteab.
99	.3**	Consent of Jonathan Sobel.
99.4		Consent of Robert Hellman.

*	To be filed by amendment.

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 14, 2012.

PEMBROOK REALTY CAPITAL LLC

By:	/s/ Stuart Boesky
Stuart Boesky
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stuart Boesky Stuart Boesky	Chief Executive Officer, Chairman and Manager (principal executive officer, principal financial officer and principal accounting officer)	February 14, 2012

EXHIBIT LIST

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among Pembrook Realty Capital LLC and the underwriters named therein.
3	.1**	Certificate of Formation of Pembrook Realty Capital LLC.
3	.2*	Form of Amended and Restated Operating Agreement of Pembrook Realty Capital LLC.
4	.1*	Form of Agreement of Merger between Pembrook Realty Capital LLC and Pembrook Community Investors LLC.
4	.2*	Form of Agreement of Merger between Pembrook Realty Capital LLC and PCI Investors Fund II LLC.
5	.1*	Opinion of Greenberg Traurig, LLP.
8	.1*	Tax Opinion of Greenberg Traurig, LLP.
10	.1*	Form of Management Agreement between Pembrook Realty Capital LLC and Pembrook Realty Capital Management LLC.
10	.2*	Form of Origination and Advisory Agreement between Pembrook Realty Capital LLC and Pembrook Realty Capital Management LLC.
10	.3*	Form of Co-Investment and Allocation Agreement among Pembrook Realty Capital LLC, Pembrook Realty Capital Management LLC and Pembrook Capital Management, LLC.
10	.4*	Form of Registration Rights Agreement.
10	.5*	Pembrook Realty Capital LLC Manager Equity Plan.
10	.6*	Pembrook Realty Capital LLC Equity Plan.
10	.7*	Pembrook Realty Capital LLC Non-Executive Manager Equity Plan.
10	.8*	Form of Restricted Common Share Award Agreement.
10	.9*	Form of Indemnification Agreement.
10	.10*	Form of License Agreement between Pembrook Realty Capital LLC and Pembrook Capital Management, LLC.
23	.1*	Consent of Greenberg Traurig, LLP (to be included in Exhibit 5.1).
23	.2*	Consent of Greenberg Traurig, LLP (to be included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP.
99	.1**	Consent of Adrian Corbiere.
99	.2**	Consent of Ghebre Selassie Mehreteab.
99	.3**	Consent of Jonathan Sobel.
99.4		Consent of Robert Hellman.

*	To be filed by amendment.

**	Previously filed.